As filed with the Securities and Exchange Commission on September 13, 2021
Registration No. 333-259066

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

MODIV INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)

120 Newport Center Drive
Newport Beach, CA 92660
(888) 686-6348
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Aaron S. Halfacre
President and Chief Executive Officer
Modiv Inc.
120 Newport Center Drive
Newport Beach, CA 92660
(866) 686-6348
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Lauren Burnham Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, GA 30326-1044 (404) 233-7000	David P. Slotkin, Esq. Andrew P. Campbell, Esq. Morrison & Foerster LLP 2100 L Street, NW, Suite 900 Washington, DC 20037 (202) 887-1500

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2021

PRELIMINARY PROSPECTUS

1,400,000 Shares

Modiv Inc.
% Series A Cumulative Redeemable Perpetual Preferred Stock
(Liquidation Preference $25.00 Per Share)

Modiv Inc., and its wholly owned subsidiaries (collectively “Modiv,” the “Company,” we,” “us,” or “our”), is a real estate, fintech and proptech investment manager. Driven by innovation, an investor-first focus and an experienced management team, Modiv has created one of the largest non-listed real estate investment trusts (“REITs”) to be raised via crowdfunding technology and the first real estate crowdfunding platform to be completely investor-owned. Modiv provides individual investors access to real estate and real estate-related investments designed to provide both income and long-term growth. Additionally, Modiv continuously strives to have best-in-class corporate governance and has assembled distinguished executives, with decades of institutional real estate industry experience, on both its board of directors and executive management team.

We are offering 1,400,000 shares of our           % Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). This offering is the original issuance of our Series A Preferred Stock.

Holders of Series A Preferred Stock will be entitled to cumulative dividends in the amount of $          per share each year, which is equivalent to the rate of           % of the $25.00 liquidation preference per share per annum. Dividends on the Series A Preferred Stock are payable quarterly in arrears on the 15th day of each of January, April, July and October of each year (or, if not a business day, the next succeeding business day) to holders of record on the applicable record date. The first quarterly dividend for the shares of Series A Preferred Stock sold in this offering will be paid on January 15, 2022 and will be for the period from, and including, the original issue date to, and including, December 31, 2021.

The Series A Preferred Stock ranks senior to our Class C common stock, par value $0.001 per share (the “Class C common stock”), and our Class S common stock, par value $0.001 per share (the “Class S common stock,” and together with the Class C common stock, the “common stock”), with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. The Series A Preferred Stock has no stated maturity and will remain outstanding indefinitely unless redeemed, converted or otherwise repurchased. Except in limited circumstances relating to our qualification as a REIT for U.S. federal income tax purposes, and as described below, the Series A Preferred Stock is not redeemable prior to              , 2026. On and after             , 2026, at any time and from time to time, the Series A Preferred Stock is redeemable in whole or in part, at our option, at a cash redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date. In addition, upon the occurrence of a Delisting Event or a Change of Control (each as defined herein), we may, subject to certain conditions, at our option, redeem the Series A Preferred Stock, in whole or in part, after the first date on which the Delisting Event occurred on, or within 120 days after, the first date on which the Change of Control occurred, as applicable, by paying the liquidation preference of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date. If we exercise any of our redemption rights, the holders of Series A Preferred Stock will not have the conversion right described below.

Upon the occurrence of a Change of Control during a continuing Delisting Event (each as defined herein), unless we have elected to exercise our redemption right, holders of the Series A Preferred Stock have the right to convert some or all of the Series A Preferred Stock they hold into a number of shares of our Class C common stock per share of Series A Preferred Stock, which is equal to the lesser of:

•
the quotient obtained by dividing (1) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) on the Series A Preferred Stock to, but not including, the Conversion Date (as defined herein) (unless the Conversion Date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in this sum), by (2) the Common Stock Price (as defined herein); and

•	, referred to herein as the “Share Cap,” subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus.

Holders of Series A Preferred Stock have no voting rights unless we fail to pay dividends for six or more quarterly periods or with respect to certain specified events. The Series A Preferred Stock is not subject to any sinking fund.

No current market exists for the Series A Preferred Stock or common stock. We have applied to list the shares of the Series A Preferred Stock on the New York Stock Exchange (the “NYSE”) under the symbol “MDVA.” If the listing is approved, we expect trading to commence within 30 days after initial issuance of the shares of Series A Preferred Stock in this offering.

Our capital stock, including the Series A Preferred Stock, is subject to certain restrictions on ownership and transfer that assist us, among other purposes, in maintaining our status as a REIT for U.S. federal income tax purposes. See “Description of Capital Stock and Securities Offered — Restrictions on Ownership of Shares.”

Investing in the Series A Preferred Stock involves risks, including those that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
(1)	See “Underwriting” for additional disclosure regarding compensation to the underwriters. Excludes a structuring fee equal to $250,000 payable to B. Riley Securities, Inc.

We have granted the underwriters an option to purchase up to an additional 210,000 shares of Series A Preferred Stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect that the shares of Series A Preferred Stock will be delivered in global form through the book-entry delivery system of the Depository Trust Company (“DTC”) on or about September     , 2021.

Bookrunning Managers

B. Riley Securities	Ladenburg Thalmann	William Blair

Lead Manager

Colliers Securities LLC

Co-Managers

Aegis Capital Corp.	Boenning & Scattergood	Huntington Capital Markets	InspereX LLC	Maxim Group LLC	Wedbush Securities

The date of this prospectus is September ___, 2021.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any supplement hereto or any applicable free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that which is contained in this prospectus or to make representations as to matters not stated in this prospectus, any supplement hereto or any applicable free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, any securities in any jurisdiction in which it is unlawful to do so. The information contained in this prospectus, any supplement hereto, or any applicable free writing prospectus is accurate only as of their respective dates or on the date or dates which are specified in such documents, regardless of the time of delivery of such documents or any purchase of our securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. To understand this offering fully, you should read this entire prospectus carefully, including the “Risk Factors” included herein.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. To the extent there is any inconsistency between the summaries contained herein and the actual terms of these documents, the actual terms will govern. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated or the context requires otherwise, in this prospectus, references to “we,” “us,” “our” and the “Company” mean Modiv Inc. and its consolidated subsidiaries, including, without limitation, Modiv Operating Partnership, LP, a Delaware limited partnership of which we are the sole general partner, which we refer to as our “Operating Partnership.”

Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares of Series A Preferred Stock.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and other applicable law. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “can,” “will,” “would,” “could,” “should,” “plan,” “potential,” “project,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this prospectus. Additionally, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Investors are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We make no representation or warranty (express or implied) about the accuracy of any such forward looking statements contained in this prospectus.

This prospectus contains estimates and other statistical data that we obtained or derived from, or that we estimated in good faith based partly on, industry publications, surveys, forecasts and reports, governmental publications, reports by market research firms or other independent sources. Industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable, and the conclusions contained in the publications and reports are reasonable.

You should carefully review the Risk Factors section of this prospectus and those risk factors contained in any supplement to this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

SUMMARY

This summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section, and our financial statements and the notes thereto included herein, before making a decision to invest in our Series A Preferred Stock.

The Company

Modiv Inc. (formerly named RW Holdings NNN REIT, Inc.) is a Maryland corporation, incorporated on May 15, 2015, that elected to be treated as a REIT beginning with the filing of our U.S. federal tax return for the taxable year ended December 31, 2016. We believe we are organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT. We are a real estate, fintech and proptech investment manager. Driven by innovation, an investor-first focus and an experienced management team, Modiv has created one of the largest non-listed REITs to be raised via crowdfunding technology and the first real estate crowdfunding platform to be completely investor-owned. Modiv provides individual investors access to real estate and real estate-related investments designed to provide both income and long-term growth. Additionally, Modiv continuously strives to have best-in-class corporate governance and has assembled distinguished executives, with decades of institutional real estate industry experience, on both its board of directors and executive management team.

As of July 31, 2021, we owned 38 properties, including one tenant-in-common real estate investment (an approximate 72.7% interest in a 91,740 square foot industrial property located in Santa Clara, California) (the “TIC Interest”). We primarily generate revenues by leasing properties to tenants pursuant to net leases, and all of these properties are 100% leased. Thirteen properties are retail properties which represent approximately 12% of the portfolio, 14 properties are office properties which represent approximately 48% of the portfolio, and 11 properties, including the TIC Interest, are industrial properties which represent approximately 40% of the portfolio (expressed as a percentage of base rent for the next 12 months). These properties have approximately 2.2 million square feet of aggregate leasable space and are leased to 31 different commercial tenants doing business in 14 separate industries.

We conduct our business substantially through Modiv Operating Partnership, LP, a Delaware limited partnership (our “Operating Partnership”), and its subsidiaries.

Until December 31, 2019, our business was externally managed by Rich Uncles NNN REIT Operator, LLC (our “former external advisor”). Our former external advisor managed our operations and our portfolio of core real estate properties and real estate-related assets and provided asset management and other administrative services pursuant to our second amended and restated advisory agreement (the “Advisory Agreement”) with our former external advisor and our former sponsor, BrixInvest, LLC (“BrixInvest” or our “former sponsor”). Our former external advisor also served as the sponsor and advisor for Rich Uncles Real Estate Investment Trust I (“Rich Uncles”) through December 31, 2019 and for BRIX REIT, Inc. (“BRIX REIT”) through October 28, 2019. Pursuant to the Advisory Agreement, our former external advisor was paid certain fees through December 31, 2019.

On December 31, 2019, pursuant to an Agreement and Plan of Merger dated September 19, 2019, Rich Uncles merged with and into Katana Merger Sub, LP, a Delaware limited partnership and wholly owned subsidiary of the Company (“Merger Sub”), with Merger Sub surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”). At such time, the former stockholders of Rich Uncles received shares of Class C common stock of the Company and the separate existence of Rich Uncles ceased. In addition, on December 31, 2019, a self-management transaction was completed, whereby the Company effectuated a Contribution Agreement dated September 19, 2019, pursuant to which the Company assumed substantially all of the assets and certain liabilities of BrixInvest in exchange for units of limited partnership interest in the Operating Partnership (the “Self-Management Transaction”). As a result of the completion of the Merger and the Self-Management Transaction, the Company became self-managed and eliminated all fees for acquisitions, dispositions and management of its properties, except for third-party property management fees which are generally reimbursed by our tenants.

Beyond our traditional single-tenant portfolio of triple-net leased properties, we also seek to provide individual investors access to a diversified portfolio of real estate and real estate-related investments designed to provide both income and long-term growth. We will continue to seek opportunities to be an aggregator within the non-listed real estate product industry, utilizing the combination of our deep understanding of both the crowdfunding and real estate markets and the strength of our stockholder-owned, self-managed business model. In that regard, we will consider acquisitions of, or investments in, other crowdfunding companies or platforms and other non-listed real estate companies or portfolios.

We may make our investments through the acquisition of individual assets or by acquiring portfolios of assets, or shares of, or interests in other REITs or real estate-related companies. We also plan to continue to invest in fintech and crowdfunding businesses. Although we have no plans at this time to change any of the investment objectives described above, our board of directors may change any and all such investment objectives if it believes such changes are in the best interests of our stockholders.

We actively manage our portfolio of properties and, during the first half of 2021, we obtained lease extensions for the properties leased to two Dollar Generals in Castalia, Ohio and Lakeside, Ohio, Northrop Grumman in Melbourne, Florida and PreK Education in San Antonio, Texas and are in the process of negotiating potential lease extensions with several other tenants as discussed in “Management’s Discussion and Analysis - Recent Market Conditions”.

On July 7, 2021, we sold the industrial property in Cedar Park Texas, leased to Dana, for $10 million which generated net proceeds of $4,975,334 after repayment of the existing mortgage, commissions and closing costs as discussed in Note 12 to the accompanying unaudited condensed consolidated financial statements for the period ended June 30, 2021.

On July 26, 2021, the Company, through a wholly-owned subsidiary of the Operating Partnership, completed the acquisition of an approximately 3,800-square-foot restaurant property leased to Raising Cane’s located in San Antonio, Texas. The restaurant property, which also features a drive-thru, is subject to a triple-net lease whereby the tenant is responsible for all property expenses including taxes, insurance and maintenance. The lease expires on February 28, 2028, with five, 5-year lease renewal options which allows Raising Cane’s to extend the term of its lease for up to 25 additional years. The property is expected to generate $1,600,672 in total rental revenue over the course of its remaining lease term. The contract purchase price for the property was $3,607,424 which was funded with the Company’s available cash on hand. The seller of the property was not affiliated with the Company or its affiliates.

As of July 31, 2021, we had 19 total and full-time employees. Our office is located at 120 Newport Center Drive, Newport Beach, California 92660. Our telephone number is (888) 686-6348, and our website address is www.modiv.com. We operate using the “modiv” brand name. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.

Risk Factors Summary

Investing in our Series A Preferred Stock involves certain risks. You should carefully review the Risk Factors section of this prospectus, which contains a detailed discussion of the material risks that you should consider before you invest in our Series A Preferred Stock. These risks include, but are not limited to, the following:

•
We have only a limited operating history, and the prior performance of our real estate investments or real estate programs sponsored by us or our affiliates may not be indicative of our future results.

•
The current COVID-19 pandemic, and any future outbreak of other highly infectious or contagious diseases, could materially and adversely impact or disrupt our financial condition, results of operations, cash flows and performance.

•
Listing on the NYSE does not guarantee an active and liquid market for the Series A Preferred Stock, and the market price and trading volume of the Series A Preferred Stock may fluctuate significantly.

•	The Series A Preferred Stock is subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional preferred stock and by other transactions.

•	As a holder of Series A Preferred Stock, you will have extremely limited voting rights.

•	We may fail to continue to qualify as a REIT for U.S. federal income tax purposes, which could adversely affect our operations and our ability to make distributions.

•	We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.

•	We are subject to risks associated with tenant, geographic and industry concentrations with respect to our properties.

•	Our properties, intangible assets and other assets may be subject to further impairment charges.

•
We are subject to competition in the acquisition and disposition of properties and in the leasing of our properties, and we may be unable to acquire or dispose of, or lease, our properties on advantageous terms.

•	We could be subject to risks associated with bankruptcies or insolvencies of tenants or from tenant defaults generally.

•
We have substantial indebtedness, and may incur additional secured or unsecured debt, which may affect our ability to pay distributions, expose us to interest rate fluctuation risk, impose limitations on how we operate and expose us to the risk of default under our debt obligations.

•	We may not be able to extend or refinance existing indebtedness before it becomes due.

•	Restrictions on share ownership contained in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.

•	We may not be able to attain or maintain profitability and we may not generate cash flows sufficient to pay distributions to stockholders or meet our debt service obligations.

•	We may be affected by risks resulting from losses in excess of insured limits.

•
Risks of security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems, could adversely affect our business and results of operations.

The Offering

The following summarizes the material terms of this offering. For a more complete description of the terms of the Series A Preferred Stock, see “Description of Capital Stock and Securities Offered” in this prospectus.

Issuer	Modiv Inc., a Maryland corporation

Securities Offered
1,400,000 shares of Series A Preferred Stock (plus up to an additional 210,000 shares if the underwriters exercise their option to purchase additional shares of Series A Preferred Stock in full). We reserve the right to reopen this series and issue additional shares of Series A Preferred Stock either through public or private offerings and sales at any time.

Ranking
The Series A Preferred Stock, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding-up, ranks:

•    senior to our common stock and to all other equity securities ranking junior to the Series A Preferred Stock;

•    on parity with all equity securities ranking on parity with the Series A Preferred Stock; and

•    junior to any class or series of equity securities ranking senior to the Series A Preferred Stock.

The authorization or issuance of equity securities ranking senior to the Series A Preferred Stock requires the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter by holders of the outstanding shares of Series A Preferred Stock and holders of any other similarly-affected classes and series of preferred stock ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, voting together as a single class. Any convertible debt securities that we may issue will not be considered to be “equity securities” for these purposes prior to the time of conversion. The Series A Preferred Stock ranks junior to all our existing and future indebtedness. The terms of the Series A Preferred Stock do not limit our ability to: (1) incur indebtedness; or (2) issue additional equity securities that rank junior to, or on parity with, the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up.

Dividend Rate and Payment Dates
Holders of Series A Preferred Stock are entitled to receive cumulative dividends in the amount of $             per share each year, which is equivalent to the rate of           % of the $25.00 liquidation preference per share per annum. Dividends are cumulative and payable quarterly in arrears on the 15th day of each of January, April, July and October of each year, or, if not a business day, the next succeeding business day, to all holders of record on the applicable record date, when and as authorized by our board of directors and declared by us. The first quarterly dividend for the shares of Series A Preferred Stock sold in this offering will be paid on January 15, 2022 and will be for the period from, and including, the original issue date to, and including, December 31, 2021. Dividends on the Series A Preferred Stock will continue to accrue even if our board of directors does not authorize or we do not declare the dividends. See “Description of Capital Stock and Securities Offered — Preferred Stock — Series A Preferred Stock — Dividends.”

Liquidation Preference
If we liquidate, dissolve or wind up, the holders of Series A Preferred Stock have the right to receive $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the date of payment, before any payments are made to the holders of our common stock or any other shares of capital stock that rank junior to the Series A Preferred Stock with respect to liquidation rights.

Optional Redemption
The Series A Preferred Stock is not redeemable by the Company prior to September ___, 2026, except pursuant to provisions relating to preserving our qualification as a REIT and as described under the caption “Special Optional Redemption” below.

On and after September ___, 2026, the Series A Preferred Stock will be redeemable at our option for cash, in whole or in part, at any time or from time to time, at a price per share equal to $25.00, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on this payment date will be included in the redemption price), on each share of Series A Preferred Stock to be redeemed.

Special Optional Redemption
During any period of time (whether before or after September ___, 2026), the Series A Preferred Stock ceases to be listed on the Nasdaq Stock Market, the NYSE or the NYSE American LLC (the "NYSE American"), or listed or quoted on an exchange or quotation system that is a successor to the Nasdaq Stock Market, the NYSE or the NYSE American (a “Delisting Event”), we may, subject to certain conditions, redeem the outstanding Series A Preferred Stock, in whole or in part, after the Delisting Event, for a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price), on each share of Series A Preferred Stock to be redeemed.

Upon the occurrence of a Change of Control, we may, at our option, redeem the shares of Series A Preferred Stock, in whole or in part, on, or within 120 days after, the first date on which the Change of Control occurred, by paying $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date for and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on such payment date will be included in the redemption price).

A “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

	•	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity, or a parent of us or the acquiring or surviving entity, has a class of common equity securities listed on the Nasdaq Stock Market, the NYSE or the NYSE American, or listed or quoted on an exchange or quotation system that is a successor to the Nasdaq Stock Market, the NYSE, or the NYSE American.

Change of Control Conversion Right
Upon the occurrence of a Change of Control during a continuing Delisting Event (each as defined herein), unless we have elected to exercise our redemption right, holders of the Series A Preferred Stock have the right to convert some or all of the Series A Preferred Stock held by such holder into a number of shares of our Class C common stock per share of Series A Preferred Stock, which is equal to the lesser of:

•      the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) on the Series A Preferred Stock to, but not including, the Conversion Date (unless the Conversion Date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in this sum), by (ii) the Common Stock Price; and

•                , the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus. See “Description of Capital Stock and Securities Offered — Preferred Stock —  Series A Preferred Stock — Change of Control Conversion Right” in this prospectus.

If, prior to the Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert their shares of Series A Preferred Stock called for redemption in connection with a Change of Control during a continuing Delisting Event and any shares of Series A Preferred Stock subsequently selected for redemption that have been tendered for conversion will be redeemed on the related redemption date instead of converted on the Conversion Date.

For definitions of “CoC Conversion Right,” “Conversion Date” and “Common Stock Price,” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the CoC Conversion Right, see “Description of Capital Stock and Securities Offered — Preferred Stock — Series A Preferred Stock — Change of Control Conversion Right” in this prospectus.

Except as provided above in connection with the CoC Conversion Right, the shares of Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

Voting Rights
Holders of Series A Preferred Stock have only the following limited voting rights.

If dividends on any outstanding shares of Series A Preferred Stock have not been paid for six or more quarterly periods (whether or not authorized or declared or consecutive), holders of Series A Preferred Stock and holders of any other class or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, and with which the holders of Series A Preferred Stock are entitled to vote together as a single class, will have the exclusive power, voting together as a single class, to elect two additional directors until all accrued and unpaid dividends on the Series A Preferred Stock have been fully paid.

In addition, we may not authorize or issue any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding-up (including securities convertible into or exchangeable for any senior securities) or amend our charter (whether by merger, consolidation or otherwise) to materially and adversely change the terms of the Series A Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter by holders of outstanding shares of Series A Preferred Stock and holders of any other similarly-affected classes and series of preferred stock ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, voting together as a single class. Holders of Series A Preferred Stock will not have any voting rights in connection with any amendment, alteration or repeal or other change to any provision of our charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination, whether or not we are the surviving entity, if the Series A Preferred Stock (or stock into which the Series A Preferred Stock has been converted in any successor person or entity to us) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for stock of the successor person or entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this sentence, we may not be the surviving entity. See “Description of Capital Stock and Securities Offered — Preferred Stock — Series A Preferred Stock — Voting Rights.”

No Maturity, Sinking Fund or Mandatory Redemption
The Series A Preferred Stock has no stated maturity date and is not subject to mandatory redemption or any sinking fund. We are neither required to redeem the shares of Series A Preferred Stock nor set apart funds to redeem the shares of Series A Preferred Stock. Accordingly, the shares of Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them for cash or, under the limited circumstances where the holders of Series A Preferred Stock have a conversion right and decide to convert the shares of Series A Preferred Stock.

Restrictions on Transfer and Ownership
Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock, including the Series A Preferred Stock, intended, among other things, to maintain the Company’s status as a REIT. The relevant sections of our charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. See “Description of Capital Stock and Securities Offered — Restrictions on Ownership of Shares.”

Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will: (1) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock as their names and addresses appear in our record books and without cost to the holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file these reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act; and (2) within 15 days following written request, supply copies of these reports to any prospective holder of Series A Preferred Stock.

Listing
No current market exists for the Series A Preferred Stock or our common stock. We have applied to list the shares of the Series A Preferred Stock on the NYSE under the symbol “MDVA.” If the listing is approved, we expect trading to commence within 30 days after the initial issuance of the shares of Series A Preferred Stock in this offering. We cannot assure you that our listing application will be approved.

Delisting Penalty
Upon the occurrence of a Delisting Event, the dividend rate specified will be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of           % of the $25.00 per share stated liquidation preference per annum (equivalent to $              per annum per share) from and as of the date of the Delisting Event. Following the cure of a Delisting Event, the dividend rate will revert to the rate of                 % of the $25.00 per share stated liquidation preference per annum.

Book-Entry Form
The Series A Preferred Stock is issued and maintained in book-entry form registered in the name of the nominee of DTC. Shares of Series A Preferred Stock are eligible for the Direct Registration System service offered by the DTC and may be represented in the form of uncertificated or certificated shares, provided, however, that any holder of certificated shares of Series A Preferred Stock and, upon request, every holder of uncertificated shares of Series A Preferred Stock is entitled to have a certificate for shares of Series A Preferred Stock signed by, or in the name of, the Company in accordance with the articles supplementary relating to the Series A Preferred Stock.

Use of Proceeds
We estimate that the net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us including the structuring fee, will be approximately $33.2 million (or approximately $38.3 million if the underwriters exercise their option to purchase additional shares of Series A Preferred Stock in full). We will contribute these net proceeds to our Operating Partnership in exchange for preferred units of our operating partnership which have economic interests that are substantially similar to the designations, preferences and other rights of the Series A Preferred Stock. We, acting through our Operating Partnership, will use the net proceeds from this contribution for general corporate purposes, which may include purchases of additional properties and other real estate and real estate-related assets.

Material U.S. Federal Income Tax Considerations	See “U.S. Federal Income Tax Considerations” in this prospectus.

RISK FACTORS

Investing in shares of our Series A Preferred Stock involves certain risks. You should carefully consider the following risk factors, and those contained in any supplement to this prospectus, and all other information contained in this prospectus as supplemented before purchasing our Series A Preferred Stock. If any of the following risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, we may be unable to pay dividends on the Series A Preferred Stock, the value of our Series A Preferred Stock may decline, and you could lose some or all of your investment.

Risks Related to an Investment in Our Series A Preferred Stock

Listing on the NYSE does not guarantee an active and liquid market for the Series A Preferred Stock, and the market price and trading volume of the Series A Preferred Stock may fluctuate significantly.

The Series A Preferred Stock will be a new issue of securities with no trading market. We have applied list the Series A Preferred Stock on the NYSE. Even if the Series A Preferred Stock is approved for listing on the NYSE, an active and liquid trading market for the Series A Preferred Stock may not develop after the issuance of the Series A Preferred Stock or, even if it develops, may not be sustained. Because the Series A Preferred Stock has no stated maturity date and is not subject to mandatory redemption, investors seeking liquidity may be limited to selling their shares of Series A Preferred Stock in the secondary market. The market price and liquidity of the Series A Preferred Stock may be adversely affected by the absence of an active trading market. The market price for the Series A Preferred Stock may not equal or exceed the price you pay for your shares.

The trading price for the Series A Preferred Stock may be influenced by many factors, including:

•	our financial condition and performance;

•
our ability to grow through property acquisitions or real estate-related investments, the terms and pace of any acquisitions we may make and the availability and terms of financing for those acquisitions;

•	the financial condition of our tenants, including tenant bankruptcies or defaults;

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	the amount and frequency of our payment of dividends and other distributions;

•	additional sales of equity securities, including Series A Preferred Stock, common stock or any other equity interests, or the perception that additional sales may occur;

•	the reputation of REITs and real estate investments generally and the attractiveness of REIT equity securities in comparison to other equity securities, and fixed income debt securities;

•	uncertainty and volatility in the equity and credit markets;

•	fluctuations in interest rates and exchange rates;

•
changes in revenue or earnings estimates, if any, or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITs;

•	failure to meet analysts’ revenue or earnings estimates;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	the extent of investment in our Series A Preferred Stock by institutional investors;

•	the extent of short-selling of our Series A Preferred Stock;

•	general financial and economic market conditions and, in particular, developments related to market conditions for REITs and other real estate-related companies;

•	failure to maintain our REIT status;

•	changes in tax laws;

•	domestic and international economic factors unrelated to our performance including uncertainty and volatility resulting from the COVID-19 pandemic and recent spread of the Delta variant; and

•	the occurrence of any of the other risk factors presented in this prospectus, including under the captions “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Because the shares of Series A Preferred Stock carry a fixed dividend rate, the trading price in the secondary market is influenced by changes in interest rates and tends to move inversely to changes in interest rates. In particular, an increase in market interest rates may result in higher yields on other financial instruments and may lead purchasers of Series A Preferred Stock to demand a higher yield on the price paid for the Series A Preferred Stock, which could adversely affect the market price of Series A Preferred Stock.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends, in general and with respect to the Series A Preferred Stock specifically, is limited by the laws of Maryland. Under the Maryland General Corporation Law (the “MGCL”), we generally may not pay dividends if, after giving effect to the dividend payment, we would not be able to pay our debts as our debts become due in the usual course of business, or our total assets would be less than the sum of our total liabilities plus, unless our charter provides otherwise, the amount that would be needed, if we were dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of our stockholders whose preferential rights are superior to those receiving the dividend payment.

Dividends payable on the Series A Preferred Stock generally do not qualify for the reduced tax rates available for some dividends.

Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 23.8%, including the 3.8% surtax on net investment income. Dividends payable by REITs to these noncorporate stockholders, however, generally are not eligible for this reduced rate and, through December 31, 2025, will be subject to an effective rate of 29.6%, including the 3.8% surtax on net investment income, and taking into account the 20% deduction. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our stock. Tax rates could be changed in future legislation.

We intend to use the net proceeds from this offering for general corporate purposes, which may include purchases of additional properties, but there can be no assurance that we will complete any acquisitions. Management will have broad discretion as to the use of proceeds from this offering.

We intend to use the net proceeds from this offering for general corporate purposes, which may include purchases of additional properties. This offering is not conditioned upon us completing any acquisitions, and management will have broad discretion regarding the use of the net proceeds from this offering. There can be no assurance that using the net proceeds from this offering to complete acquisitions, or any alternative use of proceeds we may identify if we do not complete any acquisitions, will increase our profitability, market value or the cash available for payment of dividends and other distributions to our stockholders.

The Series A Preferred Stock is subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional preferred stock and by other transactions.

The Series A Preferred Stock will rank junior to all our existing and future debt and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Our credit facility includes, and our future debt may include, restrictions on our ability to pay dividends to preferred stockholders, including holders of Series A Preferred Stock. Our charter currently authorizes us to issue up to 50,000,000 shares of preferred stock in one or more classes or series. Our Board has authorized the classification of 2,000,000 shares of our preferred stock as Series A Preferred Stock, and we will file articles supplementary with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) reflecting this classification. In addition, our Board has the power under our charter to classify any of our unissued shares of preferred stock, and to reclassify any of our previously classified but unissued shares of preferred stock of any class or series, from time to time, in one or more series of preferred stock. The Series A Preferred Stock will rank pari passu with any future class or series of equity securities that rank equally with the Series A Preferred Stock with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company. The issuance of additional shares of preferred stock ranking equal or senior to the Series A Preferred Stock would dilute the interests of the holders of Series A Preferred Stock, and any issuance of shares of preferred stock senior to the Series A Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Preferred Stock. Other than the conversion right afforded to holders of Series A Preferred Stock that may occur in connection with a Change of Control of us during a continuing Delisting Event as described under “Description of Capital Stock and Securities Offered — Preferred Stock — Series A Preferred Stock — Change of Control Conversion Right” in this prospectus, the Series A Preferred Stock contains no other provisions relating to or limiting our indebtedness or the rights of the holders of Series A Preferred Stock to vote on certain matters that would materially and adversely affect their rights, preferences, privileges and voting powers, affording the holders of Series A Preferred Stock protection in the event of a highly leveraged change of control transaction, which could adversely affect the holders of Series A Preferred Stock.

The future issuance or sale of additional shares of Series A Preferred Stock could adversely affect the trading price of our Series A Preferred Stock.

Future issuances or sales of substantial numbers of shares of Series A Preferred Stock in the public market or the perception that issuances or sales might occur, could adversely affect the per share trading price of our Series A Preferred Stock. The per share trading price of Series A Preferred Stock may decline significantly upon the sale or offering of additional shares of Series A Preferred Stock.

We may incur additional indebtedness, which may impact our financial position, cash flow and ability to pay dividends on the Series A Preferred Stock.

We and our subsidiaries have incurred mortgage debt, as well as debt under our credit facility. We may incur additional indebtedness and become more highly leveraged, which may negatively impact our financial position, cash flow and ability to pay dividends on the Series A Preferred Stock. Increases in our borrowing could affect our financial condition and make it more difficult for us to comply with the financial covenants governing our indebtedness.

As a holder of Series A Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Stock are limited. Our common stock is the only class or series of our capital stock currently outstanding that has full voting rights. Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect two additional directors to our board of directors if six or more consecutive quarterly dividends payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our charter, including the articles supplementary relating to the Series A Preferred Stock, that materially and adversely affect the rights of the Series A Preferred Stock or create additional classes or series of shares of our capital stock that are senior to the Series A Preferred Stock. Other than the limited circumstances described in this prospectus, holders of Series A Preferred Stock will not have any voting rights.

Holders of Series A Preferred Stock have limited rights in connection with a Delisting Event and may have to hold their shares for an indefinite period of time.

Holders of Series A Preferred Stock have no redemption rights. In addition, holders of Series A Preferred Stock have no right to convert the shares of Series A Preferred Stock into shares of our Class C common stock in connection with a Delisting Event, unless a Change of Control occurs during a continuing Delisting Event. Therefore, holders of Series A Preferred Stock may have to hold their shares for an indefinite period of time if a Delisting Event occurs.

In addition, if a holder of Series A Preferred Stock elects to exercise its CoC Conversion Right in connection with the occurrence of a Change of Control during a continuing Delisting Event (unless we have elected to exercise our redemption right), some or all of the Series A Preferred Stock held by such holder will convert into a number of shares of our Class C common stock (or equivalent value of alternative consideration) at a predetermined ratio. There is no active trading market for our Class C common stock and holders of our Class C common stock may not be able to sell their shares under our share repurchase program.

We do not expect that a secondary market for resale of our shares of Class C common stock will develop, and our ability to repurchase shares of our Class C common stock depends upon the levels of our cash reserves (including distribution reinvestment plan proceeds), availability under any line of credit that we might have, the pace of new sales of shares of Class C common stock, and our ability to sell properties. There can be no assurance that we will have sufficient cash reserves for Class C common stock share repurchases at all times. In addition, we may not repurchase shares if the repurchase would violate restrictions on the distributions under Maryland law, which prohibit distributions that would cause a corporation to fail to meet statutory tests of solvency.

Further, share repurchases under our share repurchase program for any 12-month period cannot exceed 2% of our aggregate net asset value (“NAV”) per month, 5% of our aggregate NAV per quarter, or 20% of our aggregate NAV per year. These repurchase limits are described in greater detail in “Description of Capital Stock and Securities Offered—Share Repurchase Program—Limitations on Repurchase”. However, we will only repurchase shares if, among other conditions, we have sufficient reserves with which to repurchase such shares and at the same time maintain our then-current plan of operations.

Our board of directors may amend, suspend or terminate our Class C common stock share repurchase program upon 10 days’ notice to Class C stockholders if: (a) the board of directors believes such action is in our and such stockholders’ best interests, including because share repurchases place an undue burden on our liquidity, adversely affect our operations, adversely affect stockholders whose shares are not repurchased, or if the board of directors determines that the funds otherwise available to fund our share repurchases are needed for other purposes; (b) due to changes in law or regulation; or (c) the board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. See “Description of Capital Stock and Securities Offered —Share Repurchase Program”, for more information about the program.

The Change of Control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to acquire us or discourage a party from seeking to acquire us.

Upon the occurrence of a Change of Control, holders of Series A Preferred Stock will, under certain circumstances, have the right to convert some of or all their shares of Series A Preferred Stock into shares of our Class C common stock (or equivalent value of alternative consideration) and under these circumstances we will also have a Change of Control redemption right to redeem shares of Series A Preferred Stock. Upon exercise of this conversion right, the holders will be limited to a maximum number of shares of our Class C common stock pursuant to a predetermined ratio. These features of the Series A Preferred Stock may have the effect of discouraging a third party from seeking to acquire us or of delaying, deferring or preventing a Change of Control under circumstances that otherwise could provide the holders of our Class C common stock and Series A Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

The Change of Control conversion features of the Series A Preferred Stock may not adequately compensate you upon the occurrence of a Change of Control and may only provide you with an option to convert into a security that is not currently listed on a national securities exchange and is illiquid.

Upon the occurrence of Change of Control during a continuing Delisting Event, holders of Series A Preferred Stock will, under certain circumstances, have the right to convert some of or all their shares of Series A Preferred Stock into shares of our Class C common stock (or equivalent value of alternative consideration) and under these circumstances we will also have a change of control redemption right to redeem shares of Series A Preferred Stock. Upon exercise of this conversion right, the holders will be limited to a maximum number of shares of our Class C common stock pursuant to a predetermined ratio. The conversion may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock. In addition, because our Class C common stock is not currently listed on a national securities exchange, our Class C common stock is illiquid and does not trade.

Holders of Series A Preferred Stock should not expect us to redeem the Series A Preferred Stock on or after the date they become redeemable at our option.

The Series A Preferred Stock has no maturity or mandatory redemption date and will not be redeemable at the option of holders of Series A Preferred Stock. The Series A Preferred Stock may be redeemed by us at our option either in whole or in part, from time to time, at any time on or after                    , 2026. Any decision we may make at any time to propose a redemption of the Series A Preferred Stock, if and when we have the right to do so, will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time. We are under no obligation, and holders of Series A Preferred Stock should not expect us, to exercise our redemption right.

Risks Related to the Limited Operating History of our Business

As a business with a limited operating history, investing in our Series A Preferred Stock involves risks that are not present in other companies, including other real estate investment trusts, that have a more established investment portfolio and a longer operating history. These risk factors include the following:

We have only a limited operating history and limited sources of financing, and the prior performance of our real estate investments or real estate investment programs sponsored by our former sponsor or its affiliates may not be an indication of our future results.

We were incorporated in the State of Maryland on May 15, 2015. As of July 31, 2021, we owned 38 properties, including one tenant-in-common real estate investment (an approximate 72.7% interest in a 91,740 square foot industrial property located in Santa Clara, California). The prior performance of our real estate investments or real estate investment programs may not be indicative of our future results. We plan to invest in a diversified portfolio of real estate and real estate-related investments. We also plan to seek to acquire other crowdfunding companies or platforms and other non-listed real estate and real estate-related companies or portfolios.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of operations. To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment objectives;

•	increase awareness of our brand within the investment products market;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties and other investments as well as for potential investors; and

•	continue to build and expand our operational structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose money.

Failure to continue to qualify as a REIT would reduce our net earnings available for investment or distribution.

Our continued qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distribution of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code on a continuing basis. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not contend that our assets or income cause a violation of the REIT requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at corporate rates, and distributions to our stockholders would no longer be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for investment or distribution to our stockholders, and we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. Unless we were entitled to relief under certain Internal Revenue Code provisions, we would also generally be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we lost our REIT status. See “U.S. Federal Income Tax Considerations”.

We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology (“IT”) networks and related systems.

The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our proprietary online investment platform, www.modiv.com, our IT networks and related systems are essential to the operation of our business and our ability to perform day-to-day operations. Although we make efforts to maintain the security and integrity of these types of IT networks and related systems, and we have implemented various measures to manage the risk of a security breach or disruption, there can be no assurance that our security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is impossible for us to entirely mitigate this risk.

A security breach or other significant disruption involving our IT networks and related systems could:

•	disrupt the proper functioning of our networks and systems and therefore our operations;

•	result in misstated financial reports, violations of loan covenants and/or missed reporting deadlines to the SEC;

•	result in our inability to properly monitor our compliance with the rules and regulations regarding our qualification as a REIT;

•
result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information of ours or others, which others could use to compete against us or which could expose us to damage claims by third-parties for disruptive, destructive or otherwise harmful purposes and outcomes;

•	require significant management attention and resources to remedy any damages that result;

•	subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements;

•	result in the unauthorized release of our stockholders’ private, personal information such as addresses, social security numbers and bank account information; or

•	damage our reputation among our stockholders.

Any or all of the foregoing could have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Related to Our Business

We face significant competition for real estate investment opportunities, which may limit our ability to acquire suitable investments and achieve our investment objectives or pay distributions.

We face competition from various entities for real estate investment opportunities, including other REITs, pension funds, banks and insurance companies, private equity and other investment funds, and companies, partnerships and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of their investments. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Additionally, disruptions and dislocations in the credit markets could impact the cost and availability of debt to finance real estate investments, which is a key component of our acquisition strategy. A downturn in the credit markets and a potential lack of available debt could limit our ability to pursue suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we acquire investments at higher prices and/or by using less-than-ideal capital structures, our returns will be lower and the value of our respective assets may not appreciate or may decrease significantly below the amount we paid for such assets. If such events occur, our stockholders may experience a lower return on their investment.

If we are unable to complete acquisitions of suitable investments, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon our performance in the acquisition of investments, including the determination of any financing arrangements. We expect to use the net proceeds from this offering, our public offering of up to $75 million of Class C common stock under Regulation A promulgated under the Securities Act and our offering of Class S common stock exclusively to non-U.S. Persons pursuant to an exemption from the registration requirements of the Securities Act, under and in accordance with Regulation S of the Securities Act, for working capital purposes and to invest, directly or indirectly through investments in affiliated and non-affiliated entities, in a diversified portfolio of real estate and real estate-related investments. We will also seek to acquire other crowdfunding companies or platforms and other non-listed real estate and real estate-related companies or portfolios.

Our investors must rely entirely on our management abilities and the oversight of our board of directors. We can give no assurance that we will be successful in obtaining suitable investments on financially attractive terms or that we will achieve our objectives. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

In April 2012, the Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law. We are an “emerging growth company,” as defined in the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. We could remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which we have total annual gross revenue of $1.07 billion or more, (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common stock held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months) or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, (2) comply with new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, which require mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor must provide additional information about the audit and the issuer’s financial statements, (3) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise), (4) provide certain disclosures relating to executive compensation generally required for larger public companies or (5) hold stockholder advisory votes on executive compensation. If we take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we are electing to “opt out” of such extended transition period and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards are required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

Disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, commercial real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.

Currently, both the investing and leasing environments are highly competitive. While there has been an increase in the amount of capital flowing into the U.S. real estate markets, which resulted in an increase in real estate values in certain markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments or changes in their business plans. For example, the COVID-19 pandemic has resulted in significant disruptions in financial markets, business shutdowns and uncertainty about how the economy will perform over the next year.

Volatility in global markets and changing political environments can cause fluctuations in the performance of the U.S. commercial real estate markets. Economic slowdowns of large economies outside the United States are likely to negatively impact growth of the U.S. economy. Political uncertainties both home and abroad may discourage business investment in real estate and other capital spending. Possible future declines in rental rates and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, or requests from tenants for rent abatements during periods when they are severely impacted by the COVID-19 pandemic, may result in decreases in cash flows from investment properties. Increases in the cost of financing due to higher interest rates may cause difficulty in refinancing debt obligations prior to maturity at terms as favorable as the terms of existing indebtedness. Market conditions can change quickly, potentially negatively impacting the value of real estate investments. Management continuously reviews our investment and debt financing strategies to optimize our portfolio and the cost of our debt exposure.

We plan to rely on debt financing to finance our real estate properties and we may have difficulty refinancing some of our debt obligations prior to or at maturity, or we may not be able to refinance these obligations at terms as favorable as the terms of our current indebtedness and we also may be unable to obtain additional debt financing on attractive terms or at all. If we are not able to refinance our current indebtedness on attractive terms at the various maturity dates, we may be forced to dispose of some of our assets.

The debt market remains sensitive to the macro environment, such as Federal Reserve policy, market sentiment or regulatory factors affecting the banking and commercial mortgage backed securities (“CMBS”) industries and the COVID-19 pandemic. We may experience more stringent lending criteria, which may affect our ability to finance certain property acquisitions or refinance any debt at maturity. Additionally, for properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable. We expect to manage the current mortgage lending environment by considering alternative lending sources, including securitized debt, fixed rate loans, short-term variable rate loans, assumed mortgage loans in connection with property acquisitions, interest rate lock or swap agreements, or any combination of the foregoing.

Disruptions in the financial markets and uncertain economic conditions could adversely affect the values of our investments. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio, which could have the following negative effects on us:

1.	the values of our investments in commercial properties could decrease below the amounts paid for such investments; and/or

2.	revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay distributions or meet our debt service obligations on debt financing.

All of these factors could reduce stockholders’ return and decrease the value of an investment in us.

If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, industries or business sectors may have a more significant adverse impact on our assets and our ability to pay distributions than if we had a diversified investment portfolio.

While we intend to diversify our portfolio of investments by geography, investment size and investment risk, we are not required to observe specific diversification criteria. Therefore, our investments may at times be concentrated in a limited number of geographic locations, or secured by assets concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in limited geographic regions, industries or business sectors, downturns relating generally to such region, industry or business sector may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly limit our ability to pay distributions to our stockholders. As a result of the Merger with Rich Uncles, as of June 30, 2021, 12 of our 38 operating properties, as well as our 72.7% tenant-in-common interest, are located in California, which makes the performance of our properties highly dependent on the health of the California economy.

Any adverse economic or real estate developments in our target markets could adversely affect our operating results and our ability to pay distributions to our stockholders.

The loss of or the inability to retain or obtain key real estate professionals could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of an investment in our shares.

Our success depends to a significant degree upon the contributions of Messrs. Aaron Halfacre, Ray Pacini and Ray Wirta, our Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors, respectively, each of whom would be difficult to replace. Neither we nor our affiliates have employment agreements with these individuals. If any of these persons were to cease their association with us, we may be unable to find suitable replacements and our operating results could suffer as a result. We believe that our future success depends, in large part, upon our ability to attract and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and we may be unsuccessful in attracting and retaining such skilled professionals. If we lose or are unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director has no liability in the capacity as a director if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by Maryland law, our charter limits the liability of our directors and officers to the Company and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based on a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter requires us to indemnify our directors and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law, and we have entered into indemnification agreements with our directors and executive officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that any of our directors or officers are exculpated from, or indemnified against, liability but whose actions impede our performance, our stockholders’ ability to recover damages from that director or officer will be limited.

We may change our targeted investments without stockholder consent.

We intend to invest in a diversified portfolio of real estate and real estate-related investments; however, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to our stockholders. We will not forgo an investment opportunity because it does not precisely fit our expected portfolio composition. We believe that we are most likely to meet our investment objectives through the careful selection and underwriting of assets. When making an acquisition, we will analyze the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives. Thus, our portfolio composition may vary from what we initially expect. However, we will attempt to construct a portfolio that produces stable and attractive returns by spreading risk across different real estate investments.

The estimated NAV per share of our common stock may not reflect the value that common stockholders will receive for their investment.

As with any valuation methodology, the methodologies we use are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated NAV per share of our common stock, and these differences could be significant. The estimated NAV per share of our common stock is not audited and does not represent the fair value of our assets less the fair value of our liabilities according to accounting principles generally accepted in the United States (“GAAP”), nor does it represent a liquidation value of our assets and liabilities or the price at which our shares of common stock would trade on a national securities exchange. The estimated NAV per share of our common stock does not reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated NAV per share of our common stock also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of our swaps prior to expiration.

Accordingly, with respect to our estimated NAV per share of our common stock and our quarterly updated offering price of our common stock, we can give no assurance that:

•	a holder of our common stock would ultimately realize distributions per share equal to our estimated NAV per share upon a sale of our company;

•	our shares of Class C common stock would trade at our estimated NAV per share on a national securities exchange;

•	a third party would offer our estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock;

•	another independent third-party appraiser or third-party valuation firm would agree with our estimated NAV per share of our common stock; or

•	the methodology used to determine our estimated NAV per share would be acceptable for compliance with ERISA reporting requirements.

The NAV of our shares of our common stock will fluctuate over time in response to developments related to the capital raised, future investments, the performance of individual assets in our portfolio, the management of those assets, and the real estate and financial markets.

Risks Related to Conflicts of Interest

Our officers and our real estate, debt finance, management and accounting professionals face competing demands on their time, and this may cause our operations and our stockholders’ investment in us to suffer.

We rely on our officers and our real estate, debt finance, management and accounting professionals, including Messrs. Halfacre, Pacini and Wirta, to provide services to us for the day-to-day operation of our business. Our indirect subsidiary, Modiv Advisors, LLC, is the advisor to BRIX REIT and Modiv Divisibles, Inc. (“Modiv Divisibles”), a wholly-owned subsidiary of ours which has yet to begin operations. Messrs. Halfacre and Wirta are also directors of BRIX REIT and Messrs. Halfacre and Pacini are managers of Modiv Divisibles. Our Chief Investment Officer, Mr. Broms, is also the Chief Executive Officer of BRIX REIT, Mr. Pacini is also the Chief Financial Officer of BRIX REIT and Modiv Divisibles, Ms. Sciutto, our Senior Vice President and Chief Accounting Officer, is also the Chief Accounting Officer of BRIX REIT and Modiv Divisibles and Mr. Raney, our Chief Legal Officer and General Counsel, is also the Chief Legal Officer and General Counsel of Modiv Divisibles. These individuals face conflicts of interest in allocating their time among us, BRIX REIT and Modiv Divisibles, as well as other business activities in which they may be involved. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. If these events occur, the returns on our investments, and the value of your investment in us, may decline.

Certain directors’ duties to BRIX REIT and Modiv Divisibles could influence their judgment, resulting in actions that may not be in our stockholders’ best interest or that result in a disproportionate benefit to these other programs at our expense.

Our affiliated directors, Messrs. Halfacre and Wirta, are also directors of BRIX REIT and Messrs. Halfacre and Pacini are managers of Modiv Divisibles. The duties of our directors serving on the board of directors of BRIX REIT and Modiv Divisibles may influence their judgment as members of our board of directors when considering issues for us that also may affect the other programs, such as the following:

1.
We could enter into transactions with BRIX REIT and/or Modiv Divisibles, such as property acquisitions, sales of properties or sales of interests in special purpose entities that own property. Decisions of our board of directors regarding the terms of those transactions may be influenced by our board of directors’ responsibilities to such other programs;

2.	We could seek to acquire the same or similar assets that Modiv Divisibles is seeking to acquire and be in competition with Modiv Divisibles for investment opportunities;

3.	We could enter into options or rights of first offer or rights of first refusal with Modiv Divisibles to acquire some of its properties;

4.
A decision of our board of directors regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with offerings of other programs advised by our affiliates; and

5.
A decision of our board of directors regarding whether and when we seek to list our common stock on a national securities exchange could be influenced by concerns that such listing could adversely affect the sales efforts of other programs advised by our affiliates, depending on the price at which our shares trade.

Risks Related to Our Corporate Structure

Our charter and bylaws contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

Our charter and bylaws contain a number of provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders.

•
Our Charter Contains Restrictions on the Ownership and Transfer of Our Stock. In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year other than the first year for which we elect to be taxed as a REIT. Subject to certain exceptions, our charter prohibits any stockholder from owning beneficially or constructively more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes or series of our stock. We refer to these restrictions collectively as the “ownership limits.” The constructive ownership rules under the Internal Revenue Code are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding Class C common stock or the outstanding shares of all classes or series of our stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of the relevant ownership limits. Our charter also prohibits any person from owning shares of our stock that could result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our Class C common stock or of any of our other capital stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void. These ownership limits may prevent a third-party from acquiring control of us if our board of directors does not grant an exemption from the ownership limits, even if our stockholders believe the change in control is in their best interests.

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Our Board of Directors Has the Power to Cause Us to Issue Additional Shares of Our Stock Without Stockholder Approval. Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of common stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we or our subsidiaries become an unregistered investment company, we could not continue our business.

Neither we nor any of our subsidiaries currently intend to register as investment companies under the Investment Company Act. If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our Operating Partnership will be required to register as an investment company based on the following analysis. With respect to the 40% test, the entities through which we and our Operating Partnership intend to own our assets will be majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the primarily engaged test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.

We believe that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(c) of the Investment Company Act for an exception from the definition of an investment company (any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act). As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(c) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that each of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(c) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. We expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forgo opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. In this regard, we note that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(c) and soliciting views on the application of Section 3(c)(5)(c) to companies engaged in the business of acquiring mortgages and mortgage-related instruments. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.

For more information related to compliance with the Investment Company Act, see “Investment Objectives and Criteria—Investment Company Act and Certain Other Policies.”

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.

If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.

If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.

When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for improvements to the vacated space in order to attract replacement tenants. Even when tenants do renew their leases, we may agree to make improvements to their space as part of our negotiations. If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain funding from sources other than our cash flow from operations or proceeds from our distribution reinvestment plan, such as borrowings or future equity offerings. These sources of funding may not be available on attractive terms, or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of our stockholders’ investment in us.

Certain provisions of Maryland law may limit the ability of a third-party to acquire control of us.

Certain provisions of the MGCL may have the effect of inhibiting a third-party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•
“business combination” provisions that, subject to limitations, prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of any interested stockholder for a period of five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

•
“control share” provisions that provide that holders of “control shares” of the company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these exemptions or resolutions will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not have.

We are subject to risks relating to litigation and regulatory liability.

We face legal risks in our businesses, including risks related to the securities laws and regulations across various state and federal jurisdictions. Non-traded REITs have been the subject of increased scrutiny by regulators and media outlets resulting from inquiries and investigations initiated by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the SEC.

In March, April and May 2016, Rich Uncles sold shares of its stock in excess of the amount which it had registered for sale in California, resulting in a violation of the registration requirements of the California Securities Law of 1968. To remedy this, Rich Uncles reported the sales in excess of the California permit to the Department of Business Oversight and made a repurchase offer pursuant to the California securities law to those investors who had purchased shares in excess of the permit.

In addition, beginning in 2017, the SEC conducted an investigation related to, among other things, the advertising and sale of securities in connection with our prior public offering and compliance with broker-dealer regulations. Our former sponsor proposed a settlement of the investigation with the SEC and, on September 26, 2019, the SEC accepted the settlement and entered an order (the “Order”) instituting proceedings against our former sponsor pursuant to Section 8A of the Securities Act and Section 21C of the Exchange Act. Under the settlement, our former sponsor, without denying or admitting any substantive findings in the Order, consented to entry of the Order, finding violations by it of Section 5(b)(1) of the Securities Act and Section 15(a) of the Exchange Act.

Under the terms of the Order, our former sponsor agreed to (i) cease and desist from committing or causing any future violations of Section 5(b) of the Securities Act and Section 15(a) of the Exchange Act, (ii) pay, and has paid, to the SEC a civil money penalty in the amount of $300,000 and (iii) undertake that any REIT that is or was formed, organized or advised by it, including our Company, will not distribute securities except through a registered broker-dealer. We engaged North Capital as our registered broker-dealer for our prior public offering of shares commencing January 2, 2020.

Violations of state and federal securities registration laws may result in contingent liabilities to purchasers for sales of unregistered securities and may also subject the seller to fines and penalties by securities regulatory agencies. It is possible that we and our affiliates could be subject to sanctions or to similar liabilities in the future, should another violation of securities registration requirements occur. A finding of such a violation could have a material adverse effect on our business, financial condition and operating results.

The SEC standard of conduct for investment professionals could impact our ability to raise additional capital.

On June 5, 2019, the SEC adopted Regulation Best Interest, a new standard of conduct for broker-dealers under the Exchange Act” that includes: (i) the requirement that a broker-dealer or associated person, when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer, act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker-dealer or associated person ahead of the interest of the retail customer, (ii) a new disclosure document, the consumer or client relationship summary, or Form CRS, which would require both investment advisers and broker-dealers to provide disclosure highlighting details about their services and fee structures and (iii) interpretative guidance that establishes a federal fiduciary standard for investment advisers.

Regulation Best Interest is complex and therefore provided a transition period until June 30, 2020 to give firms sufficient time to come into compliance. Accordingly, no cases or administrative proceedings were brought under Regulation Best Interest before the end of the transition period, and therefore the scope of its applicability and substantive provisions is unknown. Investors are urged to consult with their own advisors regarding the impact that Regulation Best Interest may have on purchasing and holding interests in our company. In addition, no cases or administrative proceedings have been brought pursuant to Regulation Best Interest. Regulation Best Interest, and any cases or administrative proceedings brought pursuant thereto, or any other legislation or regulations that may be introduced or become law in the future, could (i) have negative implications on our ability to raise capital from potential investors, including those investing through IRAs, and (ii) impact whether broker-dealers or their associated persons decide to recommend our securities to retail customers, thus impacting our ability to raise funds and our ability to achieve the investment objectives disclosed in this prospectus.

General Risks Related to Investments in Real Estate

Pandemics or other health crises, such as the COVID-19 pandemic and the recent spread of the Delta variant, may adversely affect our business and/or operations, our tenants’ financial condition and the profitability of our retail properties.

Our business and/or operations and the businesses of our tenants could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the COVID-19 pandemic and the recent spread of the Delta variant. The profitability of our retail properties depends, in part, on the willingness of customers to visit our tenants’ businesses. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could cause employees or customers to avoid our properties, which could adversely affect foot traffic to our tenants’ businesses and our tenants’ ability to adequately staff their businesses. Most of the states in which we operate have issued orders to close certain retail establishments. Such events have adversely impacted tenants’ sales and/or caused the temporary closure or slowdown of our tenants’ businesses, which has severely disrupted their operations and could have a material adverse effect on our business, financial condition and results of operations. Similarly, the potential effects of quarantined employees of office tenants may adversely impact their businesses and affect their ability to pay rent on a timely basis.

While the number of new cases of COVID-19 reported in the U.S. has declined during the first half of 2021, and in the second quarter of 2021 many states rescinded COVID-19 orders which restricted operations of retail establishments and office workers, there can be no assurance that the spread of variants of COVID-19 will not lead to an increase in new cases reported and that states could then reinstate such restrictions.

Economic, market and regulatory changes that impact the real estate market generally may decrease the value of our investments and weaken our operating results.

Our operating results and the performance of the properties we acquire are subject to the risks typically associated with real estate, any of which could decrease the value of our investments and could weaken our operating results, including:

1.	downturns in national, regional and local economic conditions, particularly in response to the COVID-19 pandemic;

2.	competition from other commercial developments;

3.	adverse local conditions, such as oversupply or reduction in demand for commercial buildings and changes in real estate zoning laws that may reduce the desirability of real estate in an area;

4.	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;

5.	changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;

6.	changes in tax (including real and personal property tax), real estate, environmental and zoning laws;

7.	material failures, inadequacy, interruptions or security failures of the technology on which our operations rely;

8.	natural disasters such as hurricanes, earthquakes and floods;

9.	acts of war or terrorism, including the consequences of terrorist attacks;

10.	a pandemic or other public health crisis (such as the COVID-19 virus outbreak and the recent spread of the Delta variant);

11.	the potential for uninsured or underinsured property losses; and

12.	periods of high interest rates and tight money supply.

Any of the above factors, or a combination thereof, could result in a decrease in our cash flow from operations and a decrease in the value of our investments, which would have an adverse effect on our operations, on our ability to pay distributions to stockholders and on the value of stockholders’ investment.

We may finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions are provisions that generally prohibit repayment of a loan balance for a certain number of years following the origination date of a loan. Such provisions are typically provided by the terms of the agreement underlying a loan. Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to stockholders.

Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties.

Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in your best interests and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in your best interests.

We intend to purchase properties with (or enter into, as necessary) long-term leases with tenants, which may not result in fair market rental rates over time.

These leases would provide for rent to increase over time; however, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of these long-term leases at levels such that, even after contractual rent increases, the rent under our long-term leases is less than then-current market rates.

Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our cash available for distribution could be lower than if we did not purchase properties with, or enter into, long-term leases.

We depend on tenants for our revenue generated by our real estate investments and, accordingly, our revenue generated by our real estate investments and our ability to make distributions to our stockholders are dependent upon the success and economic viability of our tenants and our ability to retain and attract tenants. Non-renewals, terminations or lease defaults could reduce our net income and limit our ability to make distributions to our stockholders.

The success of our real estate investments materially depends upon the financial stability of the tenants leasing the properties we own. The inability of a single major tenant or a significant number of smaller tenants to meet their rental obligations would significantly lower our net income. A non-renewal after the expiration of a lease term, termination or default by a tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord of a property and may incur substantial costs in protecting our investment and re-leasing the property. Tenants may have the right to terminate their leases upon the occurrence of certain customary events of default and, in other circumstances, may not renew their leases or, because of market conditions, may only be able to renew their leases on terms that are less favorable to us than the terms of their initial leases. Further, some of our assets may be outfitted to suit the particular needs of the tenants. We may have difficulty replacing the tenants of these properties if the outfitted space limits the types of businesses that could lease that space without major renovation. If a tenant does not renew, terminates or defaults on a lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce distributions to stockholders.

The bankruptcy or insolvency of our tenants or delays by our tenants in making rental payments (including bankruptcies and insolvencies caused by the COVID-19 pandemic) could seriously harm our operating results and financial condition.

Any bankruptcy filings by or relating to any of our tenants could bar us from collecting pre-bankruptcy debts from that tenant (including tenants whose business and operations are severely impacted by the COVID-19 pandemic), unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our financial condition.

Actions of our potential future tenants-in-common could reduce the returns on tenants-in-common investments and decrease our stockholders’ overall return.

We may enter into tenants-in-common or other joint ownership structures with third parties to acquire properties and other assets. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	our co-owner in an investment could become insolvent or bankrupt;

•	our co-owner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	our co-owner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•
disputes between us and our co-owner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

While we intend that any co-ownership investment that we enter into will be subject to a co-ownership contractual arrangement that will address some or all of the above issues, any of the above might still subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of your investment in us.

Costs imposed pursuant to laws and governmental regulations may reduce our net income and our cash available for distribution to our stockholders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to pay distributions to our stockholders and could seriously harm our operating results and financial condition.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce our cash available for distribution to our stockholders.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce our cash available for distribution to our stockholders.

We intend that most if not all of our real estate acquisitions be subject to Phase I environmental assessments prior to the time they are acquired; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If any of our properties were found to contain hazardous or toxic substances after our acquisition, the value of our investment could decrease below the amount paid for such investment.

Uninsured losses relating to real property could reduce our cash flow from operations and reduce the value of stockholders’ investment in us.

We expect that most of the properties we acquire will be subject to leases requiring the tenants thereunder to be financially responsible for property liability and casualty insurance. However, there are types of losses, generally catastrophic in nature, such as losses due to pandemics such as the COVID-19 pandemic, wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable and/or for which the tenants are not contractually obligated to provide insurance. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.

We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which will reduce the value of stockholders' investment in us. In addition, other than any working capital reserve and other reserves we may establish, we have limited sources of funding to repair or reconstruct any uninsured property.

Changes in accounting pronouncements may materially and adversely affect our tenants’ credit quality and our ability to secure long-term leases and renewal options.

The Financial Accounting Standards Board issued a new accounting standard, effective for reporting periods beginning after December 15, 2018, for public business entities and December 15, 2019 for non-public business entities, that requires companies to capitalize all leases on their balance sheets by recognizing a lessee’s rights and obligations. Many companies that accounted for certain leases on an “off balance sheet” basis are now required to account for such leases “on balance sheet.” This change removed many of the differences in the way companies account for owned property and leased property, and could have a material effect on various aspects of our tenants’ businesses, including their credit quality and the factors they consider in deciding whether to own or lease properties. The new standard could cause companies that lease properties to prefer shorter lease terms, in an effort to reduce the leasing liability required to be recorded on their balance sheets. The new standard could also make lease renewal options less attractive, as, under certain circumstances, the rule would require a tenant to assume that a renewal right will be exercised and accrue a liability relating to the longer lease term.

Risks Related to Investments in Single Tenant Real Estate

Our current properties will depend upon a single tenant for their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a tenant’s lease termination.

While we plan to expand our investment criteria to include a diversified portfolio of real estate and real estate-related investments, we initially expect that most of our properties will be occupied by only one tenant or will derive a majority of their rental income from one tenant and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions we pay. A default of a tenant on its lease payments to us and the potential resulting vacancy would cause us to lose the revenue from the property and force us to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property. If a lease is terminated or an existing tenant elects not to renew a lease upon its expiration, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on our financial condition and our ability to pay distributions.

If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases.

Any of our tenants, or any guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If a lease is assumed, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid. This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.

A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. Such an event could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to you. In the event of a bankruptcy, we cannot assure you that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected. Further, our lenders may have a first priority claim to any recovery under the leases, any guarantees and any credit support, such as security deposits and letters of credit.

Net leases may not result in fair market lease rates over time.

We expect most of our rental income to come from net leases. Net leases typically contain: (i) longer lease terms; (ii) fixed rental rate increases during the primary term of the lease; and (iii) fixed rental rates for initial renewal options, and, thus, there is an increased risk that these contractual lease terms will fail to result in fair market rental rates if fair market rental rates increase at a greater rate than the fixed rental rate increases.

Our real estate investments may include special use single tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.

We focus our investments on commercial properties, a number of which will be special use, single tenant properties. With these properties, if the current lease is terminated or not renewed, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant or sell the property. In addition, in the event we are forced to sell the property, we may have difficulty selling it to a party other than the tenant or borrower due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell or re-lease properties and adversely affect returns to you.

If a sale-leaseback transaction is recharacterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be recharacterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were recharacterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were recharacterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distributions to you.

Risks Associated with Debt Financing

We obtain lines of credit, mortgage indebtedness and other borrowings, which increases our risk of loss due to potential foreclosure.

We obtain lines of credit and long-term financing that may be secured by our properties and other assets. In most instances, we acquire real properties by financing a portion of the price of the properties and mortgaging or pledging some or all of the properties purchased as security for that debt. We may also incur mortgage debt on properties that we already own in order to obtain funds to acquire additional properties, to fund property improvements and other capital expenditures, to pay distributions and for other purposes. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for U.S. federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends-paid deduction and excluding net capital gain). However, we can give our stockholders no assurance that we will be able to obtain such borrowings on satisfactory terms or at all.

If we do mortgage a property and there is a shortfall between the cash flow generated by that property and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distribution to our stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of our stockholders’ investment in us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage or other debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of all or a part of the debt or other amounts related to the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a mortgage secured by a single property could affect mortgages secured by other properties.

We may utilize repurchase agreements as a component of our financing strategy. Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement declines, we may be required to provide additional collateral or make cash payments to maintain the required loan-to-collateral value ratios. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets.

We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets. If a lender successfully forecloses upon any of our assets, our ability to pay cash distributions to our stockholders will be limited and the value of your investment could decrease.

Increases in mortgage rates or changes in underwriting standards may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash available for distribution to our stockholders.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on a property, we run the risk of being unable to refinance part or all of the debt when it becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance properties subject to mortgage debt, our income could be reduced. We may be unable to refinance or may only be able to partly refinance properties if underwriting standards, including loan to value ratios and yield requirements, among other requirements, are stricter than when we originally financed the properties. If any of these events occurs, our cash flow could be reduced and/or we might have to pay down existing mortgages. This, in turn, would reduce cash available for distribution to our stockholders, could cause us to require additional capital and may hinder our ability to raise capital by issuing more stock or by borrowing more money.

We may use leverage in connection with any real estate investments we make, which increases the risk of loss associated with this type of investment.

We may finance the acquisition of certain real estate-related investments with warehouse lines of credit and repurchase agreements. Although the use of leverage may enhance returns and increase the number of investments that we can make, it may also substantially increase the risk of loss. There can be no assurance that leveraged financing will be available to us on favorable terms or that, among other factors, the terms of such financing will parallel the maturities of the leases in underlying assets acquired. If alternative financing is not available, we may have to liquidate assets at unfavorable prices to pay off such financing. The return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Our debt service payments will reduce our cash available for distribution. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. If we utilize repurchase financing and if the market value of the assets subject to a repurchase agreement declines, we may be required to provide additional collateral or make cash payments to maintain the required loan-to-collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets. Further, credit facility providers and warehouse facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.

We may finance our assets over the long-term through a variety of means, including repurchase agreements, credit facilities, issuances of commercial mortgage-backed securities and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase agreements may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flow, thereby reducing cash available for distribution to our stockholders and funds available for operations as well as for future business opportunities.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to pay distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements into which we enter may contain covenants that limit our ability to further mortgage a property or that prohibit us from discontinuing insurance coverage. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives and limit our ability to pay distributions to our stockholders.

We have broad authority to incur debt and debt levels could hinder our ability to make distributions and decrease the value of our stockholders’ investment in us.

Our board of directors, including a majority of our independent directors, has approved our target aggregate leverage limit of 55% of the cost of acquiring our tangible assets (excluding the use of our acquisition line of credit and before deducting depreciation or other non-cash reserves). Our borrowings on one or more individual properties may exceed 55% of their individual cost, so long as our overall leverage does not exceed 55%. We may exceed this limit only if any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report, along with the justification for such excess. When calculating our use of leverage, we will not include borrowings relating to the initial acquisition of properties that are outstanding under a revolving credit facility (or similar agreement). There is no limitation on the amount we may borrow for the purchase of any single asset. Further, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations.

To hedge against interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective.

From time to time, we may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy. There is no assurance that our hedging strategy will achieve our objectives. We may be subject to costs, such as transaction fees or breakage costs, if we terminate these arrangements.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Legal enforceability risks encompass general contractual risks including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. There is a risk that counterparties could fail, shut down, file for bankruptcy or be unable to pay out contracts. The failure of a counterparty that holds collateral that we post in connection with an interest rate swap agreement could result in the loss of that collateral.

Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which the London Inter-bank Offered Rate (“LIBOR”) is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.

LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or have other consequences which cannot be predicted. As published by the Federal Reserve Bank of New York, it currently appears that, over time, United States dollar LIBOR may be replaced by the Secured Overnight Financing Rate (“SOFR”). In March 2021, the Financial Conduct Authority confirmed its intention to cease publishing one-week and two-month LIBOR after December 31, 2021, and all remaining LIBOR after June 30, 2023. At this time, it is not known whether or when SOFR or other alternative reference rates will attain market traction as replacements for LIBOR. Market participants are still considering how various types of financial instruments and securitization vehicles should react to a discontinuation of LIBOR. It is possible that not all of our liabilities will transition away from LIBOR at the same time, or to the same alternative reference rate, in each case increasing the difficulty of hedging. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any loans, derivatives and other financial obligations or on our overall financial condition or results of operations. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of financial assets and liabilities based on or linked to a “benchmark.”

Federal Income Tax Risks

Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

We expect to operate in a manner that will allow us to continue to qualify as a REIT for U.S. federal income tax purposes. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless we were to qualify for certain statutory relief provisions, we would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

In addition, as a result of the Merger, if Rich Uncles is determined to have lost its REIT status or not qualified as a REIT prior to the Merger, we will face serious tax consequences that would substantially reduce cash available for distribution, including cash available to pay dividends to our stockholders, because:

1.
Rich Uncles would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

2.	Rich Uncles could be subject to the federal alternative minimum tax (for tax years beginning before December 31, 2017) and possibly increased state and local taxes for such periods;

3.	we would inherit any such liability, including any interest and penalties that have accrued on such federal income tax liabilities;

4.
if we were considered a “successor corporation” under the Internal Revenue Code and applicable Treasury Regulations, we could not elect to be taxed as a REIT until the fifth taxable year following the year during which Rich Uncles was disqualified; and

5.
for up to 5 years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, we could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Moreover, if Rich Uncles failed to qualify as a REIT prior to the Merger, but we nevertheless qualified as a REIT, in the event of a taxable disposition of a former Rich Uncles asset during the five years following the Merger, we would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the Merger. The failure of Rich Uncles to qualify as a REIT prior to the Merger could impair our ability to remain qualified as a REIT, could impair our business and ability to raise capital, and would materially adversely affect the value of our stock.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could decrease the value of our stockholders’ investment in us.

The U.S. federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to tenants in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% excise tax. Our ability to dispose of a property during the first few years following its acquisition is restricted to a substantial extent as a result of these rules. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. Properties we own, directly or through any subsidiary entity, including our Operating Partnership, but generally excluding our taxable REIT subsidiaries, may, depending on how we conduct our operations, be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Any taxes we pay would reduce our cash available for distribution to our stockholders. Our concern over paying the prohibited transactions tax may cause us to forgo disposition opportunities that would otherwise be advantageous if we were not a REIT.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may nonetheless be subject to tax in certain circumstances that reduce our cash flow and our ability to make distributions to our stockholders.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

1.
In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to stockholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on the undistributed income.

2.
We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

3.
If we elect to treat property that we acquire in connection with certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on the gain from a resale of that property, but the income from the sale or operation of that property may be subject to corporate income tax at the highest applicable rate.

4.
As discussed above, if we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries or the sale met certain “safe harbor” requirements under the Internal Revenue Code.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirements and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

To maintain our REIT status, we may be forced to forgo otherwise attractive business or investment opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our stockholders’ investment in us.

To continue to qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and reduce the value of our stockholders’ investment.

Dividends on, and gains recognized on the sale of, our shares by a tax-exempt shareholder may be subject to U.S. federal income tax as unrelated business taxable income.

If (1) we are a “pension-held REIT,” (2) a tax-exempt shareholder has incurred (or is deemed to have incurred) debt to purchase or hold our shares, (3) a holder of shares is a certain type of tax-exempt shareholder, or (4) we directly or indirectly acquire a residual interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit (“REMIC”)), dividends on, and gains recognized on the sale of, shares by such tax-exempt shareholder may be subject to U.S. federal income tax as unrelated business taxable income under the Internal Revenue Code.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To continue to qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including investments in certain mortgage loans and residential and commercial mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Liquidation of assets may jeopardize our REIT qualification.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Characterization of any repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.

We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for U.S. federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT if tax ownership of these assets was necessary for us to meet the income and/or asset tests.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate or (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Ownership limitations may restrict change of control or business combination opportunities which our stockholders might believe to be in their best interest.

In order for us to qualify as a REIT for each taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, and some entities such as private foundations. To preserve our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes or series of our stock. This ownership limitation could have the effect of discouraging a takeover or other transaction which our stockholders might believe to be otherwise in their best interests.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

We may own one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure our stockholders that we will be able to comply with the 20% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.

We may be subject to adverse legislative or regulatory tax changes.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

In particular, on December 22, 2017, President Trump signed the Tax Cuts and Jobs Act (the “Tax Act”) into law. The Tax Act includes sweeping changes to U.S. tax laws and represents the most significant change to the Internal Revenue Code since 1986. In addition to reducing corporate and individual tax rates, the Tax Act eliminates or restricts various deductions. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017, and before January 1, 2026. The Tax Act also makes numerous large and small changes to the tax rules that do not affect the REIT qualification rules directly, but may otherwise affect us or our stockholders. In addition, recently enacted legislation intended to support the economy during the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), made technical corrections, or temporary modifications, to certain of the provisions of the Tax Act. There may also be future changes in U.S. federal tax laws, regulations, rules, and judicial and administrative interpretations applicable to us, our business and our tenants, the effect of which cannot be predicted.  While the changes in the Tax Act and the CARES Act generally appear to be favorable with respect to REITs, the extensive changes to non-REIT provisions in the Internal Revenue Code may have unanticipated effects on us or our stockholders.

Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect your taxation, the investment in the shares or the market value or the resale potential of our properties. You are urged to consult with your own tax advisor with respect to the impact of recent legislation, including the Tax Act, on your investment in the shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.

Dividends paid by REITs are generally not eligible for the reduced rates for qualified dividends and therefore could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.

Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. shareholders that are individuals, trusts and estates is 20%.  Dividends payable by REITs, however, generally are not eligible for the reduced rates for qualified dividends and are taxed at ordinary income rates (but under the Tax Act, U.S. shareholders that are individuals, trusts and estates generally may deduct 20% of ordinary dividends from a REIT for taxable years beginning after December 31, 2017, and before January 1, 2026).  Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.

Dividend income received in respect of our shares and gain from the sale of our shares could be treated as effectively connected income.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), capital gain distributions attributable to sales or exchanges of U.S. real property interests (“USRPIs”) generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain distribution will not be treated as effectively connected income if (1) the distribution is received with respect to a class of shares that is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder does not own more than 10% of the class of our shares at any time during the one-year period ending on the date the distribution is received. We do not anticipate that our shares will be “regularly traded” on an established securities market, and, therefore, this exception is not expected to apply.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our shares generally will not be subject to U.S. federal income taxation unless such shares constitute a USRPI within the meaning of FIRPTA. Our shares will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s shares is held directly or indirectly by non-U.S. stockholders. There can be no assurances that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our shares, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (1) our shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) such non-U.S. stockholder owned, actually and constructively, 10% or less of our shares at any time during the five-year period ending on the date of the sale. However, as noted above, we do not anticipate that our shares will be “regularly traded” on an established securities market. We encourage our non-U.S. stockholders to consult an independent tax advisor to determine the tax consequences applicable to them.

If our Operating Partnership fails to maintain its status as a partnership, its income may be subject to taxation, which would reduce the cash available for distribution to stockholders and likely result in a loss of our REIT status.

We intend to maintain the status of our Operating Partnership as a partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the Operating Partnership as a partnership for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the Operating Partnership could make to us. This would also likely result in our losing REIT status, and, if so, becoming subject to a corporate level tax on our own income. This would substantially reduce any cash available to pay distributions. In addition, if any of the partnerships or limited liability companies through which the Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the Operating Partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our status as a REIT.

Risks Related to the Impact of the COVID-19 Pandemic on Our Business

Measures intended to prevent the spread of COVID-19 have disrupted our ability to operate our business.

In response to the outbreak of COVID-19 and the federal and state mandates implemented to control its spread, most of our employees are working remotely. If our employees are unable to work effectively as a result of the COVID-19 pandemic, including because of illness, quarantines, office closures, ineffective remote work arrangements or technology failures or limitations, our operations would be adversely impacted. Further, remote work arrangements may increase the risk of cybersecurity incidents, data breaches or cyber-attacks, which could have a material adverse effect on our business and results of operations, due to, among other things, the loss of proprietary data, interruptions or delays in the operation of our business, damage to our reputation and any government imposed penalty.

The current COVID-19 pandemic, and any future outbreak of other highly infectious or contagious diseases, could materially and adversely impact or disrupt our financial condition, results of operations, cash flows and performance.

The COVID-19 pandemic has had, and any other pandemics in the future could have, repercussions across regional, national and global economies and financial markets. The outbreak of COVID-19 in the United States and in many countries has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in the financial markets. The impact of the COVID-19 outbreak has been rapidly evolving and has continued to affect more countries. Many countries, including the United States, have responded by instituting quarantines for some period of time, mandating business and school closures and restrictions on their re-openings, banning group gatherings and restricting travel, among others.

Certain states and cities, including where we own properties, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules and restrictions to only essential businesses that may continue to operate. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the real estate industry in which we and our tenants operate.

Many of our tenants have announced temporary closures of their stores or facilities and various tenants have requested rent deferral or rent abatement during this pandemic. In addition, in response to state and local government orders, many of our company personnel are currently working remotely. The effects of the state and local government orders, including an extended period of remote work arrangements, could strain our business continuity plans, introduce operational risk and impair our ability to manage our business. The COVID-19 pandemic may have a material adverse effect on our financial position, results of operations and cash flows, including among other factors:

•	a partial or complete closure of, or other operational issues at, some or all of our properties resulting from government or tenant action;

•
potential changes in the behavior of consumers, office employees and employers resulting from the COVID-19 pandemic, including the recent spread of the Delta variant, and related disruptions in the real estate markets;

•
reduced economic activity severely impacts our tenants' business operations, financial condition and liquidity and may cause one or more of our tenants to be unable to meet their obligations to us in full, or at all, or to otherwise seek modifications of such obligations;

•
reduced economic activity could result in a prolonged recession, which could negatively impact consumer discretionary spending and in return could severely impact our tenants' business operations, financial condition and liquidity;

•
difficulty accessing debt and equity on attractive terms, or at all, impacts to our credit ratings, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our access to capital necessary to fund our business operations or address maturing liabilities on a timely basis and our tenants' ability to fund their business operations and meet their obligations to us;

•
the COVID-19 pandemic could negatively impact our future compliance with financial covenants of our mortgage notes payable and credit facilities and could result in a default or potential acceleration of payment of our debt obligations, which non-compliance could negatively impact our ability to make additional future borrowings;

•	significant impairment in the value of our intangible assets as a result of weaker economic conditions;

•	general decline in business activity and demand for real estate transactions has adversely affected our ability to grow our portfolio of properties;

•	broad acceptance and success of working from home could negatively impact the demand for office space;

•
the deterioration in our or our tenants' ability to operate in affected areas or delays in the supply of products or services to us or our tenants from vendors that are needed for our or our tenants' efficient operations has adversely affected our operations and those of our tenants; and

•
potential negative impact on the health of our personnel and staff, particularly if a significant number of them are impacted, could result in a deterioration in our ability to ensure business continuity during this disruption.

The extent to which the COVID-19 pandemic and the recent spread of the Delta variant impacts our business operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence; including the scope, severity and duration of the pandemic; the success of actions or measures taken to contain or treat COVID-19 and the Delta variant, or mitigate its impact; and the direct and indirect economic effects of the pandemic, among others. Extended closures by our tenants of their stores and any early terminations by our tenants of their leases could reduce our cash flows, which could impact our ability to continue paying distributions to our stockholders at expected levels, or at all.

The rapid development and fluidity of the COVID-19 pandemic and the recent spread of the Delta variant precludes us from making any prediction as to the full adverse impact of the pandemic. Nevertheless, the pandemic presents material uncertainty and risk with respect to our financial condition, results of operations, cash flows and performance.

USE OF PROCEEDS

We estimate that the net proceeds from this offering after deducting the underwriting discount and other estimated offering expenses payable by us including the $250,000 structuring fee, will be approximately $33.2 million (or approximately $38.3 million if the underwriters exercise their option to purchase additional shares of Series A Preferred Stock in full). We intend to contribute these net proceeds to our Operating Partnership in exchange for preferred units of our Operating Partnership, which have economic interests that are substantially similar to the designations, preferences and other rights of the Series A Preferred Stock. We, acting through our Operating Partnership, intend to use the net proceeds from this contribution for general corporate purposes, which may include purchases of additional properties and other real estate and real estate-related assets.

MANAGEMENT

Board of Directors

Modiv has a highly experienced internal management team and board of directors. Each of the six most senior members of our management team average more than 25 years of real estate leadership experience, and the seven members of our distinguished board of directors hold the distinction of currently and/or previously serving in roles such as Chairman, Chief Executive Officer, President, Chief Financial Officer and Chief Investment Officer for more than 12 public and private real estate companies (including eight publicly listed REITs).

We operate under the direction of our board of directors. Our board of directors oversees our business and affairs. Although our board of directors will have responsibilities over the management of us, we will rely on our executive officers to advise on many important decisions and policies regarding our properties, including acquisitions, financing, asset management, leasing and dispositions.

We also operate under our charter and bylaws which act as our governing documents.

Each of our directors will serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. A quorum consists of the presence in person or by proxy of holders of our Class C and Class S common stock entitled to cast a majority of all the votes entitled to be cast at a stockholder meeting, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such business. Under our bylaws, a plurality of all votes cast by the holders of the shares of Class C common stock and Class S common stock (voting together as a single class) present in person or by proxy at a meeting of stockholders at which a quorum is present is sufficient for the election of the directors. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is elected and qualifies.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time. Any director or the entire board of directors may be removed but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Unless otherwise provided by Maryland law, and subject to our stockholders’ right to nominate individuals for election as directors set forth in our bylaws, our board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Any vacancy created by the death, resignation, removal, adjudicated incompetence or other incapacity of a director or an increase in the number of directors may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Under Maryland law, each director has statutory legal duties that require the director to act in good faith in a manner the director reasonably believes to be in the best interests of the company and with the care that an ordinary prudent person in a like position would use under similar circumstances. Our directors and executive officers are not required to devote all of their time to our business and must devote only such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

In addition to meetings of any appointed committees of the board of directors, we expect our directors to hold at least four regular meetings each year. Our board of directors has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity, although we expect our independent directors would act on these matters.

Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this prospectus.

Acquisition parameters are established by our board of directors, including a majority of our independent directors, and potential acquisitions outside of these parameters require approval by our board of directors, including a majority of our independent directors.

Selection of Our Board of Directors; Independent Directors

In determining the composition of our board of directors, our board of directors’ goal is to assemble a group of persons whose individual skills, character, judgment, leadership experience, real estate experience and business acumen would complement each other and bring a diverse set of skills and experiences to our board of directors as a whole. Five of our seven directors are independent. Our five independent directors are Adam S. Markman, Curtis B. McWilliams, Thomas H. Nolan, Jr.,  Jeffrey Randolph and Joe F. Hanauer. Each of our independent directors has over 20 years of relevant experience in the real estate industry and also meets the current independence and qualifications requirements of the NYSE.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. We are not aware of any family relationship among any of our executive officers or directors. Each individual has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her position as an executive officer or director.

Name(1)	Age(2)	Positions
Aaron S. Halfacre	48	Chief Executive Officer, President and Director
Raymond E. Wirta	77	Chairman of the Board and Director
Raymond J. Pacini	65	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Adam S. Markman	56	Independent Director(3)(5)
Curtis B. McWilliams	65	Lead Independent Director(4)(5)(8)
Thomas H. Nolan, Jr.	64	Independent Director(4)(5)(7)
Jeffrey Randolph	65	Independent Director(3)(6)
Joe F. Hanauer	84	Independent Director(3)

(1)	The address of each executive officer and director listed is 120 Newport Center Drive, Newport Beach, California 92660.
(2)	As of July 31, 2021.
(3)	Member of the audit committee of our board of directors.
(4)	Member of the compensation committee of our board of directors.
(5)	Member of the nominating and corporate governance committee of our board of directors.
(6)	Chair of the audit committee of our board of directors.
(7)	Chair of the compensation committee of our board of directors.
(8)	Chair of the nominating and corporate governance committee of our board of directors.

Mr. Aaron S. Halfacre. Mr. Halfacre has served as our Chief Executive Officer and President and a member of our board of directors since January 2019 and has over 25 years of experience in the real estate industry. He has also served as a director of BRIX REIT since January 2019. Mr. Halfacre previously served as Chief Executive Officer and a Director of Rich Uncles and Chief Executive Officer and a Manager of our former sponsor and former external advisor from January 1, 2019 through December 31, 2019. Mr. Halfacre has been involved in myriad REIT mergers and acquisitions transactions over the course of his career, totaling more than $17 billion in transaction value. From January 2018 to July 2018, Mr. Halfacre served as President of Realty Mogul, Co., a real estate crowdfunding platform, and its affiliates. From April 2016 to present, Mr. Halfacre has served as the Co-Founder of Persistent Properties, LLC which manages a multi-family portfolio. From July 2014 to March 2016, Mr. Halfacre served as President and Chief Investment Officer of Campus Crest Communities, Inc., a publicly-traded student housing REIT where he was instrumental in the take-private sale to Harrison Street Real Estate Capital. From October 2012 to May 2014, Mr. Halfacre served as Senior Vice President and Head of Strategic Relations at Cole Real Estate Investments, Inc., a publicly-traded net lease REIT and product sponsor. In that role, he helped facilitate the $3.4 billion sale of Cole Credit Property Trust II, Inc. to Spirit Realty Capital, Inc., the internalization of Cole Holdings Corporation with Cole Credit Property Trust III, Inc., defended against the takeover attempt by American Realty Capital Properties, Inc., the listing of Cole Real Estate Investments, Inc. on the NYSE and the subsequent sale and consolidation into what is now VEREIT, Inc. From November 2005 to December 2010, Mr. Halfacre served as the Chief of Staff and Head of Product Development of the real estate group at BlackRock, a global investment management corporation. Mr. Halfacre holds both Chartered Financial Analyst® and Chartered Alternative Investment Analyst® designations and earned his B.A. in Accounting from College of Santa Fe and an M.B.A. from Rice University. Our board of directors has concluded that Mr. Halfacre is qualified to serve as a director by reason of his extensive industry and leadership experience.

Mr. Raymond E. Wirta. Mr. Wirta is a founder of the Company, has served as our Chairman of the Board since 2016 and has over 50 years of experience in the real estate industry. He has also served as Chairman of the Board of BRIX REIT since November 2017. Mr. Wirta previously served as Chairman of the Board of Rich Uncles and our former sponsor and former external advisor through December 31, 2019. Mr. Wirta served as an independent director at CBRE Group (NYSE: CBRE) from 2018 until May 2021 and previously served as the Chairman (2014-2018) and Chief Executive Officer (1999-2005) of CBRE. During his tenure at CBRE, Mr. Wirta oversaw the reorganization of that firm, bringing the company private in 1998 before taking the company public in 2004, and commenced a consolidation strategy, increasing the geographic bandwidth and service capabilities of the firm. Mr. Wirta previously was President of the Irvine Company (2016-2019), a privately held California based real estate company with ownership of a $38 billion portfolio including 120 million square feet of commercial real estate. From 1991 to 1994, Mr. Wirta was President of The Koll Company, a significant developer of office and industrial real estate. Mr. Wirta continues to play an active role at The Koll Company as its current Chief Executive Officer. Mr. Wirta holds a B.A. in economics from California State University, Long Beach and an M.B.A. in International Management from Golden State University. Our board of directors has concluded that Mr. Wirta is qualified to serve as one of our directors by reason of his extensive industry and leadership experience.

Mr. Raymond J. Pacini. Mr. Pacini has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2018 and as our Secretary since September 2019. Mr. Pacini previously served as Executive Vice President, Chief Financial Officer and Treasurer of Rich Uncles and our former sponsor and former external advisor from April 2018 through December 31, 2019. He also served as Executive Vice President, Chief Financial Officer and Treasurer of BRIX REIT from April 2018 to October 2019, for which he served as an independent director from November 2017 until April 2018. On January 29, 2020, Mr. Pacini was reappointed as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of BRIX REIT. Mr. Pacini’s career as a financial executive spans over 40 years, including over 30 years of commercial and residential real estate experience. Prior to joining the Company, Mr. Pacini held senior leadership roles for a healthcare services company (Northbound Treatment Services, 2013-2018), a developer and homebuilder (California Coastal Communities, Inc., 1998-2011), and a commercial and residential development company (Koll Real Estate Group, Inc., 1993-1998). Mr. Pacini previously served as an independent director and audit committee chair for a publicly-traded natural resources company (Cadiz Inc., 2005-2019) and a waste management company (Metalclad Corporation, 1999-2002). Mr. Pacini started his career with PricewaterhouseCoopers LLP and is a licensed CPA (inactive) in the state of Massachusetts. Mr. Pacini has also been a National Association of Corporate Directors (NACD) Board Leadership Fellow since 2014. Mr. Pacini received his B.A. in Political Science from Colgate University and his M.B.A. from Cornell University.

Mr. Adam S. Markman. Mr. Markman has served as an independent member of our board of directors since January 2019. Mr. Markman served as Executive Vice President, Chief Financial Officer and Treasurer of Equity Commonwealth (NYSE: EQC), a REIT primarily investing in office properties, from July 2014 to March 2021. Mr. Markman served as Managing Director of Green Street Advisors, Inc., a real estate research firm (“Green Street”), from 1994 to 2014. While at Green Street, Mr. Markman headed the firm’s consulting and advisory practice, played a key role in the firm’s investment arm for real estate investment trusts and previously led the firm’s retail and lodging research efforts. Mr. Markman has also served as a real estate consultant at Kenneth Leventhal & Co. Mr. Markman was a member of Green Street’s board of directors, currently sits on Mark IV Capital’s board of directors and is an adviser to Twin Rock Partner’s Housing Fund. He is also a member of the National Association of Real Estate Investment Trusts (NAREIT) and the Urban Land Institute (ULI). Mr. Markman earned his M.B.A. in Finance/Real Estate from Columbia University and a B.A. from U.C. Berkeley. Our board of directors has concluded that Mr. Markman is qualified to serve as an independent director by reason of his extensive experience in the real estate business.

Mr. Curtis B. McWilliams. Mr. McWilliams has served as the lead independent member of our board of directors since January 2019. Mr. McWilliams has served as the non-executive Chairman of the board of directors of Ardmore Shipping Corporation (NYSE: ASC) since January 2019 and a director since January 2016. Mr. McWilliams was also Lead Director of Braemar Hotels & Resorts Inc. (NYSE: BHR) from November 2013 until July 2019 and he continues to be a member of the board of directors and chair of the audit committee. Mr. McWilliams was also an independent director of Campus Crest Communities, Inc. from May 2015 to March 2016. Mr. McWilliams is a real estate industry veteran with over 25 years of experience in finance and real estate. He retired from his position as President and Chief Executive Officer of CNL Real Estate Advisors, Inc. in 2010 after serving in the role since 2007. Mr. McWilliams was also the President and Chief Executive Officer of Trustreet Properties Inc. from 1997 to 2007, and a director of the company from 2005 to 2007. He served on the board of directors and as the Audit Committee Chairman of CNL Bank from 1999 to 2004 and has over 13 years of investment banking experience at Merrill Lynch & Co. Mr. McWilliams holds an M.B.A., with a concentration in Finance, from the University of Chicago Graduate School of Business, and a Bachelor of Science in Engineering in Chemical Engineering from Princeton University. Our board of directors has concluded that Mr. McWilliams is qualified to serve as an independent director by reason of his extensive experience in the real estate business and investment banking.

Mr. Thomas H. Nolan, Jr. Mr. Nolan has served as an independent member of our board of directors since January 2019. Mr. Nolan has been a director of WashREIT (NYSE: WRE) since 2015. He previously served as Chairman of the board of directors and Chief Executive Officer of Spirit Realty Capital, Inc. (NYSE: SRC) from September 2011 until May 2017. Mr. Nolan previously worked for General Growth Properties, Inc. (“GGP”), serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California Sur, Mexico. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Private Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan holds a B.B.A. from the University of Massachusetts, Amherst. Our board of directors has concluded that Mr. Nolan is qualified to serve as an independent director by reason of his extensive experience in the real estate business.

Mr. Jeffrey Randolph. Mr. Randolph has served as an independent member of our board of directors since July 2016. Mr. Randolph also served as an independent director and chair of the audit committee of BRIX REIT from November 2017 until January 2020 and served as an independent trust manager of Rich Uncles from 2014 to January 2019. From 2002 through 2007 and then again from 2010 through March 2017 (now retired), Mr. Randolph was a Principal and served as Chief Financial Officer and Chief Compliance Officer for Affinity Investment Advisors, LLC (“Affinity”), a firm specializing in U.S. stock exchange investments. In 2007, Affinity was purchased by Morgan Stanley Investment Management. From 2007 through 2010, Mr. Randolph served as Managing Director for Morgan Stanley and its wholly owned subsidiary, Van Kampen Investments. His role included supporting the firm’s domestic and international investment clients. Toward the end of 2010, Mr. Randolph was part of the decision to re-launch Affinity as an independent entity to capitalize on the increasing investor interest in boutique management firms. Mr. Randolph brings 25 years of investment experience to our REIT. His previous work experience includes Principal at Avalon Financial Group Inc., which specialized in the restructuring and placement of commercial real estate financings, Chief Financial Officer for Bonutto-Hofer Investments, a private real estate investment firm that specialized in acquisition and management of commercial real estate properties in the western U.S., and Vice President at Security Pacific National Bank. Mr. Randolph also serves on the board of TSJ Hope Builders, a Santa Ana, California based nonprofit dedicated to moving young men and women out of poverty through life and job skills training. He is also a cofounder of Building Blocks Foundation Fund, an organization of commercial real estate professionals dedicated to supporting Orange County’s disadvantaged youth. Mr. Randolph received his bachelor’s degree in Business Finance from California State University, Long Beach. Our board of directors has concluded that Mr. Randolph is qualified to serve as an independent director by reason of his extensive experience in real estate and investment management.

Mr. Joe F. Hanauer. Mr. Hanauer is an independent director and has served as a member of our board of directors since December 2019. He previously served as an independent director of our former sponsor from November 2016 until December 31, 2019. Mr. Hanauer has been principal of Combined Investments, LLC and affiliated companies which invest in real estate as well as real estate-related businesses since January 1990. He serves as Chairman of the Move, Inc. (formerly NASDAQ) Global Advisory Board, operator of Realtor.com, where he served as Chairman of the Board for thirteen years and negotiated the sale of the company to News Corp. He previously served on the board of directors of Porch Group, Inc. from February 2014 to March 2021 and as Chairman of Grubb & Ellis (formerly NYSE) from 1993 to 1998. Prior to forming Combined Investments, Mr. Hanauer was Chairman and Chief Executive Officer of Coldwell Banker Residential Real Estate from 1981 through 1989, having been responsible for developing all of its residential brokerage, franchising and mortgage related businesses internationally. He joined Coldwell Banker when he and his partners sold their Chicago based real estate firm to the company. Regarding charitable involvement, he is a life Trustee of Roosevelt University, a director of Laguna Beach Live!, an organization enabling people to easily access live, quality music, past Chair of Laguna Playhouse, a leading theatre which celebrated its 100th year in 2020, and Chairman of the board of Laguna Art Museum. He is a Senior Business Advisor at the Harvard University Joint Center for Housing Studies. Mr. Hanauer received an undergraduate degree in marketing and business from Roosevelt University and did graduate studies at the University of Chicago. Our board of directors has concluded that Joe F. Hanauer is qualified to serve as an independent director by reason of his extensive experience in real estate and investment management.

Other Key Officers

Ms. Sandra G. Sciutto. Ms. Sciutto, age 61, has served as our Senior Vice President and Chief Accounting Officer since July 2018 and brings 33 years of real estate experience to our Company. Ms. Sciutto has also served as Senior Vice President and Chief Accounting Officer for BRIX REIT since July 2018 and served as Senior Vice President and Chief Accounting Officer for Rich Uncles from July 2018 until December 2019 and as an independent director of BRIX REIT from April 2018 until July 2018. From October 2016 to June 2018, Ms. Sciutto served as Chief Financial Officer for Professional Real Estate Services Inc., a privately held, full-service commercial real estate investment and operating company based in Orange County, California. From November 2012 to April 2016, Ms. Sciutto served as Chief Financial Officer and investment committee member for Shopoff Realty Investments, L.P., a real estate developer and real estate fund sponsor. From 1998 to 2012, Ms. Sciutto served as Chief Financial Officer of California Coastal Communities, Inc. (“CALC”). From 1993 until 1998, Ms. Sciutto was the Controller of CALC and its predecessor companies Koll Real Estate Group, Inc. and The Bolsa Chica Company. Ms. Sciutto also has five years of experience as a certified public accountant with the accounting firm of KPMG LLP and is a licensed CPA (inactive) in the state of California. Ms. Sciutto received her Bachelor of Science in Business Administration with a concentration in Accounting from Cal Poly State University, San Luis Obispo in 1982.

Mr. William R. Broms. Mr. Broms, age 42, has served as our Chief Investment Officer since September 2020 and brings 20 years of real estate experience to our Company. Mr. Broms previously served as our Senior Managing Director - Acquisitions from March 2018 until September 2020. Mr. Broms has also served as the Chief Executive Officer and President of BRIX REIT since October 2019. From February 2014 until March 2018, Mr. Broms founded and led Realty Dividend, LLC, an investment firm that developed net-lease assets and invested in single and multi-family properties. From August 2010 to February 2014, Mr. Broms served as Senior Director of Acquisitions at Cole Real Estate Investments, Inc., a publicly-traded REIT acquiring net-lease real estate investments, where he directed the investment of sale-leaseback capital for leveraged buyouts and recapitalizations to corporations and private equity sponsors. From February 2007 to August 2010, Mr. Broms served as Director of Acquisitions at Realty Income Corporation, a S&P 500 publicly-traded net-lease REIT. Mr. Broms holds a Bachelor of Science in Finance from the Geis College of Business at the University of Illinois and an MBA from Regis University in Denver, Colorado.

Mr. David Collins. Mr. Collins, age 69, has served as our Chief Property Officer since September 2020 and brings 35 years of real estate experience to our Company, where he previously provided consulting advice from February 2019 to September 2020. Mr. Collins was a Principal and Consultant with DFX Ventures, LLC from April 2018 to September 2020. He served as Executive Vice President, Portfolio Management for InvenTrust Properties Corp. from November 2014 to March 2018, Senior Vice President, Asset/ Property Management for VEREIT, Inc. from August 2010 to October 2014 and Senior Vice President, Asset Management for Carlyle Development Group from April 2006 to January 2009. Mr. Collins earned a Bachelor of Science in Accounting from Arizona State University.

Mr. Mitchell Germain. Mr. Germain, age 49, has served as our Chief Capital Officer since September 2020 and brings 20 years of real estate experience, including 16 years as a REIT sell-side analyst and capital markets executive, to our Company. Mr. Germain served as a Managing Director of JMP Securities from July 2009 to January 2020, VP – Equity Research REITs for Bank of America from 2006 to April 2009, Equity Research – REITs for RBC Capital Markets from 2005 to 2006, Equity Research – REITs for UBS from 2004 to 2005, Principal with SunDance Advisors from 1999 to 2004, Finance Manager with JP Morgan Asset Management from 1997 to 1999 and an analyst with ING Clarion from 1995 to 1997. Mr. Germain earned a Bachelor of Science in Accounting from Boston University.

Mr. John Raney. Mr. Raney, age 41, has served as our Chief Legal Officer and General Counsel since September 2020. He brings over 12 years of legal, mergers and acquisitions and capital markets experience to our Company. Mr. Raney was a Partner with Acceleron Law Group, LLP from June 2020 to September 2020, a Partner with Massumi & Consoli LLP from June 2018 to May 2020, Counsel at O’Melveny & Meyers LLP from May 2015 to June 2018 and an Associate with Latham & Watkins LLP from October 2008 to April 2015. Mr. Raney earned his B.A. at Boston College and his J.D. from the University of California, Los Angeles – School of Law. Mr. Raney is a licensed attorney in the State of California.

Ms. Jennifer Barber. Ms. Barber, age 29, has served as our Chief Operating Officer since May 2021 after having previously served as Chief of Staff and in other roles at Modiv and its predecessor companies since July 2017. She brings seven years of operational, investor relations and product experience to our Company. Ms. Barber served as Senior Client Coordinator and in other roles from November 2015 to July 2017 for Semaphore Business Solutions. Prior to her business career, Ms. Barber was a teacher for EF Education First Teachers in Beijing, China from September 2014 to September 2015. Ms. Barber earned a Bachelor of Arts degree in Business and Economics from California State University-Fullerton. She holds her FINRA Series 7 and 63 licenses and serves as a Registered Representative with North Capital Private Securities Corporation on behalf of Modiv.

Mr. John Bacon. Mr. Bacon, age 50, has served as our Chief Marketing Officer since May 2021. He brings nearly 30 years of marketing, public relations and branding experience, including 20 years in the real estate and/or financial services industries, to our Company. Mr. Bacon served as 1st Vice President, Marketing & Communications for CIM Group, L.P. from February 2018 to January 2021, Senior Vice President Corporate Communications and in other leadership roles for VEREIT and its predecessor companies from December 2010 to January 2018, Managing Director of Converge Marketing Group from April 2008 to December 2010 and Vice President of Marketing & Communications for RED Development, LLC from September 2003 to April 2008. Mr. Bacon earned his Bachelor of Journalism, Advertising, from the University of Nebraska-Lincoln.

Director Independence

We have four independent directors as defined by the director independence standards of the NYSE.

Committees of Our Board of Directors

Our board of directors may delegate many of its powers to one or more committees. Our board of directors currently has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Our board of directors has established an audit committee. Our audit committee’s function is to assist our board of directors in fulfilling its responsibilities by overseeing (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the selection, appointment and compensation of our independent registered public accounting firm and (v) our independent registered public accounting firm’s qualifications, performance and independence. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. The audit committee charter is available in the Modiv Documents-Corporate Governance section of our website at www.modiv.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus. The members of the audit committee are Jeffrey Randolph (Chairman), Adam S. Markman and Joe F. Hanauer, all of whom are “independent” as defined by the NYSE and applicable rules of the SEC. All members of the audit committee are financially literate, and our board of directors has determined that Mr. Randolph satisfies the SEC’s requirements for an “audit committee financial expert.”

Compensation Committee

Our board of directors has established a compensation committee. The members of the compensation committee are Mr. McWilliams and Mr. Nolan, with Mr. Nolan serving as chair of the compensation committee. Messrs. Nolan and McWilliams are both “independent” as defined by the NYSE and applicable rules of the SEC. The compensation committee is responsible for recommending, establishing, overseeing and directing the Company’s executive officer and director compensation philosophy, policies and programs, approving the compensation to be paid by the Company to the Company’s executive officers and making recommendations to the board of directors regarding the compensation of the non-employee members of the Company’s board of directors. The compensation committee fulfills these responsibilities primarily by carrying out the activities enumerated in the compensation committee charter. The compensation committee charter is available in the Modiv Documents-Corporate Governance section of our website at www.modiv.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee. The members of the nominating and corporate governance committee are Mr. McWilliams, Mr. Markman and Mr. Nolan, with Mr. McWilliams serving as chair of the nominating and corporate governance committee. Messrs. McWilliams, Markman and Nolan are all “independent” as defined by the NYSE and applicable rules of the SEC. The nominating and corporate governance committee is responsible for, among other things, (i) providing counsel to our board of directors with respect to the organization, function and composition of our board of directors and its committees, (ii) overseeing the self-evaluation of our board of directors and the board’s evaluation of management, (iii) periodically reviewing and, if appropriate, recommending to our board of directors changes to the company’s corporate governance policies and procedures, and (iv) identifying and recommending to our board of directors potential director candidates for nomination. The nominating and corporate governance committee fulfills these responsibilities primarily by carrying out the activities enumerated in the nominating and corporate governance committee charter. The nominating and corporate governance committee charter is available in the Modiv Documents-Corporate Governance section of our website at www.modiv.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.

Compensation of Executive Officers

Prior to December 31, 2019, we did not employ our executive officers, and our executive officers did not receive compensation directly from us for services rendered to us. Our executive officers were officers and/or employees of, and in some cases held an ownership interest in our former sponsor, and our executive officers were compensated by our former sponsor, in part, for their services to us.

As a result of the Self-Management Transaction which closed on December 31, 2019, starting January 1, 2020, our executive officers are employed with us and receive compensation directly from us for services rendered. Messrs. Halfacre and Pacini received annual salaries of $112,077 and $275,000, respectively, during 2020 after Mr. Halfacre voluntarily declined the balance of his 2020 cash compensation after May 31, 2020. On January 25, 2021, the compensation committee of our board of directors recommended, and our board of directors approved, the grant of 120,000 restricted units of Class R limited partnership interest in the Operating Partnership (the “Class R OP Units”), which will vest over the next three years, to Mr. Halfacre in recognition of his voluntary reduction in his 2020 compensation plus 512,000 Class R OP Units as equity incentive compensation for the next three years, along with granting Mr. Pacini 100,000 Class R OP Units as equity incentive compensation for the next three years and a cash bonus of $175,000 for 2020 which was paid during the first quarter of 2021. The Class R OP Units vest on March 31, 2024 and are then convertible into units of Class C limited partnership interest in the Operating Partnership (“Class C OP Units”) at a conversion ratio of 1:1, which conversion ratio can increase to 1:2.5 Class C OP Units if the Company generates funds from operations of $1.05, or more, per weighted average fully-diluted share outstanding for the year ending December 31, 2023. As a result of the Company’s 1:3 reverse stock split on February 1, 2021, Mr. Halfacre’s and Mr. Pacini’s Class R OP Units were adjusted to 210,667 Class R OP Units and 33,333 Class R OP Units, respectively.

In connection with the Self-Management Transaction, on December 31, 2019, we entered into restricted units award agreements (each, an “Award Agreement”) with each of Messrs. Halfacre and Pacini regarding the grant of a number of units of Class P limited partnership interest in the Operating Partnership (the “Class P OP Units”). Mr. Halfacre was granted a total of 40,000 Class P OP Units and Mr. Pacini was granted a total of 16,029 Class P OP Units, of which 20,262 Class P OP Units and 9,449 Class P OP Units were issued to Messrs. Halfacre and Pacini, respectively, in connection with their entry into restrictive covenant agreements in consideration for the stock portion of their 2020 equity incentive compensation.

The Class P OP Units and Class R OP Units are intended to be treated as “profits interests” in the Operating Partnership, which are non-voting, non-dividend accruing, and are not able to be transferred or exchanged prior to the earlier of (1) March 31, 2024, (2) a change of control (as defined in the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the “Amended OP Agreement”)), or (3) the date of the employee’s involuntary termination without cause (as defined in the relevant Award Agreement) (collectively, the “Lockup Period”). Following the expiration of the Lockup Period, the Class P OP Units are convertible into Class C OP Units at a conversion ratio of 1.6667 Class C OP Units for each one Class P OP Unit (after adjustment for the 1:3 reverse stock split on February 1, 2021); provided, however, that the foregoing conversion ratio shall be subject to adjustment as provided in the Amended OP Agreement.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by the Company’s named executive officers:

Name and Principal Position	Year	Salary(1)	Bonus(1)(2)	Stock Awards(1)(3)	Option Awards	All Other Compensation	Total
Aaron S. Halfacre Chief Executive Officer and President	2020	$112,077	$—	$1,549,170	$—	$—	$1,661,247
Raymond J. Pacini Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2020	$275,000	$175,000	$330,715	$—	$—	$780,715

(1)
Mr. Halfacre elected to receive the balance of his 2020 salary and bonus in 40,000 restricted Class R OP Units, which had a value of $21.00 per share on the January 25, 2021 grant date, adjusted for our 1:3 reverse stock split on February 1, 2021. The restricted Class R OP Units will vest on the earlier of (i) March 31, 2024; (ii) a change of control of our Company (as defined in the Amended OP Agreement); or (iii) the date of Mr. Halfacre’s involuntary termination without cause (as defined in Mr. Halfacre’s Award Agreement).

(2)	Mr. Pacini’s cash bonus for 2020 was paid during February 2021.
(3)
The amounts reported represent the aggregate grant date fair value of the stock awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. Stock awards include 20,262 Class P OP Units and 9,449 Class P OP Units issued to Messrs. Halfacre and Pacini, respectively, on December 31, 2019 in connection with their entry into restrictive covenant agreements in consideration for the stock portion of their 2020 equity incentive compensation. These units are each convertible into 1.6667 Class C OP Units in the Operating Partnership and are valued at $21.00 per share as of December 31, 2020, adjusted for our 1:3 reverse stock split on February 1, 2021. The restricted Class P OP Units will vest on the earlier of (i) March 31, 2024; (ii) a change of control of our Company (as defined in the Amended OP Agreement); or (iii) the date of an involuntary termination without cause (as defined in the Award Agreement). Mr. Halfacre’s stock awards also include the Class R OP Units described in footnote (1) above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the information with respect to outstanding equity awards held by our named executive officers as of December 31, 2020, adjusted for our 1:3 reverse stock split on February 1, 2021.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(1)
Aaron S. Halfacre	40,000	$2,520,000
Raymond J. Pacini	16,029	$1,009,827

(1)
After adjustment for the 1:3 reverse stock split on February 1, 2021, the Class P OP Units listed above are convertible into 1.6667 Class C OP Units in the Operating Partnership, with a potential increase to a maximum of 3 Class C OP Units in the Operating Partnership if the Company achieves specified performance hurdles. The market value above assumes that the Company achieves the performance hurdles for assets under management of $1.551 billion and adjusted funds from operations of $2.10 per share for the year ending December 31, 2023 which would result in the maximum conversion ratio of 3 Class C OP Units for each Class P OP Unit. The Class C OP Units are exchangeable for cash or shares of Class C common stock on a 1-for-1 basis, as determined by the Company.

Compensation of Non-Officer Directors

As of January 1, 2021, each of our non-officer directors are compensated as follows: (i) annual retainer of $40,000 (paid in quarterly installments) payable in cash or, upon election by such director, in shares of Class C common stock; (ii) an annual stock grant of $50,000 (paid in quarterly installments) payable in shares of our Class C common stock; (iii) an annual fee of $10,000 to the lead independent director payable in shares of our Class C common stock; and (iv) annual committee chair fees of $10,000 for each of the chairs of the audit and compensation committees, payable in shares of our Class C common stock. The shares to be issued to directors will be restricted securities issued in private transactions in reliance on an exemption from registration requirements of the Securities Act under Section 4(a)(2) thereof, and the Company has not agreed to file a registration statement with respect to registration of the shares to the directors. The directors will be able to resell their shares to us pursuant to our share repurchase program. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also one of our officers, we do not pay any compensation for services rendered as a director.

Non-Officer Director Compensation

The following table sets forth information with respect to compensation earned by or awarded to each non-officer director who served on our board of directors during the fiscal year ended December 31, 2020. The amounts of the stock awards represent the aggregate grant date fair value of the stock awards in accordance with FASB ASC 718.

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Raymond E. Wirta	$—	$—	$—	$—
Adam S. Markman	$12,500	$62,500	$—	$75,000
Curtis B. McWilliams	$6,250	$78,750	$—	$85,000
Thomas H. Nolan, Jr.	$12,500	$72,500	$—	$85,000
Jeffrey Randolph	$12,500	$72,500	$—	$85,000
Joe F. Hanauer	$6,250	$68,750	$—	$75,000

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. Our charter also generally requires us to indemnify and advance expenses to our directors and officers for losses or liabilities suffered by us to the maximum extent permitted by Maryland law. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses.

The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. We have entered into indemnification agreements with each of our directors and executive officers. We also purchase and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Management Decisions

The primary responsibility for management decisions, including the selection of real estate investments to be recommended to our board of directors, the negotiation for these investments and asset management decisions, resides in our executive officers, Messrs. Halfacre and Pacini. All proposed investments that are outside of specified acquisition parameters established by our board of directors, including a majority of our independent directors, must be approved by at least a majority of our board of directors, including a majority our independent directors. Unless otherwise required by applicable law, the independent members of our board of directors may approve a proposed investment without action by our full board of directors if the approving independent members of our board of directors constitute at least a majority of the board of directors.

Security Ownership of Certain Beneficial Owners and Management

As of July 31, 2021, there is no person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class C or Class S common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days. The following table shows, as of July 31, 2021, the amounts of our Class C common stock, Class M OP Units, Class P OP Units, and Class R OP Units beneficially owned (unless otherwise indicated) by (1) each of our directors and executive officers; and (2) all of our directors and executive officers as a group. None of our directors or executive officers owns any shares of our Class S common stock.

Name(1)	Class C Shares Beneficially Owned	Class M and Class P OP Units(2)	Class R OP Units(3)	Percent of Class C Shares(4)	Class S Shares Beneficially Owned	Percent of Common Stock(5)
Aaron S. Halfacre(6)	8,357	65,097	210,667	3.6%	—	3.6%
Raymond E. Wirta	54,499	194,384	—	4.2%	—	4.2%
Raymond J. Pacini(6)	333	16,029	33,333	*	—	*
Joe F. Hanauer	5,149	7,461	—	*	—	*
Adam S. Markman	7,948	—	—	*	—	*
Curtis B. McWilliams	8,473	—	—	*	—	*
Thomas H. Nolan, Jr.	7,892	—	—	*	—	*
Jeffrey Randolph	14,802	—	—	*	—	*
All directors and executive officers as a group (8 persons)	107,453	282,971	244,000	9.1%	—	9.1%

*	Less than 1% of the outstanding Class C or Class S common stock (as applicable) and none of the shares is pledged as security.

(1)	The address of each named beneficial owner is 120 Newport Center Drive, Newport Beach, CA 92660.
(2)
Units of Class M limited partnership interest in the Operating Partnership (“Class M OP Units”) that were issued in connection with the Self-Management Transaction and Class P OP Units are each convertible into 1.6667 Class C OP Units in the Operating Partnership, subject to certain adjustments.

(3)
On January 25, 2021, Mr. Halfacre and Mr. Pacini were granted 210,667 and 33,333 Class R OP Units in the Operating Partnership, respectively, which reflect adjustment for the 1:3 reverse stock split on February 1, 2021, and which will vest on March 31, 2024, or upon change of control of our Company or involuntary termination without cause, as defined in the Amended OP Agreement. Upon vesting, each Class R OP Unit is convertible into 1.0 Class C OP Unit in the Operating Partnership, subject to certain adjustments including an increase in the conversion ratio to 1:2.5 Class C OP Units if the Company achieves funds from operations of $1.05 per share for the year ending December 31, 2023. The Class C OP Units are exchangeable for cash or shares of Class C common stock on a 1-for-1 basis, as determined by the Company.

(4)
Based on 9,015,883 fully diluted shares of Class C common stock outstanding which includes 7,465,919 shares of Class C common stock outstanding on July 31, 2021 plus 1,189,964 Class M OP Units and Class P OP Units at a conversion ratio of 1:1.6667 and 360,000 Class R OP Units at a conversion ratio of 1:1.

(5)
Based on 9,079,287 fully diluted shares of common stock (Class C and Class S) outstanding which includes 7,529,323 shares of common stock (Class C and Class S) outstanding on July 31, 2021, plus 1,189,964 Class M OP Units and Class P OP Units at a conversion ratio of 1:1.6667 and 360,000 Class R OP Units at a conversion ratio of 1:1.

(6)
On December 31, 2019, Mr. Halfacre and Mr. Pacini were granted 40,000 and 16,029 Class P OP Units in the Operating Partnership, respectively, which will vest on March 31, 2024, or upon change of control of our Company or involuntary termination without cause, as defined in the Amended OP Agreement. Upon vesting, each Class P OP Unit is convertible into 1.6667 Class C OP Units in the Operating Partnership, after reflecting adjustment for the 1:3 reverse stock split on February 1, 2021 and subject to certain adjustments. The Class C OP Units are exchangeable for cash or shares of Class C common stock on a 1-for-1 basis, as determined by the Company.

CONFLICTS OF INTEREST

We may be subject to conflicts of interest given that certain of our directors and officers also serve as directors and officers for BRIX REIT and Modiv Divisibles. These individuals have legal and financial obligations with respect to BRIX REIT and Modiv Divisibles that are similar to their obligations to us. In addition, one of our subsidiaries serves as the sponsor and advisor of BRIX REIT and Modiv Divisibles. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to ameliorate some of the risks posed by these conflicts.

We believe that our directors and executive officers will devote the time required to manage our business and expect that the amount of time a particular executive officer devotes to us will vary during the course of the year and depend on our business activities at the given time. It is difficult to predict specific amounts of time an executive officer will devote to us. We expect that our executive officers will generally devote more time to programs raising and investing capital than to programs that have completed their offering stages, though from time to time each program will have its unique demands.

Certain Board of Directors’ Duties to BRIX REIT and Modiv Divisibles

Our affiliated directors, Messrs. Halfacre and Wirta, are also directors of BRIX REIT and Messrs. Halfacre and Pacini are managers of Modiv Divisibles, and three of our officers are also officers of BRIX REIT and Modiv Divisibles with Mr. Broms serving as the Chief Executive Officer and President of BRIX REIT and Chief Investment Officer of Modiv Divisibles, Mr. Pacini serving as the Chief Financial Officer and Secretary of BRIX REIT and Modiv Divisibles, and Ms. Sciutto serving as the Chief Accounting Officer of BRIX REIT and Modiv Divisibles. In addition, Mr. Raney serves as Chief Legal Officer and General Counsel of Modiv Divisibles. While BRIX REIT is in the process of implementing a plan of liquidation which includes selling all of its assets and then dissolving, the duties of our directors serving on the board of directors of BRIX REIT and Modiv Divisibles may influence their judgment when considering issues for us that also may affect BRIX REIT and/or Modiv Divisibles, such as the following:

•
We could enter into transactions with BRIX REIT and/or Modiv Divisibles, such as property acquisitions, sales of properties or sales of interests in special purpose entities that own property. Decisions of our board of directors regarding the terms of those transactions may be influenced by our affiliated directors’ responsibilities to BRIX REIT and Modiv Divisibles;

•	We could seek to acquire the same or similar assets that Modiv Divisibles is seeking to acquire and be in competition with Modiv Divisibles for investment opportunities;

•	We could enter into options or rights of first offer or rights of first refusal with Modiv Divisibles to acquire some of its properties;

•
A decision of our board of directors regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with offerings of other programs advised by our affiliates; and

•
A decision of our board of directors regarding whether and when we seek to list our common stock on a national securities exchange could be influenced by concerns that such listing could adversely affect the sales efforts of other programs advised by our affiliates, depending on the price at which our shares trade.

Certain Conflict Resolution Measures

Responsibilities of Our Independent Directors Regarding Conflicts of Interest

In order to ameliorate the risks created by conflicts of interest, the board of directors has delegated certain responsibilities to our independent directors acting by majority vote. In general, an independent director is a person who is not one of our officers or employees or an officer or employee of one of our affiliates. None of our independent directors serves as an independent director of BRIX REIT or Modiv Divisibles.

Among the matters we expect to require approval of a majority of our independent directors are:

•	transactions with affiliates, including Modiv Divisibles; and

•	whether we seek to acquire BRIX REIT or substantially all of its assets.

Acquisition parameters are established by our board of directors, including a majority of our independent directors, and potential acquisitions outside of these parameters require approval by our board of directors, including a majority of our independent directors.

INVESTMENT OBJECTIVES AND CRITERIA

Overview

Absent any change in our investment strategy, we intend to invest primarily in a diversified portfolio of real estate and, to a lesser extent, real estate-related investments, to include real estate securities and real estate technology-enabled investments, through wholly-owned or majority controlled subsidiaries. Such investments could arise from single asset transactions and/or portfolio mergers and acquisitions.

With respect to our real estate investments, we plan to continue to diversify our portfolio by geography, investment size and investment risk with the goal of acquiring a portfolio of income-producing real estate investments that provides attractive and stable returns to our stockholders as well as potential capital appreciation in the value of our investments. We will continue to seek opportunities to be an aggregator within the non-listed real estate product industry, utilizing the combination of our deep understanding of both the crowdfunding and real estate markets and the strength of our stockholder-owned, self-managed business model. In that regard, we will consider acquisitions of, or investments in, other crowdfunding companies or platforms and other non-listed real estate companies or portfolios.

Our investment objectives and policies may be amended or changed at any time by our board of directors. Although we have no plans at this time to change any of our investment objectives described in this prospectus, our board of directors may change any and all such investment objectives, including our focus on the properties and investments described above, if it believes such changes are in the best interests of our stockholders. We intend to notify our stockholders of any change to our investment policies by disclosing such changes in a public filing such as a filing under the Exchange Act, as appropriate. We cannot assure you that our policies or investment objectives will be attained or that the value of our Series A Preferred Stock or Class C common stock will not decrease.

Primary Investment Objectives

Our primary investment objectives are:

•	to provide attractive growth in Adjusted Funds From Operations (“AFFO”) and sustainable cash distributions;
•	to preserve and return capital contributions;
•	to realize value appreciation from proactive investment selection and management;
•	to provide future opportunities for growth and value creation; and
•	to provide an investment alternative for individual stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate.

While initial purchases of properties will be funded with funds received from the sale of shares of common stock, we anticipate incurring mortgage debt (not to exceed 55% of the total value of all of our properties) against pools of individual properties, and pledging such properties as security for that debt to obtain funds to acquire additional properties.

We cannot assure you that we will achieve our investment objectives. See the “Risk Factors” section of this prospectus.

Investment Strategy

Commercial Real Estate

In pursuit of our primary investment objectives, we maintain the ability to expand beyond our traditional single-tenant portfolio of triple-net leased properties, and seek to acquire a diversified portfolio of income-generating commercial real estate investments throughout the United States diversified by corporate credit, physical geography, product type, and lease duration. These may include multifamily, retail, office, hotel and industrial assets, as well as others, including, without limitation, healthcare, student housing, senior living, data centers, manufactured housing and storage properties. Although we have no current intention to do so, we may also invest a portion of the net proceeds in commercial real estate properties outside the United States. We intend to acquire assets consistent with our acquisition philosophy by focusing primarily on properties located in primary, secondary and certain select tertiary markets and leased to tenants, at the time we acquire them, with strong financial statements, including investment grade credit quality, and typically subject to long-term leases with defined rental rate increases. We may also acquire assets that require some amount of capital investment in order to be renovated or repositioned. We generally will limit investment in new developments on a standalone basis, but may consider development that is ancillary to an overall investment. We do not designate specific geography or sector allocations for the portfolio; rather we intend to invest in regions or asset classes where we see the best opportunities that support our investment objectives.

To a lesser extent, we may also invest in real estate debt and equity securities and other real estate-related investments to provide current income, portfolio diversification and a source of liquidity for distributions to stockholders, our share repurchase program, cash management and other purposes.

Other Non-Listed REITs and Real Estate Products or Managers

We believe there will be opportunities to acquire other non-listed REITs and real estate products or managers given the current fragmented nature of the industry. There are many smaller non-listed REITs that have not been able to raise sufficient capital to grow their investment portfolio and provide liquidity to their stockholders. Given their limited alternatives, some of these non-listed REITs may be receptive to potential acquisitions by us. There are also other non-listed real estate products and managers that face similar challenges and may also be receptive to potential acquisitions by us.

Technology-enabled Real Estate Investments

We will also seek to make real estate-related investments in fintech and proptech sectors that enhance real estate capital markets. Within the fintech and proptech sectors, which have garnered significant investment interest in today’s marketplace, we intend to focus on those companies whose core purpose is related to the commercial real estate industry, particularly companies using technology driven platforms and solutions to disrupt or revolutionize the commercial real estate capital markets as well as investment management firms or companies tied to transactional marketplace processes of the industry.

Further, we expect crowdfunding platforms and direct-to-retail real estate investment management businesses to be natural, potential areas of focus given our management team’s experience, expertise and operational skills in those industries. We define the crowdfunding sector primarily as those U.S.-based companies which use an online platform to raise pools of equity or debt capital directly from investors to acquire or lend against a certain asset or company, whether the asset or company be real estate-related or another alternative asset class. We define the direct-to-retail real estate investment management sector primarily as individual investor-focused platforms offering real estate investment products typically under a variety of regulatory frameworks to include Regulation A, Regulation D and the Investment Company Act of 1940.

We cannot assure you that any of the properties we acquire will result in the benefits discussed above. See “Risk Factors — General Risks Related to Investments in Real Estate and Risk Factors — Risks Related to Investments in Single Tenant Real Estate.”

General Acquisition and Investment Policies

We seek to make investments that satisfy the primary investment objective of providing sustainable cash distributions to our common stockholders. In addition, because a significant factor in the valuation of income-producing real property is its potential for future appreciation, we anticipate that some properties we acquire may have the potential both for appreciation in value and for providing sustainable cash distributions to our common stockholders.

Although this is our current focus, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego an investment opportunity because it does not precisely fit our expected portfolio composition. We believe that we are most likely to meet our investment objectives through the careful selection of assets. When making an acquisition, we will emphasize the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives. Thus, our portfolio composition may vary from what we initially expect. We will attempt to construct a portfolio that produces stable and attractive returns by spreading risk across different real estate and real estate-related investments.

Our management has substantial discretion with respect to the selection of specific properties. However, acquisition parameters are established by our board of directors and potential acquisitions outside of these parameters require approval by our board of directors, including a majority of our independent directors. In selecting a potential property for acquisition, we consider a number of factors, including, but not limited to, the following:

•	tenant creditworthiness;
•	lease terms, including length of lease term, scope of landlord responsibilities, if any, and frequency of contractual rental increases;
•	projected demand in the area;
•	a property’s geographic location and type;
•	proposed purchase price, terms and conditions;
•	historical financial performance;
•	a property’s physical location, visibility, curb appeal and access;
•	construction quality and condition;
•	potential for capital appreciation;

•	demographics of the area, neighborhood growth patterns, economic conditions, and local market conditions;
•	potential capital reserves required to maintain the property;
•	potential for construction of new properties in the area;
•	evaluation of title and ability to obtain satisfactory title insurance;
•	evaluation of any reasonable ascertainable risks such as environmental contamination; and
•	replacement use of the property in the event of loss of existing tenant (limited special use properties).

There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition.

Creditworthiness of Tenants

In the course of making a real estate investment decision, we assess the creditworthiness of the tenant that leases the property we intend to purchase. Tenant creditworthiness is an important investment criterion, as it provides a barometer of relative risk of tenant default, but tenant creditworthiness analysis is just one element of due diligence which we perform when considering a property purchase, and the weight we ascribe to tenant creditworthiness is a function of the results of other elements of due diligence.

Some of the properties we intend to acquire will be leased to public companies. Many public companies have their creditworthiness analyzed by bond rating firms such as Standard & Poor’s and Moody’s. These firms issue credit rating reports which segregate public companies into what are commonly called “investment grade” companies and “non-investment grade” companies. We expect that our portfolio of properties will contain a mix of properties that are leased to investment grade public companies, non-investment grade public companies, and non-public companies (or individuals).

The creditworthiness of investment grade public companies is generally regarded as very high. As to prospective property acquisitions leased to other than investment grade tenants, we intend to analyze publicly available information and/or information regarding tenant creditworthiness provided by the sellers of such properties and then make a determination in each instance as to whether we believe the subject tenant has the financial fortitude to honor its lease obligations.

We do not intend to systematically analyze tenant creditworthiness on an ongoing basis, post-acquisition. Many leases will limit our ability as landlord to demand on recurring bases non-public tenant financial information. It is our policy and practice, however, to monitor public announcements regarding our tenants, as applicable, and tenant payment histories.

Description of Leases

We expect to invest in a diversified portfolio of real estate and real estate-related investments, including single tenant properties with existing net leases, multi-tenant commercial real estate properties with full-service gross leases and multi-family properties with modified gross leases. “Net” leases typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance, common area maintenance charges, and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple-net or double-net. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Most of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term. Triple-net leases typically require the tenant to pay common area maintenance, insurance, and taxes associated with a property in addition to the base rent and percentage rent, if any. Double-net leases typically require the landlord to be responsible for structural and capital elements of the leased property. Full-service gross leases require the landlord to be responsible for all operating expenses of the property. Modified gross leases require the landlord to be responsible for most operating expenses but designate certain expenses such as utilities and cleaning services as tenant responsibilities. We anticipate that most of our acquisitions will have lease terms of five to 15 years at the time of the property acquisition and we may acquire properties under which the lease term has partially expired. We also may acquire properties with shorter lease terms if the property is located in a desirable location, is difficult to replace, or has other significant favorable real estate attributes. Generally, the net leases require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy. We may elect to obtain, to the extent commercially available, contingent liability and property insurance, flood insurance, environmental contamination insurance, as well as loss of rent insurance that covers one or more years of annual rent in the event of a rental loss. However, the coverage and amounts of our insurance policies may not be sufficient to cover our entire risk. Tenants are required to provide proof of insurance by furnishing a certificate of insurance to us on an annual basis. We will track and review the insurance certificates for compliance.

Our Borrowing Strategy and Policies

We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties, and publicly or privately placed debt instruments or financing from institutional investors or other lenders. We may obtain a credit facility or separate loans for each acquisition. Our indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. We may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to fund repurchases of our shares of common stock or to provide working capital. To the extent we borrow on a short-term basis, we may refinance such short-term debt into long-term, amortizing mortgages once a critical mass of properties has been acquired and to the extent such debt is available at terms that are more favorable than the existing debt.

There is no limitation on the amount we can borrow for the purchase of any individual property. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets, and we intend to utilize up to 55% leverage in connection with our acquisition strategy. We will limit our borrowing to 55% of our tangible assets unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report, along with the justification for such excess. When calculating our use of leverage, we will not include temporary, unsecured borrowing for property acquisitions under a revolving credit facility (or similar agreement).

We may borrow amounts from our affiliates only if such loan is approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, as fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances.

We may re-evaluate and change our debt strategy and policies in the future without a stockholder vote. Factors that we could consider when re-evaluating or changing our debt strategy and policies include then-current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to equity in connection with any change of our borrowing policies.

Acquisition Structure

Although we are not limited as to the form our investments may take, our investments in real estate will generally constitute acquiring fee title in real property or interests in entities that own and operate real estate. Our investments in crowdfunding companies or platforms and other non-listed real estate and real estate-related companies will generally involve acquiring the assets of, or a controlling interest (whether by the way of share purchase, merger, partnership, joint venture or otherwise) in such entities. We may also purchase real estate-related debt and equity securities.

We will generally make acquisitions of our real estate investments directly through our Operating Partnership or indirectly through limited liability companies or limited partnerships (including through our TRS (as described below)), or through investments in joint ventures, partnerships, tenants-in-common, co-tenancies or other co-ownership arrangements with other owners of properties. Modiv Advisors, LLC is a subsidiary of our TRS and it will be the advisor to Modiv Divisibles. See “Risk Factors — General Risks Related to Investments in Real Estate and The Operating Partnership Agreement.”

Real Property Investments

We will continually evaluate various potential property investments and engage in discussions and negotiations with sellers regarding the purchase of properties by us. If we believe that a reasonable probability exists that we will acquire a significant property or portfolio of properties (a “Significant Property Acquisition”), we will disclose the pending material terms of the Significant Property Acquisition in a Current Report on Form 8-K (a "Current Report") after we have completed due diligence. We expect that this may occur following the signing of a purchase agreement for a Significant Property Acquisition and upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A Current Report will also describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending Significant Property Acquisition is consummated, also by means of a Current Report, if appropriate. The disclosure of any proposed Significant Property Acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the Current Report and any actual purchase.

We expect to have adequate insurance coverage for all properties in which we invest. Most of our leases will require that our tenants procure insurance for both commercial general liability and property damage. In such instances, the policy will list us an additional insured. However, lease terms may provide that tenants are not required to, and we may decide not to, obtain any or adequate earthquake or similar catastrophic insurance coverage because the premiums are too high, even in instances where it may otherwise be available. See “Risk Factors – General Risks Related to Investments in Real Estate.”

Conditions to Closing Real Property Acquisitions

We perform a diligence review on each property that we purchase. As part of this review, we obtain an environmental site assessment for each proposed acquisition (which at a minimum includes a Phase I environmental assessment). We will not close the purchase of any property unless we are generally satisfied with the environmental status of the property. We will also generally seek to condition our obligation to close the purchase of any investment on the delivery of certain documents from the seller. Such documents include, where available and appropriate:

•	property surveys and site audits;
•	building plans and specifications, if available;
•	soil reports, seismic studies, flood zone studies, if available;
•	licenses, permits, maps and governmental approvals;
•	tenant leases and estoppel certificates;
•	tenant financial statements and information, if available;
•	historical financial statements and tax statement summaries of the properties;
•	proof of marketable title, subject to such liens and encumbrances as are acceptable to us; and
•	liability and title insurance policies.

Co-Ownership Real Estate Investments

We may acquire some of our properties in the form of a co-ownership, including but not limited to tenants-in-common and joint ventures, some of which may be with affiliates, including Modiv Divisibles. See “Conflicts of Interest.” Among other reasons, we may want to acquire properties through a co-ownership structure with third parties or affiliates in order to diversify our portfolio of properties in terms of geographic region or property type. Co-ownership structures may also allow us to acquire an interest in a property without requiring that we fund the entire purchase price. In addition, certain properties may be available to us only through co-ownership structures. In determining whether to utilize a particular co-ownership structure, our management will evaluate the subject real property under the same criteria described elsewhere in this prospectus.

We may enter into joint ventures with affiliates for the acquisition of properties, but only provided that:

•	a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, approve the transaction as being fair and reasonable to us; and
•	the investments by us and such affiliate are on substantially the same terms and conditions.

To the extent possible and if approved by our board of directors, including a majority of our independent directors, we will attempt to obtain a right of first refusal or option to buy the property held by the co-ownership structure and allow such co-owners to exchange their interest for our Operating Partnership’s units or to sell their interest to us in its entirety. Entering into joint ventures with affiliates will result in certain conflicts of interest. See “Conflicts of Interest.”

Investments in Real Estate Debt and Equity Securities

We may invest in real estate debt and other securities to generate income and provide diversification to our portfolio and a source of liquidity for our share repurchase, cash management and other purposes.

While we are not currently investing in real estate debt, should we decide to invest in real estate debt, our focus would likely be on public and private real estate debt, including, but not limited to, CMBS, real estate-related corporate credit, mortgages, loans, mezzanine and other forms of debt (to potentially include residential mortgage backed securities and other residential credit), interests of collateralized debt obligations and collateralized loan obligation vehicles and equity interests in public and private entities that invest in real estate debt as one of their core businesses, and may also include preferred equity and derivatives. Our investments in real estate debt will be focused in the United States, but may also include investments issued or backed by real estate in Europe and certain other countries.

Our loan investments may include commercial mortgage loans, bank loans, mezzanine loans, other interests relating to real estate and debt of companies in the business of owning and/or operating real estate-related businesses. Commercial mortgage loans are typically secured by single-family, multifamily or commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower.

We do not intend to make loans to other persons.

Mezzanine loans may take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning the real property or an entity that owns (directly or indirectly) the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than mortgage lending because the investment may become unsecured as a result of foreclosure by the senior lender.

While we are not currently investing in real estate-related equity securities, should we decide to invest in real estate-related equity securities, any such investments generally will focus on equity securities issued by public and private real estate companies and certain other securities, with the primary goal of such investments being preservation of liquidity in support of our share repurchase program, while also seeking income, potential for capital appreciation and further portfolio diversification.

We may also invest, without limitation, in securities that are unregistered (but may be eligible for purchase and sale by certain qualified institutional buyers) or are held by control persons of the issuer and securities that are subject to contractual restrictions on their resale.

Investments in Real Estate-Related Companies

We plan to continue to invest in real estate-related businesses that can further our mission of increasing access to non-listed real estate products and reducing the cost of owning those products. Examples of business acquisitions we could potentially pursue include fintech, proptech, crowdfunding, capital markets syndication, investment managers and investment advisory. We maintain an opportunistic strategy in making these investments which is often focused on potential synergistic benefits to our Company as well as the potential for capital appreciation in the value of our investments and further portfolio diversification.

Our process for making investments in real estate-related companies involves complex financial modeling and rigorous due diligence in addition to utilization of a combination of our deep understanding of both the crowdfunding and real estate markets and the strength of our stockholder-owned, self-managed business model. Our primary focus will continue to be seeking investments in real estate properties that are producing income to fund distributions to our stockholders.

At all times, we intend to make investments in such a manner consistent with maintaining our qualification as a REIT under the Internal Revenue Code and so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act.

Government Regulations

Our business will be subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Americans with Disabilities Act

Our properties are subject to regulation under federal laws, such as the Americans with Disabilities Act of 1990, as amended (the “Disabilities Act”), pursuant to which all public accommodations must meet certain federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the Disabilities Act, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties are not in compliance with the Disabilities Act, we might be required to take remedial action, which would require us to incur additional costs to bring the property into compliance. Failing to comply could result in the imposition of fines by the federal government or an award of damages to private litigants. In addition, a number of additional federal, state and local laws may require us to modify or restrict our ability to renovate our properties or properties we may purchase. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

Environmental Matters

All real property and the operations conducted on real property are subject to federal, state and local laws, ordinances and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the presence and release of hazardous substances and the remediation of any associated contamination.

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent properties or sell the property or to borrow using the property as collateral and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. We maintain a pollution insurance policy for all of our properties to insure against the potential liability of remediation and exposure risk. See “Risk Factors — General Risks Related to Investments in Real Estate.”

Other Regulations

The properties we acquire will be subject to various federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We intend to acquire properties that are in material compliance with all such regulatory requirements. However, we cannot assure you that these requirements will not change or that new requirements will not be imposed which would require significant unanticipated expenditures and could have an adverse effect on our financial condition and results of operations.

Legal Proceedings

From time-to-time, we may become party to legal proceedings that arise in the ordinary course of its business. Other than as described in Note 10 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus, we are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

Disposition Policies

We generally intend to hold each property we acquire for an extended period. However, we may sell a property at any time if, in our judgment, the sale of the property is in the best interests of our stockholders.

The determination of whether a particular property should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities and considerations specific to the condition, value and financial performance of the property.

We may sell assets to third parties or to affiliates, including Modiv Divisibles. All transactions between us and an affiliate must be approved by a majority of our independent directors.

Affiliate Transaction Policy

Our independent directors will review and approve all matters the board of directors believes may involve a conflict of interest and will approve all transactions between us and our affiliates. See “Conflicts of Interest – Certain Conflict Resolution Measures.”

Investment Company Act and Certain Other Policies

General

We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our Operating Partnership will be required to register as an investment company based on the following analysis. With respect to the 40% test, the entities through which we and our Operating Partnership intend to own our assets are majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

With respect to the primarily engaged test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.

We believe that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company (any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act). As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that each of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. We expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

To avoid registration as an investment company, we expect to limit the investments that we make, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. In 2011, the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage-related instruments. To the extent that the SEC or its staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

If at any time the character of our investments could cause us to be deemed as an investment company for purposes of the Investment Company Act, we will take all necessary actions to attempt to ensure that we are not deemed to be an investment company. See “Risk Factors — Risks Related to Our Corporate Structure.” In addition, we do not intend to underwrite securities of other issuers or actively trade in loans or other investments.

Subject to the restrictions we must follow in order to qualify to be taxed as a REIT, we may make investments other than as previously described in this prospectus, although we do not currently intend to do so. We have authority to purchase or otherwise reacquire our shares of Class C common stock or any of our other securities. We have no present intention of repurchasing any of our shares of Class C common stock except pursuant to our share repurchase program, and we would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Internal Revenue Code.

Liquidity of Prior Programs

Our former sponsor offered three REITs in addition to us and two of those REITs disclosed an expected time frame for the REIT to be liquidated.

Nexregen Firewheel Real Estate Investment Trust (“Firewheel”) was formed in 2007 as a Texas real estate investment trust to make a public, intra-state offering of common stock registered with the Texas State Securities Board. The proceeds were used by Firewheel to invest in the Firewheel Village Shopping Center, an existing shopping center located in Garland, Texas. In 2008, Firewheel converted from a real estate investment trust to a limited partnership. Firewheel’s offering of common stock to investors closed in 2008 and it did not make any additional sales of securities or investments in properties after 2008. The Firewheel offering prospectus disclosed that it intended to create a liquidity event in three to seven years. In June 2018, Firewheel sold the shopping center property it acquired and the program was closed in 2018.

Rich Uncles was formed in 2012 as a California real estate investment trust to make a public, intra-state offering of common stock registered with the California Department of Business Oversight. Rich Uncles’ operations consisted primarily of acquiring and operating single tenant business properties. Rich Uncles’ shares were offered at $10.00 per share and its offering prospectus disclosed that it intended to create a liquidity event no later than the 10th anniversary of the termination date (July 20, 2016) of its offering. In that regard, Rich Uncles conducted an extensive marketing process in the first half of 2019 which led to its agreement to merge with Merger Sub as discussed in “Summary - The Company.” The merger closed on December 31, 2019 and Rich Uncles’ shareholders received one share of our Class C common stock for each Rich Uncles’ share.

BRIX REIT was formed in October 2017 and became qualified to offer shares of its common stock through a Tier 2 offering pursuant to Regulation A promulgated under the Securities Act on April 16, 2018. BRIX REIT commenced its offering at $5.00 per share in April 2018 and its oﬀering circular disclosed that its charter documents do not require it to pursue a liquidity event by a speciﬁed date. In September 2020, the stockholders of BRIX REIT approved a plan of liquidation that calls for completion of the liquidation within 24 months. As of the date of this prospectus, the exact timing for completing the liquidation of BRIX REIT is undetermined.

EXISTING PROPERTIES AND INVESTMENTS

As of June 30, 2021, the Company’s real estate investment portfolio consisted of 38 operating properties located in 14 states comprised of: 12 retail properties, 14 office properties and 12 industrial properties, including one industrial property held for sale not reflected in the table below and the 72.7% TIC Interest in an industrial property in Santa Clara, California, not reflected in the table below.

Property and Location(1)	Rentable Square Feet	Property Type	Investment in Real Property, Net, Plus Above-/Below- Market Lease Intangibles, Net	Mortgage Financing (Principal)		Annualized Base Lease Revenue(2)	Acquisition Fee(3)	Lease Expiration(4)	Renewal Options (Number/ Years)(4)
Accredo Health, Orlando, FL	63,000	Office	$8,682,079	$8,538,000		$1,011,636	$5,796	12/31/2024	2/5-yr
Dollar General, Litchfield, ME	9,026	Retail	1,211,987	616,834	(5)	92,961	40,008	9/30/2030	3/5-yr
Dollar General, Wilton, ME	9,100	Retail	1,446,225	621,892	(5)	112,439	48,390	7/31/2030	3/5-yr
Dollar General, Thompsontown, PA	9,100	Retail	1,127,755	621,892	(5)	85,998	37,014	10/31/2030	3/5-yr
Dollar General, Mt. Gilead, OH	9,026	Retail	1,114,573	616,834	(5)	85,924	36,981	6/30/2030	3/5-yr
Dollar General, Lakeside, OH	9,026	Retail	1,037,755	616,833	(5)	81,036	34,875	5/31/2035	3/5-yr
Dollar General, Castalia, OH	9,026	Retail	1,017,519	616,833	(5)	79,320	34,140	5/31/2035	3/5-yr
Northrop Grumman, Melbourne, FL	107,419	Office	10,477,630	7,000,000		1,235,319	398,100	5/31/2026	1/5-yr
exp US Services, Maitland, FL	33,118	Office	5,842,678	3,288,786		779,805	200,837	11/30/2026	2/5-yr
Harley Davidson, Bedford, TX	70,960	Retail	11,751,000	6,558,170		900,000	382,500	4/12/2032	2/5-yr
Wyndham, Summerlin, NV	41,390	Office	9,728,247	5,551,200	(6)	916,282	390,906	2/28/2025	1/5-yr
Williams Sonoma, Summerlin, NV	35,867	Office	7,331,516	4,392,000	(6)	702,414	239,880	10/31/2022	None
Omnicare, Richmond, VA	51,800	Industrial	6,589,415	4,151,386		579,974	217,678	5/31/2026	1/5-yr
EMCOR, Cincinnati, OH	39,385	Office	5,501,429	2,784,868		501,552	177,210	2/28/2027	2/5-yr
Husqvarna, Charlotte, NC	64,637	Industrial	10,867,625	6,379,182		855,637	348,000	6/30/2027(7)	2/5-yr
AvAir, Chandler, AZ	162,714	Industrial	24,899,729	19,950,000		2,228,537	795,000	12/31/2032	2/5-yr
3M, DeKalb, IL	410,400	Industrial	12,677,800	8,091,800		1,186,056	456,000	7/31/2022	1/5-yr
Cummins, Nashville, TN	87,230	Office	13,453,269	8,256,600		1,420,213	465,000	2/28/2023	3/5-yr
Northrop Grumman Parcel, Melbourne, FL	—	Land	329,410	—		—	9,000	—	—
Texas Health, Dallas, TX	38,794	Office	6,859,927	4,324,160		545,894	222,750	12/31/2025	None
Bon Secours, Richmond, VA	72,890	Office	9,984,363	5,142,425		800,644	313,293	8/31/2026	None
Costco, Issaquah, WA	97,191	Office	26,790,265	18,850,000		2,186,797	870,000	7/31/2025(8)	1/5-yr
Taylor Fresh Foods, Yuma, AZ	216,727	Industrial	24,716,850	12,350,000		1,584,858	741,000	9/30/2033	None
Levins, Sacramento, CA	76,000	Industrial	4,335,954	2,687,293		299,220	—	8/20/2023	2/5-yr
Dollar General, Bakersfield, CA	18,827	Retail	4,906,201	2,263,573		328,250	—	7/31/2028	3/5-yr
PMI Preclinical, San Carlos, CA	20,800	Industrial	9,859,373	5,374,587		620,052	—	10/31/2025	2/5-yr
GSA (MHSA), Vacaville, CA	11,014	Office	3,068,781	1,743,349		340,279	—	8/24/2026	None
PreK Education, San Antonio, TX	50,000	Retail	12,102,412	4,984,311		825,000	—	7/31/2029	1/8-yr
Dollar Tree, Morrow, GA	10,906	Retail	1,294,744	—		103,607	—	7/31/2025	3/5-yr
Solar Turbines, San Diego, CA	26,036	Office	6,909,782	2,743,281		534,179	—	7/31/2023	None
Wood Group, San Diego, CA	37,449	Industrial	9,538,592	3,355,453		690,696	—	2/28/2026	2/5-yr
ITW Rippey, El Dorado Hills, CA	38,500	Industrial	6,973,908	3,002,271		528,615	—	7/31/2022	1/3-yr
Dollar General, Big Spring, TX	9,026	Retail	1,172,513	593,851		86,041	—	6/30/2030	3/5-yr
Gap, Rocklin, CA	40,110	Office	7,983,881	3,531,585		596,837	—	2/28/2023	1/5-yr
L3 Harris, Carlsbad, CA	46,214	Industrial	11,317,617	6,300,000		811,422	—	4/30/2022	2/3-yr
Sutter Health, Rancho Cordova, CA	106,592	Office	29,616,178	13,379,153		2,112,776	—	10/31/2025	3/5-yr
Walgreens, Santa Maria, CA	14,490	Retail	5,599,367	3,120,360		369,000	—	3/31/2032	8/5-yr
Total	2,153,790		$318,018,349	$182,758,762		$26,219,270	$6,464,358

(1)	Each of the properties was 100% occupied by a single tenant at the time of acquisition and has remained 100% occupied by that tenant through June 30, 2021.
(2)	Annualized base lease revenue is calculated based on the contractual monthly base rent, excluding rent abatements, at June 30, 2021, multiplied by 12.
(3)
The acquisition fee was paid to our former external advisor in connection with the acquisition of a property. The fee was equal to 3.0% of the contract purchase price of a property, as defined in the advisory agreement.

(4)	Represents the end of the non-cancelable lease term, assuming no early termination rights or renewals are exercised unless otherwise noted.
(5)
There is one loan for these six Dollar General properties and the amounts shown in this schedule are based on the pro-rata investment in the six properties. The deeds of trust contain cross-collateralization and cross-default provisions.

(6)
The loans for each of the Wyndham and Williams Sonoma properties located in Summerlin, Nevada were originated by Nevada State Bank (“Bank”). The loans are collateralized by a deed of trust and a security agreement with assignment of rents and fixture filing; in addition, the individual loans are subject to a cross-collateralization and cross-default agreement whereby any default under, or failure to comply with the terms of any one loan is an event of default under the terms of both loans. The value of the property must be in an amount sufficient to maintain a loan to value ratio of no more than 60%. If the loan to value ratio is ever more than 60%, the borrower shall, upon the Bank’s written demand, reduce the principal balance of the loans so that the loan to value ratio is no more than 60%.

(7)	The tenant’s right to cancel the lease on June 30, 2025 was not determined to be probable for financial accounting purposes.
(8)	The tenant’s right to cancel the lease on July 31, 2023 was not determined to be probable for financial accounting purposes.

Lease Expirations as of June 30, 2021

The following tables reflect lease expirations with respect to our properties as of June 30, 2021:

Year	Number of Leases Expiring	Leased Square Footage Expiring	Percentage of Leased Square Footage Expiring	Cumulative Percentage of Leased Square Footage Expiring	Annualized Base Rent Expiring(1)	Percentage of Annualized Base Rent Expiring	Cumulative Percentage of Annualized Base Rent Expiring
2021	—	—	—%	—%	$—	—%	—%
2022	5	530,981	24.65%	24.65%	3,228,507	12.31%	12.31%
2023	4	229,376	10.65%	35.30%	2,850,448	10.87%	23.18%
2024	1	63,000	2.93%	38.23%	1,011,636	3.86%	27.04%
2025	6	315,673	14.66%	52.89%	6,485,410	24.74%	51.78%
2026	6	313,690	14.56%	67.45%	4,426,716	16.88%	68.66%
2027	2	104,022	4.83%	72.28%	1,357,189	5.18%	73.84%
2028	1	18,827	0.87%	73.15%	328,250	1.25%	75.09%
2029	1	50,000	2.32%	75.47%	825,000	3.15%	78.24%
2030	5	45,278	2.10%	77.57%	463,363	1.76%	80.00%
Thereafter	5	482,943	22.43%	100.00%	5,242,751	20.00%	100.00%
Total	36	2,153,790	100.00%		$26,219,270	100.00%

(1)	Annualized lease revenue is calculated based on the contractual monthly base rent at June 30, 2021 multiplied by 12.

Investments:

As of June 30, 2021, we had the following other real estate investment:

TIC Interest	Investment Balance
Santa Clara Property – an approximate 72.7% TIC Interest(1)	$9,987,703

(1)
This office property was acquired in 2017 and has approximately 91,740 rentable square feet. The purchase price was $29,625,075, including closing costs. The annualized base lease revenue was $2,102,681 as of June 30, 2021. The acquisition fee was $861,055, of which $626,073 was paid by us and the balance was paid by the other tenant-in-common owners of the property. The tenant's lease expiration date is March 16, 2026 and the lease provides for three five-year renewal options.

Acquisition Subsequent to June 30, 2021

On July 26, 2021, the Company, through a wholly-owned subsidiary of the Operating Partnership, completed the acquisition of an approximately 3,800-square-foot restaurant property leased to Raising Cane’s in San Antonio, Texas. The restaurant property, which also features a drive-thru, is subject to a triple-net lease whereby the tenant is responsible for all property expenses including taxes, insurance and maintenance. There are over six years remaining on the lease which expires on February 28, 2028, with five, 5-year lease renewal options which allows Raising Cane’s to extend the term of its lease for up to 25 additional years. The property is expected to generate $1,600,672 in total rental revenue over the course of its remaining lease term. The contract purchase price for the property was $3,607,424 which was funded with the Company’s available cash on hand. The seller of the property was not affiliated with the Company or its affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition, results of operations and cash flows together with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors. See the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections above.

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

We were formed on May 15, 2015 as a Maryland corporation that elected to be taxed as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 2016 and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter. Through the Merger and acquisitions, we have created one of the largest non-listed real estate investment funds to be raised via crowdfunding technology and the first real estate crowdfunding platform to be completely investor-owned. We plan to expand beyond our traditional single-tenant portfolio of triple-net leased properties to provide individual investors access to a diversified portfolio of real estate and, to a lesser extent, real estate-related investments, to include real estate securities and real estate technology-enabled investments, through wholly-owned or majority controlled subsidiaries. Such investments could arise from single asset transactions and/or portfolio mergers and acquisitions. We will continue to seek opportunities to be an aggregator within the non-listed real estate product industry, utilizing the combination of our deep understanding of both the crowdfunding and real estate markets and the strength of our stockholder-owned, self-managed business model.

We have the authority to issue 450,000,000 shares of stock, consisting of 50,000,000 shares of preferred stock, $0.001 par value per share, 300,000,000 shares of Class C common stock, $0.001 par value per share, and 100,000,000 shares of Class S common stock, $0.001 par value per share. Our board of directors has authorized the classification of 2,000,000 shares of our preferred stock as Series A Preferred Stock, and we will file articles supplementary with the State Department of Assessments and Taxation of the State of Maryland reflecting this classification. After these articles supplementary are accepted for record and become effective, our authorized capital stock will be 450,000,000 shares of stock, consisting of 300,000,000 shares of Class C common stock, 100,000,000 shares of Class S common stock, and 50,000,000 shares of preferred stock, of which 2,000,000 shares are designated as Series A Preferred Stock.

Effective January 27, 2021, our Company, with the approval of the board of directors, terminated our public offering of up to $800,000,000 of our shares which was being conducted pursuant to a registered offering. In connection with the termination of the registered offering, we stopped accepting investor subscriptions on January 22, 2021. As of January 27, 2021, we had $600,547,672 of unsold shares in the registered offering, which were deregistered with the SEC. On February 1, 2021, we commenced a private offering of Class C common stock under Regulation D promulgated under the Securities Act and accepted investor subscriptions from only accredited investors until we terminated the Private Offering (as defined below) on August 12, 2021.

Effective February 1, 2021, with the authorization of our board of directors, we filed Articles of Amendment to our charter in the State of Maryland in order to effect a 1:3 reverse stock split of our Class C common stock and Class S common stock and, following the implementation of the reverse stock split, to decrease the par value of each post-split share of our Class C common stock and Class S common stock from $0.003 per share to $0.001 per share.

We consider our Company to be a perpetual-life investment vehicle because we have no finite date for liquidation and no current intention to list our shares of common stock for trading on a national securities exchange or over-the-counter trading market. While our charter does not require us to list the shares of our common stock for trading on a national securities exchange or other over-the-counter trading market, we may consider such a listing in the future if we determine it is in our best interest and the best interest of our stockholders. This perpetual-life structure is aligned with our overall objective of investing in real estate assets with a long-term view towards making regular cash distributions and generating capital appreciation.

We are publicly registered and non-listed and since December 31, 2019, we have been internally managed following our acquisition of the business of BrixInvest, a Delaware limited liability company and our former sponsor, and our merger with Rich Uncles as further described below. As of June 30, 2021, we have a portfolio of approximately 2.3 million square feet of aggregate leasable space including 38 commercial real estate properties in 14 states, comprised of 12 retail properties, 14 office properties and 12 industrial properties, including one industrial property classified as held for sale and an approximate 72.7% TIC Interest in a Santa Clara, California property.

Although we are not limited as to the form our investments may take, our investments in real estate will generally constitute acquiring fee title or interests in entities that own and operate real estate. We will make substantially all acquisitions of our real estate investments directly through the Operating Partnership or indirectly through limited liability companies or limited partnerships, including through other REITs, or through investments in joint ventures, partnerships, tenants-in-common, co-tenancies or other co-ownership arrangements with other owners of properties, some of which may be affiliated with us or our executive officers or directors. The Operating Partnership was formed on January 28, 2016. We are the sole general partner of, and owned an 83% partnership interest in the Operating Partnership on June 30, 2021. The Operating Partnership limited partners include holders of several classes of ownership with various vesting and enhancement terms as further described in Note 11 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus.

Self-Management Transaction and Merger on December 31, 2019

We were externally managed through December 31, 2019 by our former external advisor, Rich Uncles NNN REIT Operator, LLC, a Delaware limited liability company. On December 31, 2019, we merged with Rich Uncles and a self-management transaction was completed, whereby we effectuated the Self-Management Transaction pursuant to which we acquired substantially all of the assets and assumed certain liabilities of our former external advisor and our former sponsor in exchange for units of limited partnership interest in the Operating Partnership. As a result of the completion of the Self-Management Transaction, we became self-managed and eliminated all fees for acquisitions, dispositions and management of our properties, except for third-party property management fees. Following completion of the Self-Management Transaction and the issuance of various other tranches of limited partnership interests, we held an approximately 83% limited partnership interest in the Operating Partnership as of June 30, 2021.

On December 31, 2019, pursuant to an Agreement and Plan of Merger dated September 19, 2019, Rich Uncles merged with and into Merger Sub, a Delaware limited partnership and wholly-owned subsidiary of our Company, with Merger Sub surviving as a direct, wholly-owned subsidiary of our Company. At such time, the separate existence of Rich Uncles ceased. As a result, we issued 2,680,740.5 shares (adjusted for the 1:3 reverse stock split) of our Class C common stock to former shareholders of Rich Uncles. On December 31, 2020, Merger Sub was merged into the Operating Partnership and ceased to exist as of December 31, 2020.

Offerings

On July 15, 2015, we filed a registration statement on Form S-11 (File No. 333-205684) with the SEC to register an initial public offering of a maximum of 30,000,000 (adjusted for the 1:3 reverse stock split) of our shares of common stock for sale to the public (the “Primary Offering”). We also registered a maximum of 3,333,333 (adjusted for the 1:3 reverse stock split) of our shares of common stock pursuant to our distribution reinvestment plan (the “DRP”) (the “Initial DRP Offering” and together with the Primary Offering, the “Initial Registered Offering”). During 2016, the SEC declared our registration statement effective and we began offering shares of common stock to the public. Pursuant to the Initial Registered Offering, we sold shares of Class C common stock directly to investors, with a minimum investment in shares of $500. Commencing in August 2017, we began selling shares of our Class C common stock only to U.S. persons as defined under Rule 903 promulgated under the Securities Act, and began selling shares of our Class S common stock as a result of the commencement of the Class S Offering (as defined below) to non-U.S. Persons.

In August 2017, we began offering up to 33,333,333 shares (adjusted for the 1:3 reverse stock split) of Class S common stock exclusively to non-U.S. Persons as defined under Rule 903 promulgated under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act and in accordance with Regulation S of the Securities Act (the “Class S Offering” and, together with the Registered Offerings (as defined below) and the Private Offering (as defined below), the “Offerings”). The Class S common stock has similar features and rights as the Class C common stock, including with respect to voting and liquidation, except that the Class S common stock offered in the Class S Offering may be sold only to non-U.S. Persons and may be sold through brokers or other persons who may be paid upfront and deferred selling commissions and fees.

On December 23, 2019, we commenced a follow-on offering pursuant to a new registration statement on Form S-11 (File No. 333-231724) (the “Follow-on Offering” and, together with the Initial Registered Offering and the 2021 DRP Offering (as defined below), the “Registered Offerings”), which registered the offer and sale of up to $800,000,000 in share value of Class C common stock, including $725,000,000 in share value of Class C common stock pursuant to the primary portion of the Follow-on Offering and $75,000,000 in share value of Class C common stock pursuant to our DRP. We ceased offering shares pursuant to the Initial Registered Offering concurrently with the commencement of the Follow-on Offering.

In response to the significant economic impacts of the COVID-19 pandemic, effective as of the close of business on May 7, 2020, our board of directors temporarily suspended the primary portion of our Follow-on Offering and Class S Offering until such time as our board of directors approved and established an updated estimated NAV per share of our common stock and determined to resume such primary offerings. On May 20, 2020, our board of directors approved and established an updated estimated NAV per share of our common stock of $21.01 (unaudited and adjusted for the 1:3 reverse stock split) to reflect our Company's valuation of our real estate assets, debt and other assets and liabilities as of April 30, 2020.

Commencing on June 1, 2020, our board of directors resumed the primary portions of the Follow-on Offering and the Class S Offering. The purchase price per share in the primary portion of the Follow-on Offering was decreased from $30.81 (unaudited and adjusted for the 1:3 reverse stock split) to $21.01 (unaudited and adjusted for the 1:3 reverse stock split), and the purchase price per share in the primary portion of the Class S Offering was decreased to $21.01 (unaudited and adjusted for the 1:3 reverse stock split) plus the amount of any applicable upfront commissions and fees. The NAV per share of our common stock used for purposes of future repurchases pursuant to the share repurchase programs was also decreased from $30.81 (unaudited and adjusted for the 1:3 reverse stock split) to $21.01 (unaudited and adjusted for the 1:3 reverse stock split).

On January 22, 2021, with the authorization of our board of directors, we amended and restated our DRP with respect to our shares of Class C common stock in order to reflect our corporate name change and to remove the ability of our stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the DRP must reinvest all cash distributions in shares. In addition, the amended and restated DRP provides for determinations by our board of directors of the NAV per share more frequently than annually. The amended and restated DRP was effective with respect to distributions that were paid in February 2021.

On January 22, 2021, we filed a registration statement on Form S-3 (File No. 333-252321) to register a maximum of $100,000,000 of additional shares of Class C common stock to be issued pursuant to the amended and restated DRP (the “2021 DRP Offering” and, collectively with the Initial DRP Offering, the “Registered DRP Offering”). We commenced offering shares of Class C common stock pursuant to the 2021 DRP Offering upon termination of the Follow-on Offering.

Effective January 27, 2021, our Company, with the approval of our board of directors, terminated our public offering of up to $800,000,000 of our shares which was being conducted pursuant to the Follow-on Offering. In connection with the termination of the Follow-on Offering, we stopped accepting investor subscriptions on January 22, 2021. As of January 27, 2021, we had $600,547,672 of unsold shares in the Follow-on Offering, which were deregistered with the SEC. On February 1, 2021, we commenced a private offering of Class C common stock under Regulation D promulgated under the Securities Act (the “Private Offering”) and accepted investor subscriptions from only accredited investors until we terminated the Private Offering on August 12, 2021.

On February 1, 2021, with the authorization of our board of directors, we amended and restated our Class C common stock share repurchase program (the “Class C SRP”) in order to (i) revise the minimum holding period before a stockholder may participate in the Class C SRP from three months to six months, (ii) revise the limitations on the share repurchase price so that shares held for less than two years will be repurchased at 98% of the most recently published NAV per share and shares held for at least two years will be repurchased at 100% of the most recently published NAV per share (as opposed to a repurchase price of 97% of the most recently published NAV per share for shares held less than one year, 98% of the most recently published NAV per share for shares held for more than one year but less than two years, 99% of the most recently published NAV per share for shares held for more than two years but less than three years, and 100% of the most recently published NAV per share for shares held for at least three years), (iii) increase the minimum share value (based on the most recently published NAV per share) at which we have the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum share value, from $500 to $1,000, and (iv) include language that provides that the Class C SRP will automatically terminate if our shares of common stock are listed on any national securities exchange. The minimum holding period before a stockholder may participate in the Class C SRP for shares purchased prior to February 1, 2021 remained at 90 days. On July 28, 2021, our board of directors approved a further amendment and restatement of the Class C SRP to eliminate the holding period for shares of Class C common stock purchased prior to February 1, 2021, which is no longer applicable.

With the authorization of our board of directors, we also amended and restated our Class S common stock share repurchase program (“Class S SRP”) on February 1, 2021 in order to (i) allow our Company to waive the minimum one year holding period before a holder of shares of Class S common stock may participate in the Class S SRP in the event of extraordinary circumstances which would place undue hardship on a stockholder, (ii) increase the minimum Class S share value (based on the most recently published NAV per Class S share) at which we have the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum Class S share value, from $500 to $1,000, and (iii) include language that provides that the Class S SRP will automatically terminate if our shares of common stock are listed on any national securities exchange.

On January 27, 2021, May 5, 2021 and August 4, 2021, our board of directors approved and established an updated estimated NAV per share of our Class C common stock and Class S common stock of $23.03 (adjusted for the 1:3 reverse stock split), $24.61 and $26.05, respectively (all unaudited).

Updated Estimated Net Asset Value Per Share

On August 4, 2021, our audit committee recommended, and our board of directors unanimously approved and established, an updated estimated NAV per share of the Company’s Class C and Class S common stock of $26.05 per share based on an estimated market value of the Company’s assets less the estimated market value of the Company's liabilities, divided by the number of fully-diluted shares of Class C and Class S common stock outstanding as of June 30, 2021. There have been no material changes between June 30, 2021 and the date of this prospectus that would negatively impact the overall estimated NAV per share of the Company’s common stock. This is the seventh time that our board of directors has determined an estimated NAV per share of the Company’s common stock. Our board of directors previously determined an estimated NAV per share of the Company’s common stock of $24.61 as of March 31, 2021, $23.03 as of December 31, 2020 (which reflects the Company’s 1:3 reverse stock split on February 1, 2021) and the following estimated NAVs per share which do not take into account the 1:3 reverse stock split which took place on February 1, 2021: $7.00 as of April 30, 2020 (reflecting the impact of the COVID-19 pandemic), $10.27 as of December 31, 2019, $10.16 as of December 31, 2018 and $10.05 as of December 31, 2017. Commencing with the first quarter of 2021, the Company intends to publish an updated estimated NAV per share of our common stock on at least a quarterly basis.

Additional information on the determination of our most recent estimated NAV per share of common stock, including the process used to determine our estimated NAV per share, can be found in our Current Report on Form 8-K filed with the SEC on August 4, 2021. Beginning with distributions scheduled to be paid to stockholders on August 25, 2021, the purchase price per share of our common stock in the Class C and the Class S DRPs was increased from $24.61 to $26.05.

The Company

We are a publicly registered, non-exchange traded company. We believe we are qualified to operate as a REIT, which requires us to annually distribute at least 90% of our taxable income (excluding net capital gains) in the form of distributions to our stockholders.

Our primary business consists of acquiring, financing and owning single-tenant retail, office and industrial real estate leased to creditworthy tenants on long-term leases. We primarily generate revenues by leasing properties to tenants pursuant to net leases. As of June 30, 2021, our real estate investment portfolio consisted of 38 properties located in 14 states consisting of 12 retail properties, 14 office properties and 12 industrial properties including one retail property held for sale and an approximate 72.7% undivided interest TIC Interest in an industrial property in Santa Clara, California as discussed in Note 4 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus. The net book value of our real estate investments as of June 30, 2021 was $344,456,456.

With respect to our diversified portfolio of 38 operating properties, including one property held for sale and the TIC Interest as of June 30, 2021:

•
12 properties are retail properties which represent an approximate 11% of the portfolio, 14 properties are office properties which represent an approximate 49% of the portfolio, and 12 properties, including one property held for sale and the TIC Interest, are industrial properties which represent an approximate 40% of the portfolio (expressed as a percentage of annualized net operating income);

•	Occupancy rate of 100.0%, excluding the Dana industrial property which was held for sale and sold in July 2021;

•	Leased to 31 different commercial tenants doing business in 13 separate industries;

•	Approximately 2.3 million square feet of aggregate leasable space, including one property held for sale and the TIC Interest;

•
An average leasable space per property of approximately 60,000 square feet; approximately 24,000 square feet per retail property, approximately 61,000 square feet per office property, and approximately 95,000 square feet per industrial property; and

•	Outstanding mortgage note payable balance of $182,758,762, excluding the balance related to the property held for sale.

As of June 30, 2021, all 38 operating properties in our portfolio are single-tenant properties and all 38 properties were leased, with a weighted average remaining lease term, excluding rights to extend a lease at the option of the tenant, of approximately 5.6 years.

As of June 30, 2021, we held an approximate 72.7% TIC Interest in a 91,740 square foot industrial property located in Santa Clara, California. The remaining approximate 27.3% of undivided interest in the Santa Clara property is held by Hagg Lane II, LLC (an approximate 23.4% interest) and Hagg Lane III, LLC (an approximate 3.9% interest). The manager of Hagg Lane II, LLC and Hagg Lane III, LLC became a member of our board of directors in December 2019.

Primary Investment Objectives

Our primary investment objectives are:

•	to provide attractive growth in AFFO and sustainable cash distributions;

•	to preserve and return capital contributions;

•	to realize value appreciation from proactive investment selection and management;

•	to provide future opportunities for growth and value creation; and

•	to provide an investment alternative for individual stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate.

We cannot assure you that we will achieve our investment objectives.

Investment Strategy

Commercial Real Estate

In pursuit of our primary objectives, we maintain the ability to expand beyond our traditional single-tenant portfolio of triple-net leased properties and seek to acquire a diversified portfolio of income-generating commercial real estate investments throughout the United States diversified by corporate credit, physical geography, product type, and lease duration. These may include multifamily, retail, office, hotel and industrial assets, as well as others, including, without limitation, healthcare, student housing, senior living, data centers, manufactured housing and storage properties. Although we have no current intention to do so, we may also invest in commercial real estate properties outside the United States.

We intend to acquire assets consistent with our acquisition philosophy by focusing primarily on properties located in primary, secondary and certain select tertiary markets and leased to tenants, at the time we acquire them, with strong financial statements, including investment grade credit quality, and typically subject to long-term leases with defined rental rate increases. We may also acquire assets that require some amount of capital investment in order to be renovated or repositioned. We generally will limit investment in new developments on a standalone basis, but may consider development that is ancillary to an overall investment. We do not designate specific geography or sector allocations for the portfolio; rather we intend to invest in regions or asset classes where we see the best opportunities that support our investment objectives.

To a lesser extent, we may also invest in real estate debt and equity securities and other real estate-related investments to provide current income, portfolio diversification and a source of liquidity for distributions to stockholders, our share repurchase programs, cash management and other purposes.

Other Non-Listed REITs and Real Estate Products or Managers

We believe there will be opportunities to acquire other non-listed REITs and real estate products or managers given the current fragmented nature of the industry. There are many smaller non-listed REITs that have not been able to raise sufficient capital to grow their investment portfolio and provide liquidity to their stockholders. Given their limited alternatives, some of these non-listed REITs may be receptive to potential acquisitions by us. There are also other non-listed real estate products and managers that face similar challenges and may also be receptive to potential acquisitions by us.

Technology-enabled Real Estate Investments

We will also seek to make real estate-related investments in fintech and proptech sectors that enhance real estate capital markets. Within the fintech and proptech sectors, which have garnered significant investment interest in today’s marketplace, we intend to focus on those companies whose core purpose is related to the commercial real estate industry, particularly companies using technology driven platforms and solutions to disrupt or revolutionize the commercial real estate capital markets as well as investment management firms or companies tied to transactional marketplace processes of the industry.

Further, we expect crowdfunding platforms and direct-to-retail real estate management businesses to be natural, potential areas of focus given our management team’s experience, expertise and operational skills in those industries. We define the crowdfunding sector as those U.S.-based companies which use an online platform to raise pools of equity or debt capital directly from investors to acquire or lend against a certain asset or company, whether the asset or company be real estate-related or another alternative asset class. We define the direct-to-retail real estate investment management sector primarily as individual investor-focused platforms offering real estate investment products typically under a variety of regulatory frameworks to include Regulation A, Regulation D and the Investment Company Act of 1940.

We cannot assure you that any of the properties we acquire or real estate-related investments we make will result in the benefits discussed above.

Liquidity and Capital Resources

Proceeds from the sale of our common shares have been, and will continue to be, primarily used to invest in real estate and real estate-related investments or to re-lease and reposition our properties in accordance with our investment strategy and policies, including commissions and costs associated with such investments. We also expect to use a portion of the proceeds from the sale of our shares for payment of principal on our outstanding indebtedness; capital expenditures, tenant improvement costs and leasing costs related to our real estate investments; reserves required by financings of our real estate investments; to provide liquidity to our common stockholders pursuant to our share repurchase programs; and for general corporate purposes.

Generally, our cash requirements for property acquisitions, debt payments, capital expenditures, and other investments will be funded by the sale of our shares and bank borrowings from financial institutions and mortgage indebtedness on our properties, and to a lesser extent, by loans from affiliates and internally generated funds. Our cash requirements for operating and interest expenses, and distributions will generally be funded by internally generated funds. Proceeds from the sale of our shares and debt financings may also be used to fund repurchases of common stock. When available, sources of capital include proceeds from the sale of properties, proceeds from the sale of our shares and secured or unsecured borrowings from banks or other lenders, as well as undistributed funds from operations.

Our Credit Facility (as defined below) provides a $22,000,000 line of credit including a $17,000,000 revolving line of credit for real estate acquisitions and an additional $5,000,000 revolving line of credit for working capital. After our initial draw of $6,000,000 to fund the repayment of our prior credit facility provided by Pacific Mercantile Bank (“PMB”), on March 31, 2021, and subsequent repayments of $3,000,000 in June 2021 and $1,500,000 in July 2021, we have $15,500,000 available to finance real estate acquisitions and $5,000,000 available for working capital purposes.

Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our tangible assets. Our maximum leverage as defined and approved by the board of directors, including all of the independent directors, is 55% of the aggregate value of our tangible assets. We use available leverage based on the relative cost of debt and equity capital, and to address strategic borrowing advantages potentially available to us. Our borrowings on one or more individual properties may exceed 55% of their individual cost, so long as our overall leverage does not exceed 55% of the aggregate value of our tangible assets. When calculating our use of leverage, we will not include borrowings relating to the initial acquisition of properties and that are outstanding under a revolving credit facility (or similar agreement). There is no limitation on the amount we may borrow for the purchase of any single asset. As of June 30, 2021, our leverage ratio was 49%.

We may borrow amounts from our affiliates including directors and executive officers if such loan is approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, as being fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances. Any such loan will be included in determining whether we have complied with the borrowing limit in our charter.

Debt financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as determined to be appropriate. In addition, debt financing may be used from time-to-time for property improvements, lease inducements, tenant improvements and other working capital needs.

On March 29, 2021, we entered into a new credit facility with Banc of California (the “Credit Facility”) for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023 which replaced the prior $12,000,000 credit facility provided by PMB which had a balance outstanding of $6,000,000 as of December 31, 2020, which was repaid on March 31, 2021. Under the terms of the Credit Facility, we will pay a variable rate of interest on outstanding amounts equal to one percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 4.75% per annum. We paid Banc of California origination fees of $77,000 in connection with the Credit Facility and will pay an unused commitment fee of 0.15% per annum of the unused portion of the Credit Facility, charged quarterly in arrears based on the average unused commitment available under the Credit Facility.

The Credit Facility is secured by substantially all of our tangible and intangible assets, including intellectual property. The Credit Facility requires us to maintain a minimum debt service coverage ratio of 1.25 to 1.00 and minimum tangible NAV (as defined in the loan agreement) of $120,000,000, measured quarterly. Mr. Wirta, our Chairman, has guaranteed the $6,000,000 initial borrowing, which guarantee will expire upon repayment of the $6,000,000 which is due by September 30, 2021. Mr. Wirta has also guaranteed the $5,000,000 revolving line of credit for working capital. On March 29, 2021, we entered into an updated indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of borrowings under the Credit Facility.

As of June 30, 2021, the outstanding principal balance of our mortgage notes payable on our operating properties, including mortgage notes payable related to real estate investments held for sale, and our revolving credit facility were $187,181,378 and $3,000,000, respectively. As of June 30, 2021, our approximately 72.7% pro-rata share of the TIC Interest’s mortgage note payable was $9,817,066, which is not included in our unaudited condensed consolidated balance sheets. On July 9, 2021, we repaid $1,500,000 of the $3,000,000 which was outstanding under our Credit Facility as of June 30, 2021.

Refinancing Transactions and Sale of Real Estate Investments

During the six months ended June 30, 2021, we refinanced the following mortgage notes:

Properties	December 31, 2020 Principal Amount	New Principal Amount	Prior Interest Rate	New Interest Rate	Original Maturity Date	New Maturity Date
Levins	$2,032,332	$2,700,000	3.74%	3.75%	3/5/2021	2/16/2026
Dollar General Bakersfield	$2,268,922	$2,280,000	3.38%	3.65%	3/5/2021	2/16/2028
Labcorp	$4,020,418	$5,400,000	3.38%	3.75%	3/5/2021	2/16/2026
GSA (MSHA)	$1,752,092	$1,756,000	3.13%	3.65%	8/5/2021	2/16/2026
L3Harris	$5,185,929	$6,300,000	4.69%	3.35%	4/1/2022	5/21/2031
Northrop Grumman	$5,518,589	$7,000,000	4.40%	3.35%	7/2/2022	5/21/2031

During the six months ended June 30, 2021, we sold the following retail real estate investments:

Property	Location	Disposition Date	Rentable Square Feet	Contract Sale Price	Net Proceeds	Gain on Sale
Chevron Gas Station	Roseville, CA	1/7/2021	3,300	$4,050,000	$3,914,909	$228,769
EcoThrift	Sacramento, CA	1/29/2021	38,536	5,375,300	2,684,225	51,415
Chevron Gas Station	San Jose, CA	2/12/2021	1,060	4,288,888	4,054,327	9,458
Total			42,896	$13,714,188	$10,653,461	$289,642

In addition, on July 7, 2021, we completed the sale of our Dana industrial property for $10,000,000 which generated net proceeds of $4,975,334 after repayment of the existing mortgage, commissions and closing costs.

Sales Pursuant to Our Private Offering

We commenced the Private Offering to accredited investors only under Regulation D promulgated under the Securities Act on February 1, 2021, and during the period from February 1, 2021 to June 30, 2021, we sold 32,737 shares of Class C common stock pursuant to the Private Offering for aggregate proceeds of $764,078. We terminated the Private Offering on August 12, 2021. On August 16, 2021, we commenced a $75,000,000 offering under Regulation A which allows us to once again accept investor subscriptions from investors who are not accredited and provide access to commercial real estate investments to a much larger audience.

Share Repurchases

For the three months ended June 30, 2021, we received share repurchase requests and repurchased shares as follows:

	Value of Share Repurchase Requests Received	Repurchase Date	Value of Shares Repurchased (1)
April 2021	$3,492,889	May 5, 2021	$897,217
May 2021	$4,470,888	June 1, 2021	$872,613
June 2021	$4,255,605	July 6, 2021	$1,005,465

(1)	Including Extraordinary Circumstance Repurchases (as defined below) and after applicable administrative fees for shares held less than two years for shares repurchased thereafter.

Impact of the COVID-19 Pandemic on Our Capital Resources

Uncertainties over the future utilization of office and retail properties which have arisen as a result of the COVID-19 pandemic have severely impacted our ability to raise capital through our offerings. From January 1, 2021 through June 30, 2021, we raised approximately $4,600,000 through our offerings, including our distribution reinvestment plans, a 67% decrease compared with approximately $14,100,000 raised during the first six months of 2020. In addition, share repurchases increased from approximately $10,000,000 during the first six months of 2020 to approximately $13,000,000 in the first six months of 2021, and we decided not to repurchase an additional $3,421,256 in repurchase requests received during July 2021 in order to preserve liquidity.

In April 2020, one of our subsidiaries was successful in obtaining a $517,000 loan through the Small Business Administration’s (the “SBA”) Paycheck Protection Program (“PPP”), which was funded by PMB on April 20, 2020. In December 2020, our subsidiary submitted its application for forgiveness of the total amount of the loan to PMB. After PMB’s review, our subsidiary updated its forgiveness application on February 10, 2021. PMB submitted the application to the SBA on February 10, 2021, and on February 16, 2021, our subsidiary was notified by PMB that its application for forgiveness of the PPP loan had been approved by the SBA in the full amount of $517,000. Accordingly, the forgiveness of the PPP loan is reflected in other income for the six months ended June 30, 2021 in our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus.

Cash Flow Summary for the Six Months Ended June 30, 2021 and 2020

The following table summarizes our cash flow activity for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$3,083,353	$3,382,882
Net cash provided by (used in) investing activities	$14,624,425	$(3,693,954)
Net cash used in financing activities	$(15,710,863)	$(2,546,990)

Cash Flows from Operating Activities

For the six months ended June 30, 2021 and 2020, net cash provided by operating activities was $3,083,353 and $3,382,882, respectively.

The cash provided by operating activities during the six months ended June 30, 2021 primarily reflects adjustments to our net loss of $1,905,491, distributions from investment in unconsolidated entity of $161,967 and net other non-cash charges of $6,434,115 related to depreciation and amortization, stock compensation expense, amortization of deferred financing costs, amortization of deferred lease incentives and amortization of above market lease intangibles, which were partially offset by amortization of below-market lease intangibles, gain on forgiveness of economic relief note payable, unrealized gain on interest rate swap valuation, gain on sale of real estate investments, reversal of impairment of real estate property, amortization of deferred rents and undistributed income from investment in an unconsolidated entity. In addition, cash used by changes in operating assets and liabilities was $1,607,238 during the six months ended June 30, 2021 primarily due to an increase in prepaid and other assets and a decrease in accounts payable, accrued and other liabilities, partially offset by a decrease in tenant receivables.

The cash provided by operating activities during the six months ended June 30, 2020 primarily reflects adjustments to our net loss of $51,033,196, distributions from investment in unconsolidated entities of $334,189 and net non-cash charges of $56,839,200 primarily related to impairment of goodwill and intangible assets, depreciation and amortization, impairment of real estate investment property, unrealized loss on interest rate swap valuation, amortization of deferred financing costs, reserve for loan guarantee and stock compensation expense, which were partially offset by amortization of deferred rents, amortization of below-market lease intangibles and income from investment in unconsolidated entity. In addition, the net non-cash charges were partially offset by a net use of cash due to changes in operating assets and liabilities of $2,757,311 during the six months ended June 30, 2020 primarily due to increases in tenant receivables, prepaid and other assets and decreases in accounts payable, accrued and other liabilities and due to affiliates.

We continue to expect that our cash flows from operating activities will be positive in the next twelve months; however, there can be no assurance that this expectation will be realized.

Cash Flows from Investing Activities

Net cash provided by investing activities was $14,624,425 for the six months ended June 30, 2021 and consisted primarily of the following:

•	$13,221,509 for proceeds from sale of real estate investments; and
•	$1,824,383 for collection of a note receivable from sale of real estate property; partially offset by
•	$309,717 of additions to existing real estate investments; and
•	$111,750 of additions to intangibles assets.

Net cash used in investing activities was $3,693,954 for the six months ended June 30, 2020 and consisted primarily of the following:

•	$2,170,913 of additions to existing real estate investments;
•	$533,041 of additions to intangible assets; and
•	$990,000 for lease incentives.

Cash Flows from Financing Activities

Net cash used in financing activities was $15,710,863 for the six months ended June 30, 2021 and consisted of the following:

•	$24,399,915 of mortgage notes principal payments and deferred financing cost payments of $381,076 to third parties;

•	$9,000,000 of repayments on our credit facilities;

•	$13,046,857 used for repurchases of shares under the share repurchase program;

•	$1,726,567 of cash distributions paid to common stockholders; and

•	$81,196 of refundable loan deposits.

These uses were partially offset by:

•	$2,299,380 of proceeds from issuance of common stock, partially offset by payments for offering costs and commissions of $810,632;

•	$25,436,000 of proceeds from mortgage notes payable; and

•	$6,000,000 of proceeds from borrowings on our credit facility.

Net cash used in financing activities was $2,546,990 for the six months ended June 30, 2020 and consisted primarily of the following:

•	$2,003,558 of mortgage notes principal payments and deferred financing cost payments of $56,997 to third parties;

•	$4,800,000 of full principal repayments on our short-term notes;

•	$9,987,775 used for repurchases of shares under the share repurchase program; and

•	$3,090,265 of cash distributions paid to common stockholders.

These uses were partially offset by:

•	$9,427,526 of proceeds from issuance of common stock, partially offset by payments for offering costs and commissions of $822,921;

•	$4,000,000 of proceeds from mortgage notes payable;

•	$527,000 of proceeds from economic relief notes payable; and

•	$4,260,000 of proceeds from borrowings on our prior credit facility.

Results of Operations for the Six Months Ended June 30, 2021 and 2020

As of June 30, 2021, we owned 38 operating properties, including one industrial property classified as held for sale and an approximate 72.7% TIC Interest in an industrial property. We did not acquire any operating properties during the first half of 2021 or 2020, but we did acquire a Raising Cane’s retail property in July 2021 as discussed in Note 12 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus. We sold three retail properties during the first half of 2021, which were previously classified as held for sale as of December 31, 2020 and one industrial property in July 2021 that was classified as held for sale as of June 30, 2021 as discussed in Note 12 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus. No operating properties were sold during the first half of 2020. The operating results of the properties that were classified in the ordinary course of business as held for sale are included in our continuing results of operations.

We expect that rental income, tenant reimbursements, depreciation and amortization expense, and interest expense will decrease during the second half of 2021 as compared with the second half of 2020 as a result of the nine dispositions discussed above (seven retail properties and two industrial properties), partially offset by the results from the Raising Cane's retail property acquired on July 26, 2021. Our results of operations for the three and six months ended June 30, 2021 may not be indicative of those expected in future periods. Due to the continuing COVID-19 pandemic, including the recent spread of the Delta variant, in the United States and globally, our tenants and operating partners continue to be impacted. The continued impact of the COVID-19 pandemic and the Delta variant on our future results will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information regarding mutation of COVID-19, the success of actions taken to contain or treat COVID-19, the effectiveness of the current vaccines to contain the COVID-19 variants including the Delta variant, and reactions by consumers, companies, governmental entities and capital markets.

Comparison of the Three Months Ended June 30, 2021 to the Three Months Ended June 30, 2020

Rental Income

Rental income, including tenant reimbursements, for the three months ended June 30, 2021 and 2020 was $9,173,000 and $9,277,020, respectively. The decrease of $104,020, or 1%, quarter-over-quarter primarily reflects the reduction of rental income from the eight operating properties (seven retail properties and one industrial property) sold during the second half of 2020 and the first quarter of 2021. Pursuant to most of our lease agreements, tenants are required to pay or reimburse all or a portion of the property operating expenses. The annualized base rental income of the operating properties owned as of June 30, 2021 was $26,219,270, excluding the annualized base rental income of one industrial property held for sale as of June 30, 2021 and sold on July 7, 2021.

General and Administrative

General and administrative expenses were $2,875,869 and $2,369,358 for the three months ended June 30, 2021 and 2020, respectively. The increase of $506,511, or 21%, quarter-over-quarter primarily reflects $568,304 of stock compensation expense related to the Class R OP Units granted in January 2021 (discussed in detail in Note 11 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus), offset in part by reductions in costs related to office rent, technology services and legal fees in the current year quarter compared to the prior year quarter.

Depreciation and Amortization

Depreciation and amortization expense was $3,978,323 and $4,480,262 for the three months ended June 30, 2021 and 2020, respectively. The purchase price of properties acquired is allocated to tangible assets, identifiable intangibles and assumed liabilities and depreciated or amortized over their estimated useful lives. The decrease of $501,939, or 11%, quarter-over-quarter primarily reflects the reduction of depreciation and amortization expenses related to the eight operating properties (seven retail properties and one industrial property) sold during the second half of 2020 and the first quarter of 2021.

Interest Expense

Interest expense was $2,098,649 and $2,558,877 for the three months ended June 30, 2021 and 2020, respectively (see Note 7 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for the detail of the components of interest expense). The decrease of $460,228, or 18%, quarter-over-quarter was primarily due to our gain on interest rate swaps of $92,200 during the three months ended June 30, 2021, compared to a loss on interest rate swaps of $70,985 during the three months ended June 30, 2020.

In addition, there was also a decrease in the average principal balance of our mortgage notes payable to approximately $180,626,000 during the second quarter of 2021 from approximately $197,084,000 during the second quarter of 2020. Average credit facility borrowings were approximately $5,500,000 during the second quarter of 2021 compared to approximately $12,000,000 during the second quarter of 2020.

Property Expenses

Property expenses were $1,697,886 and $1,854,637 for the three months ended June 30, 2021 and 2020, respectively. These expenses primarily relate to property taxes and repairs and maintenance expenses, the majority of which are reimbursed by tenants. The decrease of $156,751, or 8%, quarter-over-quarter primarily reflects the reduction in expenses related to the eight operating properties (seven retail properties and one industrial property) sold during the second half of 2020 and the first quarter of 2021.

Impairment of Investments in Real Estate Properties

Impairment of investments in real estate properties was a credit of $400,999 for the three months ended June 30, 2021 and a charge of $349,457 for the three months ended June 30, 2020. The credit for the three months ended June 30, 2021 resulted from an adjustment to reduce the impairment charge recorded in December 2020 for the property located in Bedford, Texas due to its reclassification from held for sale to held for investment and use in June 2021 (see Note 3 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for a detailed discussion of the adjustment). The impairment charge in the prior year quarter relates to the impairment of one property located in Lake Elsinore, California, due to the sale of this property and the negative impacts of the COVID-19 pandemic (see Note 4 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for impairment details).

Reserve for Loan Guarantee

The credit to our reserve for our estimated liability under a loan guarantee amounted to $4,253 for the three months ended June 30, 2020. This represented the change in the estimated liability for a loan guarantee related to our subsidiary's secured mortgage for the Las Vegas, Nevada property, as a result of the evaluation of the impact of the COVID-19 pandemic on the tenant's business and the risk that the lender could foreclose on the property. The Las Vegas, Nevada property was sold on December 15, 2020 and the reserve was reversed as a result of the buyer's assumption of the related note payable.

Other Income

Interest income was $51 and $605 for the three months ended June 30, 2021 and 2020, respectively.

Income from investments in unconsolidated entities was $74,834 and $125,658 for the three months ended June 30, 2021 and 2020, respectively. This represents our approximate 72.7% TIC Interest in the Santa Clara property's results of operations for the second quarters of 2021 and 2020, respectively.

Comparison of the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020

Rental Income

Rental income, including tenant reimbursements, for the six months ended June 30, 2021 and 2020 was $18,213,863 and $20,331,429, respectively. The decrease of $2,117,566, or 10%, period-over-period primarily reflects the reduction of rental income from the eight operating properties (seven retail properties and one industrial property) sold during the second half of 2020 and the first quarter of 2021. Pursuant to most of our lease agreements, tenants are required to pay or reimburse all or a portion of the property operating expenses. The annualized base rental income of the operating properties owned as of June 30, 2021 was $26,219,270, excluding the annualized base rental income of one industrial property held for sale as of June 30, 2021 and sold in July 2021.

General and Administrative

General and administrative expenses were $6,158,753 and $4,924,363 for the six months ended June 30, 2021 and 2020, respectively. The increase of $1,234,390, or 25%, period-over-period primarily reflects $1,014,165 of stock compensation expense related to the Class R OP Units granted in January 2021 (discussed in Note 11 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus).

Depreciation and Amortization

Depreciation and amortization expense was $8,003,026 and $9,115,786 for the six months ended June 30, 2021 and 2020, respectively. The purchase price of properties acquired is allocated to tangible assets, identifiable intangibles and assumed liabilities and depreciated or amortized over their estimated useful lives. The decrease of $1,112,760, or 12%, period-over-period primarily reflects the reduction of depreciation and amortization expenses related to the eight operating properties (seven retail properties and one industrial property) sold during the second half of 2020 and the first quarter of 2021.

Interest Expense

Interest expense was $3,879,785 and $6,463,533 for the six months ended June 30, 2021 and 2020, respectively (see Note 7 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for the detail of the components of interest expense). The decrease of $2,583,748, or 40%, period-over-period was primarily due to our gain on interest rate swaps of $420,243 during the six months ended June 30, 2021, compared to a loss on interest rate swaps of $1,395,697 during the six months ended June 30, 2020. In addition, there was also a decrease in the average principal balance of our mortgage notes payable from approximately $197,853,000 during the first half of 2020 to approximately $179,173,000 during the first half of 2021. Average credit facility borrowings were approximately $10,935,000 during the first half of 2020, compared to $5,750,000 during the first half of 2021.

Property Expenses

Property expenses were $3,452,833 and $3,803,356 for the six months ended June 30, 2021 and 2020, respectively. These expenses primarily relate to property taxes and repairs and maintenance expense, the majority of which are reimbursed by tenants. The decrease of $350,523, or 9%, period-over-period primarily reflects the reduction in expenses related to the eight operating properties (seven retail properties and one industrial property) sold during the second half of 2020 and the first quarter of 2021.

Impairment of Investments in Real Estate Properties

Impairment of investments in real estate properties was a credit of $400,999 for the six months ended June 30, 2021 and a charge of $9,506,525 for the six months ended June 30, 2020. The current year period's credit resulted from an adjustment to reduce the impairment charge recorded in December 2020 for the property located in Bedford, Texas due to its reclassification from held for sale to held for use in June 2021 (see Note 3 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for a detailed discussion of the adjustment). The impairment charge recorded in the six months ended June 30, 2020 relates to the impairments of four properties formerly leased to Rite Aid, 24 Hour Fitness, Dinan Cars and Dana due to the negative impacts of the COVID-19 pandemic and the forced closure of the 24 Hour Fitness in Las Vegas, Nevada, as well as uncertainty regarding our ability to re-lease the Dinan Cars and Dana vacant properties on the same or better terms, or at all (see Note 4 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for impairment details). The properties formerly leased by Rite Aid, 24 Hour Fitness, Dinan Cars and Dana were sold in August, October, December 2020 and July 2021, respectively.

Impairment of Goodwill and Intangible Assets

Impairment charges of $34,572,403 recorded during the six months ended June 30, 2020 consisted of goodwill impairment of $33,267,143 (approximated 66% of goodwill) and intangible assets impairment of $1,305,260 (approximated 16% of intangible assets) related to our investor list. These impairments reflected the negative impacts of the COVID-19 pandemic to the carrying values of goodwill and intangible assets (see Note 5 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for impairment details). We did not incur any impairment charges for our goodwill and intangible assets during the six months ended June 30, 2021.

Reserve for Loan Guarantee

The credit to our reserve for estimated liability under a loan guarantee amounted to $3,125,037 for the six months ended June 30, 2020. This represented the estimated liability for a loan guarantee related to our subsidiary's secured mortgage for the Las Vegas, Nevada property, as a result of the evaluation of the impact of the COVID-19 pandemic on the tenant's business and the risk that the lender could foreclose on the property. The Las Vegas, Nevada property was sold on December 15, 2020 and the reserve was reversed as a result of the buyer's assumption of the related note payable.

Gain on Sale of Real Estate Investments

The gain on sale of investments of $289,642 for the six months ended June 30, 2021 relates to the sale of three retail properties during the current year period (see Note 3 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for more details).

Other Income

Interest income was $100 and $4,822 for the six months ended June 30, 2021 and 2020, respectively.

Income from investments in unconsolidated entities was $147,302 and $146,411 for the six months ended June 30, 2021 and 2020, respectively. This represents our approximate 72.7% TIC Interest in the Santa Clara property's results of operations for the first half of 2021 and 2020, respectively.

Other income for the six months ended June 30, 2021 also includes the Small Business Administration’s forgiveness in February 2021 of our economic relief note payable of $517,000 obtained in April 2020 under the terms of the Paycheck Protection Program.

Organizational and Offering Costs

Organizational and offering costs include all expenses incurred in connection with the Offerings, including investor relations payroll expenses and all other expenses incurred in connection with our formation, including, but not limited to legal fees, federal and state filing fees, and other costs to incorporate. For the six months ended June 30, 2021 and June 30, 2020, we incurred organizational and offering costs aggregating $810,632 and $822,881, respectively, which are recorded in our financial statements as an offset to equity. As of June 30, 2021, we had recorded cumulative organizational and offering costs of $7,954,795, including $5,429,105 paid to our former sponsor or affiliates.

Our organizational and offering costs were paid by our former sponsor on our behalf through September 30, 2019, after which we agreed to pay all future organization and offering costs pursuant to an amendment to the advisory agreement with our former external advisor in October 2019 and to no longer be reimbursed by our former sponsor for investor relations personnel costs after September 30, 2019, in exchange for our former sponsor's agreement to terminate its right to receive 3% of gross offering proceeds as reimbursement for organization and offering costs paid by our former sponsor. Prior to September 30, 2019, we were obligated to reimburse our former sponsor for organizational and offering costs related to the Initial Registered Offering and the Class S Offering paid by it on our behalf, provided such reimbursement did not exceed 3% of gross offering proceeds raised in the Initial Registered Offering and the Class S Offering as of the date of the reimbursement. We recorded $5,429,105 of organizational and offering costs paid to our former sponsor or affiliates through September 30, 2019.

Cash Flow Summary for the Years Ended December 31, 2020 and 2019

The following table summarizes our cash flow activity for the years ended December 31, 2020 and 2019:

	2020	2019
Net cash provided by operating activities	$5,576,840	$4,748,904
Net cash provided by (used in) investing activities	$24,778,295	$(29,602,469)
Net cash (used in) provided by financing activities	$(28,914,535)	$23,034,567

Cash Flows from Operating Activities

Net cash provided by operating activities was $5,576,840 and $4,748,904 for the years ended December 31, 2020 and 2019, respectively.

The cash provided by operating activities for the year ended December 31, 2020 primarily reflects adjustments to our net loss of $49,141,910 for distributions from an investment in an unconsolidated entity of $683,000; non-cash charges for impairment of goodwill, intangible assets and impairment of real estate investment property aggregating $44,840,028 due to the COVID-19 pandemic; and net non-cash charges of $12,762,668 primarily related to depreciation and amortization, unrealized loss on interest rate swap valuation, amortization of deferred financing costs, stock issued as compensation expense, and amortization of above-market lease intangibles, partially offset by gain on sale of real estate investments, amortization of deferred rents, amortization of below-market lease intangibles and income from investment in unconsolidated entities. In addition, the net non-cash charges were partially offset by use of cash resulting from a net change in operating assets and liabilities of $3,566,946 during the year ended December 31, 2020 due primarily to increases in prepaid expenses and other assets and decreases in accounts payable, accrued and other liabilities and amounts due to affiliates, offset in part by a decrease in tenant receivables.

The cash provided by operating activities for the year ended December 31, 2019 primarily reflects adjustments to our net loss of $4,415,992 for distributions from investments in unconsolidated entities of $1,029,786 and net non-cash charges of $9,647,509 primarily related to depreciation and amortization, amortization of deferred financing costs, stock compensation expense, unrealized loss on interest rate swap valuation and amortization of lease incentives and above-market lease intangibles, partially offset by deferred rents, income from investment in unconsolidated entities, and amortization of below-market lease intangibles. Cash was also provided by the net change in operating assets and liabilities of $1,512,399 during the year ended December 31, 2019 due to increases in accounts payable, accrued and other liabilities and amounts due to affiliates and decrease in prepaid expenses and other assets, partially offset by an increase in tenant receivables.

We expect that our cash flows from operating activities will be positive in the next twelve months. We believe that the efforts by the government to vaccinate a significant portion of the population from the COVID-19 virus will result in improvements in the business environment we operate in, coupled with our plan to expand our existing lines of business in 2021.

Cash Flows from Investing Activities

Net cash provided by investing activities was $24,778,295 for the year ended December 31, 2020 and consisted primarily of the following:

•	$27,008,028 from proceeds from sales of real estate investments; partially offset by

•	$673,631 for additions to existing real estate properties;

•	$566,102 for additions to intangible assets; and

•	$990,000 for payments to lease incentives.

Net cash used in investing activities was $29,602,469 for the year ended December 31, 2019 and consisted primarily of the following:

•	$24,820,410 for the acquisition of one operating property;

•	$1,665,180 for capitalized costs and improvements to existing real estate investments;

•	$3,486,927 for payment of tenant improvements; and

•	$746,459 for payment of acquisition fees to affiliate; offset in part by

•	$1,016,507 for cash acquired from acquisitions of affiliates; and

•	$100,000 collection of refunded purchase deposit for a prospective acquisition property.

Cash Flows from Financing Activities

Net cash used in financing activities was $28,914,535 for the year ended December 31, 2020 and consisted primarily of the following:

•	$10,908,856 of proceeds from issuance of common stock, partially offset by payments for offering costs and commissions of $1,204,581;

•
$35,705,500 of proceeds from refinanced mortgage notes payable, more than offset by principal payments of $45,299,688 primarily related to refinancings and property sales and deferred financing cost payments of $387,341 to third parties;

•	$4,260,000 of proceeds from borrowings on our unsecured credit facility and $517,000 borrowed under the PPP;

•
these proceeds were more than offset by $6,000,000 of repayments under our unsecured credit facility, $4,800,000 for repayments of short-term notes payable, $17,576,261 used for repurchases of shares under the SRPs, $5,019,216 of distributions paid to common stockholders and $18,804 of refundable loan deposits.

Net cash provided by financing activities was $23,034,567 for the year ended December 31, 2019 and consisted primarily of the following:

•	$34,555,691 of proceeds from issuance of common stock and investor deposits, partially offset by payments for offering costs and commissions of $1,715,370;

•
$23,100,000 of proceeds from mortgage notes payable, partially offset by principal payments of $14,879,217, deferred financing cost payments of $495,148 to third parties and $107,500 to an affiliate; and

•
$12,609,000 of proceeds from borrowings on our unsecured credit facility; these proceeds were more than offset by $13,869,000 of repayments on our former unsecured credit facility; $12,145,903 used for repurchases of shares under the SRPs; and $4,017,986 of distributions paid to common stockholders.

Comparison of the Year Ended December 31, 2020 to the Year Ended December 31, 2019

Rental Income

Rental income, including tenant reimbursements, was $38,903,430 and $24,544,958 for the years ended December 31, 2020 and 2019, respectively. The 2021 annualized rental income of the 36 operating properties owned as of December 31, 2020, excluding four retail properties held for sale as of December 31, 2020, was $26,052,736. We owned 45 operating properties as of December 31, 2019, which included 20 operating properties acquired through the Merger on December 31, 2019, and 36 operating properties as of December 31, 2020, excluding the four operating properties held for sale as of December 31, 2020. We sold five operating properties in 2020 (four retail properties and one industrial property). The $14,358,472, or 58%, year-over-year increase in rental income primarily reflects rental income from the 20 operating properties acquired through the Merger on December 31, 2019 and one operating property acquired in October 2019.

Fees to Affiliates

Fees to affiliates, or asset management fees to affiliates, were $3,305,021 for the year ended December 31, 2019 for our investments in operating properties. The fee was equal to 0.1% of the total investment value of our properties on a monthly basis through December 31, 2019, when the Advisory Agreement was terminated in connection with the Self-Management Transaction. The fees for the year ended December 31, 2019 correspond to the 25 operating properties owned during that year. In addition, we incurred asset management fees to the Former Advisor of $191,907 related to our approximate 72.7% TIC Interest during the year ended December 31, 2019, which amounts were reflected as a reduction of income recognized from investments in unconsolidated entities. The Advisory Agreement with the entities that own the TIC Interest property was assigned to our taxable REIT subsidiary following the Self-Management Transaction and we earn a monthly management fee equal to 0.1% of the total investment value of the property from this entity, which resulted in a management fee of $263,971 for the year ended December 31, 2020, of which our portion of expense relating to the TIC Interest was $191,933.

General and Administrative

General and administrative expenses were $10,399,194 and $2,711,573 for the years ended December 31, 2020 and 2019, respectively. The increase of $7,687,621, or 284%, year-over-year primarily reflects the costs of self-management of all 36 operating properties owned, four properties held for sale as of December 31, 2020 and five operating properties sold during the second half of 2020, including personnel, occupancy and technology services costs, compared with the costs of the Advisory Agreement for the 25 operating properties owned during the prior year period, along with increases in directors and officers insurance, audit fees, third party consulting costs and post-closing legal costs related to the Self-Management Transaction.

Merger Costs

Merger costs or self-management transaction expenses for the years ended December 31, 2020 and 2019 were $201,920 and $1,468,913, respectively, primarily reflecting an allocation of the fees of the financial advisor to the special committee of our board of directors, along with legal fees for the special committee's legal counsel.

Depreciation and Amortization

Depreciation and amortization expenses for the years ended December 31, 2020 and 2019 were $17,592,253 and $9,848,130, respectively. The purchase price of the acquired properties was allocated to tangible assets, identifiable intangibles and assumed liabilities and depreciated or amortized over their estimated useful lives. The increase of $7,744,123, or 79%, year-over-year primarily reflects the expenses of all 36 operating properties owned, five properties sold during the current year period and four properties held for sale as of December 31, 2020, which included the 20 operating properties acquired through the Merger on December 31, 2019, and the amortization of intangibles of $1,833,054 primarily acquired in the Self-Management Transaction, as compared with expenses for the 25 operating properties owned during the prior year period.

Interest Expense

Interest expense was $11,460,747 and $7,382,610 for the years ended December 31, 2020 and 2019, respectively. The increase of $4,078,137, or 55%, year-over-year primarily reflects an increase in the average principal balance of mortgage notes payable from approximately $127,931,000 for the year ended December 31, 2019 to approximately $201,863,000 for the year ended December 31, 2020, including $9,088,000 of mortgage notes payable related to real estate investments held for sale as of December 31, 2020. Average unsecured credit facility borrowings were approximately $3,110,000 for the year ended December 31, 2019, compared to approximately $8,748,000 for the year ended December 31, 2020.

Property Expenses

Property expenses were $6,999,178 and $4,877,658 for the years ended December 31, 2020 and 2019, respectively. These expenses primarily relate to property taxes as well as insurance, utilities, and repairs and maintenance expenses. The increase of $2,121,520, or 43%, year-over-year primarily reflects the expenses of all 36 operating properties owned, four properties held for sale as of December 31, 2020 and five operating properties sold during the second half of 2020, including the 20 operating properties acquired on December 31, 2019 in the Merger, as compared with expenses for the 25 operating properties owned during the prior year period, which excluded the 20 operating properties acquired through the Merger on December 31, 2019.

Impairment of Investments in Real Estate Properties

Impairment charges aggregating $10,267,625 recorded during the year ended December 31, 2020 relates to the impairments on the sale of our three properties located in Lake Elsinore, California, Morgan Hill, California and Las Vegas Nevada, one vacant property located in Cedar Park, Texas and one held for sale property located in San Jose, California. These impairment charges were primarily due to the negative impacts of the COVID-19 pandemic as discussed further in Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus.

Impairment of Goodwill and Intangible Assets

Impairment charges of $34,572,403 recorded during the year ended December 31, 2020 consisted of goodwill impairment of $33,267,143 (approximates 66% of goodwill) and intangible assets impairment of $1,305,260 (approximates 16% of intangible assets) related to our investor list. These impairments were recorded in the first quarter of 2020 and reflect the negative impacts of the COVID-19 pandemic to the carrying values of goodwill and intangible assets (see Note 3 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus for impairment details).

Expenses Reimbursed by Former Sponsor or Affiliates

Expenses reimbursed by Former Sponsor or affiliates were $332,337 for the year ended December 31, 2019, reflecting the amounts reimbursed by the Former Sponsor for investor relations payroll costs of $373,252, partially offset by a $40,915 refund to the Former Sponsor of employment related legal fees. Concurrent with the closing of the Self-Management Transaction on December 31, 2019, the Advisory Agreement was terminated.

Total Operating Expenses

Total operating expenses, excluding depreciation and amortization, interest expense, non-cash stock compensation expense and acquisition expenses (“Total Operating Expenses”), were 4.3% and 3.2% of average invested assets for the years ended December 31, 2020 and 2019, respectively. Total Operating Expenses were 34% and 238% of the net loss for the years ended December 31, 2020 and 2019, respectively.

Gain on Sale of Real Estate Investments, net

The gain on sale of real estate investments, net of $4,139,749 for the year ended December 31, 2020 reflects the net gain on sale of five retail properties during the current year (see Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus for more details).

Other (Expense) Income, Net

The lease termination expense of $(1,039,648) for the year ended December 31, 2020 reflects the fee for early termination of our Costa Mesa, California office lease following the surrender of the leased premises to the lessor during the second quarter of 2020 (see Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus for more details).

Interest income was $4,923 and $66,570 for the years ended December 31, 2020 and 2019, respectively.

Income from investments in unconsolidated entities was $296,780 and $234,048 for the years ended December 31, 2020 and 2019, respectively. This represents our approximate 72.7% TIC Interest in the Santa Clara, California property for the years ended December 31, 2020 and 2019, respectively, and includes the results of our approximate 4.8% interest in Rich Uncles’ results of operations for the year ended December 31, 2019. We acquired Rich Uncles in the Merger on December 31, 2019.

Organizational and Offering Costs

Our organizational and offering costs were paid by our Former Sponsor on our behalf through September 30, 2019, at which point in an amendment to the Advisory Agreement we agreed to pay all future organizational and offering costs, and to no longer be reimbursed by our Former Sponsor for investor relations personnel costs after September 30, 2019, in exchange for our Former Sponsor's agreement to terminate its right to receive 3% of gross offering proceeds as reimbursement for organizational and offering costs paid by our Former Sponsor. Offering costs include all expenses incurred in connection with the Offerings, including investor relations compensation costs. Other organizational and offering costs include all expenses incurred in connection with our formation, including, but not limited to legal fees, federal and state filing fees, and other costs to incorporate.

During the Offerings though the amendment of the Advisory Agreement described above, we were obligated to reimburse our Former Sponsor for organizational and offering costs related to the Offerings paid by our Former Sponsor on our behalf provided such reimbursement did not exceed 3% of gross offering proceeds raised in the Offerings as of the date of the reimbursement.

Following the October 2019 amendment to the Advisory Agreement with our Former Sponsor, from October 1, 2019 through December 31, 2019, we incurred $509,791 of direct organizational and offering costs related to the Offerings, including primarily legal fees, FINRA, SEC and blue sky filing and personnel costs for investor relations personnel. As a result, the organizational and offering costs related to the Offerings recorded in our consolidated financial statements as of December 31, 2019 include the $509,791 of direct costs that we incurred plus $1,206,881 in reimbursements we made to our Former Sponsor to the extent of 3.0% of the gross offering proceeds through September 30, 2019. Through September 30, 2019, our Former Sponsor had incurred organizational and offering costs on our behalf in connection with the Offerings in excess of 3.0% of the gross offering proceeds received by the Company. As of December 31, 2019, we had recorded $5,429,105 of organizational and offering costs paid to our Former Sponsor or affiliates and $509,791 which we incurred directly for an aggregate of $5,938,896.

For the years ended December 31, 2020 and 2019, the costs of raising equity capital were 6.7% and 4.2%, respectively, of the equity capital raised.

Funds from Operations and Adjusted Funds from Operations

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“Nareit”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation, deferred rent, amortization of in-place lease valuation intangibles, acquisition-related costs, deferred financing fees, asset impairment write-downs, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-off transaction costs and other one-time transactions.

We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.

Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure. Furthermore, as described in Note 11 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus, the conversion ratios for Class M OP Units, Class P OP Units and Class R OP Units in the Operating Partnership can increase if the specified performance hurdles are achieved.

The following are the calculations of FFO and AFFO for the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
Net loss	$(1,905,491)	$(51,033,196)	$(49,141,910)	$(4,415,992)
FFO adjustments:
Add: Depreciation and amortization	7,077,287	8,189,797	14,759,199	9,848,130
Amortization of lease incentives	105,541	30,602	61,204	61,203
Depreciation and amortization for investment in TIC Interest	363,572	363,476	727,048	1,001,751
Less: Gain on sale of real estate investments, net	(289,642)	—	(4,139,749)	—

FFO	5,351,267	(42,449,321)	(36,734,208)	6,495,092
AFFO adjustments:
Add: Impairment of real estate investments	(400,999)	9,506,525	10,267,625	—
Impairment of goodwill and intangible assets	—	34,572,403	34,572,403	—
Gain on forgiveness of economic relief note payable	(517,000)	—	—	—
Amortization of corporate intangibles	925,739	925,989	1,833,054	—
Stock compensation	1,371,732	350,900	712,217	372,500
Amortization of deferred financing costs	199,693	298,283	1,025,093	638,200
Amortization of above-market lease intangibles	64,913	98,966	169,857	97,045
Unrealized (gains) losses on interest rate swaps	(517,719)	1,292,752	770,898	820,496
Acquisition fees and due diligence expenses, including abandoned pursuit costs	238,496	135,454	94,043	46,681
Reserve for loan guarantee	—	3,125,037	—	—
Merger expenses	—	—	—	1,468,914
Less: Deferred rents	(702,978)	(631,054)	(958,779)	(1,309,272)
Amortization of below-market lease intangibles	(735,150)	(774,589)	(1,541,313	646,745
Other adjustments for unconsolidated entities	(44,390)	(43,550)	(90,803)	(165,865)
AFFO	$5,233,604	$6,407,795	$10,120,087	$7,817,046

Weighted average shares outstanding - fully diluted	8,880,365	9,182,072	9,196,240	5,012,158
Weighted average shares outstanding - basic	7,630,401	7,992,108	8,006,276	5,012,158

FFO Per Share, Fully Diluted	$0.60	$(4.62)	$(3.99)	$1.30
AFFO Per Share, Basic	$0.69	$0.80	$1.26	$1.56

Sales of Real Estate Investments

During 2020, we sold the following real estate investments:

Property	Location	Disposition Date	Property Type	Rentable Square Feet	Contract Sales Price	Net Proceeds After Debt Repayment
Rite Aid	Lake Elsinore, CA	8/3/2020	Retail	17,272	$7,250,000	$3,299,016
Walgreens	Stockbridge, GA	8/27/2020	Retail	15,120	5,538,462	5,296,356
Island Pacific	Elk Grove, CA	9/16/2020	Retail	13,963	3,155,000	1,124,016
Dinan Cars	Morgan Hill, CA	10/28/2020	Industrial	27,296	6,100,000	3,811,580
24 Hour Fitness (1)	Las Vegas, NV	12/16/2020	Retail	45,000	9,052,941	—
				118,651	$31,096,403	$13,530,968

(1)
On December 16, 2020, we completed the sale of our Las Vegas, Nevada retail property which was formerly leased to 24 Hour Fitness for $9,052,941, which generated net proceeds of $1,324,383 after assignment of the existing mortgage to the buyer, payment of commissions and closing costs, reserves for tenant improvements and free rent, and collection of the receivable from the buyer during the first half of 2021.

Extension of Leases

During December 2019 and January 2020, we amended lease agreements to extend the lease terms for three of our properties. The lease for the Walgreens property in Stockbridge, Georgia was extended for 10 years to February 28, 2031 in exchange for an incentive payment of $500,000 payable in four installments of $125,000 each, commencing January 10, 2020 with the final installment paid April 1, 2020. The lease for the Walgreens property in Santa Maria, California was extended for 10 years to March 31, 2032 in exchange for an incentive payment of $490,000 payable in four installments of $122,500 each, commencing January 15, 2020 with the final installment paid April 1, 2020. The lease for the Accredo property in Orlando, Florida was extended for 3 1/2 years to December 31, 2024 and we paid a leasing commission of $215,713 to the tenant’s broker in February 2020.

Effective August 1, 2020, we executed an amendment for the early termination of the Dana lease from July 31, 2024 to July 31, 2022 in exchange for an early termination payment of $1,381,767 due on July 31, 2022 and continued rent payments of $65,000 per month from August 1, 2020 through July 1, 2022. In the event that we are able to re-lease or sell the Dana property prior to July 31, 2022, Dana would be obligated to continue paying rent of $65,000 per month through July 1, 2022, along with the early termination payment, or may elect to pay a cash lump sum payment to us equal to the net present value of the remaining rent payments.

Effective October 23, 2020, we extended the lease term of the Wood Group property located in San Diego, California for the five year period from February 28, 2021 to February 28, 2026 for minimum annual rents increasing annually. We paid an aggregate leasing commission of $146,679 to the broker, of which 50% was paid in November 2020 and the remaining 50% was paid in March 2021, in connection with this extension.

Effective December 15, 2020, we extended the lease term of the Solar Turbines property located in San Diego, California for an additional two years from July 31, 2021 to July 31, 2023 with minimum annual rents continuing at the rate in effect.

Distributions

We intend to pay distributions on a monthly basis, and we paid our first distribution on July 11, 2016. The rate is determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage range of return for distributions to stockholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders other than as necessary to meet REIT qualification requirements.

Distributions declared, distributions paid and cash flows provided by operating activities were as follows:

	Total Distributions	Distributions Declared	Distributions Paid		Cash Flows Provided by Operating
Period (1)	Declared	Per Share	Cash	Reinvested	Activities
2021
First Quarter 2021 (2)	$1,991,676	$0.258903	$891,202	$1,130,949	$102,091
Second Quarter 2021 (3)	1,976,511	0.261780	835,381	1,131,281	2,981,262
	$3,968,187	$0.520683	$1,726,583	$2,262,230	$3,083,353
2020
First Quarter 2020 (4)	$4,189,102	$0.523018	$1,379,751	$2,360,514	$1,947,505	*
Second Quarter 2020 (5)	3,270,291	0.407691	1,710,514	2,304,199	1,435,377	*
Third Quarter 2020 (6)	2,135,815	0.264656	981,432	1,150,452	428,766
Fourth Quarter 2020 (7)	2,106,620	0.264656	947,519	1,143,369	1,765,192
2020 Totals	$11,701,828	$1.460021	$5,019,216	$6,958,534	$5,576,840	*

*	Includes non-recurring Merger costs of $201,920 during the year ended December 31, 2020 ($193,460 during the quarter ended March 31, 2020 and $8,460 during the quarter ended June 30, 2020).

(1)	The distributions paid per share of Class S common stock is net of deferred selling commissions.

(2)	The distribution of $675,221 for the month of March 2021 was declared in January 2021 and paid on April 26, 2021. The amount was recorded as a liability as of March 31, 2021.

(3)	The distribution of $650,167 for the month of June 2021 was declared in March 2021 and paid on July 26, 2021. The amount was recorded as a liability as of June 30, 2021.

(4)	The distribution of $1,415,328 for the month of March 2020 was declared in January 2020 and paid on April 27, 2020. The amount was recorded as a liability as of March 31, 2020.

(5)	The distribution of $691,443 for the month of June 2020 was declared in May 2020 and paid on July 27, 2020. The amount was recorded as a liability as of June 30, 2020.

(6)	The distribution of $674,837 for the month of September 2020 was declared in May 2020 and paid on October 26, 2020. The amount was recorded as a liability as of September 30, 2020.

(7)	The distribution of $699,997 for the month of December 2020 was declared in September 2020 and paid on January 22, 2021. The amount was recorded as a liability as of December 31, 2020.

Our sources of distribution payments were as follows:

Period	Net Rental Income Received	Offering Proceeds
2021
First Quarter 2021	$1,991,676	$—
Second Quarter 2021	1,976,511	—
2021 Totals	$3,968,187	$—
2020
First Quarter 2020	$4,189,102	$—
Second Quarter 2020	3,270,291	—
Third Quarter 2020	2,135,815	—
Fourth Quarter 2020	2,106,620	—
2020 Totals	$11,701,828	$—

Distributions to stockholders were declared and paid based on daily record dates at rates per share per day. The distribution details are as follows:

Distribution Period	Rate Per Share Per Day (1)		Declaration Date	Payment Date
2021
January 1-31	$0.00287670		December 9, 2020	February 25, 2021
February 1-28	$0.00287670		January 27, 2021	March 25, 2021
March 1-31	$0.00287670		January 27, 2021	April 26, 2021
April 1-30	$0.00287670		March 25, 2021	May 25, 2021
May 1-31	$0.00287670		March 25, 2021	June 25, 2021
June 1-30	$0.00287670		March 25, 2021	July 26, 2021
July 1-31	$0.00287670		June 16, 2021	August 25, 2021
August 1-31	$0.00287670		June 16, 2021	(3)
September 1-30	$0.00287670		June 16, 2021	(3)
October 1-31	$0.00315070		August 12, 2021	(3)
November 1-30	$0.00315070		August 12, 2021	(3)
December 1-31	$0.00315070		August 12, 2021	(3)
2020
January 1-31	$0.00576630		December 18, 2019	February 25, 2020
February 1-29	$0.00573771		January 24, 2020	March 25, 2020
March 1-31	$0.00573771		January 24, 2020	April 27, 2020
April 1-30	$0.00573771		January 24, 2020	May 26, 2020
May 1-31	$0.00481479	(2)	May 20, 2020	June 25, 2020
June 1-30	$0.00287670		May 20, 2020	July 27, 2020
July 1-31	$0.00287670		May 20, 2020	August 26, 2020
August 1-31	$0.00287670		May 20, 2020	September 28, 2020
September 1-30	$0.00287670		May 20, 2020	October 26, 2020
October 1-31	$0.00287670		September 30, 2020	November 25, 2020
November 1-30	$0.00287670		September 30, 2020	December 28, 2020
December 1-31	$0.00287670		September 30, 2020	January 22, 2021

(1)	Distributions paid per share of Class S common stock are net of deferred selling commissions.

(2)	Rate per share per day reflects $0.00573771 per day through May 21, 2020 and $0.0028767 per day thereafter, after adjustment for the 1:3 reverse stock split.

(3)	Distribution has not been paid as of the filing date of this prospectus.

Going forward, we expect our board of directors to continue to declare cash distributions based on daily record dates and to pay these distributions on a monthly basis, and after the completion of our offerings to continue to declare distributions based on a single record date as of the end of the month, and to pay these distributions on a monthly basis. Cash distributions will be determined by our board of directors based on our financial condition, projected cash flows and such other factors as our board of directors deems relevant. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders other than as necessary to meet REIT qualification requirements.

Properties

Portfolio Information

Our wholly-owned investments in real estate properties as of June 30, 2021, December 31, 2020 and June 30, 2020, including one, four and four assets held for sale as of June 30, 2021, December 31, 2020 and June 30, 2020, respectively, and the 91,740 square foot industrial property underlying the TIC Interest for all balance sheet dates presented were as follows:

	As of
	June 30, 2021 (1)	December 31, 2020 (2)	June 30, 2020 (3)
Number of properties:
Retail	12	15	19
Office	14	14	14
Industrial	12	12	13
Total operating properties and properties held for sale	38	41	46
Land	1	1	1
Total properties	39	42	47

Leasable square feet:
Retail	291,513	334,409	362,764
Office	853,963	853,963	904,499
Industrial	1,145,519	1,145,519	1,185,279
Total	2,290,995	2,333,891	2,452,542

(1)	Includes one retail property held for sale as of June 30, 2021, which was sold on July 7, 2021.

(2)	Includes four retail properties held for sale as of December 31, 2020, three of which were sold during the first quarter of 2021.

(3)	Includes three retail properties and one industrial property held for sale as of June 30, 2020, all of which were sold during the second half of 2020.

We have a limited operating history. In evaluating the above properties as potential acquisitions, including the determination of an appropriate purchase price to be paid for the properties, we considered a variety of factors, including the condition and financial performance of the properties, the terms of the existing leases and the creditworthiness of the tenants, property location, visibility and access, age of the properties, physical condition and curb appeal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including trade area population and average household income and neighborhood growth patterns and economic conditions.

We completed the sale of three retail properties during the first six months of 2021.

Property	Location	Disposition Date	Contract Sales Price	Net Proceeds (1)
Chevron Gas Station	Roseville, CA	1/7/2021	$4,050,000	$3,914,909
EcoThrift	Sacramento, CA	1/29/2021	5,375,300	2,684,225
Chevron Gas Station	San Jose, CA	2/12/2021	4,288,888	4,054,327
			$13,714,188	$10,653,461

(1)	Net of commissions, closing costs paid and repayment of the outstanding mortgage on the EcoThrift property.

In addition, on July 7, 2021, we completed the sale of our Dana industrial property for $10,000,000 which generated net proceeds of $4,975,334 after repayment of the existing mortgage, commissions and closing costs. Effective August 1, 2020, we executed an amendment for the early termination of the Dana lease from July 31, 2024 to July 31, 2022 in exchange for an early termination payment of $1,381,767 due on July 31, 2022 and continued rent payments of $65,000 per month from August 1, 2020 through July 1, 2022. As provided in the amendment, although we sold the Dana property on July 7, 2021 (prior to July 31, 2022), Dana is obligated to continue paying rent of $65,000 per month through July 1, 2022 plus the early termination payment of $1,381,767 due on July 31, 2022, or they may elect to pay a cash lump sum payment to us equal to the net present value of the remaining rent payments.

Extension of Leases

Effective January 21, 2021, we extended the lease terms of two of the Dollar General properties located in Lakeside, Ohio and in Castalia, Ohio for the five year period from June 1, 2030 to May 31, 2035 for an increased minimum annual rent for the extension period in exchange for one month of free rent, which amounted to $6,753 and $6,610 for the Lakeside and Castalia properties, respectively. In addition, the amendments provide for three five-year extension periods at the option of the tenant, each at an increased minimum rental amount.

Effective March 1, 2021, we also extended the lease term of the Northrop Grumman property located in Melbourne, Florida for the five year period from May 31, 2021 to May 31, 2026 for minimum annual rents increasing annually. The amendment includes both an early termination option at the end of the third year of the extension and an option for an additional extension of five years. We paid a leasing commission of $128,538 to the tenant's brokers and $128,538 to Northrop Grumman as a credit for additional tenant improvement costs in connection with this extension of the Northrop Grumman lease term. We also agreed to provide tenant improvements (including roof, HVAC and other improvements) that it estimates will cost approximately $1,150,000 in connection with this extension.

Other than as discussed below, we do not have other plans to incur any significant costs to renovate, improve or develop the properties. We believe that the properties are adequately insured. We have two tenants with leases that provide for tenant improvement allowances which have a remaining aggregate balance of $189,136, all of which will be funded from restricted cash on deposit at Banc of California. We expect that the related improvements will be completed within the next 12 months.

In addition, we have identified approximately $2,400,000 of roof replacement, exterior painting and sealing and parking lot repairs/restriping that are expected to be completed in the next 12 months, including approximately $1,565,000 of building improvements at the Northrop Grumman and Wood properties which we have agreed to complete in a timely manner. The improvements at the Northrup Grumman property will be funded from restricted cash on deposit at Banc of California of $1,271,462. Approximately $700,000 of these improvements are expected to be recoverable from the tenant through operating expense reimbursements. We will have to pay for the improvements, and the recoveries will be billed over an extended period of time according to the terms of the leases. The remaining costs of approximately $1,700,000 are not recoverable from tenants. These improvements will be funded from operating cash flows, debt financings or proceeds from the sale of shares of our common stock.

Recent Market Conditions

We continue to face significant uncertainties due to the COVID-19 pandemic, including the Delta variant. Both the investing and leasing environments are highly competitive. Even before the COVID-19 pandemic, uncertainty regarding the economic and political environment had made businesses reluctant to make long-term commitments or changes in their business plans. The COVID-19 pandemic has resulted in significant disruptions in utilization of office and retail properties and uncertainty over how tenants will respond when their leases are scheduled to expire.

Possible future declines in rental rates and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, or rent abatements for tenants severely impacted by the COVID-19 pandemic, may result in decreases in cash flows from investment properties. We have nine leases scheduled to expire in either 2022 or 2023, which comprise an aggregate of 805,822 leasable square feet and represent approximately 24.5% of projected 2021 net operating income from properties. The tenants of these properties could reevaluate their use of such properties in light of the impacts of the COVID-19 pandemic, including their ability to have workers succeed in working at home, and determine not to renew these leases or to seek rent or other concessions as a condition of renewing their leases. Potential declines in economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio, which could have the following negative effects on us: the values of our investments in commercial properties could decrease below the amounts paid for such investments; and/or revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to make distributions or meet our debt service obligations. However, we have successfully negotiated lease extensions for four properties (two Dollar Generals in Ohio, Northrop Grumman in Melbourne, Florida and PreK Education in San Antonio, Texas) over the last six months and are in the process of negotiating potential lease extensions with several other tenants.

While we have had success during 2020 and the first half of 2021 with refinancing nine of our properties, uncertainties in the capital markets may cause difficulty in refinancing debt obligations prior to maturity at terms as favorable as the terms of existing indebtedness. Market conditions can change quickly, potentially negatively impacting the value of real estate investments. We continuously review our investment and debt financing strategies to optimize our portfolio and the cost of our debt exposure. We plan to rely on debt financing to finance our real estate properties and we may have difficulty refinancing some of our debt obligations prior to or at maturity, or we may not be able to refinance these obligations at terms as favorable as the terms of our initial indebtedness and we also may be unable to obtain additional debt financing on attractive terms or at all. If we are not able to refinance our indebtedness on attractive terms at the various maturity dates, we may be forced to dispose of some of our assets.

The debt market remains sensitive to the macro environment, such as impacts of the COVID-19 pandemic, Federal Reserve policy, market sentiment or regulatory factors affecting the banking and commercial mortgage-backed securities industries. While we have been able to successfully refinance nine of our properties as described above, we may experience more stringent lending criteria in the future, which may affect our ability to finance certain property acquisitions or refinance any debt at maturity. Additionally, for properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable. We expect to manage the current mortgage lending environment by considering alternative lending sources, including securitized debt, fixed rate loans, short-term variable rate loans, or any combination of the foregoing.

Election as a REIT

We elected to be taxed as a REIT for federal income tax purposes under the Internal Revenue Code beginning with our taxable year ended December 31, 2016. We believe we have qualified and will continue to qualify as a REIT for each taxable year since our taxable year ended December 31, 2016. To qualify and maintain our status as a REIT, we must meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the distributions paid deduction and excluding net capital gains).

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to qualify as a REIT. We also will be disqualified for the four taxable years following the year during which qualification is lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to continue to qualify for treatment as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our condensed consolidated financial statements. We will be subject to certain state and local taxes related to the operations of properties in certain locations. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our condensed consolidated financial statements.

Critical Accounting Policies and Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

Revenue Recognition

We adopted FASB Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”), effective January 1, 2018. Our sources of revenue impacted by ASU No. 2014-09 included revenue generated by sales of real estate, other operating income and tenant reimbursements for substantial services earned at our properties. Such revenues are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements, consisting of amounts due from tenants for common area maintenance, property taxes and other recoverable costs, are recognized in rental income subsequent to the adoption of Topic 842, as defined and discussed below, in the period the recoverable costs are incurred.

Effective January 1, 2019, we adopted FASB ASU No. 2016-02, Leases (Topic 842) and the related FASB ASU Nos. 2018-10, 2018-11, 2018-20 and 2019-01, which provide practical expedients, technical corrections and improvements for certain aspects of ASU 2016-02, on a modified retrospective basis (collectively “Topic 842”). Topic 842 established a single comprehensive model for entities to use in accounting for leases and supersedes the existing leasing guidance. Topic 842 applied to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting has largely remained unchanged; however, certain refinements were made to conform with revenue recognition guidance, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. Topic 842 impacts our accounting for leases primarily as a lessor. However, Topic 842 also impacted our accounting as a lessee for an operating lease acquired as a result of the Self-Management Transaction, which was completed on December 31, 2019.

As a lessor, our leases with tenants generally provide for the lease of real estate properties, as well as common area maintenance, property taxes and other recoverable costs. Under Topic 842, the lease of space is considered a lease component while the common area maintenance, property taxes and other recoverable costs billings are considered nonlease components, which fall under revenue recognition guidance in ASU No. 2014-09. However, upon adopting the guidance in Topic 842, we determined that our tenant leases met the criteria to apply the practical expedient provided by ASU No. 2018-11 to recognize the lease and non-lease components together as one single component. This conclusion was based on the consideration that (1) the timing and pattern of transfer of the nonlease components and associated lease component are the same, and (2) the lease component, if accounted for separately, would be classified as an operating lease. As the lease of properties is the predominant component of our leasing arrangements, we accounted for all lease and nonlease components as one-single component under Topic 842.

We recognize rental income from tenants under operating leases on a straight-line basis over the noncancelable term of the lease when collectability of such amounts is reasonably assured. Recognition of rental income on a straight-line basis includes the effects of rental abatements, lease incentives and fixed and determinable increases in lease payments over the lease term. If the lease provides for tenant improvements, our management determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by us.

When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred and presented gross if we are the primary obligor and, with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk. In instances where the operating lease agreement has an early termination option, the termination penalty is based on a predetermined termination fee or based on the unamortized tenant improvements and leasing commissions.

Gain or Loss on Sale of Real Estate Property

We recognize gain or loss on sale of real estate property when we have executed a contract for sale of the property, transferred controlling financial interest in the property to the buyer and determined that it is probable that we will collect substantially all of the consideration for the property. Operating results of the property that is sold remain in continuing operations, and any associated gain or loss from the disposition is included in gain or loss on sale of real estate investments in our accompanying consolidated statements of operations.

Bad Debts and Allowances for Tenant and Deferred Rent Receivables

We evaluate the collectability of rents and other receivables on a regular basis based on factors including, among others, payment history, credit rating, the asset type, and current economic conditions. If our evaluation of these factors indicates we may not recover the full value of the receivable, we provide an allowance against the portion of the receivable that we estimate may not be recovered. This analysis requires us to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected.

Our determination of the adequacy of our allowances for tenant receivables includes a binary assessment of whether or not the amounts due under a tenant’s lease agreement are probable of collection. For such amounts that are deemed probable of collection, revenue continues to be recorded on a straight-line basis over the lease term. For such amounts that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental income in the period of the change in the collectability determination. In addition, for tenant and deferred rent receivables deemed probable of collection, we also may record an allowance under other authoritative GAAP depending upon our evaluation of the individual receivables, specific credit enhancements, current economic conditions, and other relevant factors. Such allowances are recorded as increases or decreases through rental income in our consolidated statements of operations.

With respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt allowance for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Income Taxes

We elected to be taxed as a REIT for U.S. federal income tax purposes under Section 856 through 860 of the Internal Revenue Code beginning with our taxable year ended December 31, 2016. We expect to operate in a manner that will allow us to continue to qualify as a REIT for U.S. federal income tax purposes. To qualify as a REIT, we must meet certain organizational and operational requirements, including meeting various tests regarding the nature of our assets and our income, the ownership of our outstanding stock and distribution of at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy, which is based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value, is as follows:

Level 1:	quoted prices in active markets for identical assets or liabilities;
Level 2:
inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value for certain financial instruments is derived using a combination of market quotes, pricing models, and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of our financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. We evaluate several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash and cash equivalents; restricted cash; tenant receivables; prepaid expenses and other assets; accounts payable, accrued and other liabilities; and due to affiliates:  These balances approximate their fair values due to the short maturities of these items.

Derivative instruments:  Our derivative instruments are presented at fair value on the accompanying consolidated balance sheets. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, we classify these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.

Goodwill and Intangible Assets:  The fair value measurements of goodwill and intangible assets are considered Level 3 nonrecurring fair value measurements. For goodwill, fair value measurement involves the determination of fair value of a reporting unit. We use a discounted cash flow approach to estimate the fair value of our real estate assets, which requires the use of capitalization rates and discount rates. We use a Monte Carlo simulation model to estimate future performance, generating the fair value of the reporting unit's business. For intangible assets, fair value measurements include assumptions with inherent uncertainty, including projected securities offering volumes and related projected revenues and long-term growth rates, among others. The carrying value of intangible assets is at risk of impairment if future projected offering proceeds, revenues or long-term growth rates are lower than those currently projected.

Unsecured credit facility:  The fair value of our unsecured credit facility approximates its carrying value as the interest rates are variable and the balances approximate their fair values due to the short maturities of this facility.

Mortgage notes payable:  The fair value of our mortgage note payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. We classify these inputs as Level 3 inputs.

Related party transactions:  We have concluded that it is not practical to determine the estimated fair value of related party transactions. Disclosure rules for fair value measurements require that for financial instruments for which it is not practicable to estimate fair value, information pertinent to those instruments be disclosed. Further information as to these financial instruments with related parties is included in Note 9 to our consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in this prospectus.

Real Estate

Real Estate Acquisition Valuation

We record acquisitions that meet the definition of a business as a business combination. If the acquisition does not meet the definition of a business, we record the acquisition as an asset acquisition. Under both methods, all assets acquired and liabilities assumed are measured based on their acquisition-date fair values. Transaction costs that are related to a business combination are charged to expense as incurred. Transaction costs that are related to an asset acquisition are capitalized as incurred.

We assess the acquisition date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

We record above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases plus any extended term for any leases with below-market renewal options. We amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

We estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.

We amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the respective lease.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income (loss).

Depreciation and Amortization

Real estate costs related to the acquisition and improvement of properties are capitalized and depreciated or amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset and are expensed as incurred. Significant replacements and betterments are capitalized. We anticipate the estimated useful lives of our assets by class to be generally as follows:

.	Buildings	10-48 years
.	Site improvements	Shorter of 15 years or remaining lease term
.	Tenant improvements	Shorter of 15 years or remaining lease term
.	Tenant origination and absorption costs, and above-/below-market lease intangibles	Remaining lease term

Impairment of Real Estate and Related Intangible Assets

We regularly monitor events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, we do not believe that we will be able to recover the carrying value of the asset, we will record an impairment charge to the extent the carrying value exceeds the estimated fair value of the asset.

Real Estate Investments Held for Sale

We consider a real estate investment to be “held for sale” when the following criteria are met: (i) management commits to a plan to sell the property, (ii) the property is available for sale immediately, (iii) the property is actively being marketed for sale at a price that is reasonable in relation to its current fair value, (iv) the sale of the property within one year is considered probable and (v) significant changes to the plan to sell are not expected. Real estate that is held for sale and its related assets are classified as “real estate investment held for sale, net” and “assets related to real estate investment held for sale,” respectively, in the accompanying consolidated balance sheets. Mortgage notes payable and other liabilities related to real estate investments held for sale are classified as “mortgage notes payable related to real estate investments held for sale, net” and “liabilities related to real estate investments held for sale,” respectively, in the accompanying consolidated balance sheets. Real estate investments classified as held for sale are no longer depreciated and are reported at the lower of their carrying value or their estimated fair value less estimated costs to sell. Operating results of properties that were classified as held for sale in the ordinary course of business are included in continuing operations in our accompanying consolidated statements of operations.

Goodwill and Other Intangible Assets

We record goodwill when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. We evaluate goodwill and other intangible assets for possible impairment in accordance with ASC 350, Intangibles–Goodwill and Other, on an annual basis, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. If the carrying amount of the reporting unit exceeds its fair value, an impairment charge is recognized.

When testing goodwill for impairment, we may first assess qualitative factors. The qualitative testing analyzes current economic indicators associated with a reporting unit. If an initial qualitative assessment indicates a stable or improved fair value, no further testing is required. If an initial qualitative assessment identifies that it is more likely than not that the fair value of a reporting unit is less than its carrying value, additional quantitative testing is performed. We may also elect to skip the qualitative testing and proceed directly to the quantitative testing. If the quantitative testing indicates that goodwill is impaired, an impairment charge is recognized based on the difference between the reporting unit's carrying value and its fair value. We primarily will utilize a discounted cash flow methodology to calculate the fair value of reporting units.

In assessing goodwill impairment, we have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that the fair value of a reporting unit is less than its carrying amount. Our qualitative assessment of the recoverability of goodwill considers various macro-economic, industry-specific and company-specific factors. These factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of our financial performance; or (iv) a sustained decrease in our market capitalization below its net book value. If, after assessing the totality of events or circumstances, we determine it is unlikely that the fair value of such reporting unit is less than its carrying amount, then a quantitative analysis is unnecessary.

However, if we concluded otherwise, or if we elect to bypass the qualitative analysis, then it is required that we perform a quantitative analysis that compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired; otherwise, a goodwill impairment loss is recognized for the lesser of: (a) the amount that the carrying amount of a reporting unit exceeds its fair value; or (b) the amount of the goodwill allocated to that reporting unit.

Intangible assets consist of purchased customer-related intangible assets, marketing related intangible assets, developed technology and other intangible assets. Intangible assets are amortized over their estimated useful lives using the straight-line method ranging from three to five years. No significant residual value is estimated for intangible assets. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

Commitments and Contingencies

We may be subject to certain commitments and contingencies with regard to certain transactions (see Note 10 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for discussion of commitment and contingencies).

Related-Party Transactions and Agreements

Through December 31, 2019, we had contracted for advisory services through an advisory agreement with our former advisor whereby we paid certain fees to, or reimbursed certain expenses of, our former advisor or affiliates, such as acquisition fees and expenses, organization and offering costs, asset management fees, and reimbursement of certain operating costs (see Note 9 to our unaudited condensed consolidated financial statements for the period ended June 30, 2021 included in this prospectus for additional details of the various related-party transactions and agreements).

On March 2, 2020, we borrowed a total of $4,000,000, secured by mortgages on our two Chevron properties, from our Chairman, Mr. Wirta. Our conflicts committee, composed of all of our independent directors, approved the terms of these mortgages which bore interest at an annual rate of 8% and were scheduled to mature on June 2, 2020. On June 1, 2020, the maturity date of these mortgages was extended to September 1, 2020 on the same terms, along with an option for a further extension to November 30, 2020 at our election prior to August 18, 2020, which we elected not to exercise. On July 31, 2020 and August 28, 2020, the mortgages secured by the Chevron San Jose, CA property and Chevron Roseville, CA property, each for $2,000,000, respectively, were repaid along with all related accrued interest.

In connection with the August 13, 2020 amendment to our $12,000,000 unsecured credit facility with PMB, Mr. Wirta and the Wirta Family Trust (the “Wirta Trust”) guaranteed our obligations under the unsecured credit facility. On July 30, 2020, we entered into an indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of our unsecured credit facility with PMB pursuant to which we agreed to indemnify Mr. Wirta and the Wirta Trust if they were required to make payments to PMB pursuant to such guarantees.

On March 29, 2021, we entered into the Credit Facility with Banc of California for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023, which replaced our unsecured credit facility with PMB. We borrowed $6,000,000 under the Credit Facility and repaid the $6,000,000 that was owed to PMB on March 31, 2021. The Credit Facility provides us with a $17,000,000 revolving line of credit for real estate acquisitions (including the $6,000,000 borrowed to repay PMB) and an additional $5,000,000 revolving line of credit for working capital. Mr. Wirta and the Wirta Trust have guaranteed the $6,000,000 initial borrowing under the Credit Facility, which guarantee will expire upon repayment of the $6,000,000, which is due by September 30, 2021. As of July 31, 2021, we had repaid $4,500,000 of the initial $6,000,000 borrowed under the Credit Facility and the remaining balance was $1,500,000. Mr. Wirta has also guaranteed the $5,000,000 revolving line of credit for working capital. On March 29, 2021, we entered into an updated indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of borrowings under the Credit Facility.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that had or are reasonably likely to have a material current or future effect on our financial condition, results of operations, liquidity, or capital resources as of June 30, 2021.

SELECTED FINANCIAL DATA

The following selected financial data for each of the years during the three-year period ended December 31, 2020 and the selected balance sheet data as of December 31, 2020, 2019, and 2018 have been derived from our audited consolidated financial statements as of and for the years during the three-year period ended December 31, 2020. The consolidated financial statements as of and for the years ended December 31, 2020 and 2019 are included in this prospectus. The following selected financial data as of June 30, 2021 and for the six months ended June 30, 2021 have been derived from our unaudited condensed consolidated financial statements contained for the quarter ended June 30, 2021 included in this prospectus. Interim results for the six months ended and as of June 30, 2021 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2021.

You should read the following selected financial data in conjunction with the consolidated financial statements and related notes thereto included in this prospectus and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section above.

Balance sheet data	June 30, 2021	December 31,
		2020	2019	2018
Real estate investment, net(1)	$339,080,710	$339,459,007	$413,924,282	$238,924,160
Real estate investment held for sale(1)	$5,375,746	$24,585,739	$—	$—
Goodwill(2)	$17,320,857	$17,320,857	$50,588,000	$—
Intangible assets(2)	$4,313,799	$5,127,788	$7,700,000	$—
Total assets	$389,555,298	$407,433,014	$490,917,263	$252,425,902
Mortgage notes payable, net(3)	$181,576,606	$175,925,918	$194,039,207	$122,709,308
Mortgage notes payable related to real estate investments held for sale, net(3)	$4,381,426	$9,088,438	$—	$—
Unsecured credit facility, net	$2,889,303	$5,978,276	$7,649,861	$8,998,000
Total liabilities	$211,100,320	$217,180,778	$236,675,009	$143,332,182
Redeemable common stock(4)	$10,413,691	$7,365,568	$14,069,692	$6,000,951
Total equity	$168,041,287	$182,886,668	$240,172,562	$103,092,769

(1)
During the six months ended June 30, 2021, we sold three real estate investments with an aggregate carrying value of $13,129,404 for a net gain of $289,642; during the year ended December 31, 2020, we sold five real estate investments with an aggregate carrying value of $24,067,388 for a net gain of $4,139,749 and recorded impairment charges of $10,267,625 to six of our real estate investments primarily as a result of the COVID-19 pandemic. On December 31, 2019, we completed the Merger with Rich Uncles resulting in the acquisition of 20 properties, primarily in California.

(2)	During the year ended December 31, 2020, we recorded impairment charges of $33,267,143 to goodwill and $1,305,260 to intangible assets as a result of the COVID-19 pandemic.
(3)
Changes from prior year relate primarily to notes payable on the five real estate investments sold as discussed in (1) above, along with the refinancing of six properties during the first six months of 2021.

(4)
Redeemable common stock as of the balance sheet date is a contingent obligation which reflects the maximum amount of common stock that could be repurchased during the first quarter following the balance sheet date.

	Six Months Ended
Operating data	June 30, 2021	2020	2019	2018
Total revenues	$18,213,863	$38,903,430	$24,544,968	$17,984,625
Net loss(1)	$(1,905,491)	$(49,141,910)	$(4,415,992)	$(1,801,724)
Other data:
Cash flows provided by (used in) operations	$3,083,353	$5,576,840	$(4,748,904)	$5,881,889
Cash flows provided by (used in) investing activities	$14,624,425	$24,778,295	$(29,602,469)	$(92,019,684)
Cash flows (used in) provided by financing activities	$(15,710,863)	$(28,914,535)	$23,034,567	$90,710,968
Per share data:
Distributions declared per common share per the period:
Class C Common Stock	$0.525	$1.4600	$2.1105	$2.1105
Class S Common Stock(2)	$0.525	$1.4600	$2.1105	$2.1105
Net loss per common share - basic and diluted(3)	$(0.25)	$(6.14)	$(0.88)	$(0.48)
Weighted-average number of common shares outstanding, basic and diluted(3)	7,630,401	8,006,276	5,012,158	3,689,955

(1)
During the six months ended June 30, 2021, we sold three real estate investments for a net gain of $289,642; during the year ended December 31, 2020, we sold five real estate investments for a net gain of $4,139,749 and recorded impairment charges of $10,267,625 to six of our real estate investments and lease termination expense of $1,039,648 primarily as a result of the COVID-19 pandemic.

(2)	The distribution paid per share of Class S common stock is net of deferred selling commissions.
(3)	Adjusted for the 1:3 reverse stock split on February 1, 2021.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our preferred shares. For purposes of this section, references to “Modiv,” “we,” “our” and “us” mean only Modiv Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate Modiv and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general informational purposes only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in any securities offered by this prospectus and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	dealers in securities;

•	traders in securities that elect to use a mark-to market method of accounting for their securities holdings;

•	partnerships, other pass-through entities, trusts and estates;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	Subchapter “S” corporations;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their shares as a capital asset, which generally means as property held for investment.

For the purposes of this summary, a U.S. person is a beneficial owner of our shares who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

For the purposes of this summary, a U.S. stockholder is a beneficial owner of our shares who is a U.S. person. A tax exempt organization is a U.S. person who is exempt from U.S. federal income tax under Section 401(a) or 501(a) of the Internal Revenue Code. For the purposes of this summary, a non-U.S. person is a beneficial owner of our shares who is a nonresident alien individual or a non-U.S. corporation for U.S. federal income tax purposes, and a non-U.S. stockholder is a beneficial owner of our shares who is a non-U.S. person. The term “corporation” includes any entity treated as a corporation for U.S. federal income tax purposes, and the term “partnership” includes any entity treated as a partnership for U.S. federal income tax purposes.

The federal income tax treatment of holders of our shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our shares will depend on the stockholder’s particular tax circumstances.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, INCOME AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SHARES.

Taxation of Modiv

We elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 2016.

In the opinion of Morris, Manning & Martin, LLP, our tax counsel in connection with this offering, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 2016, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Such opinion is based on various assumptions relating to our organization and proposed operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by us or Morris, Manning & Martin, LLP that we will so qualify for any particular year. The opinion was expressed as of the date issued and does not cover subsequent periods.

Morris, Manning & Martin, LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions with respect to our satisfaction of the REIT requirements. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, discussed below. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which we may not control. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”

Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “Prohibited Transactions.”

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

•
If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

•
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described in Federal Income Tax Considerations – Requirements for Qualification—General.

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•
If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation’s tax basis in the asset, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us.

•
We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs or “taxable mortgage pools” to the extent our shares are held in record name by specified tax exempt organizations not subject to tax on UBTI or non-U.S. sovereign investors.

•	The earnings of our subsidiaries, including our TRSs (as discussed below), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association which has seven main attributes:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	it is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	its beneficial ownership is held by 100 or more persons;

(6)
during the last half of each taxable year, not more than 50% in value of its outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(7)
it elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(8)	it meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT.

We believe that we have, and will continue to have as a result of the issuance of stock in this offering and prior offerings, sufficient diversity of ownership to satisfy conditions (5) and (6). In addition, our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying and continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The provisions of our charter restricting the ownership and transfer of our stock are described in “Description of Capital Stock and Securities Offered—Restriction on Ownership of Shares.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described under Income Tests, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (See “Asset Tests”) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In addition to our Operating Partnership, we may invest in assets through joint ventures, partnerships and other co-ownership arrangements. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would be treated as partnerships for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of any investment by us in a property through a partnership or other non-corporate entity.

In general, for partnerships in which we invest, we are required to take into account our allocable share of income, gain, loss, deduction and credit for purposes of the various REIT gross income tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. We will be treated as owning our proportionate share of the assets in the partnership for purposes of certain REIT asset tests. Thus, our proportionate share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of the assets, liabilities and items of income of any subsidiary partnership (or other entity treated as a partnership for U.S. federal income tax purposes) in which our Operating Partnership holds an interest, will be treated as our assets, liabilities and items of income for purposes of applying the REIT income and asset tests. There is no guarantee that such allocable share of income and assets will be qualified for purposes of the REIT income and asset tests. Further, there can be no assurance that distributions from a partnership will be sufficient to pay the tax liabilities resulting from an investment in such partnership.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “Asset Tests” and “Income Tests.”

Taxable Corporate Subsidiaries. We have jointly elected with two of our wholly owned subsidiaries to treat such subsidiaries as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions. In addition, we will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under the Internal Revenue Code in order to more clearly reflect the income of the TRS.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property or an interest in real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which we refer to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to our qualification as a REIT. However, to the extent that any of our mezzanine loans do not meet all safe harbor requirements set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under Taxation of REITs in General, even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Income derived from certain types of temporary stock and debt investments made with the proceeds of an offering, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following such offering. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After the one year period following this offering, income from investments of the proceeds of this offering will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above.

Asset Tests

At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and some kinds of mortgage-backed securities, mortgage loans and debt instruments (whether or not secured by real property) that are issued by a “publicly-offered REIT” (i.e., a REIT that is required to file annual periodic reports with the SEC under the Exchange Act). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 20% of the value of our total assets.

Fifth, no more than 25% of the total value of our assets may be represented by “nonqualified publicly-offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly-offered REITs were not included in the definition of real estate assets).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure; (2) the failure is due to reasonable cause and not willful neglect; (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%); and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate; (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (3) any obligation to pay rents from real property; (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (5) any security (including debt securities) issued by another REIT; and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under Income Tests. In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests. If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(a)
The sum of (i) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends-paid deduction and (ii) 90% of the net income (after tax) if any from foreclosure property, minus

(b)	the sum of specified items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “Taxation of Stockholders — Taxation of Taxable U.S. Stockholders.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries and (b) our inclusion of items in income for federal income tax purposes.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Elective Cash/Stock Dividends

On August 11, 2017, the IRS issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by publicly-offered REITs (i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act). Pursuant to Revenue Procedure 2017-45, effective for distributions declared on or after August 11, 2017, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Internal Revenue Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in Revenue Procedure 2017-45 are satisfied.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in Income Tests and Asset Tests.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. stockholders (as defined below) that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Excess Inclusion Income

If we directly or indirectly acquire a residual interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in an REMIC), a portion of our income from such arrangements may be treated as “excess inclusion income.” We are required to allocate any excess inclusion income to our stockholders in proportion to their dividends. We would be subject to U.S. corporate tax to the extent of any excess inclusion income from the REMIC residual interest or taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on UBTI. Because this tax would be imposed on our company, however, unless we can recover the tax out of distributions to the disqualified organizations, all of our stockholders, including stockholders that are not disqualified organizations, would bear a portion of the tax cost.

Stockholders who are not disqualified organizations will have to treat our dividends as excess inclusion income to the extent of their allocable shares of our excess inclusion income. This income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as UBTI under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a regulated investment company, or a RIC, common trust fund or other pass-through entity, the stockholder’s allocable share of our excess inclusion income could be considered excess inclusion income of such entity.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term prohibited transaction generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests and (3) to hedge certain positions as described in Section 856(c)(5)(G)(iii) of the Internal Revenue Code, each of which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income that we or our TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a tenant of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.

From time to time, our TRS may provide services to our tenants. We intend to set the fees paid to our TRS for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Interest Expense Deductions

The Tax Act generally imposes certain limitations on the ability of taxpayers to deduct net business interest expenses for federal income tax purposes for tax years beginning on or after January 1, 2018. However, the Tax Act provides an election whereby certain taxpayers engaged in a real estate trade or business, generally including for this purpose a REIT, may elect for this limitation not to apply. Taxpayers that make this election generally are not eligible for certain depreciation methodologies. We made this election when we filed our 2018 tax return and therefore the above limitations on interest expense deductions generally would not apply to us.

In addition, the above described limitations on net business interest expense deductions generally would be determined at the entity-level. As a result, the ability of our TRSs to deduct business interest expense for tax years beginning on or after January 1, 2018 may be subject to limitations under the Tax Act even if we make such an election.

Net Operating Losses

The Tax Act also generally restricts the ability of taxpayers to utilize net operating losses to no more than 80% of their taxable income and precludes them from carrying-back net operating losses to prior tax years.

The Coronavirus Aid, Relief, and Economic Security Act, which was enacted into law on March 27, 2020, (i) removes the 80% use limitation on post-Tax Act net operating loss carryovers or carrybacks that may be deducted in tax years beginning prior to January 1, 2021, so taxpayers may use net operating losses (“NOLs”) to offset 100% of taxable income in such tax years and (ii) allows NOLs generated in tax years beginning in 2018, 2019 and 2020 to be carried back for up to five tax years. REITs, however, are not permitted to carry back losses to prior taxable years.

Tax Aspects of Our Operating Partnership

In General. We will own all or substantially all of our assets through our Operating Partnership, and our Operating Partnership in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.

Except in the case of subsidiaries that have elected REIT or TRS status, we expect that our Operating Partnership and its partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities that are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the applicable operating agreement. As discussed above, for purposes of applying the REIT income and asset tests, we will include our pro rata share of the income generated by and the assets held by our Operating Partnership, including our Operating Partnership’s share of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on our capital interests in such entities.

Our ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If our Operating Partnership or one or more of its subsidiary partnerships or limited liability companies intended to be taxed as partnerships, were treated as an association, it would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent us from satisfying these tests. This, in turn, could prevent us from qualifying as a REIT.

We believe that our Operating Partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of Our Operating Partnership” is based on such classification.

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly-traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly-traded partnership” under Section 7704 of the Internal Revenue Code if interests in the partnership are traded on an established securities market or interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

A partnership will not be treated as a publicly-traded partnership if it qualifies for certain safe harbors, one of which applies to certain partnerships with fewer than 100 partners.

There is a risk that the right of a holder of Operating Partnership units to redeem the units for cash (or stock) could cause Operating Partnership units to be considered readily tradable on the substantial equivalent of a secondary market, and we may not be eligible for a safe harbor at all times. If our Operating Partnership is a publicly-traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted of and will consist of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income generally includes real property rents and other types of passive income.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in our Operating Partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Internal Revenue Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 20 % maximum federal rate) for qualified distributions received by U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

In addition, for taxable years that begin after December 31, 2017 and before January 1, 2026, U.S. stockholders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends or dividends eligible for the preferential rates applicable to qualified dividends as described above), subject to certain limitations. Under final regulations recently issued by the IRS, in order to qualify for this deduction with respect to a dividend on our shares, a stockholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a stockholder’s holding period during any period in which the stockholder has diminished its risk of loss with respect to the shares). Stockholders are urged to consult their tax advisors as to their ability to claim this deduction.

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of Modiv Inc. — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20 % in the case of stockholders that are individuals, trusts and estates, and currently 21% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 20% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares with respect to which the distributions were made. Rather, the distributions will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Modiv Inc. — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed as ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate, currently 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain. In addition, all or a portion of any loss realized upon a taxable disposition of shares of our stock may be disallowed if the taxpayer purchases other shares of the stock within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Repurchases. A repurchase of our shares will be treated under Section 302 of the Internal Revenue Code as a taxable dividend (to the extent of our current or accumulated earnings and profits), unless the repurchase satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the repurchase to be treated as a sale or exchange of our shares. The repurchase will satisfy such test if it (i) is “substantially disproportionate” with respect to the stockholder, (ii) results in a “complete termination” of the stockholder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code are satisfied with respect to any particular stockholder will depend upon the facts and circumstances existing at the time the determination is made, prospective stockholders are advised to consult their own tax advisors to determine such tax treatment. If a repurchase of our shares is treated as a distribution that is taxable as dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such repurchased shares would be transferred to the stockholder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Liquidating Distributions. Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a U.S. stockholder with respect to our shares will be treated first as a recovery of the stockholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our shares. In general, the U.S. federal income tax rules applicable to REITs likely will require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to distribute unsold assets to a “liquidating trust.” Each stockholder would be treated as receiving a liquidating distribution equal to the value of the liquidating trust interests received by the stockholder. The U.S. federal income tax treatment of ownership of an interest in any such liquidating trust would differ materially from the U.S. federal income tax treatment of an investment in our shares, including the potential incurrence of income treated as UBTI for tax-exempt stockholders.

Medicare tax on unearned income. Certain U.S. stockholders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our shares.

Taxation of Non-U.S. Stockholders

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where a non-U.S. stockholder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, dividend income received in respect of our shares and gain from the sale of our shares generally will be “effectively connected income” (“ECI”) subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. stockholder were a U.S. stockholder, and such dividend income may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation. Additionally, non-U.S. stockholders that are nonresident alien individuals who are present in the U.S. for 183 days or more during the taxable year and have a “tax home” in the U.S. are subject to a 30% withholding tax on their capital gains. The remaining discussion below assumes the dividends and gain generated in respect of our shares is not effectively connected to a U.S. trade or business of the non-U.S. stockholder and that the non-U.S. stockholder is not present in the U.S. for more than 183 days during any taxable year.

FIRPTA

Under FIRPTA, gains from USRPIs are treated as ECI subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. stockholder were a U.S. stockholder (and potentially branch profits tax to non-U.S. corporations), and will generate return filing obligations in the United States for such non-U.S. stockholders. USRPIs for purposes of FIRPTA generally include interests in real property located in the United States and loans that provide the lender with a participation in the profits, gains, appreciation (or similar arrangements) of real property located in the United States. Loans secured by real property located in the United States that do not provide the lender with a participation in profits, gains, appreciation (or similar arrangements) of the real property are generally not treated as USRPIs.

In addition, stock of a domestic corporation (including a REIT such as us) will be a USRPI if at least 50% of its real property assets and assets used in a trade or business are USRPIs at any time during a prescribed testing period. Notwithstanding the foregoing rule, our shares will not be a USRPI (i) if we are “domestically-controlled”, (ii) if our shares owned are of a class that is regularly traded on an established securities market and the selling non-U.S. stockholder owned, actually or constructively, 10% or less of our outstanding stock of that class at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition or the period of our existence), (iii) with respect to a selling non-U.S. stockholder that is a “qualified shareholder” (as described below) or (iv) with respect to a selling non-U.S. stockholder that is a “qualified foreign pension fund” (as described below). A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT’s shares of stock or the period of the REIT’s existence), less than 50% in value of its outstanding shares of stock is held directly or indirectly by non-U.S. persons.

Our shares are not currently traded on an established securities market. We also cannot assure you that we will be domestically-controlled at all times in the future. Thus, we cannot assure you that our shares are not or will not become a USRPI in the future.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of USRPIs will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

Non-Dividend Distributions

A non-U.S. stockholder should not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder generally will not be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock unless our stock constitutes a USRPI. If our stock is a USRPI, distributions in excess of both our earnings and the non-U.S. stockholder’s basis in our stock will be treated as ECI subject to U.S. federal income tax. Regardless of whether the distribution exceeds basis, we will be required to withhold 15% of any distributions to non-U.S. stockholders in excess of our current year and accumulated earnings (i.e., including distributions that represent a return of the non-U.S. stockholder’s tax basis in our stock). The withheld amounts will be credited against any U.S. tax liability of the non-U.S. stockholder, and may be refundable to the extent such withheld amounts exceed the stockholder’s actual U.S. federal income tax liability. Even in the event our stock is not a USRPI, we may choose to withhold on the entire amount of any distribution at the same rate as we would withhold on a dividend because we may not be able to determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits, to the extent such withheld amounts exceed the stockholder’s actual U.S. federal income tax liability.

Capital Gain Distributions.

Subject to an exception that may apply if our stock is regularly traded on an established securities market or if the selling non-U.S. stockholder is a “qualified shareholder” or a “qualified foreign pension fund,” each as described below, under a FIRPTA “look-through” rule, any of our distributions to non-U.S. stockholders of gain attributable to the sale of a USRPI will be treated as ECI and subject to 21% withholding. Amounts treated as ECI under the look-through rule may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty), after the application of the income tax to such ECI, in the case of a non-U.S. stockholder that is a corporation. In addition, we will be required to withhold tax equal to 21% of the maximum amount that could have been designated as capital gains dividends. Capital gains dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income tax. This FIRPTA look-through rule also applies to distributions in repurchases of shares and liquidating distributions, to the extent they represent distributions of gain attributable to the sale of a USRPI.

A distribution that would otherwise have been treated as gain from the sale of a USRPI under the FIRPTA look-through rule will not be treated as ECI, and instead will be treated as otherwise described herein without regard to the FIRPTA look-through rule, if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the distribution is received. We are not publicly-traded and such rules will not apply.

Dispositions of Our Shares. A sale of our shares by a non-U.S. stockholder generally will not be subject to U.S. federal income tax unless our shares are a USRPI. If our shares are a USRPI, gain from the sale of our shares would be ECI to the non-U.S. stockholder. If our shares are not a USRPI, gain from the sale of our shares would not be subject to U.S. federal income tax.

To the extent our shares are held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” our shares will not be treated as a USRPI. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI. For these purposes, a qualified shareholder is generally a non-U.S. shareholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Internal Revenue Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply with respect to a portion of the qualified shareholder’s shares (determined by applying the ratio of the value of the interests held by applicable investors in the qualified shareholder to the value of all interests in the qualified shareholder and applying certain constructive ownership rules). Such ratio applied to the amount realized by a qualified shareholder on the disposition of our shares or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. For these purposes, an “applicable investor” is person who holds an interest in the qualified shareholder and holds more than 10% of our shares applying certain constructive ownership rules.

FIRPTA will not apply to any USRPI held directly (or indirectly through one or more partnerships) by, or to any distribution received from a REIT by, a “qualified foreign pension fund” or any entity all of the interests of which are held by a qualified foreign pension fund. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (or their designees) of one or more employers for services rendered, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to relevant local tax authorities and (v) with respect to which, under its local laws, contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or taxation of its income is deferred or taxed at a reduced rate.

Repurchases and Liquidating Distributions. A repurchase of shares will be treated as a regular distribution or as a sale or exchange of the repurchased shares under the same rules of Section 302 of the Internal Revenue Code that apply to U.S. stockholders and which are discussed above under “Taxation of Taxable U.S. Stockholders.” Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a repurchase treated as a sale or exchange of our shares would be ECI to the non-U.S. stockholder and (ii) if our shares are not a USRPI, gain from a repurchase treated as a sale or exchange of our shares would not be subject to U.S. federal income tax.

Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a non-U.S. stockholder with respect to our shares will be treated first as a recovery of the stockholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our shares. Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a liquidating distribution with respect to our shares would be ECI to the non-U.S. stockholder and (ii) if our shares are not a USRPI, gain from a liquidating distribution with respect to our shares would not be subject to U.S. federal income tax.

The IRS takes the view that under the FIRPTA look-through rule, but subject to the exception described above that may apply to a holder of no more than 10% of our shares if our shares are regularly traded on an established securities market, distributions in repurchases of our shares and liquidating distributions to non-U.S. stockholders will be treated as ECI and subject to 21% withholding, and also potentially subject to branch profits tax in the case of corporate non-U.S. stockholders, to the extent that the distributions are attributable to gain from the sale of a USRPI, regardless of whether our stock is a USRPI and regardless of whether the distribution is otherwise treated as a sale or exchange.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Foreign Accounts and FATCA. The Foreign Account Tax Compliance Act (“FATCA”) currently imposes withholding taxes on certain U.S. source passive payments to “foreign financial institutions” and certain other non-U.S. entities. Under FATCA, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends to U.S. stockholders who own shares of our stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. FATCA imposes a 30% withholding tax on dividends on our shares paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity is not a financial institution and either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either (1) enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (2) in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding the application of FATCA to an investment in our company.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely held” test and (ii) either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning and disposing of our stock.

Backup Withholding and Information Reporting

We must report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our shares conducted through certain U.S.-related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock. The Tax Act is a complex revision to the U.S. federal income tax laws with various impacts on different categories of taxpayers and industries, and will require subsequent rulemaking and interpretation in a number of areas. The long-term impact of the Tax Act on the overall economy, government revenues, our tenants, us, and the real estate industry cannot be reliably predicted at this time.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES OFFERED

The following is a summary description of our capital stock, including shares of Series A Preferred Stock, the securities offered in this offering. This description is not complete and is qualified in its entirety by reference to the provisions of our charter and bylaws and the applicable provisions of the MGCL. Our charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock, and bylaws are incorporated by reference, as exhibits, in the registration statement of which this prospectus forms a part (see “Where You Can Find More Information” in this prospectus).

As used in this section, the terms “we,” “us,” “our” and “the Company” refer to Modiv Inc. and not to any of its subsidiaries.

General

Our charter authorizes us to issue up to 450,000,000 shares of stock, consisting of 300,000,000 shares of Class C common stock, par value $0.001 per share, 100,000,000 shares of Class S common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. Except as otherwise set forth in our charter, Class C common stock and Class S common stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption. As of July 31, 2021, we had the following stock issued and outstanding: (i) 7,465,919 shares of Class C common stock; and (ii) 63,404 shares of Class S common stock. No established public market currently exists for our shares of common stock.

Under our charter, our board of directors, without stockholder approval, is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms thereof. Our board of directors has authorized the classification of 2,000,000 shares of our preferred stock as Series A Preferred Stock, and we will file articles supplementary with the SDAT reflecting this classification. After the articles supplementary are accepted for record and become effective, our authorized capital stock will be 450,000,000 shares of stock, consisting of 300,000,000 shares of Class C common stock, 100,000,000 shares of Class S common stock, and 50,000,000 shares of preferred stock, of which 2,000,000 shares are designated as Series A Preferred Stock. The transfer agent, registrar and dividend payment agent for the Series A Preferred Stock is Computershare Trust Company, N.A.

There is currently no market for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on the NYSE under the symbol “MDVA.” If listing is approved, we expect trading to commence within 30 days after initial delivery of the Series A Preferred Stock. We expect the Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company. See “— Book-Entry Form” below.

Common Stock

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding shares of common stock, voting together as a single class, can elect our entire board of directors.

Subject to any preferential rights of any outstanding class or series of shares of stock and to the provisions in our charter regarding the restriction on ownership and transfer of stock, the holders of our common stock are entitled to receive such distributions as may be authorized from time to time by our board of directors and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of shares of our common stock do not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, nor do holders of our shares of common stock have any preference, conversion, exchange, sinking fund, or appraisal rights. Our shares of common stock, when purchased and paid for and issued in accordance with the terms of the public offering that commenced on August 16, 2021 of up to $75 million of Class C common stock under Regulation A promulgated under the Securities Act, will be legally issued, fully paid and non-assessable.

Our charter also authorizes our board of directors to classify and reclassify any unissued shares of our common stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorizes us to issue the newly classified shares. Prior to the issuance of shares of each new class or series of stock, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

In the event that shares of a class of our common stock are listed on a national securities exchange, each share of any non-listed class of common stock shall automatically, and without any action on the part of the holder thereof, convert into a number of shares of the listed class of common stock equal to a fraction, the numerator of which is the net asset value of the Company allocable to each share of the applicable non-listed class and the denominator of which is the net asset value of the Company allocable to each share of the listed class of common stock.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred stock so issued. Therefore, our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. The issuance of preferred stock could have the effect of delaying or preventing a change in control.

Series A Preferred Stock

Ranking

The Series A Preferred Stock ranks, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding-up:

•	senior to our common stock and to all other equity securities issued by the Company, the terms of which expressly provide that such securities rank junior to the Series A Preferred Stock;

•	on parity with all equity securities issued by the Company, the terms of which expressly provide that such securities rank on parity with the Series A Preferred Stock; and

•	junior to all equity securities issued by the Company, the terms of which expressly provide that such securities rank senior to the Series A Preferred Stock.

The authorization or issuance of equity securities ranking senior to the Series A Preferred Stock would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and of any other equally-affected classes and series of preferred stock ranking on parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable, voting together as a single class. Any convertible debt securities that we may issue will not be considered to be “equity securities” for these purposes prior to the time of conversion. The Series A Preferred Stock will rank junior to all our existing and future indebtedness. The terms of the Series A Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that rank junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up.

Dividends

Holders of Series A Preferred Stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $             per share each year, which is equivalent to the rate of                % of the $25.00 liquidation preference per share per annum. Dividends will be payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day. The first quarterly dividend for the shares of Series A Preferred Stock sold in this offering will be paid on January 15, 2022 and will be for the period from, and including, the original issue date to, and including, December 31, 2021. A dividend period is the respective quarterly period commencing on and including the 1st day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period to all holders of record on the applicable record date, when and as authorized by our board of directors and declared by us. Holders of record of all shares of Series A Preferred Stock issued and outstanding at the close of business on the record date fixed by our board of directors for any dividend will be entitled to receive the full dividend paid on the applicable dividend payment date even if these shares were not held by the holder for the full dividend period.

Any dividend, including any dividend payable on the Series A Preferred Stock for any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series A Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that our board of directors sets as the record date for the payment of a dividend that is not more than 35 nor fewer than 10 days prior to the applicable dividend payment date.

Our board of directors will not authorize, and we will not pay or declare and set apart for payment, any dividend on the Series A Preferred Stock at any time that:

•	the terms and conditions of any of our agreements, including our credit facility or any other agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment;

•
the terms and conditions of any of our agreements, including our credit facility or any other agreement relating to our indebtedness, provide that the authorization, payment or setting apart for payment would constitute a breach of, or a default under, the agreement; or

•	the law restricts or prohibits the authorization, payment or setting apart for payment.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock accrue whether or not the dividends are authorized by our board of directors and declared by us. Accrued and unpaid dividends on the Series A Preferred Stock do not bear interest.

We will not pay or declare and set apart for payment any dividends (other than a dividend paid in common stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up) or declare and make any distribution of cash or other property on common stock or other stock that ranks junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up or redeem or otherwise acquire common stock or other stock that ranks junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up (except (i) by conversion into or exchange for common stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, (ii) for the acquisition of shares of our stock pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of our stock, (iii) for a redemption, purchase or acquisition of common stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of ours or any subsidiary thereof and (iv) for a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other stock that ranks on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up), unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series A Preferred Stock for all past dividend periods.

Notwithstanding the foregoing, if we do not either pay or declare and set apart for payment full cumulative dividends on the Series A Preferred Stock and all stock that ranks on parity with the Series A Preferred Stock with respect to dividends, the amount which we have declared will be allocated pro rata to the holders of Series A Preferred Stock and to each equally ranked class or series of stock, so that the amount declared for each share of Series A Preferred Stock and for each share of each equally ranked class or series of stock is proportionate to the accrued and unpaid dividends on those shares. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accrued and unpaid dividend.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code) a portion (the “Capital Gains Amount”) of the dividends not in excess of our earnings and profits that are paid or made available for the year to the holders of all classes or series of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of Series A Preferred Stock will be in the same proportion that the Total Dividends paid or made available to the holders of Series A Preferred Stock for the taxable year bears to the Total Dividends for the taxable year made with respect to all classes or series of stock outstanding.

Holders of shares of Series A Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of  $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment, after payment of or provision for our debts and liabilities and any other class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to liquidation rights before any distribution or payment may be made to holders of common stock or any other class or series of our equity stock ranking junior to the Series A Preferred Stock with respect to liquidation rights. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking on parity with the Series A Preferred Stock with respect to liquidation rights, then the holders of Series A Preferred Stock and any other class or series of stock ranking on parity with the Series A Preferred Stock with respect to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Stock are entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up at least 20 days before the payment date of the liquidating distribution. After the holders of Series A Preferred Stock have received the full amount of the liquidating distributions to which they are entitled, they will have no right or claim to any of our remaining assets.

In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series A Preferred Stock will not be added to the Company’s total liabilities.

Our consolidation, conversion or merger with or into any other person or entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business, whether in connection with a Change of Control or otherwise, will not be deemed to constitute our liquidation, dissolution or winding up.

Optional Redemption

The Series A Preferred Stock is not redeemable prior to                 , 2026, except in the circumstances described in this section, in the section below titled “— Special Optional Redemption,” or pursuant to certain provisions of our charter. See “— Restrictions on Ownership of Shares” below.

Notwithstanding any other provision relating to redemption or repurchase of the Series A Preferred Stock, we may redeem any or all of the Series A Preferred Stock at any time, whether before or after                         , 2026 at a redemption price of  $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), pursuant to the restrictions on ownership and transfer of our stock set forth in our charter or if our board of directors otherwise determines that redemption is necessary for us to preserve our status as a REIT for federal income tax purposes.

On and after                        , 2026, the Series A Preferred Stock may be redeemed at our option, in whole or in part, at any time or from time to time, at a redemption price of  $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price), without interest, upon the giving of notice, as provided below.

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If the redemption is to be by lot, and if as a result of the redemption any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Internal Revenue Code to own, more than 9.8% in value of the aggregate of our outstanding shares of stock (which includes the Series A Preferred Stock) or violate any of the other restrictions on ownership and transfer of our stock set forth in our charter, then, except in certain instances, we will redeem the requisite number of shares of Series A Preferred Stock of that holder so that the holder will not own or be deemed by virtue of certain attribution provisions of the Internal Revenue Code to own, subsequent to the redemption, more than 9.8% in value of the aggregate of our outstanding shares of stock or violate any of the other restrictions on ownership and transfer set forth in our charter.

We will mail to you, if you are a record holder of Series A Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. We will send the notice to your address, as shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to shares held by any holder to whom notice was defective or not given. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the total number of shares of Series A Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from the holder);

•
the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with the redemption; and

•	that dividends on the Series A Preferred Stock will cease to accrue on the redemption date.

We are not required to provide notice in the event we redeem Series A Preferred Stock in order to maintain our status as a REIT.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock (except (i) by exchange for our equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, (ii) pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our stock and (iii) pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series A Preferred Stock and any other stock that ranks on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up). So long as no dividends on Series A Preferred Stock for any past dividend period are in arrears, we are entitled, at any time and from time to time, to repurchase Series A Preferred Stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws and these requirements will not prevent our purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other stock that ranks on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up or our redemption of Series A Preferred Stock pursuant to the provisions of our charter relating to the restrictions on ownership and transfer of our stock.

Special Optional Redemption

During any period of time (whether before or after                     , 2026) that the Series A Preferred Stock is not listed on the Nasdaq Stock Market, the NYSE or the NYSE American, or listed or quoted on an exchange or quotation system that is a successor to the Nasdaq Stock Market, the NYSE or the NYSE American but any shares of Series A Preferred Stock are outstanding (a “Delisting Event”), we have the option to redeem the outstanding shares of Series A Preferred Stock, in whole or in part, after the occurrence of the Delisting Event, for a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in the redemption price), upon the giving of notice, as provided below.

In addition to the foregoing, upon the occurrence of a Delisting Event, the dividend rate specified shall be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of                 % of the $25.00 per share stated liquidation preference per annum (equivalent to $             per annum per share) from and after the date of the Delisting Event. Following the cure of a Delisting Event, the dividend rate shall revert to the rate of               % of the $25.00 per share stated liquidation preference per annum.

In addition, upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, on, or within 120 days after, the first date on which the Change of Control occurred, by paying $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in the redemption price). If, prior to the Conversion Date (as defined below), we provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption rights), you will not have the conversion right described below under “— Change of Control Conversion Right.”

We will mail to you, if you are the record holder of Series A Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. We will send the notice to your address, as shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the total number of shares of Series A Preferred Stock to be redeemed;

•
the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with the redemption;

•
that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control or a Delisting Event, as applicable, and a brief description of the transaction or transactions constituting the Change of Control or Delisting Event, as applicable;

•
that holders of Series A Preferred Stock to which the notice relates will not be able to tender the Series A Preferred Stock for conversion in connection with a Change of Control during a continuous Delisting Event, and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Conversion Date; and

•	that dividends on the Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

A Change of Control occurs when, after the original issuance of the Series A Preferred Stock, the following has occurred and is continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity, including any parent of the Company or the acquiring or surviving entity, has a class of common equity securities listed on the Nasdaq Stock Market, the NYSE or the NYSE American, or listed or quoted on an exchange or quotation system that is a successor to the Nasdaq Stock Market, the NYSE or the NYSE American.

Additional Provisions Relating to Optional Redemption and Special Optional Redemption

If  (i) we have given a notice of redemption, (ii) we have set apart sufficient funds for the redemption of the shares of Series A Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and an amount equal to all accrued and unpaid dividends to, but not including, the redemption date, then from and after the redemption date, those shares of Series A Preferred Stock called for redemption will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate, except the right to receive the redemption price, without interest. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends payable upon redemption, without interest.

The holders of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding dividend payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding dividend payment date, but no additional amount for accrued and unpaid dividends, if any, to, but not including the redemption date, will be included in the redemption price for each share of Series A Preferred Stock to be redeemed. There is no restriction on the redemption of shares of Series A Preferred Stock by us while there is any arrearage in the payment of dividends.

All shares of Series A Preferred Stock that we redeem or reacquire in any manner will return to the status of authorized but unissued shares of preferred stock, without further designation as to series or class and may thereafter be classified, reclassified or issued as any series or class of preferred stock.

Change of Control Conversion Right

Upon the occurrence of a Change of Control during a continuing Delisting Event, each holder of Series A Preferred Stock has the right, unless, prior to the Conversion Date, we have provided or provide notice of our election to redeem the shares of Series A Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” to convert some of or all the shares of Series A Preferred Stock held by the holder (the “CoC Conversion Right”) on the Conversion Date into a number of shares of common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) on the Series A Preferred Stock to, but not including, the Conversion Date (unless the Conversion Date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in this sum), by (ii) the Common Stock Price; and

•	, the Share Cap.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock dividend), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of our common stock as follows: the adjusted Share Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product of  (i) the Share Cap in effect immediately prior to the Stock Split, multiplied by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to the Stock Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to the Stock Split.

If a Change of Control occurs during a continuing Delisting Event, pursuant to or in connection with which shares of our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock will receive upon conversion of the shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which the holder would have owned or been entitled to receive had the holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control during a continuing Delisting Event, is referred to as the “Conversion Consideration”).

If the holders of shares of our common stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control during a continuing Delisting Event, the Conversion Consideration that holders of Series A Preferred Stock will receive will be the form of consideration elected by the holders of a plurality of the shares of common stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control during a continuing Delisting Event.

We will not issue fractional shares of common stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of any fractional shares based on the Common Stock Price.

Within 15 days following the occurrence of a Change of Control during a continuing Delisting Event, unless we have provided notice of our election to redeem the shares of Series A Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” we will provide to holders of record of outstanding shares of Series A Preferred Stock a notice of occurrence of both the Change of Control and Delisting Event that describes the resulting CoC Conversion Right. A failure to give notice of conversion or any defect in the notice or in its mailing will not affect the validity of the proceedings for the conversion of any Series A Preferred Stock except as to the holder to whom this notice was defective or not given. This notice will state the following:

•	the events constituting the Change of Control during a continuing Delisting Event;

•	the date of the Change of Control during a continuing Delisting Event;

•	the last date on which the holders of shares of Series A Preferred Stock may exercise their CoC Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the “Conversion Date,” which will be a business day fixed by our board of directors that is not fewer than 20 and not more than 35 days following the date of the notice;

•
that if, prior to the Conversion Date we provide notice of our election to redeem all or any portion of the shares of Series A Preferred Stock, you will not be able to convert the shares of Series A Preferred Stock called for redemption and the shares of Series A Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the CoC Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the CoC Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, another news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in the notice, and post the notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series A Preferred Stock.

To exercise the CoC Conversion Right, a holder of record of Series A Preferred Stock will be required to deliver, on or before the close of business on the Conversion Date, the certificates, if any, representing any certificated shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with the conversion, to our conversion agent. The conversion notice must state:

•	the Conversion Date; and

•	the number of shares of Series A Preferred Stock to be converted.

The “Common Stock Price” for any Change of Control will be (i) if the consideration to be received in the Change of Control during a continuing Delisting Event by holders of shares of our common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control during a continuing Delisting Event by holders of shares of our common stock is other than solely cash, (x) the Non-Traded Common Stock Price, if the common stock is not listed on a national exchange on the effective date of any Change of Control or (y) the Traded Common Stock Price, if the common stock is listed on a national securities exchange on the effective date of any Change of Control.

The “Non-Traded Common Stock Price” shall be the estimated NAV per share of our common stock as most recently determined by our board of directors prior to the effective date of the Change of Control. The “Traded Common Stock Price” will be the average of the closing price per share of our common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, or, if our common stock has been listed for less than 10 trading days immediately preceding the effective date of the Change of Control during a continuing Delisting Event, the number of consecutive trading days immediately preceding such effective date.

Holders of Series A Preferred Stock may withdraw any notice of exercise of a CoC Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our conversion agent prior to the close of business on the business day prior to the Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series A Preferred Stock;
•	if certificated shares of Series A Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series A Preferred Stock; and
•	the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series A Preferred Stock as to which the CoC Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration on the applicable Conversion Date, unless, prior thereto, we provide notice of our election to redeem those shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Conversion Date, the shares of Series A Preferred Stock will not be converted and the holders of the shares will be entitled to receive on the applicable redemption date the redemption price for the shares.

We will deliver amounts owing upon conversion no later than the third business day following the Conversion Date.

In connection with the exercise of any CoC Conversion Right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into shares of common stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock will be entitled to convert shares of Series A Preferred Stock for shares of our common stock to the extent that receipt of the shares of common stock would cause the holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter. See “— Restrictions on Ownership of Shares” below.

These Change of Control conversion and redemption features may make it more difficult for or discourage a party from pursuing a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

Except as provided above in connection with the occurrence of a Change of Control during a Delisting Event, the Series A Preferred Stock is not convertible into or exchangeable for any other property or securities.

Voting Rights

Except as described below, holders of Series A Preferred Stock generally have no voting rights. On any matter in which the Series A Preferred Stock may vote (as expressly provided in our charter), each share of Series A Preferred Stock entitles the holder thereof to cast one vote, except that, when voting together as a single class with shares of any other class or series of voting preferred stock, shares of different classes or series will vote in proportion to the liquidation preference of the shares.

Whenever dividends on the Series A Preferred Stock are in arrears, whether or not authorized or declared or the dividends are consecutive, for six or more quarterly periods, holders of Series A Preferred Stock and any other class or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, which we refer to as “voting preferred stock,” and with which the holders of Series A Preferred Stock are entitled to vote together as a single class, will have the exclusive power, voting together as a single class, to elect, at any special meeting called by our secretary at the written request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock and any other class or series of voting preferred stock (unless the request is received more than 45 days and less than 90 days before our next annual meeting of stockholders at which the vote would occur) and at each subsequent annual meeting of stockholders, two additional directors to serve on our board of directors. The right of holders of Series A Preferred Stock to vote in the election of directors will terminate when all dividends accrued and unpaid on the outstanding shares of Series A Preferred Stock for all past dividend periods and the then-current dividend period have been fully paid. Unless the number of our directors has previously been increased pursuant to the terms of any other class or series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of directors, the number of our directors will automatically increase by two at the time that holders of Series A Preferred Stock become entitled to vote in the election of two additional directors. The term of office of these directors will terminate, and the number of our directors will automatically decrease by two, when all dividends accrued and unpaid for all past dividend periods and the then-current dividend period on the Series A Preferred Stock have been fully paid, unless shares of voting preferred stock (excluding, for the avoidance of doubt, Series A Preferred Stock) remain outstanding and entitled to vote in the election of directors. If the right of holders of Series A Preferred Stock to elect the two additional directors terminates after the record date for determining holders of shares of Series A Preferred Stock entitled to vote in any election of directors but before the closing of the polls in the election, holders of Series A Preferred Stock outstanding as of the applicable record date will not be entitled to vote in the election of directors. The right of the holders of Series A Preferred Stock to elect the additional directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event will the holders of Series A Preferred Stock be entitled to nominate or elect an individual as a director, and no individual will be qualified to be nominated for election or to serve as a director, if the individual’s service as a director would cause us to fail to satisfy a requirement relating to director independence or diversity of any national securities exchange on which any class or series of our stock is listed or state law, or otherwise conflict with our charter or bylaws.

The additional directors will be elected by a plurality of the votes cast in the election of preferred stock directors, and each of these directors will serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies, or until the director’s term of office terminates as described above. Any director elected by the holders of Series A Preferred Stock and any other class or series of voting preferred stock, voting together as a single class, may be removed, with or without cause, only by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and all classes or series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of directors, voting together as a single class. At any time that the holders of Series A Preferred Stock are entitled to vote in the election of the two additional preferred stock directors, holders of Series A Preferred Stock will be entitled to vote in the election of a successor to fill any vacancy on our board of directors that results from the removal of the director.

At any time that holders of Series A Preferred Stock have the right to elect two additional preferred stock directors as described above but these directors have not been elected, our secretary must call a special meeting for the purpose of electing the additional directors upon the written request of the holders of record of 10% of the outstanding shares of Series A Preferred Stock and any other class or series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class with respect to the election of directors, unless the request is received more than 45 days and less than 90 days before the date fixed for the next annual meeting of our stockholders at which the vote would occur, in which case, the additional directors may be elected either at the annual meeting or at a separate special meeting of our stockholders at our discretion.

So long as any shares of Series A Preferred Stock are outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote as a single class on such matter (voting together as a single class), is required to authorize (a) any amendment, alteration, repeal or other change to any provision of our charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock (whether by merger, conversion, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise), that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, or (b) the creation, issuance or increase in the authorized number of shares of any class or series of stock ranking senior to the Series A Preferred Stock (or any equity securities convertible into or exchangeable for any such shares) with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. Notwithstanding the foregoing, holders of voting preferred stock will not be entitled to vote together as a class with the holders of Series A Preferred Stock on any amendment, alteration, repeal or other change to any provision of our charter unless the action affects the holders of Series A Preferred Stock and the voting preferred stock equally.

The following actions will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock:

•
any increase or decrease in the number of authorized shares of common stock or preferred stock of any other class or series, any increase in the number of shares of Series A Preferred Stock or the classification or reclassification of any unissued shares, or the creation or issuance of equity securities, of any class or series ranking junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up;

•
any amendment, alteration or repeal or other change to any provision of our charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination, whether or not we are the surviving entity, if the Series A Preferred Stock (or stock into which the Series A Preferred Stock has been converted in any successor person or entity to us) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for stock of the successor person or entity with substantially identical rights as those of the Series A Preferred Stock; or

•
any amendment, alteration or repeal or other change to any provision of our charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination, if the holders of Series A Preferred Stock receive the $25.00 liquidation preference per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends to, but not including, the date of the event.

The holders of Series A Preferred Stock shall have exclusive voting rights on any charter amendment that would alter the contract right, as expressly set forth in the charter, on only the Series A Preferred Stock.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption all outstanding shares of Series A Preferred Stock.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.

Restrictions on Transfer and Ownership of Stock

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock, including the Series A Preferred Stock. The relevant sections of our charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock. For further information regarding the restrictions on ownership and transfer of the Series A Preferred Stock, see “— Restrictions on Ownership of Shares” below.

Conversion

The Series A Preferred Stock is not convertible into any other property or securities, except as provided under “— Change of Control Conversion Right.”

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock as their names and addresses appear in our record books and without cost to the holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file these reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of these reports to any prospective holder of Series A Preferred Stock.

Preemptive Rights

No holders of Series A Preferred Stock shall, as a result of his, her or its status as such holder, have any preemptive rights to purchase or subscribe for shares of our common stock or any of our other securities.

Book-Entry Form

The shares of Series A Preferred Stock offered in this offering will be issued and maintained in book-entry form registered in the name of the nominee of DTC. Shares of Series A Preferred Stock are eligible for the Direct Registration System service offered by DTC and may be represented in the form of uncertificated or certificated shares, provided, however, that any holder of certificated shares of Series A Preferred Stock and, upon request, every holder of uncertificated shares of Series A Preferred Stock is entitled to have a certificate for shares of Series A Preferred Stock signed by, or in the name of, the Company in accordance with the articles supplementary relating to the Series A Preferred Stock.

Our Board of Directors

Our board of directors currently consists of seven directors. Our charter and bylaws provide that the number of directors constituting our board of directors may be increased or decreased only by a majority vote of our board of directors, provided that the number of directors may not be decreased to fewer than the minimum number required under the MGCL (which is one), nor increased to more than 15.

Subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock may elect all of the nominees then standing for election as directors, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors

Subject ot the rights of holders of any class or series of preferred stock, our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from removing incumbent directors (except for cause and upon a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.

Amendments to Our Charter and Bylaws

Except for those amendments permitted to be made without stockholder approval under Maryland law or our charter, our charter generally may be amended only if the amendment is first declared advisable by our board of directors and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. In addition, stockholders may alter, amend or repeal any provision of our bylaws and adopt new bylaws with the approval by a majority of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors, except that the stockholders do not have the power to alter the amendment provision of our bylaws without the approval of our board of directors.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally is not entitled to dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Appraisal Rights

Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL or any successor statute unless our board of directors determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the determination in connection with which stockholders would otherwise be entitled to exercise such rights.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders will be held each year at a date and time and place set by our board of directors. Special meetings of stockholders may be called only upon the request of our board of directors, our president, our chief executive officer or our chair of the board. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

Our bylaws provide that with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by any stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the close of business on the later of the 120th day prior to the date of the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Restriction on Ownership of Shares

Ownership Limit

To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code.

Our charter contains a limitation on ownership that prohibits any individual or entity from directly acquiring beneficial ownership of more than 9.8% in value of our then outstanding shares of capital stock (which includes common stock and any preferred stock we may issue) or more than 9.8% in value or number, whichever is more restrictive, of our then outstanding shares of common stock.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such stock. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to maintain our qualification as a REIT, will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us, and the proposed transferee will not acquire any rights in the shares of our stock. If the transfer to the trust would not be effective for any reason to prevent any of the foregoing, the transfer of that number of shares that otherwise would cause a person to violate any of the restrictions described above will be null and void and the proposed transferee will acquire no rights in such shares of our stock. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our charter, prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the proposed transferee for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount so payable to the trustee by the amount of any distribution that we made to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the proposed transferee and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our charter, of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferor to the transferee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

Any person who acquires or attempts or intends to acquire shares of our stock in violation of the foregoing restriction or who owns shares of our stock that were transferred to any such trust is required to give immediate written notice to us of such event or, in the case of a proposed or attempted transaction, at least 15 days’ prior written notice. Such person shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance with the foregoing restrictions is no longer required for REIT qualification.

Our board of directors, in its sole discretion, may exempt a person (prospectively or retroactively) from the limitation on ownership of more than 9.8% in value of our then outstanding shares of capital stock (which includes common stock and any preferred stock we may issue) or more than 9.8% in value or number, whichever is more restrictive, of our then outstanding shares of common stock. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failure to maintain our qualification as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as our board of directors may require in its sole discretion to make the determinations above.

Every owner of more than 5% of the outstanding shares of our stock during any taxable year, or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of our stock which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall, upon demand, be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of Class C common stock or otherwise be in the best interests of our stockholders.

Business Combinations

Under the MGCL, certain business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An “interested stockholder” is defined as:

•	any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of our common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of our common stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares of stock entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares of stock are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of our stock by any person. This bylaw provision may be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and that directors elected by the board of directors to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) vest in our board of directors the exclusive power to fix the number of directorships and (ii) require, unless called by our board of directors, our president, our chief executive officer or our chair of the board, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting. We have not elected to be subject to any of the other provisions described above, but our charter does not prohibit our board of directors from opting into any of these provisions in the future.

Tender Offers

Our charter requires that any tender offer, including any “mini-tender” offer, must comply with all of the requirements of Regulation 14D of the Exchange Act. The offering person must provide us notice of the tender offer at least 10 business days before initiating the tender offer. If the offering person does not comply with these requirements, our stockholders will be prohibited from transferring any shares to such non-complying person unless they first offered such shares to us at the tender offer price offered by the non-complying person. In addition, the non-complying person shall be responsible for all of our expenses in connection with that person’s noncompliance. This provision of our charter may discourage a person from initiating a tender offer for our shares and prevent you from receiving a premium to your purchase price for your shares in such a transaction.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter obligates us to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

We have entered into indemnification agreements with our current directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Share Repurchase Program

Our shares of common stock are currently not listed on a national securities exchange or included for quotation on a national securities market, and we currently do not intend to list our shares of common stock. In order to provide our common stockholders with some liquidity, we have adopted a share repurchase program that may enable them to sell their shares of common stock to us in limited circumstances. Common stockholders may present for repurchase all or a portion of their shares to us in accordance with the procedures outlined herein. Shares of common stock must be held for six months after they have been issued to the applicable stockholder before we will accept requests for repurchase, except for shares of common stock acquired pursuant to our distribution reinvestment plan if the applicable stockholder has held their initial investment for at least six months. Upon such presentation, we may, subject to the conditions and limitations described below, repurchase the shares presented to us for cash to the extent we have sufficient funds available to us to fund such repurchase.

Repurchase Price

Share repurchase requests with respect to shares of our Class C common stock will be processed at a repurchase price based on the most recent NAV per share of our Class C common stock, which as of the date of this prospectus is $26.05. Shares of our Class C common stock held by a stockholder for less than two years will receive 98% of the most recently published NAV per share of our Class C common stock, and shares held by a stockholder for at least two years will receive 100% of the most recently published NAV per share of our Class C common stock.

Shares of our Class S common stock are not eligible for repurchase unless they have been held for at least one year. After this holding period has been met, shares of our Class S common stock can be repurchased at the most recently published NAV per share of our Class C common stock, which as of the date of this prospectus is $26.05.

Limitations on Repurchase

We may, but are not required to, use available cash not otherwise dedicated to a particular use to pay the repurchase price, including cash proceeds generated from the distribution reinvestment plan, securities offerings, operating cash flow not intended for distributions, borrowings and capital transactions, such as asset sales or refinancings. We cannot guarantee that we will have sufficient available cash to accommodate all or any repurchase requests made in any given month.

In addition, we may not repurchase shares in an amount that would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Additional limitations on share repurchases under the share repurchase program are as follows:

•
Repurchases per month will be limited to no more than 2% of our most recently determined aggregate NAV, which we currently intend to calculate on a quarterly basis, within 45 days following the end of the prior quarter. Repurchases for any calendar quarter will be limited to no more than 5% of our most recently determined aggregate NAV, which means we will be permitted to repurchase shares with a value of up to an aggregate limit of approximately 20% of our aggregate NAV in any 12-month period.

•
We currently intend that the foregoing repurchase limitations will be based on “net repurchases” during a quarter or month, as applicable. The term “net repurchases” means the excess of our share repurchases (capital outflows) over the proceeds from the sale of our shares of common stock (capital inflows) for a given period. Thus, for any given calendar quarter or month, the maximum amount of repurchases during that quarter or month will be equal to (1) 5% or 2% (as applicable) of our most recently determined aggregate NAV, plus (2) proceeds from sales of new shares of common stock in the offering (including purchases pursuant to our distribution reinvestment plan) since the beginning of a current calendar quarter or month, less (3) repurchase proceeds paid since the beginning of the current calendar quarter or month.

•
While we currently intend to calculate the foregoing repurchase limitations on a net basis, our board of directors may choose whether the 5% quarterly limit will be applied to “gross repurchases,” meaning that amounts paid to repurchase shares of our common stock would not be netted against capital inflows. If repurchases for a given quarter are measured on a gross basis rather than on a net basis, the 5% quarterly limit could limit the amount of shares of our common stock repurchased in a given quarter despite us receiving a net capital inflow for that quarter.

•
In order for our board of directors to change the basis of repurchases from net to gross, or vice versa, we will provide notice to our stockholders or a Current Report or periodic report filed with the SEC, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure repurchases on a gross basis, or vice versa, will only be made for an entire quarter, and not particular months within a quarter.

Amendment, Suspension or Termination of Program and Notice

Our board of directors may amend, suspend or terminate the share repurchase program without stockholder approval upon 10 days’ notice, if our board of directors believes such action is in our and our stockholders’ best interests, including because share repurchases place an undue burden on our liquidity, adversely affect our operations, adversely affect stockholders whose shares are not repurchased, or if our board of directors determines that the funds otherwise available to fund our share repurchase program are needed for other purposes. The share repurchase program will immediately terminate if our shares of common stock are listed on any national securities exchange. In addition, our board of directors may amend, suspend or terminate the share repurchase program for any reason, including due to changes in law or regulation, or if the board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Material modifications, including any reduction to the monthly or quarterly limitations on repurchases, and suspensions of the stock repurchase program, will be promptly disclosed in a Current Report on Form 8-K or periodic report filed with SEC, as well as on our website.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Stockholder Information

As of July 31, 2021, we had 7,465,919 shares of Class C common stock outstanding held by a total of 7,319 stockholders of record and 63,404 shares of Class S common stock outstanding held by nine stockholders.

Market Information

No public market currently exists for our shares of common stock, and we currently have no plans to list our shares on a national securities exchange. Any sale must comply with applicable state and federal securities laws. In addition, our charter as supplemented by actions of our board of directors prohibits the ownership of more than 9.8% of our stock by a single person, unless exempted by our board of directors. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them.

Distributions

We intend to pay distributions on our common stock on a monthly basis, and we paid our first distribution on July 11, 2016. The rate is determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage range of return for distributions to our common stockholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our common stockholders.

De Minimis Redemption

Under our charter, we have the option to redeem our outstanding shares of common stock from a stockholder if the aggregate net asset value of all shares of common stock held by such stockholder is $1,000 or less.

The 13th Distribution

We plan to pay a 13th distribution to our common stockholders if our AFFO exceeds 100% of distributions declared for the year ending December 31, 2021. Any 13th distribution would be authorized by our board of directors and declared by us during January 2022 and be based on the outstanding shares of common stock held by stockholders on the record date using the following formula: (i) the daily amount of the 13th distribution divided by 365 days (ii) multiplied by the number of days such shares of common stock were held by such stockholder from January 1, 2021 through December 31, 2021. Stockholders will only be eligible for any 13th distribution authorized by the board of directors if they hold such shares on the record date for the payment of such distribution in January 2022.

During our offering stage, when we may raise capital more quickly than we acquire income producing assets, and from time to time during our operational stage, we may not pay distributions solely from our operations. Distributions declared, distributions paid and cash flows from operations were as follows for the six months ended June 30, 2021 and for the years ended December 31, 2020 and 2019:

			Distributions Paid		Cash Flows
Period(1)	Total Distributions Declared	Distributions Declared Per Share	Cash	Reinvested	Provided by Operating Activities
2021
First Quarter 2021(2)	$1,991,676	$0.258903	$891,202	$1,130,949	$102,091
Second Quarter 2021(3)	1,976,511	0.261780	835,381	1,131,281	2,981,262
2021 Totals To Date	$3,968,187	$0.520683	$1,726,583	$2,262,230	$3,083,353
2020
First Quarter 2020(4)	$4,189,102	$0.523018	$1,379,751	$2,360,514	$1,947,505	*
Second Quarter 2020(5)	3,270,291	0.407691	1,710,514	2,304,199	1,435,377	*
Third Quarter 2020(6)	2,135,815	0.264656	981,432	1,150,452	428,766
Fourth Quarter 2020(7)	2,106,619	0.264656	947,519	1,143,369	1,765,192
2020 Totals	$11,701,827	$1.460021	$5,019,216	$6,958,534	$5,576,840	*
2019
First Quarter 2019(8)	$2,388,694	$0.527625	$552,134	$1,763,630	$773,736
Second Quarter 2019(9)	2,605,268	0.527625	630,184	1,900,893	2,112,395
Third Quarter 2019(10)	2,784,235	0.527625	719,257	2,020,768	1,677,064
Fourth Quarter 2019(11)	2,807,322	0.527625	2,116,411	667,391	185,709
2019 Totals	$10,585,519	$2.110500	$4,017,986	$6,352,682	$4,748,904

*	Includes non-recurring Merger costs of $201,920 during the year ended December 31, 2020 ($193,460 during the quarter ended March 31, 2020 and $8,460 during the quarter ended June 30, 2020).
(1)	The distribution paid per share of Class S common stock is net of deferred selling commissions.
(2)	The distribution of $675,221 for the month of March 2021 was declared in January 2021 and paid on April 26, 2021. The amount was recorded as a liability as of March 31, 2021.
(3)	The distribution of $650,167 for the month of June 2021 was declared in March 2021 and paid on July 26, 2021. The amount was recorded as a liability as of June 30, 2021.
(4)	The distribution of $1,415,328 for the month of March 2020 was declared in January 2020 and paid on April 27, 2020. The amount was recorded as a liability as of March 31, 2020.
(5)	The distribution of $691,443 for the month of June 2020 was declared in May 2020 and paid on July 27, 2020. The amount was recorded as a liability as of June 30, 2020.
(6)	The distribution of $674,837 for the month of September 2020 was declared in May 2020 and paid on October 26, 2020. The amount was recorded as a liability as of September 30, 2020.
(7)	The distribution of $699,997 for the month of December 2020 was declared in September 2020 and paid on January 22, 2021. The amount was recorded as a liability as of December 31, 2020.
(8)	The distribution of $821,300 for the month of March 2019 was declared in February 2019 and paid on April 25, 2019. The amount was recorded as a liability as of March 31, 2019.
(9)	The distribution of $896,291 for the month of June 2019 was declared in February 2019 and paid on July 25, 2019. The amount was recorded as a liability as of June 30, 2019.
(10)	The distribution of $937,863 for the month of September 2019 was declared in August 2019 and paid on October 25, 2019. The amount was recorded as a liability as of September 30, 2019.
(11)	The distribution of $966,491 for the month of December 2019 was declared in August 2019 and paid on January 25, 2020. The amount was recorded as a liability as of December 31, 2019.

Our sources of distribution payments were as follows:

Period	Net Rental Income Received	Offering Proceeds
2021
First Quarter 2021	$1,991,676	$—
Second Quarter 2021	1,976,511	—
2021 Totals	$3,968,187	$—
2020
First Quarter 2020	$4,189,102	$—
Second Quarter 2020	3,270,291	—
Third Quarter 2020	2,135,815	—
Fourth Quarter 2020	2,106,620	—
2020 Totals	$11,701,828	$—
2019
First Quarter 2019	$2,388,694	$—
Second Quarter 2019	2,605,268	—
Third Quarter 2019	2,784,235	—
Fourth Quarter 2019	2,807,322	—
2019 Totals	$10,585,519	$—

Distributions on our common stock are paid on a monthly basis. For the year ended December 31, 2020, distributions paid to our common stockholders were 0% ordinary income, 0% capital gain and 100% return of capital/non-dividend distribution. For the year ended December 31, 2019, distributions paid to our common stockholders were 18.1% ordinary income, 0% capital gain and 81.9% return of capital/non-dividend distribution. The following presents the U.S. federal income tax characterization of the distributions paid in 2020 and 2019:

	Years Ended December 31,
	2020	2019
Ordinary income	$—	$0.3825
Non-taxable distribution	1.4600	1.7280
Total	$1.4600	$2.1105

Distributions to common stockholders were declared and paid based on daily record dates at rates per share per day. The distribution details are as follows:

Distribution Period	Rate Per Share Per Day(1)	Declaration Date	Payment Date
2021:
January 1-31	$0.00287670	December 9, 2020	February 25, 2021
February 1-28	$0.00287670	January 27, 2021	March 25, 2021
March 1-31	$0.00287670	January 27, 2021	April 26, 2021
April 1-30	$0.00287670	March 25, 2021	May 25, 2021
May 1-31	$0.00287670	March 25, 2021	June 25, 2021
June 1-30	$0.00287670	March 25, 2021	July 26, 2021
July 1-31	$0.00287670	June 16, 2021	August 25, 2021
August 1-31	$0.00287670	June 16, 2021	(3)
September 1-30	$0.00287670	June 16, 2021	(3)
October 1-31	$0.00315070	August 12, 2021	(3)
November 1-30	$0.00315070	August 12, 2021	(3)
December 1-31	$0.00315070	August 12, 2021	(3)

Distribution Period	Rate Per Share Per Day(1)		Declaration Date	Payment Date
2020:
January 1-31	$0.00576630		December 18, 2019	February 25, 2020
February 1-29	$0.00573771		January 24, 2020	March 25, 2020
March 1-31	$0.00573771		January 24, 2020	April 27, 2020
April 1-30	$0.00573771		January 24, 2020	May 26, 2020
May 1-31	$0.00481479	(2)	May 20, 2020	June 25, 2020
June 1-30	$0.00287670		May 20, 2020	July 27, 2020
July 1-31	$0.00287670		May 20, 2020	August 26, 2020
August 1-31	$0.00287670		May 20, 2020	September 28, 2020
September 1-30	$0.00287670		May 20, 2020	October 26, 2020
October 1-31	$0.00287670		September 30, 2020	November 25, 2020
November 1-30	$0.00287670		September 30, 2020	December 28, 2020
December 1-31	$0.00287670		September 30, 2020	January 22, 2021
2019:
January 1-31	$0.00573549		December 26, 2018	February 25, 2019
February 1-29	$0.00628125		January 31, 2019	March 25, 2019
March 1-31	$0.00578220		February 28, 2019	April 25, 2019
April 1-30	$0.00578220		February 28, 2019	May 28, 2019
May 1-31	$0.00578220		February 28, 2019	June 25, 2019
June 1-30	$0.00578220		February 28, 2019	July 25, 2019
July 1-31	$0.00567339		June 25, 2019	August 26, 2019
August 1-31	$0.00567339		July 31, 2019	September 25, 2019
September 1-30	$0.00578220		August 30, 2019	October 25, 2019
October 1-31	$0.00578220		August 30, 2019	November 25, 2019
November 1-30	$0.00578220		August 30, 2019	December 26, 2019
December 1-31	$0.00578220		August 30, 2019	January 25, 2020

(1)	Distributions paid per share of Class S common stock are net of deferred selling commissions.

(2)	Rate per share per day reflects $0.00573771 per day through May 21, 2020 and $0.0028767 per day thereafter.

(3)	Distribution has not been paid as of the date of this prospectus.

We expect our board of directors to continue to authorize cash distributions to our common stockholders based on daily record dates and to aggregate and pay these distributions on a monthly basis, and to authorize stock distributions to our common stockholders based on a single record date as of the end of the month, and to pay these dividends on monthly basis. Distributions will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage rate of return for stock dividends or cash distributions to stockholders. We have not established a minimum dividend or distribution level, and our charter does not require that we make dividends or distributions to our stockholders other than as necessary to meet IRS REIT qualification standards.

Our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under Risk Factors in this prospectus. If our cash flow from operations decreases in the future, the level of our distributions may also decrease.

We will not use borrowed money to pay distributions to our stockholders and we do not intend to use the proceeds from sales of our common stock to pay distributions but rather intend to pay distributions from net rental income received and, to a lesser extent, from proceeds from sales of properties.

The source of cash used to pay our stockholder distributions during the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019 was net rental income received.

Our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under Risk Factors. Those factors include: (a) our ability to continue to raise capital to make additional investments; (b) the future operating performance of our current and future real estate investments in the existing real estate and financial environment; (c) our ability to identify additional real estate and real estate-related investments that are suitable to execute our investment objectives; (d) the success and economic viability of our tenants; (e) our ability to refinance existing indebtedness at comparable terms; (f) changes in interest rates on any variable rate debt obligations we incur; and (g) the level of participation in our distribution reinvestment plan. In the event our cash flow from operations decrease in the future, the level of our distributions may also decrease. In addition, future distributions declared and paid may exceed cash flow from operations.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “U.S. Federal Income Tax Considerations—Taxation of Modiv Inc. —Annual Distribution Requirements.” Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

THE OPERATING PARTNERSHIP AGREEMENT

General

Modiv Operating Partnership, LP, or the Operating Partnership, is a Delaware limited partnership. We plan to own substantially all of our assets and conduct our operations through the Operating Partnership. We are the sole general partner of the Operating Partnership and, as of the date of this prospectus, we own all of the issued and outstanding Class C OP Units and Class S units of limited partnership interest (“Class S OP Units”), which together comprise an approximately 83% interest in the Operating Partnership, and our limited partners own all of the Class M OP Units, which comprise an approximately 17% interest in the Operating Partnership. As the sole general partner, we have the exclusive power to manage and conduct the business of the Operating Partnership. The Class C OP Units, Class S OP Units and Class M OP Units are referred to as the “Common Units”.

As we accept subscriptions for shares in this offering, we will transfer substantially all of the net proceeds of this offering to our Operating Partnership as a capital contribution in exchange for Series A cumulative redeemable perpetual preferred units of limited partnership interest (“Series A Preferred Units”). The Operating Partnership will be deemed to have simultaneously paid the costs associated with this offering.

As a result of this structure, we are considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership interests and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT, the REIT’s proportionate share of the assets and income of the Operating Partnership will be deemed to be assets and income of the REIT.

Below is a summary of the key terms of the Amended OP Agreement. The summaries of key terms below are qualified in their entirety by reference to the Amended OP Agreement, a copy of which is available on the SEC’s website at www.sec.gov or on our website at www.modiv.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.

Capital Contributions

Although we intend to invest substantially all of the proceeds of this offering in the Operating Partnership, neither our charter nor the Amended OP Agreement requires us to contribute the proceeds of any offering of our shares of stock to the Operating Partnership as an additional capital contribution. When we contribute additional capital to the Operating Partnership, our partnership interests in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Each class or series of our capital stock will have a corresponding separate class or series of limited partnership interest in the Operating Partnership. Preferred partnership interests may have priority over other limited partnership interests with respect to distributions from the Operating Partnership, including priority over the partnership interests that we would own as a limited partner. Except as otherwise provided in the Amended OP Agreement, the partners have no right or obligation to make any additional capital contributions or loans to the Operating Partnership.

Operations

The Amended OP Agreement provides that, so long as we (or any other limited partner) remain qualified as a REIT, the Operating Partnership will be operated in a manner that will enable such parties to satisfy the requirements for being classified as a REIT for tax purposes. We, as the sole general partner, also have the power to take actions to ensure that the Operating Partnership will not be classified as a “publicly-traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly-traded partnership could result in the Operating Partnership being taxed as a corporation, rather than as a partnership.

Distributions and Allocations of Profits and Losses

The Amended OP Agreement provides that the Operating Partnership will distribute cash flow from operations to its partners in accordance with their respective percentage interests in amounts and at times that we, as the general partner, determine.

Similarly, the Amended OP Agreement provides that the Operating Partnership will allocate taxable income to its partners in accordance with their respective partnership interests. It is our intention to make distributions on our Common Units (other than the Class M OP Units) on at least a monthly basis.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including partner loans, and any liquidation preference of any outstanding series of preferred partnership units, any remaining assets of the Operating Partnership will be distributed to its partners in accordance with their respective positive capital account balances.

Admission of Additional Partners

We, as the sole general partner, are authorized to cause the Operating Partnership to issue additional partnership interests for any purpose, including in connection with acquisitions of properties, at any time or from time to time on terms and conditions as we shall establish in our sole and absolute discretion and thereby admit additional limited partners.  If the Operating Partnership ever decides to acquire properties in exchange for partnership interests in the Operating Partnership, we expect to amend the partnership agreement as determined in the discretion of the general partner to accommodate such transactions.

Our Rights, Obligations and Powers as the General Partner

We are the general partner of the Operating Partnership. The general partner has discretion to manage and control the Operating Partnership’s business and to make all decisions affecting its assets. Under the authority granted by the Amended OP Agreement, the general partner can, among other things, take the following actions on behalf of the Operating Partnership:

•	acquire, purchase, own, operate, lease, manage and dispose of any real property and any other assets;

•	authorize, issue, sell, repurchase or otherwise purchase securities;

•	borrow or lend money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as it determines is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine the Operating Partnership with another entity.

Under the Amended OP Agreement, the Operating Partnership will continue to pay all of the administrative and operating costs and expenses it incurs in acquiring or originating and operating and managing its investments. The Operating Partnership also pays all of the general partner’s administrative costs and expenses and such expenses are treated as expenses of the Operating Partnership. Such expenses may include:

•	all expenses relating to our organization and continuity of existence;

•	all expenses relating to the offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we could incur that the Operating Partnership would not reimburse would be costs and expenses relating to assets we may own outside of the Operating Partnership. We would pay the expenses relating to such assets directly.

Change in General Partner

We expect that we generally would not be able to withdraw as the sole general partner of the Operating Partnership or transfer our general partnership interest in the Operating Partnership (unless we transferred our interest to a wholly owned subsidiary). The principal exception to this would be if we merged with another entity and (i) the holders of a majority of partnership interests (including those held by us, but excluding Class M OP Units) approved the transaction; (ii) the partners received or had the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (iii) we were the surviving entity and our stockholders did not receive cash, securities or other property in the transaction; or (iv) the successor entity contributed substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agreed to assume all obligations of the general partner of the Operating Partnership. If we voluntarily sought protection under bankruptcy or state insolvency laws, or if we were involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners would not have the right to remove us as general partner.

Transferability of Interests

With certain exceptions, the limited partners are not able to transfer their interests in the Operating Partnership, in whole or in part or withdraw as a limited partner, without the written consent of the general partner.

Amended and Restated Limited Partnership Agreement

The Amended OP Agreement provides the terms of the Class M OP Units and Class P OP Units issued in connection with the Self-Management Transaction as further described below and the Class R OP Units described below.

The Class M OP Units were issued to Daisho OP Holdings, LLC, a formerly wholly-owned subsidiary of BrixInvest (“Daisho”), on December 31, 2019 in connection with the Self-Management Transaction and are non-voting, non-dividend accruing, and were not able to be converted or exchanged prior to the one-year anniversary of the completion of the Self-Management Transaction. Investors holding units in BrixInvest received Daisho units in a ratio of 1:1 for an aggregate of 657,949.5 Daisho units. During 2020, Daisho distributed the Class M OP Units to its members and the Class M OP Units will become convertible into Class C OP Units at a conversion ratio (after adjustment for the 1:3 reverse stock split on February 1, 2021) of 1.6667 Class C OP Units for each one Class M OP Unit, subject to a reduction in the conversion ratio (which reduction will vary depending upon the amount of time held) if the exchange occurs prior to the four-year anniversary of the completion of the Self-Management Transaction. In the event that the Class M OP Units are converted into Class C OP Units prior to December 31, 2023, such Class M OP Units shall be exchanged at the rate indicated below:

Date of Exchange	Early Conversion Rate
From December 31, 2020 to December 30, 2021	50% of the Class M OP Unit conversion ratio
From December 31, 2021 to December 30, 2022	60% of the Class M OP Unit conversion ratio
From December 31, 2022 to December 30, 2023	70% of the Class M OP Unit conversion ratio

The Class M OP Units will be automatically and mandatorily converted into Class C OP Units on March 31, 2024 at the then-applicable Class M OP Unit conversion ratio.

The Class M OP Units are eligible for an increase in the conversion ratio (conversion ratio enhancement) if the Company achieves both of the targets for assets under management (“AUM”) and AFFO in a given year as set forth below:

	Hurdles
	AUM ($ in billions)	AFFO Per Share ($)	Class M Conversion Ratio
Initial Conversion Ratio			1:1.6667
Fiscal Year 2021	0.860	1.77	1:1.9167
Fiscal Year 2022	1.175	1.95	1:2.5000
Fiscal Year 2023	1.551	2.10	1:3.0000

The AFFO per share hurdles and Class M conversion ratios set forth above have been adjusted to reflect the 1:3 reverse stock split on February 1, 2021. Based on the current conversion ratio of 1.6667 Class C OP Units for each one Class M OP Unit, if a Class M OP Unit is converted on or after December 31, 2023, and based on the current NAV per share of $26.05, a Class M OP Unit would be valued at $43.42. The current NAV does not impact the early conversion rate or the future conversion enhancement ratio of the Class M OP Units and Class P OP Units.

The Company also issued a portion of the Class P OP Units described below in connection with the Self-Management Transaction. The Class P OP Units are intended to be treated as “profits interests” in the Operating Partnership, which are non-voting, non-dividend accruing, and are not able to be transferred or exchanged prior to the earlier of (1) March 31, 2024, (2) a change of control (as defined in the Amended OP Agreement), or (3) the date of the recipient's involuntary termination without cause (as defined in the relevant award agreement for the Class P OP Units) (collectively, the “Lockup Period”). Following the expiration of the Lockup Period, the Class P OP Units are convertible into Class C OP Units at a conversion ratio of 1.6667 Class C OP Units for each one Class P OP Unit (after adjustment for the 1:3 reverse stock split on February 1, 2021); provided, however, that the foregoing conversion ratio shall be subject to increase on generally the same terms and conditions as the Class M OP Units, as set forth above.

The Company issued a total of 56,029 Class P OP Units to Messrs. Halfacre and Pacini, including 26,318 Class P OP Units issued in exchange for Messrs. Halfacre's and Pacini's agreements to forfeit a similar number of restricted units in BrixInvest in connection with the Self-Management Transaction. The remaining 29,711 Class P OP Units were issued to these executives as a portion of their incentive compensation for 2020 in connection with their entry into restrictive covenant agreements.

On January 25, 2021, the compensation committee of our board of directors recommended, and our board of directors approved, the grant of 120,000 Class R OP Units to Mr. Halfacre in recognition of his voluntary reduction in his 2020 compensation plus 512,000 Class R OP Units as equity incentive compensation for the next three years, along with granting Mr. Pacini 100,000 Class R OP Units as equity incentive compensation for the next three years. An additional 348,000 Class R OP Units were granted to the rest of the employees of the Company. The Class R OP Units vest on March 31, 2024 and are then convertible into Class C OP Units at a conversion ratio of 1:1, which conversion ratio can increase to 1:2.5 Class C OP Units if the Company generates funds from operations of $1.05, or more, per weighted average fully-diluted share outstanding for the year ending December 31, 2023. As a result of the Company’s 1:3 reverse stock split on February 1, 2021, Mr. Halfacre’s, Mr. Pacini’s and the remaining employees’ Class R OP Units were adjusted to 210,667 Class R OP Units, 33,333 Class R OP Units and 116,000 Class R OP Units, respectively, for a total of 360,000 Class R OP Units outstanding after adjustment for the 1:3 reverse stock split on February 1, 2021.

Series A Preferred Units

The Series A Preferred Units have the designations, preferences and other rights such that the economic interests are substantially similar to the designations, preferences and other rights of the Series A Preferred Stock.  Accordingly, the Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Operating Partnership, rank (a) senior to Common Units and any other class or series of unit designated as common and any class or series of preferred units expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Operating Partnership (the “Series A Junior Units”); (b) on a parity with any other class or series of preferred units issued by the Operating Partnership expressly designated as ranking on a parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Operating Partnership (the “Series A Parity Preferred Units”); and (c) junior to any other class or series of preferred units issued by the Operating Partnership expressly designated as ranking senior to the Series A Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Operating Partnership (the “Series A Senior Preferred Units”). The Series A Preferred Units will also rank junior in right or payment to the Operating Partnership’s existing and future indebtedness.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Operating Partnership, the holders of Series A Preferred Units will be entitled to be paid out of the assets of the Operating Partnership legally available for distribution to its partners, after payment of or provision for the Operating Partnership’s debts and other liabilities and subject to the preferential rights of any holders of any Series A Senior Preferred Units, a liquidation preference of $25.00 per unit, plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared) thereon, but not including the date of payment, without interest, before any distribution of assets is made to holders of Series A Junior Units. If the assets of the Operating Partnership legally available for distribution to partners are insufficient to pay in full the liquidation preference on the Series A Preferred Units and the liquidation preference on any Series A Parity Preferred Units, all assets distributed to the holders of the Series A Preferred Units and any Series A Parity Preferred Units shall be distributed ratably in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

In connection with any conversion of any shares of our Series A Preferred Stock, the Operating Partnership shall convert, on the date of such conversion, a number of outstanding Series A Preferred Units into a number of Class C OP Units equivalent to the product of the number of shares of Class C common stock issued upon conversion of the Series A Preferred Stock multiplied by the conversion factor set forth in the Amended OP Agreement.  Similarly, in connection with any redemption of shares of Series A Preferred Stock, the Operating Partnership, on the date of such redemption, redeem a like number of Series A Preferred Units.

Holders of the Series A Preferred Units will not have any voting rights.

UNDERWRITING

We and the underwriters named below anticipate entering into an underwriting agreement with respect to the shares of Series A Preferred Stock being offered by this prospectus. Subject to certain conditions, each underwriter has severally agreed to purchase the respective number of shares of Series A Preferred Stock shown opposite its name in the following table. B. Riley Securities, Inc. is the representative of the underwriters.

Underwriter	Number of Shares
B. Riley Securities, Inc.
Ladenburg Thalmann & Co. Inc.
William Blair & Company, L.L.C.
Colliers Securities LLC
Aegis Capital Corp.
Boenning & Scattergood, Inc.
Huntington Securities, Inc.
InspereX LLC
Maxim Group LLC
Wedbush Securities Inc.
Total	1,400,000

The underwriters are committed, severally and not jointly, to take and pay for all of the shares of Series A Preferred Stock being offered, if any are taken, other than the shares covered by the option described below unless and until that option is exercised. We have agreed to indemnify the underwriters and their respective controlling persons against specified liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and satisfaction of other conditions contained in the underwriting agreement, such as the receipt by the underwriters of Company certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to an additional 210,000 shares of Series A Preferred Stock from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. The underwriters may exercise this option in whole or in part at any time on or before the 30th day after the date of the underwriting agreement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above, and the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. The underwriters will sell such shares at the same price as the initially purchased shares.

The underwriters propose to offer the shares of Series A Preferred Stock directly to the public at the public offering price set forth on the cover of this prospectus and to certain dealers at the offering price less a concession not in excess of $        per share. The underwriters may allow and dealers may reallow a concession not in excess of $        per share of the Series A Preferred Stock to the other underwriters or to other dealers. After commencing the public offering of the shares, the offering price and the selling concession may be changed by the underwriters.

The following table shows the per share and total underwriting discounts to be paid by us to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $453,482 all of which will be paid by us. We have agreed to reimburse the underwriters for certain expenses, in an amount not to exceed $5,000, incurred in connection with any required clearance of this offering with the Financial Industry Regulatory Authority, Inc. and any required registration or qualification of the shares under state or other securities or blue sky law. We have also agreed to pay B. Riley Securities, Inc. a structuring fee equal to $250,000 for the structuring of the Series A Preferred Stock.

We have agreed with the underwriters that, for a period of 60 days after the date of this prospectus, subject to certain exceptions, we will not, without the prior written consent of the representative, (i) directly or indirectly offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of any shares of Series A Preferred Stock or similar securities (for the avoidance of doubt, excluding our Class C and Class S common stock) or any securities convertible into or exercisable or exchangeable for shares of Series A Preferred Stock or similar securities (for the avoidance of doubt, excluding our Class C and Class S common stock) or file any registration statement or prospectus under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Series A Preferred Stock, whether any swap, agreement or transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Series A Preferred Stock or other securities, in cash or otherwise.

Prior to this offering, there has been no public market for the Series A Preferred Stock. The public offering price will be negotiated among us and the representatives. We have applied to have the Series A Preferred Stock listed on the NYSE under the symbol “MDVA.” If the listing is approved, we expect trading to commence within 30 days after initial issuance of the shares of Series A Preferred Stock in the offering.

In connection with this offering, the underwriters may purchase and sell shares of Series A Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any naked short position by purchasing shares in the open market. Stabilizing transactions consist of various bids for or purchases of Series A Preferred Stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received because other underwriters have repurchased shares sold by or for the account of that particular underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Series A Preferred Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of Series A Preferred Stock. As a result, the price of the Series A Preferred Stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Series A Preferred Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and any investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of our assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in our assets, securities and instruments.

Offer Restrictions Outside the U.S.

Other than in the U.S., no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each member state of the European Economic Area, the Prospectus Regulation applies (each, a “relevant member state”) with effect from and including the date of July 21, 2019, an offer of the securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•
to fewer than 150 natural or legal persons per relevant member state (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Regulation in that member state, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (and amendments thereto).

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

Canada

Shares of Series A Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, exemptions and Ongoing Registrant Obligations. Any resale of the Series A Preferred Stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Series A Preferred Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Series A Preferred Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Series A Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series A Preferred Stock may not be circulated or distributed, nor may the Series A Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Series A Preferred Stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Series A Preferred Stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person where such transfer arises from an offer pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

EXPERTS

The consolidated financial statements of Modiv Inc. as of and for the years ended December 31, 2020 and 2019 included in this prospectus (including the schedule appearing therein), have been audited by Baker Tilly US, LLP, independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in this prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters and certain federal income tax matters will be passed upon for us by Morris, Manning & Martin, LLP.  Certain matters of Maryland law, including the validity of the Series A Preferred Stock to be issued in connection with this offering, will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for the underwriters by Morrison & Foerster LLP. Morris, Manning & Martin, LLP and Morrison & Foerster LLP may rely as to certain matters of Maryland law upon the opinion of Venable LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act on Form S-11 regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is hereby made.

We are subject to the informational reporting requirements of the Exchange Act, and, under the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. These and any of these future filings with the SEC are and will be available to the public free of charge over the Internet at our website at www.modiv.com or through the SEC’s website at www.sec.gov. These filings are available promptly after we file them with, or furnish them to, the SEC. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.

In addition, requests for copies of the documents we file with the SEC should be directed to:

Modiv Inc.
120 Newport Center Drive
Newport Beach, California 92660
(888) 686-6348
Attn: Investor Relations
www.modiv.com

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Modiv Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Modiv Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, equity and cash flows for the years then ended, and the related notes to the consolidated financial statements and financial statement schedule listed in the index at Item 15 (a), Schedule III – Real Estate Assets and Accumulated Depreciation and Amortization (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BAKER TILLY US, LLP

We have served as the Company’s auditor since 2018.

Irvine, California
March 31, 2021

MODIV INC.
Consolidated Balance Sheets

	As of December 31,
	2020	2019
Assets
Real estate investments:
Land	$65,358,321	$86,775,988
Building and improvements	272,397,472	309,904,890
Tenant origination and absorption costs	23,792,057	27,266,610
Total investments in real estate property	361,547,850	423,947,488
Accumulated depreciation and amortization	(32,091,211)	(20,411,794)
Total investments in real estate property, net (Note 4)	329,456,639	403,535,694
Investment in unconsolidated entity (Note 5)	10,002,368	10,388,588
Total real estate investments, net	339,459,007	413,924,282
Real estate investments held for sale, net (Note 4)	24,585,739	—
Total real estate investments	364,044,746	413,924,282
Cash and cash equivalents	8,248,412	6,823,568
Restricted cash	129,118	113,362
Receivable from sale of real estate property	1,824,383	—
Tenant receivables	6,665,790	6,224,764
Above-market lease intangibles, net	820,842	1,251,734
Due from affiliates (Note 9)	—	2,332
Prepaid expenses and other assets	2,171,717	1,867,777
Interest rate swap derivatives	—	34,567
Assets related to real estate investments held for sale	1,079,361	—
Operating lease right-of-use asset	—	2,386,877
Goodwill, net	17,320,857	50,588,000
Intangible assets, net	5,127,788	7,700,000
Total assets	$407,433,014	$490,917,263
Liabilities and Equity
Mortgage notes payable, net	$175,925,918	$194,039,207
Mortgage notes payable related to real estate investments held for sale, net	9,088,438	—
Total mortgage notes payable, net	185,014,356	194,039,207
Unsecured credit facility, net	5,978,276	7,649,861
Short-term notes payable	—	4,800,000
Economic relief note payable	517,000	—
Accounts payable, accrued and other liabilities	7,579,624	11,555,161
Share repurchases payable	2,980,559	—
Below-market lease intangibles, net	12,565,737	14,591,359
Due to affiliates (Note 9)	—	630,820
Interest rate swap derivatives	1,743,889	1,021,724
Liabilities related to real estate investments held for sale	801,337	—
Operating lease liability	—	2,386,877
Total liabilities	217,180,778	236,675,009

Commitments and contingencies (Note 10)

Redeemable common stock	7,365,568	14,069,692

Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Class C common stock $0.001 par value, 300,000,000 shares authorized, 7,874,541 and 7,882,489 shares issued and outstanding as of December 31, 2020 and 2019, respectively	23,623	23,647
Class S common stock $0.001 par value, 100,000,000 shares authorized, 62,860 and 62,202 shares issued and outstanding as of December 31, 2020 and 2019, respectively	189	187
Additional paid-in-capital	224,272,542	220,714,676
Cumulative distributions and net losses	(92,012,686)	(31,168,948)
Total Modiv Inc. equity	132,283,668	189,569,562
Noncontrolling interest in the Operating Partnership	50,603,000	50,603,000
Total equity	182,886,668	240,172,562
Total liabilities and equity	$407,433,014	$490,917,263

See accompanying notes to consolidated financial statements.

MODIV INC.
Consolidated Statements of Operations

	For the Years Ended December 31,
	2020	2019
Rental income	$38,903,430	$24,544,958

Expenses:
Fees to affiliates (Note 9)	—	3,305,021
General and administrative	10,399,194	2,711,573
Self-management transaction expense (Note 3)	201,920	1,468,913
Depreciation and amortization	17,592,253	9,848,130
Interest expense (Note 7)	11,460,747	7,382,610
Property expenses	6,999,178	4,877,658
Impairment of real estate investment properties	10,267,625	—
Impairment of goodwill and intangible assets (Note 3)	34,572,403	—
Total expenses	91,493,320	29,593,905
Less: Expenses reimbursed by Former Sponsor or affiliates (Note 9)	—	(332,337)
Net expenses	91,493,320	29,261,568

Other operating income:
Gain on real estate investments, net	4,139,749	—
Real estate operating loss	(48,450,141)	(4,716,610)

Other (expense) income:
Lease termination expense (Note10)	(1,039,648)	—
Interest income	4,923	66,570
Income from investments in unconsolidated entities (Note 5)	296,780	234,048
Other, net	46,176	—
Other (expense) income, net	(691,769)	300,618

Net loss	$(49,141,910)	$(4,415,992)

Net loss per common share, basic and diluted (Note 2)	$(6.14)	$(0.88)

Weighted-average number of shares of common stock outstanding, basic and diluted	8,006,276	5,012,158

See accompanying notes to consolidated financial statements.

MODIV INC.
Consolidated Statements of Equity
For the Years Ended December 31, 2020 and 2019

	Common Stock					Cumulative		Noncontrolling
	Class C		Class S		Additional	Distributions	Total	Interest in the
	Shares	Amounts	Shares	Amounts	Paid-in Capital	and Net Losses	Modiv Inc. Equity	Operating Partnership	Total Equity
Balance, December 31, 2018	4,314,431	$12,943	5,865	$18	$119,247,245	$(16,167,437)	$103,092,769	$—	$103,092,769
Issuance of common stock in offerings	1,286,660	3,860	56,337	169	40,904,344	—	40,908,373	—	40,908,373
Issuance of common stock in merger (Note 3)	2,680,741	8,042	—	—	81,700,929	—	81,708,971	—	81,708,971
Contribution of equity in self-management transaction (Note 3)	—	—	—	—	—	—	—	50,603,000	50,603,000
Stock issued as compensation expense	10,335	31	—	—	314,969	—	315,000	—	315,000
Offering costs	—	—	—	—	(1,716,672)	—	(1,716,672)	—	(1,716,672)
Reclassification to redeemable common stock	—	—	—	—	(7,484,065)	—	(7,484,065)	—	(7,484,065)
Shares eliminated in self-management transaction (Note 3)	(3,580)	(10)	—	—	(107,390)	—	(107,400)	—	(107,400)
Repurchases of common stock	(406,098)	(1,219)	—	—	(12,144,684)	—	(12,145,903)	—	(12,145,903)
Distributions declared	—	—	—	—	—	(10,585,519)	(10,585,519)	—	(10,585,519)
Net loss	—	—	—	—	—	(4,415,992)	(4,415,992)	—	(4,415,992)
Balance, December 31, 2019	7,882,489	23,647	62,202	187	220,714,676	(31,168,948)	189,569,562	50,603,000	240,172,562
Issuance of common stock in offerings	665,285	1,996	1,509	5	17,865,389	—	17,867,390	—	17,867,390
Stock issued as compensation expense	16,786	50	—	—	393,283	—	393,333	—	393,333
Class P OP Units compensation	—	—	—	—	355,134	—	355,134	—	355,134
Offering costs	—	—	—	—	(1,205,317)	—	(1,205,317)	—	(1,205,317)
Reclassification to redeemable common stock	—	—	—	—	3,723,565	—	3,723,565	—	3,723,565
Repurchases of common stock	(690,018)	(2,070)	(851)	(3)	(17,574,188)	—	(17,576,261)	—	(17,576,261)
Distributions declared	—	—	—	—	—	(11,701,828)	(11,701,828)	—	(11,701,828)
Net loss	—	—	—	—	—	(49,141,910)	(49,141,910)	—	(49,141,910)
Balance, December 31, 2020	7,874,541	$23,623	62,860	$189	$224,272,542	$(92,012,686)	$132,283,668	$50,603,000	$182,886,668

See accompanying notes to consolidated financial statements.

MODIV INC.
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(49,141,910)	$(4,415,992)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,592,253	9,848,130
Stock issued as compensation expense	712,217	372,500
Deferred rents	(1,591,012)	(1,309,272)
Amortization of deferred lease incentives	61,204	61,203
Amortization of deferred financing costs and premiums	1,025,093	638,200
Amortization of above-market lease intangibles	169,857	97,045
Amortization of below-market lease intangibles	(1,541,313)	(646,745)
Impairment of real estate investment properties	10,267,625	—
Impairment of goodwill and intangible assets	34,572,403	—
Gain on sale of real estate investments, net	(4,139,749)	—
Unrealized loss on interest rate swap valuation	770,898	820,496
Income from investments in unconsolidated entities	(296,780)	(234,048)
Distributions from investments in unconsolidated entities	683,000	1,029,786
Changes in operating assets and liabilities:
Decrease (increase) in tenant receivables	122,292	(946,209)
Increase in prepaid expenses and other assets	(357,458)	(1,374,345)
(Decrease) increase in accounts payable, accrued and other liabilities	(2,703,292)	1,770,491
Decrease in due to affiliates	(628,488)	(962,336)
Net cash provided by operating activities	5,576,840	4,748,904
Cash Flows from Investing Activities:
Acquisition of real estate investments	—	(24,820,410)
Additions to intangible assets	(566,102)	—
Net proceeds from sale of real estate investments	27,008,028	—
Improvements to existing real estate investments	(673,631)	(1,665,180)
Payment of tenant improvements	—	(3,486,927)
Payments of acquisition fees to affiliate	—	(746,459)
Cash acquired from acquisitions of affiliates	—	1,016,507
Payments of lease incentives	(990,000)	—
Collection of refundable purchase deposit	—	100,000
Net cash provided by (used in) investing activities	24,778,295	(29,602,469)
Cash Flows from Financing Activities:
Borrowings from unsecured credit facility	4,260,000	12,609,000
Repayments of unsecured credit facility	(6,000,000)	(13,869,000)
Proceeds from mortgage notes payable	35,705,500	23,100,000
Principal payments on mortgage notes payable	(45,299,688)	(14,879,217)
Proceeds from economic relief note payable	517,000	—
Principal payments on short-term notes payable	(4,800,000)	—
Payments of deferred financing costs to third parties	(387,341)	(495,148)
Refundable loan deposit	(18,804)	—
Payments of financing fees to affiliates	—	(107,500)
Proceeds from issuance of common stock and investor deposits	10,908,856	34,555,691

MODIV INC.
Consolidated Statements of Cash Flows (continued)

	For the Years Ended December 31,
	2020	2019
Payment of offering costs	$(1,205,317)	$(1,716,672)
Liabilities for selling commissions on Class S common stock	736	1,302
Repurchases of common stock	(17,576,261)	(12,145,903)
Distributions paid to common stockholders	(5,019,216)	(4,017,986)
Net cash (used in) provided by financing activities	(28,914,535)	23,034,567

Net increase (decrease) in cash, cash equivalents and restricted cash	1,440,600	(1,818,998)

Cash, cash equivalents and restricted cash, beginning of year	6,936,930	8,755,928

Cash, cash equivalents and restricted cash, end of year	$8,377,530	$6,936,930

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,692,697	$5,862,393

Supplemental disclosure of noncash flow information:
Reclassifications to redeemable common stock	$3,723,565	$7,484,065
Reinvested distributions from common stockholders	$6,958,534	$6,352,682
Increase (decrease) in share repurchases payable	$2,980,559	$(584,676)
Increase in accrued distributions	$275,922	$214,851
Unpaid portion of capitalized costs related to acquisitions of affiliates	$—	$1,570,622
Supplemental disclosure of real estate investment held for sale:
Real estate investments held for sale, net	$(25,217,972)	$—
Assets related to real estate investments held for sale, net	$(1,079,361)	$—
Decrease in above-market lease intangibles, net	$(50,549)	$—
Mortgage notes payable related to real estate investments held for sale, net	$9,088,438	$—
Liabilities related to real estate investments held for sale, net	$801,337	$—
Decrease in below-market lease intangibles, net	$325,734	$—
Decrease in interest swap derivatives	$14,166	$—
Supplemental disclosure of noncash flow information in REIT I merger transaction (Note 3):
Real estate properties acquired	$—	$(148,054,617)
Mortgage debt assumed	$—	$62,985,425
Net liabilities assumed	$—	$268,732
Cancellation of investment in REIT I	$—	$3,091,489
Class C common stock issued	$—	$81,708,971
Supplemental disclosure of noncash flow information in self-management transaction (Note 3):
Goodwill in self-management transaction	$—	$(50,588,000)
Intangible assets acquired	$—	$(7,700,000)
Operating lease right-of-use asset acquired / operating lease liability assumed	$(2,386,877)	$2,386,877
Notes payable and short-term credit facility assumed	$—	$6,230,820
Net liabilities assumed	$—	$1,581,580
Issuance of Class M OP Units and Class P OP Units in the Operating Partnership	$—	$50,603,000
Cancellation of investment in the Company	$—	$107,400

See accompanying notes to consolidated financial statements

MODIV INC.
Notes to Consolidated Financial Statements
NOTE 1. BUSINESS AND ORGANIZATION

Modiv Inc. (the “Company” or “Modiv”) was incorporated on May 14, 2015 as a Maryland corporation. The Company was originally incorporated under the name Rich Uncles Real Estate Investment Trust, Inc., and changed its name on October 19, 2015 to Rich Uncles NNN REIT, Inc., again on August 14, 2017 to RW Holdings NNN REIT, Inc. and to Modiv Inc. on January 22, 2021.

The Company has the authority to issue 450,000,000 shares of stock, consisting of 50,000,000 shares of preferred stock, $0.001 par value per share, 300,000,000 shares of Class C common stock, $0.001 par value per share, and 100,000,000 shares of Class S common stock, $0.001 par value per share. Effective February 1, 2021, with the authorization of the board of directors, the Company filed Articles of Amendment to the Company’s charter in the State of Maryland in order to effect a 1:3 reverse stock split of the Company’s Class C common stock and Class S common stock and, following the implementation of the reverse stock split, to decrease the par value of each post-split share of the Company’s Class C common stock and Class S common stock from $0.003 per share to $0.001 per share.

The Company was initially formed to primarily invest in single-tenant income-producing properties located in the United States, leased to creditworthy tenants under long-term net leases. Since December 31, 2019, the Company has been internally managed following its December 31, 2019 acquisition of the business of BrixInvest, LLC, a Delaware limited liability company and the Company’s former sponsor (“BrixInvest” or the “Former Sponsor”), and the Company’s merger with Rich Uncles Real Estate Investment Trust I (“REIT I”). During 2020, the Company acquired the intellectual property of buildingbits.com (“BuildingBITs”), an innovative online real estate crowd funding platform, and the REITless investment platform (“REITless”), an online investment platform for commercial real estate investment offerings. In 2021, the Company will continue to seek opportunities to be an aggregator within the non-listed real estate product industry, utilizing the combination of its deep understanding of both the crowd funding and real estate markets and the strength of its stockholder-owned, self-managed business model. The Company plans to invest in a diversified portfolio of real estate and real estate-related investments.

The Company holds its investments in real property through special purpose limited liability companies which are wholly-owned subsidiaries of Modiv Operating Partnership, LP, formerly known as RW Holdings NNN REIT Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), or Katana Merger Sub, LP, a Delaware limited partnership (“Merger Sub”), which is described below and was merged into the Operating Partnership on December 31, 2020. The Operating Partnership was formed on January 28, 2016. The Company is the sole general partner of and owned a 99% partnership interest in the Operating Partnership prior to the completion of the Self-Management Transaction (defined below) on December 31, 2019. The Company's wholly-owned subsidiary, Rich Uncles NNN LP, LLC, a Delaware limited liability company formed on May 13, 2016 (“NNN LP”), owned the remaining 1% partnership interest in the Operating Partnership and was the sole limited partner of the Operating Partnership prior to the completion of the Self-Management Transaction on December 31, 2019.

Following the completion of the Self-Management Transaction, the Company, including NNN LP, owned an approximately 87% partnership interest in the Operating Partnership. Daisho OP Holdings, LLC (“Daisho”), a formerly wholly-owned subsidiary of BrixInvest which was spun off from BrixInvest on December 31, 2019, was issued and held 657,949.5 units of Class M limited partnership interest (the “Class M OP Units”), or an approximately 12% limited partnership interest, in the Operating Partnership as of December 31, 2019. The Class M OP Units were distributed to the members of Daisho during 2020. In connection with the Self-Management Transaction, the Company's Chief Executive Officer and Chief Financial Officer were issued an aggregate of 56,029 units of Class P limited partnership interest (the “Class P OP Units”) in the Operating Partnership and thereby owned the remaining approximate 1% limited partnership interest in the Operating Partnership as of December 31, 2019. Following the issuance of 360,000 units (adjusted for the 1:3 reverse stock split) of Class R limited partnership interest (the “Class R OP Units”) in the Operating Partnership to the Company’s employees, including the Chief Executive Officer and Chief Financial Officer, in January 2021 as further described in Note 11, the Company holds an approximately 83% partnership interest, the Daisho members hold an approximately 12% limited partnership interest and employees of the Company hold an approximately 5% limited partnership interest in the Operating Partnership.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The Company was externally managed by its former advisor, Rich Uncles NNN REIT Operator, LLC (the “Former Advisor”), a Delaware limited liability company, pursuant to the Second Amended and Restated Advisory Agreement dated August 11, 2017, as amended (the “Advisory Agreement”), through December 31, 2019. The Former Advisor was wholly-owned by BrixInvest, whose members include Aaron S. Halfacre and Raymond Wirta, the Company’s Chief Executive Officer and Chairman of the Board, respectively. On each of June 24, 2015 and December 31, 2015, the Company issued 3,333.3 shares (adjusted for the 1:3 reverse stock split) of its Class C common stock to the Former Sponsor, for a total of 6,666.7 shares (adjusted for the 1:3 reverse stock split) of Class C common stock, at a purchase price of $30.00 per share (adjusted for the 1:3 reverse stock split). Upon completing the Self-Management Transaction, the Former Sponsor's remaining 3,580 shares (adjusted for the 1:3 reverse stock split) of the Company’s Class C common stock held as of the date of the Self-Management Transaction were canceled.

On December 31, 2019, pursuant to an Agreement and Plan of Merger dated September 19, 2019 (the “Merger Agreement”), REIT I merged with and into Merger Sub, a wholly-owned subsidiary of the Company, with Merger Sub surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”). At such time, the separate existence of REIT I ceased. As a result, the Company issued 2,680,740.5 shares (adjusted for the 1:3 reverse stock split) of its Class C common stock to former shareholders of REIT I. In addition, on December 31, 2019, a self-management transaction was completed, whereby the Company, the Operating Partnership, BrixInvest and Daisho effectuated a Contribution Agreement dated September 19, 2019 (the “Contribution Agreement”) pursuant to which the Company acquired substantially all of the assets and assumed certain liabilities of BrixInvest in exchange for 657,949.5 Class M OP Units in the Operating Partnership (the “Self-Management Transaction”). As a result of the completion of the Merger and the Self-Management Transaction, the Company became self-managed (see Note 3).

On July 15, 2015, the Company filed a registration statement on Form S-11 (File No. 333-205684) with the Securities and Exchange Commission (the “SEC”) to register an initial public offering of a maximum of 30,000,000 (adjusted for the 1:3 reverse stock split) of its shares of common stock for sale to the public (the “Primary Offering”). The Company also registered a maximum of 3,333,333 (adjusted for the 1:3 reverse stock split) of its shares of common stock pursuant to the Company’s distribution reinvestment plan (the “DRP”) (the “Initial DRP Offering” and together with the Primary Offering, the “Initial Registered Offering”). The SEC declared the Company’s registration statement effective on June 1, 2016, and on July 20, 2016, the Company began offering shares of common stock to the public. Pursuant to the Initial Registered Offering, the Company sold shares of Class C common stock directly to investors, with a minimum investment in shares of $500. Commencing in August 2017, the Company began selling shares of its Class C common stock only to U.S. persons as defined under Rule 903 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and began selling shares of its Class S common stock as a result of the commencement of the Class S Offering (as defined below) to non-U.S. Persons.

On August 11, 2017, the Company began offering up to 33,333,333 shares (adjusted for the 1:3 reverse stock split) of Class S common stock exclusively to non-U.S. Persons as defined under Rule 903 promulgated under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act and in accordance with Regulation S of the Securities Act (the “Class S Offering” and, together with the Registered Offerings (as defined below), the “Offerings”). The Class S common stock has similar features and rights as the Class C common stock, including with respect to voting and liquidation, except that the Class S common stock offered in the Class S Offering may be sold only to non-U.S. Persons and may be sold through brokers or other persons who may be paid upfront and deferred selling commissions and fees.

On December 23, 2019, the Company commenced a follow-on offering pursuant to a new registration statement on Form S-11 (File No. 333-231724) (the “Follow-on Offering” and, together with the Initial Registered Offering and the 2021 DRP Offering (as defined below), the “Registered Offerings”), which registered the offer and sale of up to $800,000,000 in share value of Class C common stock, including $725,000,000 in share value of Class C common stock pursuant to the primary portion of the Follow-on Offering and $75,000,000 in share value of Class C common stock pursuant to the Company's DRP. The Company ceased offering shares pursuant to the Initial Registered Offering concurrently with the commencement of the Follow-on Offering.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
In response to the significant economic impacts of the novel coronavirus (“COVID-19”) pandemic, effective as of the close of business on May 7, 2020, the Company’s board of directors temporarily suspended the primary portion of the Company’s Follow-on Offering and Class S Offering until such time as the board of directors approved and established an updated estimated net asset value (“NAV”) per share of the Company’s common stock and determined to resume such primary offerings. On May 20, 2020, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s common stock of $21.01 (unaudited and adjusted for the 1:3 reverse stock split) to reflect the Company's valuation of its real estate assets, debt and other assets and liabilities as of April 30, 2020.

Commencing on June 1, 2020, the Company’s board of directors resumed the primary portions of the Follow-on Offering and the Class S Offering. The purchase price per share in the primary portion of the Follow-on Offering was decreased from $30.81 (unaudited and adjusted for the 1:3 reverse stock split) to $21.01 (unaudited and adjusted for the 1:3 reverse stock split), and the purchase price per share in the primary portion of the Class S Offering was decreased to $21.01 plus the amount of any applicable upfront commissions and fees. The NAV per share used for purposes of future repurchases pursuant to the share repurchase programs was also decreased from $30.81 (unaudited and adjusted for the 1:3 reverse stock split) to $21.01 (unaudited and adjusted for the 1:3 reverse stock split).

On January 22, 2021, with the authorization of the board of directors, Modiv amended and restated its DRP with respect to the Company's shares of Class C common stock in order to reflect its corporate name change and to remove the ability of the Company’s stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the amended and restated DRP must reinvest all cash distributions in shares. In addition, the amended and restated DRP provides for determinations by the board of directors of the NAV per share more frequently than annually. The amended and restated DRP was effective with respect to distributions that were paid in February 2021.

On January 22, 2021, the Company filed a registration statement on Form S-3 (File No. 333-252321) to register a maximum of $100,000,000 of additional shares of Class C common stock to be issued pursuant to the amended and restated DRP (the “2021 DRP Offering” and, collectively with the Initial DRP Offering, the “Registered DRP Offering”). The Company commenced offering shares of Class C common stock pursuant to the 2021 DRP Offering upon termination of the Follow-on Offering, as discussed below.

Effective January 27, 2021, the board of directors terminated the Company’s Follow-on Offering. In connection with the termination of the Follow-on Offering, the Company stopped accepting investor subscriptions on January 22, 2021. On February 1, 2021, the Company commenced a private offering under Regulation D of the Securities Act of 1933 and is accepting investor subscriptions from accredited investors.

On January 27, 2021, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s Class C common stock and Class S common stock of $23.03 (unaudited and adjusted for the 1:3 reverse stock split). Additional information on the determination of the Company's updated estimated NAV per share, including the process used to determine its estimated NAV per share, can be found in the Company's Current Report on Form 8-K filed with the SEC on January 29, 2021.

Effective January 31, 2021, the Company and North Capital Private Securities Corporation (“NCPS”) terminated their Dealer Manager Agreement, dated January 2, 2020, pursuant to which NCPS had agreed to act as dealer manager in connection with the Follow-on Offering. Effective January 31, 2021, with the authorization of the board of directors, NCPS and the Company entered into a new Dealer Manager Agreement pursuant to which NCPS has agreed to act as dealer manager in connection with investments in the Company by accredited investors.

On February 1, 2021, with the authorization of the board of directors, the Company amended and restated its Class C common stock share repurchase program (the “Class C SRP”) in order to (i) revise the minimum holding period before a stockholder may participate in the Class C SRP from 90 days to six months, (ii) revise the limitations on the share repurchase price so that shares held for less than two years will be repurchased at 98% of the most recently published NAV per share and shares held for at least two years will be repurchased at 100% of the most recently published NAV per share (as opposed to a repurchase price of 97% of the most recently published NAV per share for shares held less than one year, 98% of the most recently published NAV per share for shares held for more than one year but less than two years, 99% of the most recently published NAV per share for shares held for more than two years but less than three years, and 100% of the most recently published NAV per share for shares held for at least three years), (iii) increase the minimum share value (based on the most recently published NAV per share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum share value, from $500 to $1,000, and (iv) include language that provides that the Class C SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange. The minimum holding period before a stockholder may participate in the Class C SRP for shares purchased prior to February 1, 2021 will remain at 90 days.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
With the authorization of the board of directors, the Company also amended and restated its Class S common stock share repurchase program (the “Class S SRP”) on February 1, 2021 in order to (i) allow the Company to waive the minimum one year holding period before a holder of Class S shares may participate in the Class S SRP in the event of extraordinary circumstances which would place undue hardship on a stockholder, (ii) increase the minimum Class S share value (based on the most recently published NAV per Class S share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum Class S share value, from $500 to $1,000, and (iii) include language that provides that the Class S SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange.

Through December 31, 2020, the Company had sold 6,627,934 shares (adjusted for the 1:3 reverse stock split) of Class C common stock in the Registered Offerings, including 790,479 shares (adjusted for the 1:3 reverse stock split) of Class C common stock sold under its registered DRP, for aggregate gross offering proceeds of $197,527,817, and 63,711 shares (adjusted for the 1:3 reverse stock split) of Class S common stock in the Class S Offering, including 2,056 shares (adjusted for the 1:3 reverse stock split) of Class S common stock sold under its DRP, for aggregate gross offering proceeds of $1,932,065.

As of December 31, 2020, the Company had investments in (i) 36 operating properties, excluding four properties held for sale, comprised of: 11 retail properties, 14 office properties and 11 industrial properties (including 14 operating properties of the original 20 operating properties which were acquired through the Merger on December 31, 2019, and comprised of: (a) five retail properties, (b) four office properties and (c) five industrial properties, exclusive of three retail properties classified as held for sale); (ii) one parcel of land, which currently serves as an easement to one of the Company’s office properties; and (iii) an approximate 72.7% tenant-in-common interest in a Santa Clara office property (the “TIC Interest”).

During the year ended December 31, 2020, the Company determined to sell nine of its operating properties, including eight retail properties and one industrial property, and classified them as real estate investments held for sale. Five of the retail properties and the industrial property were sold during the year ended December 31, 2020, bringing the remaining real estate investments held for sale to four retail properties as of December 31, 2020 (see Notes 4 and 11 for additional discussion).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. The Company's financial statements, and the financial statements of the Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of the Operating Partnership which is not wholly-owned by the Company is presented as a noncontrolling interest. All significant intercompany balances and transactions are eliminated in consolidation.

The accompanying consolidated financial statements and related notes are the representations of the Company’s management, who is responsible for their integrity and objectivity. In the opinion of the Company’s management, the consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in such consolidated financial statements and related notes. Actual results could differ materially from those estimates.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Reverse Stock Split

As discussed in Notes 1 and 11, on February 1, 2021, the Company effected a 1:3 reverse stock split of its Class C common stock and Class S common stock and, following the implementation of the reverse stock split, decreased the par value of each share of the Company’s Class C common stock and Class S common stock to $0.001 per share from $0.003 per share. The Company has reflected the effect of the reverse stock split in the accompanying consolidated financial statements and related notes as if it had occurred at the beginning of the earliest period presented.

Noncontrolling Interest in Consolidated Entities

The Company accounts for the noncontrolling interest in its Operating Partnership in accordance with the related accounting guidance. Due to the Company's control of the Operating Partnership through its general partnership interest therein and the limited rights of the limited partners, the Operating Partnership, including its wholly-owned subsidiaries, are consolidated with the Company, and the limited partner interests are reflected as a noncontrolling interest in the accompanying consolidated balance sheets. As described in Note 3, the Class M OP Units could not be converted or exchanged prior to December 31, 2020, which was the one-year anniversary of the closing of the Self-Management Transaction, and the Class P OP Units cannot be converted prior to the expiration of the Lockup Period (as defined below).

Business Combinations

The Company accounts for business combinations in accordance with ASC 805, Business Combinations (“ASC 805”) and applicable Accounting Standards Updates, whereby the total consideration transferred is allocated to the assets acquired and liabilities assumed, including amounts attributable to any non-controlling interests, when applicable, based on their respective estimated fair values as of the date of acquisition. Goodwill represents the excess of consideration transferred over the estimated fair value of the net assets acquired in a business combination.

ASC 805 defines business as an integrated set of activities and assets (collectively, a “set”) that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants. To be considered a business, the set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. ASC 805 provides a practical screen to determine when a set would not be considered a business. If the screen is not met and further assessment determines that the set is not a business, then the set is an asset acquisition. The primary difference between a business combination and an asset acquisition is that an asset acquisition requires cost accumulation and allocation at relative fair value whereas in a business combination the total consideration transferred is allocated among the fair value of the identifiable tangible and intangible assets and liabilities assumed. Acquisition costs are capitalized for an asset acquisition and expensed for a business combination (see Note 3 for a description of the Merger and Self-Management Transaction).

Revenue Recognition

The Company adopted FASB Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”), effective January 1, 2018. The Company’s sources of revenue impacted by ASU No. 2014-09 included revenue generated by sales of real estate, other operating income and tenant reimbursements for substantial services earned at the Company’s properties. Such revenues are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements, consisting of amounts due from tenants for common area maintenance, property taxes and other recoverable costs, are recognized in rental income subsequent to the adoption of Topic 842, as discussed below, in the period the recoverable costs are incurred. Tenant reimbursements, for which the Company paid the associated costs directly to third-party vendors and was reimbursed by the tenants, were recognized and recorded on a gross basis.

The Company adopted FASB ASU No. 2016-02 “Leases (Topic 842)” and the related FASB ASU Nos. 2018-10, 2018-11, 2018-20 and 2019-01 effective January 1, 2019, which provided practical expedients, technical corrections and improvements for certain aspects of ASU 2016-02, on a modified retrospective basis (collectively “Topic 842”). Topic 842 established a single comprehensive model for entities to use in accounting for leases and supersedes the existing leasing guidance. Topic 842 applied to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting has largely remained unchanged; however, certain refinements were made to conform with revenue recognition guidance, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. Topic 842 impacted the Company's accounting for leases primarily as a lessor. However, Topic 842 also impacted the Company's accounting as a lessee for an operating lease assumed as a result of the Self-Management Transaction, which was completed on December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
As a lessor, the Company's leases with tenants generally provide for the lease of real estate properties, as well as common area maintenance, property taxes and other recoverable costs. Under Topic 842, the lease of space is considered a lease component while the common area maintenance, property taxes and other recoverable costs billings are considered nonlease components, which fall under revenue recognition guidance in ASU No. 2014-09. However, upon adopting the guidance in Topic 842, the Company determined that its tenant leases met the criteria to apply the practical expedient provided by ASU No. 2018-11 to recognize the lease and non-lease components together as one single component. This conclusion was based on the consideration that (1) the timing and pattern of transfer of the nonlease components and associated lease component are the same, and (2) the lease component, if accounted for separately, would be classified as an operating lease. As the lease of properties is the predominant component of the Company's leasing arrangements, the Company accounted for all lease and nonlease components as one-single component under Topic 842. To reflect recognition as one lease component, rental income and tenant reimbursements and other lease related property income that meet the requirements of the practical expedient provided by ASU No. 2018-11 have been combined under rental income subsequent to the adoption of Topic 842 for the year ended December 31, 2019 in the Company's consolidated statements of operations. For the years ended December 31, 2020 and 2019, tenant reimbursements included in rental income amounted to $7,028,808 and $4,857,794, respectively.

The Company recognizes rental income from tenants under operating leases on a straight-line basis over the noncancelable term of the lease when collectability of such amounts is reasonably assured. Recognition of rental income on a straight-line basis includes the effects of rental abatements, lease incentives and fixed and determinable increases in lease payments over the lease term. If the lease provides for tenant improvements, management of the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by the Company.

When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred and presented gross if the Company is the primary obligor and, with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk. In instances where the operating lease agreement has an early termination option, the termination penalty is based on a predetermined termination fee or based on the unamortized tenant improvements and leasing commissions.

The Company evaluates the collectability of rents and other receivables on a regular basis based on factors including, among others, payment history, credit rating, the asset type, and current economic conditions. If the Company’s evaluation of these factors indicates it may not recover the full value of the receivable, it provides an allowance against the portion of the receivable that it estimates may not be recovered. This analysis requires the Company to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Gain or Loss on Sale of Real Estate Property

The Company recognizes gain or loss on sale of real estate property when the Company has executed a contract for sale of the property, transferred controlling financial interest in the property to the buyer and determined that it is probable that the Company will collect substantially all of the consideration for the property. The Company's real estate property sale transactions for the year ended December 31, 2020 met these criteria at closing. Operating results of the property that is sold remains in continuing operations, and any associated gain or loss from the disposition is included in gain or loss on sale of real estate investments in the Company’s accompanying consolidated statements of operations.

Bad Debts and Allowances for Tenant and Deferred Rent Receivables

The Company's determination of the adequacy of its allowances for tenant receivables includes a binary assessment of whether or not the amounts due under a tenant’s lease agreement are probable of collection. For such amounts that are deemed probable of collection, revenue continues to be recorded on a straight-line basis over the lease term. For such amounts that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental income in the period of the change in the collectability determination. In addition, for tenant and deferred rent receivables deemed probable of collection, the Company also may record an allowance under other authoritative GAAP depending upon the Company's evaluation of the individual receivables, specific credit enhancements, current economic conditions, and other relevant factors. Such allowances are recorded as increases or decreases through rental income in the Company's consolidated statements of operations.

With respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt allowance for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Advertising Costs

The Company incurred advertising costs charged to general and administrative expenses for the year ended December 31, 2020 aggregating $607,787. In 2019, the advertising costs relating to the Offerings were paid by the Former Advisor through September 30, 2019. These amounts were reimbursed to the Former Advisor as organizational and offering costs to the extent they did not exceed the 3% limit as further discussed in Note 9, and the Company did not incur any advertising costs related to the Offerings during the three months ended December 31, 2019.

Income Taxes

The Company elected to be taxed as a REIT for U.S. federal income tax purposes under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), beginning with its taxable year ended December 31, 2016. The Company expects to operate in a manner that will allow it to continue to qualify as a REIT for U.S. federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including meeting various tests regarding the nature of the Company's assets and income, the ownership of the Company's outstanding stock and distribution of at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in its consolidated financial statements. Neither the Company nor its subsidiaries has been assessed material interest or penalties by any major tax jurisdictions. The Company’s evaluations were performed for the tax years ended December 31, 2020 and 2019. As of December 31, 2020, the returns for calendar years 2016, 2017, 2018 and 2019 remain subject to examination by major tax jurisdictions.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Other Comprehensive Loss

For the years ended December 31, 2020 and 2019, other comprehensive loss is the same as net loss.

Per Share Data

The Company reports a dual presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic EPS excludes dilution and is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted EPS uses the treasury stock method or the if-converted method, where applicable, to compute for the potential dilution that would occur if dilutive securities or commitments to issue common stock were exercised.

Diluted EPS is the same as Basic EPS for the years ended December 31, 2020 and 2019 as the Company had a net loss for both years. As of both December 31, 2020 and 2019, there were 657,949.5 Class M OP Units and 56,029 Class P OP Units, respectively, that were convertible to Class C OP Units (defined below) at a conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class M OP Unit or Class P OP Unit, as applicable, after a specified period of time (see Note 3). The holders of Class C OP Units may exchange such Class C OP Units for shares of the Company's Class C common stock on a 1-for-1 basis or cash, at the Company’s sole and absolute discretion. The Class M OP Units and Class P OP Units, and the shares of Class C common stock into which they may ultimately be converted, were excluded from the computation of Diluted EPS because their effect would not be dilutive. There were no other outstanding securities or commitments to issue common stock that would have a dilutive effect for the years then ended.

The Company has presented the basic and diluted net loss per share amounts on the accompanying consolidated statements of operations for Class C and Class S share classes as a combined common share class. Application of the two-class method for allocating net loss in accordance with the provisions of ASC 260, Earnings per Share, would have resulted in a net loss of $6.06 and $0.88 per share for Class C shares for the years ended December 31, 2020 and 2019, respectively, and a net loss of $6.06 and $0.82 per share for Class S shares for the years ended December 31, 2020 and 2019, respectively. The differences in loss per share if allocated under this method primarily reflect the lower effective dividends per share for Class S stockholders as a result of the payment of the deferred commission to the Class S distributor of these shares, and also reflect the impact of the timing of the declaration of the dividends relative to the time the shares were outstanding.

Distributions declared per share of Class C common stock were $1.46 and $2.11 (adjusted for the 1:3 reverse stock split) for the years ended December 31, 2020 and 2019, respectively. Distributions declared per share of Class S common stock were $1.46 and $2.11 (adjusted for the 1:3 reverse stock split) for the years ended December 31, 2020 and 2019. The distribution paid per share of Class S common stock is net of the deferred selling commission.

Fair Value Measurements and Disclosures

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy, which is based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value, is as follows:

Level 1:	quoted prices in active markets for identical assets or liabilities;
Level 2:
inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The fair value for certain financial instruments is derived using a combination of market quotes, pricing models, and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash and cash equivalents; restricted cash; tenant receivables; prepaid expenses and other assets; accounts payable, accrued and other liabilities; and due to affiliates:  These balances approximate their fair values due to the short maturities of these items.

Derivative instruments:  The Company’s derivative instruments are presented at fair value on the accompanying consolidated balance sheets. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.

Goodwill and Intangible Assets:  The fair value measurements of goodwill and intangible assets are considered Level 3 nonrecurring fair value measurements. For goodwill, fair value measurement involves the determination of fair value of a reporting unit. The Company uses a discounted cash flow approach to estimate the fair value of its real estate assets which requires the use of capitalization rates and discount rates. The Company uses a Monte Carlo simulation model to estimate future performance, generating the fair value of the reporting unit's business. For intangible assets, fair value measurements include assumptions with inherent uncertainty, including projected securities offering volumes and related projected revenues and long-term growth rates, among others. The carrying value of intangible assets is at risk of impairment if future projected offering proceeds, revenues or long-term growth rates are lower than those currently projected.

Unsecured credit facility:  The fair value of the Company’s unsecured credit facility approximates its carrying value as the interest rates are variable and the balances approximate their fair values due to the short maturities of this facility.

Mortgage notes payable:  The fair value of the Company’s mortgage notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.

Related party transactions:  The Company has concluded that it is not practical to determine the estimated fair value of related party transactions. Disclosure rules for fair value measurements require that for financial instruments for which it is not practicable to estimate fair value, information pertinent to those instruments be disclosed. Further information as to these financial instruments from related parties is included in Note 9.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value. The Company’s cash and cash equivalents balance may exceed federally insurable limits. The Company mitigates this risk by depositing funds with major financial institutions; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets.

Restricted Cash

Restricted cash is comprised of funds which are restricted for use as required by certain lenders in conjunction with an acquisition or debt financing and for on-site and tenant improvements or property taxes. Restricted cash as of December 31, 2020 and 2019 amounted to $129,118 and $113,362, respectively.

Pursuant to lease agreements, the Company has obligations to pay for $60,598 and $98,329 in site and tenant improvements to be incurred by tenants as of December 31, 2020 and 2019, respectively, including a 72.7% share of the tenant improvements for the Santa Clara property. At December 31, 2020 and 2019, the Company’s restricted cash held to fund these improvements totaled $92,684 and $92,684, respectively. As of December 31, 2020 and 2019, the Company also held restricted cash of $36,434 and $20,678 to fund an impounded property tax.

Real Estate Investments

Real Estate Acquisition Valuation

The Company records acquisitions that meet the definition of a business as a business combination. If the acquisition does not meet the definition of a business, the Company records the acquisition as an asset acquisition. Under both methods, all assets acquired and liabilities assumed are measured based on their acquisition-date fair values. There were no real estate acquisitions during 2020. All real estate acquisitions in 2019 were treated as asset acquisitions. Transaction costs that are related to a business combination are charged to expense as incurred. Transaction costs that are related to an asset acquisition are capitalized as incurred.

The Company assesses the acquisition date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining noncancelable term of above-market in-place leases plus any extended term for any leases with below-market renewal options. The Company amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining noncancelable terms of the respective lease, including any below-market renewal periods.

The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, the Company generally includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.

The Company amortizes the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining term of the respective lease.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. Therefore, the Company classifies these inputs as Level 3 inputs. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income (loss).

Depreciation and Amortization

Real estate costs related to the acquisition and improvement of properties are capitalized and depreciated or amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset and are expensed as incurred. Significant replacements and betterments are capitalized. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

●	Buildings	10 - 48 years
●	Site improvements	Shorter of 15 years or remaining lease term
●	Tenant improvements	Shorter of 15 years or remaining lease term
●	Tenant origination and absorption costs, and above-/below-market lease intangibles	Remaining lease term

Impairment of Investment in Real Estate Properties

The Company regularly monitors events and changes in circumstances that could indicate that the carrying amounts of real estate assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, the Company does not believe that it will be able to recover the carrying value of the asset, the Company records an impairment charge to the extent the carrying value exceeds the estimated fair value of the asset. As more fully discussed in Note 4, the Company recorded impairment charges of $10,267,625 related to six of its real estate properties during the year ended December 31, 2020. The Company did not incur any impairment charges for its real estate properties during the year ended December 31, 2019.

Leasing Costs

Upon adoption of Topic 842, the Company elected to apply the package of practical expedients provided and did not reassess the following as of January 1, 2019: (1) whether any expired or existing contracts are leases or contain leases; (2) the lease classification for any expired or existing leases; and (3) initial direct costs for any existing leases. Under Topic 842, initial direct costs for both lessees and lessors would include only those costs that are incremental to the arrangement and would not have been incurred if the lease had not been obtained. As a result, beginning January 1, 2019, the Company no longer capitalizes internal leasing costs and third-party legal leasing costs and instead charges these costs to expense as incurred. These expenses are included in legal leasing costs under property expenses in the Company's consolidated statements of operations. The election of the package of practical expedients described above permits the Company to continue to account for its leases that commenced before January 1, 2019 under the previously existing lease accounting guidance for the remainder of their lease terms, and to apply the new lease accounting guidance to leases entered into or acquired commencing or modified after January 1, 2019.

Real Estate Investments Held for Sale

The Company considers a real estate investment to be “held for sale” when the following criteria are met: (i) management commits to a plan to sell the property, (ii) the property is available for sale immediately, (iii) the property is actively being marketed for sale at a price that is reasonable in relation to its current fair value, (iv) the sale of the property within one year is considered probable and (v) significant changes to the plan to sell are not expected. Real estate that is held for sale and its related assets are classified as “real estate investment held for sale, net” and “assets related to real estate investment held for sale,” respectively, in the accompanying consolidated balance sheets. Mortgage notes payable and other liabilities related to real estate investments held for sale are classified as “mortgage notes payable related to real estate investments held for sale, net” and “liabilities related to real estate investments held for sale,” respectively, in the accompanying consolidated balance sheets. Real estate investments classified as held for sale are no longer depreciated and are reported at the lower of their carrying value or their estimated fair value less estimated costs to sell. Operating results of properties that were classified as held for sale in the ordinary course of business are included in continuing operations in the Company’s accompanying consolidated statements of operations.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Unconsolidated Investments

The Company accounts for investments in entities over which the Company has the ability to exercise significant influence under the equity method of accounting. Under the equity method of accounting, an investment is initially recognized at cost and is subsequently adjusted to reflect the Company’s share of earnings or losses of the investee. The investment is also increased for additional amounts invested and decreased for any distributions received from the investee. Equity method investments are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the investment might not be recoverable. If an equity method investment is determined to be other-than-temporarily impaired, the investment is reduced to fair value and an impairment charge is recorded as a reduction to earnings.

Goodwill and Other Intangible Assets

The Company records goodwill when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. The Company evaluates goodwill and other intangible assets for possible impairment in accordance with ASC 350, Intangibles–Goodwill and Other on an annual basis, or more frequently when events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit has declined below its carrying value. If the carrying amount of the reporting unit exceeds its fair value, an impairment charge is recognized.

In assessing goodwill impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that the fair value of a reporting unit is less than its carrying amount. The Company’s qualitative assessment of the recoverability of goodwill considers various macro-economic, industry-specific and company-specific factors. These factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of the Company’s financial performance; or (iv) a sustained decrease in the Company’s market capitalization below its net book value. If, after assessing the totality of events or circumstances, the Company determines it is unlikely that the fair value of such reporting unit is less than its carrying amount, then a quantitative analysis is unnecessary.

However, if the Company concludes otherwise, or if it elects to bypass the qualitative analysis, then it is required to perform a quantitative analysis that compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired; otherwise, a goodwill impairment loss is recognized for the lesser of: (a) the amount that the carrying amount of a reporting unit exceeds its fair value; or (b) the amount of the goodwill allocated to that reporting unit.

Intangible assets consist of purchased customer-related intangible assets, marketing related intangible assets, developed or acquired technology and other intangible assets. Intangible assets are amortized over their estimated useful lives using the straight-line method ranging from three years to five years. No significant residual value is estimated for intangible assets. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. The Company evaluates long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

As further discussed in Note 3, due to the impacts of the COVID-19 pandemic, the Company performed an impairment analysis of goodwill and intangible assets as of March 31, 2020. As a result, the Company recorded impairment charges of $33,267,143 and $1,305,260 to goodwill and intangible assets, respectively, for the three months ended March 31, 2020.

The Company conducted its annual impairment analysis as of December 31, 2020 using the qualitative factors discussed above and determined that no additional impairments to goodwill or intangible assets were necessary.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Deferred Financing Costs

Deferred financing costs represent commitment fees, financing coordination fees paid to the Former Advisor, mortgage loan and line of credit fees, legal fees, and other third-party costs associated with obtaining financing and are presented on the Company's balance sheet as a direct deduction from the carrying value of the associated debt liabilities. These costs are amortized to interest expense over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close. Unamortized deferred financing costs related to revolving credit facilities are presented as an asset in periods where there are no outstanding borrowings under the facility.

Derivative Instruments

The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate mortgage notes payable. The Company does not enter into derivatives for speculative purposes. The Company records these derivative instruments at fair value on the accompanying consolidated balance sheet. The Company’s mortgage derivative instruments do not meet the hedge accounting criteria and therefore the changes in the fair value are recorded as gains or losses on derivative instruments in the accompanying statement of operations. The gain or loss is included in interest expense.

The Company enters into interest rate swaps as a fixed rate payer to mitigate its exposure to rising interest rates on its variable rate notes payable. The value of interest rate swaps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of the fixed rate payer position and decrease the value of the variable rate payer position. As the remaining life of the interest rate swap decreases, the value of both positions will generally move towards zero.

Related Party Transactions

The Company recorded all related party fee expense as incurred, subject to certain limitations described in the Company’s Advisory Agreement (see Note 9). There were no related party fees during the year ended December 31, 2020 as a result of the Self-Management Transaction.

Distributions

The Company intends, although is not legally obligated, to continue to make regular monthly distributions to holders of its shares at least at the level required to maintain REIT status unless the results of operations, general financial condition, general economic conditions or other factors inhibit the Company from doing so. Distributions are authorized at the discretion of the Company’s board of directors, which is directed, in substantial part, by its obligation to cause the Company to comply with the REIT requirements of the Internal Revenue Code. To the extent declared by the board of directors, distributions are payable on the 25th day of the following month. Should the 25th day fall on a weekend, distributions are payable on the first business day thereafter.

The following presents the U.S. federal income tax characterization of the distributions paid:

	Years Ended December 31
	2020	2019
Ordinary income	$—	$0.3825
Non-taxable distribution	1.4600	1.7280
Total	$1.4600	$2.1105

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Distribution Reinvestment Plan

The Company adopted the DRP through which common stockholders may elect to reinvest the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. Through January 21, 2021, stockholders could reinvest any amount up to the amount of the distribution. Effective January 22, 2021, the Company removed the ability of its stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the amended and restated DRP must reinvest all cash distributions in shares (see Note 11).

Participants in the DRP acquire common stock at a price per share equal to the most recently disclosed estimated NAV per share, as determined by the Company’s board of directors. The initial price of the Registered DRP Offering was $30.00 per share (adjusted for the 1:3 reverse stock split) used through January 18, 2018. The Registered DRP Offering price adjusts during the course of the Registered DRP Offering on at least an annual basis to equal the then current NAV per share. Effective January 19, 2018, the Registered DRP Offering price was revised based on the estimated NAV to $30.15 per share (unaudited and adjusted for the 1:3 reverse stock split); effective January 14, 2019, the Registered DRP Offering price was revised based on the estimated NAV to $30.48 per share (unaudited and adjusted for the 1:3 reverse stock split); and effective February 1, 2020, the Registered DRP Offering price was revised based on the estimated NAV to $30.81 per share (unaudited and adjusted for the 1:3 reverse stock split).

As a result of the significant economic impacts of the COVID-19 pandemic, on May 20, 2020, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s common stock of $21.01 (unaudited and adjusted for the 1:3 reverse stock split) to reflect the Company's valuation of its real estate assets, debt and other assets and liabilities as of April 30, 2020. Effective with the distribution to stockholders on May 26, 2020, the Registered DRP Offering price was revised based on the estimated NAV to $21.01 per share (unaudited and adjusted for the 1:3 reverse stock split). Effective on February 1, 2021, the Registered DRP Offering price was revised based on the estimated NAV to $23.03 per share (unaudited and adjusted for the 1:3 reverse stock split).

Redeemable Common Stock

The Company has adopted a share repurchase program that enables qualifying stockholders to sell their stock to the Company in limited circumstances. Shares of Class C common stock must be held for 90 days after they have been issued to the applicable stockholder for shares issued prior to February 1, 2021 and six months for shares issued thereafter before the Company will accept requests for repurchase, except for shares acquired pursuant to the Company’s DRP if the applicable stockholder has held its initial investment for at least 90 days for shares issued prior to February 1, 2021 and six months for shares issued thereafter. The Company may, subject to the conditions and limitations described below, repurchase the shares presented to it for cash to the extent the Company has sufficient funds available to fund such repurchases.

In accordance with the Company’s share repurchase program for its Class C common stock, prior to February 1, 2021 the per share repurchase price depended on the length of time the redeeming stockholder held such shares as follows:

(i)	less than one year from the purchase date, 97% of the most recently published NAV per share;

(ii)	after at least one year but less than two years from the purchase date, 98% of the most recently published NAV per share;

(iii)	after at least two years but less than three years from the purchase date, 99% of the most recently published NAV per share; and

(iv)	after at least three years from the purchase date, 100% of the most recently published NAV per share.

Effective February 1, 2021, the per share repurchase price depends on the following length of time the redeeming stockholder has held such shares:

(i)	less than two years from the purchase date, 98% of the most recently published NAV per share; and

(ii)	after at least two years from the purchase date, 100% of the most recently published NAV per share.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The Company’s most recently published NAV, effective as of February 1, 2021, is $23.03 per share (unaudited and adjusted for the 1:3 reverse stock split). Prior to February 1, 2021, repurchases under the share repurchase program of the Company’s Class C common stock were made based on the original Primary Offering price of $30.00 (adjusted for the 1:3 reverse stock split) through January 18, 2018; then based on the estimated NAV of $30.15 per share (unaudited and adjusted for the 1:3 reverse stock split) effective January 19, 2018 through January 13, 2019; then based on the estimated NAV of $30.48 per share (unaudited and adjusted for the 1:3 reverse stock split) effective January 14, 2019 through January 31, 2020; then based on the estimated NAV of $30.81 per share (unaudited and adjusted for the 1:3 reverse stock split) effective February 1, 2020 through May 19, 2020; and then based on the estimated NAV of $21.01 per share (unaudited and adjusted for the 1:3 reverse stock split) effective May 20, 2020 through January 31, 2021, subject to the same discounts for the length of time such shares were held as described above.

In accordance with the Company’s share repurchase program for its Class S common stock, shares of Class S common stock are not eligible for repurchase unless they have been held for at least one year. After this holding period has been met, the Company will accept requests for repurchase of Class S shares at the most recently published NAV per share, which, effective as of February 1, 2021, is $23.03 per share (unaudited and adjusted for the 1:3 reverse stock split).

Stockholders who wish to avail themselves of the share repurchase program must notify the Company by two business days before the end of the month for their shares to be considered for repurchase by the third business day of the following month.

The Company records amounts that are redeemable under the share repurchase program as redeemable common stock in its consolidated balance sheets because the shares are redeemable at the option of the holder and therefore their redemption is outside the control of the Company. Therefore, the Company reclassifies such obligations from temporary equity to a liability based upon their respective settlement values.

From inception through December 31, 2020, 1,482,188 shares (adjusted for the 1:3 reverse stock split) were repurchased by the Company, which represented approved repurchase requests received in good order and eligible for redemption through December 31, 2020. These shares were repurchased with the proceeds from debt financings, proceeds from sale of real estate properties and the Registered Offerings based on the NAV per share at the time of repurchase and in accordance with the schedule of discounts above.

Limitations on Repurchase

The Company may, but is not required to, use available cash not otherwise dedicated to a particular use to pay the repurchase price, including cash proceeds generated from the DRP, securities offerings, operating cash flow not intended for distributions, debt financings and asset sales. The Company cannot guarantee that it will have sufficient available cash to accommodate all repurchase requests made in any given month.

In addition, the Company may not repurchase shares in an amount that would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Additional limitations on share repurchases under the share repurchase programs are as follows:

•
Repurchases per month are limited to no more than 2% of the Company’s most recently determined aggregate NAV, which the Company currently intends to calculate on a quarterly basis within 45 days after the end of each quarter, barring any extenuating circumstances (and calculated as of the last day of the immediately preceding quarter). Repurchases for any calendar quarter are limited to no more than 5% of the Company’s most recently determined aggregate NAV, which means the Company is permitted to repurchase shares with a value of up to an aggregate limit of approximately 20% of its aggregate NAV in any 12-month period.

•
The foregoing repurchase limitations will be based on “net repurchases” during a quarter or month, as applicable. The term “net repurchases” means the excess of the Company’s share repurchases (capital outflows) over the proceeds from the sale of its shares (capital inflows) for a given period. Thus, for any given calendar quarter or month, the maximum amount of repurchases during that quarter or month will be equal to (1) 5% or 2% (as applicable) of the Company’s most recently determined aggregate NAV, plus (2) proceeds from sales of new shares in the current offering (including purchases pursuant to its DRP) since the beginning of a current calendar quarter or month, less (3) repurchase proceeds paid since the beginning of the current calendar quarter or month.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
•
While the Company currently intends to calculate the foregoing repurchase limitations on a net basis, the Company’s board of directors may choose whether the 5% quarterly limit will be applied to “gross repurchases,” meaning that amounts paid to repurchase shares would not be netted against capital inflows. If repurchases for a given quarter are measured on a gross basis rather than on a net basis, the 5% quarterly limit could limit the number of shares repurchased in a given quarter despite the Company receiving a net capital inflow for that quarter.

•
In order for the Company’s board of directors to change the basis of repurchases from net to gross, or vice versa, the Company will provide notice to its stockholders in a supplement to the prospectus or offering memorandum for the offering of shares or current or periodic report filed with the SEC, as well as in a press release or on its website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure repurchases on a gross basis, or vice versa, will only be made for an entire quarter, and not particular months within a quarter.

See Note 11 for more details of the Company's amended and restated share repurchase programs.

Restricted Stock Units and Restricted Stock Unit Awards

The fair values of the Operating Partnership's units or restricted stock unit awards issued or granted by the Company are based on the most recent NAV per share of the Company’s common stock on the date of issuance or grant. Operating Partnership units issued as purchase consideration in connection with the Self-Management Transaction discussed in Note 3 are recorded in equity under noncontrolling interest in the Operating Partnership in the Company's consolidated balance sheet and statement of equity as of and for the year ended December 31, 2019. For units granted to employees of the Company that are not included in the purchase consideration, the fair value of the award is amortized using the straight-line method over the requisite service period of the award, which is generally the vesting period (see Note 3).

The Company determines the accounting classification of equity instruments (e.g., restricted stock units) that are issued as purchase consideration or part of the purchase consideration in a business combination, as either liability or equity, by first assessing whether the equity instruments meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480-10”), and then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“ASC 815-40”). Under ASC 480-10, equity instruments are classified as liabilities if the equity instruments are mandatorily redeemable, obligate the issuer to settle the equity instruments or the underlying shares by paying cash or other assets, or must or may require an unconditional obligation that must be settled by issuing a variable number of shares.

If equity instruments do not meet liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the equity instruments do not require liability classification under ASC 815-40, in order to conclude equity classification, the Company assesses whether the equity instruments are indexed to its common stock and whether the equity instruments are classified as equity under ASC 815-40 or other applicable GAAP guidance. After all relevant assessments are made, the Company concludes whether the equity instruments are classified as liability or equity. Liability classified equity instruments are required to be accounted for at fair value both on the date of issuance and on subsequent accounting period ending dates, with all changes in fair value after the issuance date recorded in the statements of operations as a gain or loss. Equity classified equity instruments are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

Segments

The Company has invested in single-tenant income-producing properties. The Company’s real estate properties exhibit similar long-term financial performance and have similar economic characteristics to each other and are managed as one unit by a common management team. As of December 31, 2020 and 2019, the Company aggregated its investments in real estate into one reportable segment.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Square Footage, Occupancy and Other Measures

Square footage, occupancy and other measures used to describe real estate investments included in the notes to consolidated financial statements are presented on an unaudited basis.

Recent Accounting Pronouncements

New Accounting Standards Issued and Adopted

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework -Changes to the Disclosure Requirements for Fair Value Measurement (“ASU No. 2018-13”). ASU No. 2018-13 removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for the timing of transfers between levels and the valuation processes for Level 3 fair value measurements. It also adds a requirement to disclose changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and to disclose the range and weighted average of significant unobservable inputs used to develop recurring and nonrecurring Level 3 fair value measurements. For certain unobservable inputs, entities may disclose other quantitative information in lieu of the weighted average if the other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop the Level 3 fair value measurement. In addition, public entities are required to provide information about the measurement uncertainty of recurring Level 3 fair value measurements from the use of significant unobservable inputs if those inputs reasonably could have been different at the reporting date. ASU No. 2018-13 is effective for the Company beginning January 1, 2020. Entities were permitted to early adopt either the entire standard or only the provisions that eliminate or modify the requirements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The adoption of ASU No. 2018-13 on January 1, 2020 did not have a material impact on the Company's consolidated financial statements.

In April 2020, the FASB issued a FASB Staff Q&A related to Topic 842 and Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic (the “Topic 842 Q&A”). The Company adopted the lease accounting standards of Topic 842 beginning January 1, 2019. Under Topic 842, subsequent changes to lease payments that are not stipulated in the original lease contract are generally accounted for as lease modifications. Some contracts may contain explicit or implicit enforceable rights and obligations that require lease concessions if certain circumstances arise that are beyond the control of the parties to the contract. If a lease contract provides enforceable rights and obligations for concessions in the contract and no changes are made to that contract, the concessions are not accounted for under the lease modification guidance in Topic 842. If concessions granted by lessors are beyond the enforceable rights and obligations in the contract, entities would generally account for those concessions in accordance with the lease modification guidance in Topic 842.

Because of the unprecedented and global nature of the COVID-19 pandemic, the FASB staff is aware that it may be exceedingly challenging for entities to determine whether existing contracts provide enforceable rights and obligations for lease concessions and whether those concessions are consistent with the terms of the contract or are modifications to the contract. As such, the FASB staff believes that it would be acceptable for entities to make an election to account for lease concessions related to the effects of the COVID-19 pandemic consistent with how those concessions would be accounted for under Topic 842, as though enforceable rights and obligations for those concessions existed (regardless of whether those enforceable rights and obligations for the concessions explicitly exist in the contract). Consequently, for concessions related to the effects of the COVID-19 pandemic, an entity will not have to analyze each contract to determine whether enforceable rights and obligations for concessions exist in the contract and can elect to apply or not apply the lease modification guidance in Topic 842 to those contracts. This election is available for concessions related to the effects of the COVID-19 pandemic that do not result in a substantial increase in the rights of the lessor or the obligations of the lessee. For example, this election is available for concessions that result in the total payments required by the modified contract being substantially the same as or less than total payments required by the original contract. The FASB staff expects that reasonable judgment will be exercised in making those determinations. Some concessions will provide a deferral of payments with no substantive changes to the consideration in the original contract. A deferral affects the timing, but the amount of the consideration is substantially the same as that required by the original contract.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The FASB staff expects that there will be multiple ways to account for those deferrals, none of which the FASB staff believes are more preferable than the others. Two of those methods are: (1) account for the concessions as if no changes to the lease contract were made; under that accounting, a lessor would increase its lease receivable, and a lessee would increase its accounts payable as receivables/payments accrue; in its income statement, a lessor would continue to recognize income, and a lessee would continue to recognize expense during the deferral period; and (2) account for the deferred payments as variable lease payments.

The Company has elected to utilize the method wherein the concessions result in additional lease receivable during the deferral period as available under the Topic 842 Q&A for lease concessions related to the effects of the COVID-19 pandemic. The Company's lease concessions related to the effects of the COVID-19 pandemic resulted in additional receivables during the deferral periods which have all been collected as of December 31, 2020. Due to the continuing nature of the COVID-19 pandemic, there may be subsequent impacts from future tenant requests for lease concessions or deferrals for future periods. The Company maintains an inventory of tenants which have or are expected to request lease concessions. Future lease concessions may have an impact on the Company’s business, financial condition and results of operations, but the ultimate impact will largely depend on future developments with respect to the continued spread and treatment of COVID-19, which the Company cannot accurately predict at this time.

New Accounting Standards Issued and Not Yet Adopted

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 eases the potential burden in accounting for recognizing the effects of reference rate reform on financial reporting. Such challenges include the accounting and operational implications for contract modifications and hedge accounting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to loan and lease agreements, contracts, hedging relationships, and other transactions affected by reference rate reform. These provisions apply to contract modifications that reference the London Inter-bank Offered Rate (“LIBOR”) or another reference rate expected to be discounted because of reference rate reform.

Qualifying modifications of loan agreements should be accounted for by prospectively adjusting the effective interest rate, and the modification would be considered “minor” so that any existing unamortized deferred loan origination fees and costs would carry forward and continue to be amortized. Qualifying modifications of lease agreements should be accounted for as a continuation of the existing agreement with no reassessments of the lease classification and the discount rate or remeasurements of lease payments that otherwise would be required for modifications not accounted for as separate contracts. ASU 2020-04 also provides numerous optional expedients for hedge accounting. ASU 2020-04 is effective as of March 12, 2020 through December 31, 2022, with adoption permitted as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. Once elected, the amendments must be applied prospectively for all eligible contract modifications. The Company is currently evaluating the effect that ASU 2020-04 will have on the Company’s consolidated financial statements.

NOTE 3. MERGER AND SELF-MANAGEMENT TRANSACTION

REIT I Merger Transaction

On December 31, 2019, pursuant to the Merger Agreement, the Company completed the acquisition of REIT I. The Company's stockholders approved the Merger contemplated by the Merger Agreement at the Annual Meeting of Stockholders held on December 17, 2019 (the “Annual Meeting”). The shareholders of REIT I approved the Merger contemplated by the Merger Agreement at REIT I’s Special Meeting of Shareholders, also held on December 17, 2019. On December 31, 2019, REIT I merged with and into Merger Sub, which survived the Merger as the Company's direct, wholly-owned subsidiary. At such time, the separate existence of REIT I ceased. The acquisition primarily included 20 single-tenant commercial properties and related tenant receivables, mortgage notes payable and accounts payable, in exchange for Merger consideration for each of REIT I's common shares (the “REIT I Common Shares”) issued and outstanding immediately prior to the Merger, other than the REIT I Common Shares owned by the Company, which were automatically canceled and retired, and converted into the right to receive one share of the Company's Class C common stock, with any fractional REIT I Common Shares converted into a corresponding number of fractional shares of the Company’s Class C common stock. As a result, the Company issued 2,680,740.5 shares (adjusted for the 1:3 reverse stock split) of its Class C common stock to former shareholders of REIT I. As further discussed in Note 5, prior to the merger of REIT I with and into Merger Sub on December 31, 2019, the Company had an approximate 4.8% ownership interest in REIT I.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Accounting Treatment

While the Merger transaction was treated legally as a merger of the two entities, for accounting purposes, the transaction was treated as an asset acquisition under GAAP because REIT I did not possess the capability to operate its properties to generate revenue since it had no workforce. It was dependent on its advisor and did not possess the processes to perform asset management, property purchase and sale transactions or the resulting revenue generation on a stand-alone basis. The real estate assets acquired are similar in nature to each other and represent substantially all of the fair value of the assets acquired. While there are some dissimilarities, including the nature of the use (retail, industrial and office), each of the properties was subject to a multi-year lease with a single creditworthy tenant and the properties had similar risk profiles, generally including a mortgage secured only by the property. In addition, 17 of the 20 properties (approximately 93% by value as of the transaction date) were located in California and therefore subject to California law. Further, all properties were managed without on-site offices. Also, as Merger Sub, not REIT I, was the surviving entity, there was no entity level debt and there was no contingent consideration paid, as would be typical in the purchase of an operating business.

The assets and liabilities acquired in the Merger were recorded at their estimated fair value as determined as of December 31, 2019, including normal adjustments for the values of lease-in-place and above/below market leases and premium/discount on outstanding mortgage notes payable. The Company incurred approximately $3,044,000 of acquisition-related transaction costs during 2019. These acquisition-related transaction costs were capitalized to the acquired real estate assets. As the transaction closed on the final day of the year, the Merger did not have an impact on the Company's consolidated statement of operations for the year ended December 31, 2019.

Purchase Price Allocation

The Company accounted for the Merger in accordance with the accounting standards codification guidance for business combinations, whereby the total purchase price was allocated to the acquired net tangible and intangible assets based on their estimated fair values as of the closing date. As of December 31, 2019, the Company had substantially completed its process for measuring the fair values of the assets acquired and liabilities assumed based on information available as of the closing date.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The following table summarizes the allocation of the purchase price to the fair values assigned to the REIT I assets acquired and liabilities assumed as of December 31, 2019, the Merger closing date. These fair values are based on internal Company and independent external third-party valuations:

Fair Values Assigned	December 31, 2019
Assets:
Real estate property, including above/below lease intangibles	$151,099,097
Cash and cash equivalents	1,612,331
Tenant receivable	310,169
Prepaid expenses and other assets	51,924
Liabilities:
Mortgage notes payable, net	(62,985,425)
Accounts payable and other liabilities	(2,243,156)
Net	87,844,940
Less: Cancellation of investment in REIT I (Note 5)	(3,091,489)
Capitalized transaction-related costs	(3,044,480)
Net Assets Acquired	$81,708,971

Self-Management Transaction

On September 19, 2019, the Company, the Operating Partnership, BrixInvest and Daisho entered into the Contribution Agreement pursuant to which the Company agreed to acquire substantially all of the net assets of BrixInvest in exchange for 657,949.5 Class M OP Units in the Operating Partnership and assumed certain liabilities. On December 31, 2019, the Self-Management Transaction was completed.

Prior to the closing of the Self-Management Transaction: (i) substantially all of BrixInvest’s assets and liabilities were contributed to Daisho’s wholly-owned subsidiary, modiv, LLC, a Delaware limited liability company (“modiv, LLC”); and (ii) BrixInvest spun off Daisho to the BrixInvest members (the “Spin Off”). Pursuant to the Self-Management Transaction, Daisho contributed to the Operating Partnership all of the membership interests in modiv, LLC in exchange for the Class M OP Units.

As a result of the Self-Management Transaction, BrixInvest, through its subsidiary, Daisho, transferred all of its operating assets, including but not limited to: (i) all personal property used in or necessary for the conduct of BrixInvest’s business; (ii) intellectual property, goodwill, licenses and sublicenses granted and obtained with respect thereto and certain domain names; (iii) all continuing employees and (iv) certain other assets and liabilities, to modiv, LLC and distributed 100% of the ownership interests in Daisho to the members of BrixInvest in the Spin Off.

BrixInvest had been engaged in the business of serving as the sponsor platform supporting the operations of the Company, REIT I and, prior to October 28, 2019, BRIX REIT, Inc. (“BRIX REIT”), including serving, directly or indirectly, as advisor and property manager to the Company, REIT I and, until October 28, 2019, BRIX REIT.

As a result of the Merger and the Self-Management Transaction, effective December 31, 2019, the Company, its Former Advisor and BrixInvest, which wholly owned the Company's Former Advisor, mutually agreed to terminate the Advisory Agreement, and the Company became self-managed. Accordingly, disclosures with regard to the Advisory Agreement elsewhere in this Annual Report on Form 10-K pertain only to transactions with the Company's Former Advisor through December 31, 2019.

Amendments to Operating Partnership Agreement

On December 31, 2019, the Company, the Operating Partnership and NNN LP entered into the Second Amended and Restated Agreement of Limited Partnership (the “Amended OP Agreement”), which amended the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated August 11, 2017. The amendments included amending the name of the Operating Partnership from “Rich Uncles NNN Operating Partnership, LP” to “RW Holdings NNN REIT Operating Partnership, LP” and providing the terms of the Class M OP Units and Class P OP Units issued in connection with the Self-Management Transaction and further described below.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The Class M OP Units were issued to Daisho on December 31, 2019 in connection with the Self-Management Transaction and are non-voting, non-dividend accruing, and were not able to be converted or exchanged prior to the one-year anniversary of the completion of the Self-Management Transaction. Investors holding units in BrixInvest received Daisho units in a ratio of 1:1 for an aggregate of 657,949.5 Daisho units. During 2020, Daisho distributed the Class M OP Units to its members and the Class M OP Units will become convertible into units of Class C limited partnership interest in the Operating Partnership (“Class C OP Units”) at a conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class M OP Unit, subject to a reduction in the conversion ratio (which reduction will vary depending upon the amount of time held) if the exchange occurs prior to the four-year anniversary of the completion of the Self-Management Transaction. In the event that the Class M OP Units are converted into Class C OP Units prior to December 31, 2023, such Class M OP Units shall be exchanged at the rate indicated below:

Date of Exchange	Early Conversion Rate
From December 31, 2020 to December 30, 2021	50% of the Class M conversion ratio
From December 31, 2021 to December 30, 2022	60% of the Class M conversion ratio
From December 31, 2022 to December 30, 2023	70% of the Class M conversion ratio

The Class M OP Units are eligible for an increase in the conversion ratio (conversion ratio enhancement) if the Company achieves both of the targets for assets under management (“AUM”) and adjusted funds from operations (“AFFO”) in a given year as set forth below and as adjusted for the 1:3 reverse stock split:

	Hurdles
	AUM ($ in billions)	AFFO Per Share ($)	Class M Conversion Ratio
Initial Conversion Ratio			1:1.6667
Fiscal Year 2021	$0.860	$1.77	1:1.9167
Fiscal Year 2022	$1.175	$1.95	1:2.5000
Fiscal Year 2023	$1.551	$2.10	1:3.0000

Based on the current conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class M OP Unit, if a Class M OP Unit is converted on or after December 31, 2023, and based on the NAV per share of $21.01 (unaudited and adjusted for the 1:3 reverse stock split) as of December 31, 2020, a Class M OP Unit would be valued at $35.02 (unaudited and adjusted for the 1:3 reverse stock split). The current NAV does not impact the early conversion rate or the future conversion enhancement ratio of the Class M OP Units and Class P OP Units.

The Company also issued a portion of the Class P OP Units described below in connection with the Self-Management Transaction. The Class P OP Units are intended to be treated as “profits interests” in the Operating Partnership, which are non-voting, non-dividend accruing, and are not able to be transferred or exchanged prior to the earlier of (1) March 31, 2024, (2) a change of control (as defined in the Amended OP Agreement), or (3) the date of the recipient's involuntary termination (as defined in the relevant award agreement for the Class P OP Units) (collectively, the “Lockup Period”). Following the expiration of the Lockup Period, the Class P OP Units are convertible into Class C OP Units at a conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class P OP Unit; provided, however, that the foregoing conversion ratio shall be subject to increase on generally the same terms and conditions as the Class M OP Units, as set forth above.

The Company issued a total of 56,029 Class P OP Units to Messrs. Halfacre and Raymond J. Pacini, the Company's Chief Financial Officer, including 26,318 Class P OP Units issued in exchange for Messrs. Halfacre's and Pacini's agreements to forfeit a similar number of restricted units in BrixInvest in connection with the Self-Management Transaction. The remaining 29,711 Class P OP Units were issued to these executives as a portion of their incentive compensation for 2020 in connection with their entry into restrictive covenant agreements. The 29,711 Class P OP Units were valued based on the estimated NAV per share of $30.48 (unaudited and adjusted for the 1:3 reverse stock split) when issued on December 31, 2019 and the expected minimum conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split)for each one Class P OP Unit, which resulted in a valuation of $1,509,319. This amount is amortized on a straight-line basis over 51 months through March 31, 2024, the expected vesting date of the units, as a periodic charge to stock compensation expense. During the year ended December 31, 2020, the Company amortized and charged $355,133 to stock compensation expense. The unamortized value of these units was $1,154,186 as of December 31, 2020.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Under the Amended OP Agreement, once the Class M OP Units or Class P OP Units are converted into Class C OP Units, they will be exchangeable for the Company’s shares of Class C common stock on a 1-for-1 basis, or for cash at the sole and absolute discretion of the Company. The Company recorded the ownership interest of the Class M OP Units and Class P OP Units as a noncontrolling interest in the Operating Partnership representing a combined total of approximately 13% of equity in the Operating Partnership as of December 31, 2019.

On February 1, 2021, the Company, the Operating Partnership and the limited partners of the Operating Partnership entered into the Third Amended and Restated Agreement of Limited Partnership, which further amended the Amended OP Agreement dated December 31, 2019. The amendments included amending the name of the Operating Partnership from “RW Holdings NNN REIT Operating Partnership, LP” to “Modiv Operating Partnership, LP” and providing the terms of the Class R OP Units granted to employees as further described in Note 11.

Registration Rights Agreement

On December 31, 2019, the Company, the Operating Partnership and Daisho entered into a Registration Rights Agreement pursuant to which Daisho (or any successor holder) has the right, after one year from the date of the Self-Management Transaction, to request that the Company register for resale under the Securities Act shares of the Company's Class C common stock issued or issuable to such holder in exchange for the Class C OP Units as described above.

Accounting Treatment

In accordance with GAAP, the Company accounted for the Self-Management Transaction as an acquisition of a business in accordance with the accounting standards codification guidance for business combinations because the parties to the transaction were not under common control and the acquisition was for an integrated set of activities and assets, consisting of inputs (executives and staff with knowledge and experience) and processes (operating a real estate investment trust and online investor website platform) that contribute to the creation of outputs (real estate transactions, asset management and generation of investors). Therefore, the total consideration transferred was allocated to the acquired net tangible and intangible assets based on their estimated fair values as of December 31, 2019.

The fair value measurement of the consideration transferred is based on significant inputs not observable in the market and thus represent a Level 3 measurement as discussed in Note 2. The key assumptions used in estimating the fair value of the Class M OP Units and the Class P OP Units included projections for (i) property acquisitions and changes in property values, (ii) new investors, and (iii) follow on investments by existing stockholders. The consideration transferred in the Self-Management Transaction was determined to have a fair value of $50,603,000 as of December 31, 2019 based on a probability weighted analysis of achieving the requisite AUM and AFFO hurdles. The Class M OP Units and the 26,318 Class P OP Units issued in connection with the Self-Management Transaction are treated as permanent equity of the Company for accounting purposes because the Class M OP Units and the Class P OP Units are not mandatorily redeemable by the Company. In addition, there is no unconditional obligation to issue a variable number of shares; the Class M OP Units and the Class P OP Units are issued in the form of shares and as such would not represent a financial instrument other than an outstanding share that embodies a conditional obligation and they do not possess the characteristics of freestanding derivatives. Moreover, they are not redeemable for cash or other assets at the option of the holder or upon the occurrence of an event that is not solely within the control of the Company. The Class M OP Units and the Class P OP Units are a single financial instrument, including the conversion ratio enhancement, which cannot be detached and is not separately exercisable.

As of December 31, 2019, the Company has substantially completed its process for measuring the fair values of the assets acquired and liabilities assumed based on information available as of the closing date. The Company incurred $1,468,913 in costs in connection with the Self-Management Transaction, which are included in the accompanying consolidated statement of operations for the year ended December 31, 2019 and an additional $201,920 in post-closing costs incurred during the year ended December 31, 2020.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Purchase Price Allocation

The following table summarizes the allocation of the purchase price to the fair values assigned to the BrixInvest assets acquired and liabilities assumed as of December 31, 2019, the closing date of the Self-Management Transaction. These fair values are based on internal Company and independent external third-party valuations:

Fair Values Assigned	December 31, 2019
Assets:
Cash and cash equivalents	$(204,176)
Prepaid expenses and other assets	(305,212)
Operating lease right-of-use asset	(2,386,877)
Intangible assets	(7,700,000)
Liabilities:
Short-term notes payable	4,800,000
Due to affiliates	630,820
Bank line of credit	800,000
Accounts payable and other liabilities	2,070,968
Operating lease liability	2,386,877
Net	92,400
Add: Cancellation of investment in the Company	(107,400)
Less: Contribution of Class M OP Units and Class P OP Units	50,603,000
Goodwill	$(50,588,000)

Prior to the closing of the Self-Management Transaction, BrixInvest held 3,580 shares (adjusted for the 1:3 reverse stock split) of Class C common stock in the Company, purchased at $30.00 per share (adjusted for the 1:3 reverse stock split). These shares were canceled in connection with the Self-Management Transaction.

Goodwill

The goodwill recognized was primarily attributable to the Company's ability to be self-managed, the value of the workforce which could facilitate growth opportunities from both existing and new investment income streams and the ability to offer new products, the investor platform acquired from BrixInvest and its expected synergies resulting from the Self-Management Transaction and the Merger. Key areas of expected cost synergies included increased purchasing power for acquiring properties, lower financing costs and administrative efficiencies. Goodwill was expected to be mostly non-deductible for tax purposes. As permitted under ASC 805 for business combinations, the Company recorded goodwill because the purchase price of the Self-Management Transaction exceeded the estimated fair value of net identified tangible and intangible assets acquired.

However, the current COVID-19 pandemic in the United States and globally, and the magnitude and uncertain duration of the economic impacts, have resulted in challenges in attracting investor equity during this period of economic weakness and volatility. The disruption in the Company's Offerings was expected to have a protracted impact on capital raising, and the recessionary pressures on the economy resulted in real estate market uncertainty and an approximate 14% decrease in the estimated fair value of the Company’s real estate properties as of April 30, 2020 as compared with the estimated fair value of the Company’s real estate properties as of December 31, 2019 (see discussion of the Company's updated estimated NAV per share approved on May 20, 2020 in Note 1). Given these circumstances, the Company revised its capital raise projections, its projections of new investment and other factors contributing to the Company's analysis of estimated fair value of its consolidated business operations. The Company performed a quantitative analysis for its single reporting unit to compare the estimated fair value of the Company’s net tangible and intangible assets, including the estimated fair value of the business acquired from its Former Sponsor, to the carrying value of its net tangible and intangible assets as of March 31, 2020. Since the estimated fair value of the Company’s net tangible and intangible assets was less than the carrying amount of its net tangible and intangible assets, the Company recorded a goodwill impairment charge of $33,267,143 during the quarter ended March 31, 2020. The Company conducted its annual impairment analysis as of December 31, 2020 using the qualitative factors discussed in Note 2 and concluded that no additional impairment to goodwill was necessary.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The net carrying amount of goodwill as of December 31, 2020 and 2019 is as follows:

	December 31,
	2020	2019
Goodwill	$17,320,857	$50,588,000

Intangible Assets Acquired

The allocation of the purchase price to the net assets acquired in the Self-Management Transaction resulted in the recognition of $7,700,000 of intangible assets as of the December 31, 2019 closing date. The fair values of the acquired investor lists and developed technology assets, primarily the investor online platform, were determined using the adjusted cost approach, which approximates fair value. The useful lives of the intangible assets were determined based on the period of expected cash flows used to measure the fair value of the intangible assets adjusted as appropriate for entity-specific factors including legal, regulatory, contractual, competitive, economic, and/or other factors that may limit the useful life of the respective intangible asset.

Intangible assets, net as of December 31, 2020 and 2019 and related useful lives were as follows:

Weighted-		December 31,
Intangible Assets	Average Useful Life	2020	2019
Investor list, net	5.0 years	$3,494,740	$4,800,000
Web services technology, domains and licenses	3.0 years	3,466,102	2,900,000
		6,960,842	7,700,000
Accumulated amortization		(1,833,054)	—
Net		$5,127,788	$7,700,000

No amortization expense was recorded for the intangible assets resulting from the acquisition of BrixInvest assets for the year ended December 31, 2019 due to the closing date having been on the final day of the fiscal year.

During the year ended December 31, 2020, the Company acquired additional web services technology, domains and licenses intangible assets of $566,102, respectively. Amortization expense for the year ended December 31, 2020 amounted to $1,833,054.

As discussed above, the COVID-19 pandemic has caused significant disruptions in the economy and uncertainties in the investment markets. Based on the impacts on the Company's investors and the economy, the Company evaluated the fair value of intangibles to determine if they exceeded the respective carrying values and determined that a portion of the investor list would no longer be viable and, therefore, an impairment charge of $1,305,260 was recorded during the quarter ended March 31, 2020. The Company conducted its annual impairment analysis of additional intangible assets as of December 31, 2020 using the qualitative factors discussed in Note 2 and concluded that no additional impairment was necessary.

The estimated amortization expense for the succeeding fiscal years is as follows: 2021, $1,840,576; 2022, $1,840,576; 2023, $749,978; and 2024, $696,658.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
NOTE 4. REAL ESTATE INVESTMENTS

As of December 31, 2020, the Company’s real estate investment portfolio consisted of (i) 36 operating properties located in 14 states (including 14 operating properties of the original 20 operating properties acquired in connection with the Merger on December 31, 2019) and comprised of: 11 retail properties, 14 office properties and 11 industrial properties, (ii) one parcel of land, which currently serves as an easement to one of the Company’s office properties and (iii) a 72.7% undivided TIC Interest in an office property in Santa Clara, California, not reflected in the table below, but discussed in Note 5.

The following table provides summary information regarding the Company’s real estate portfolio as of December 31, 2020:

Property	Location	Acquisition Date	Property Type	Land, Buildings and Improvements	Tenant Origination and Absorption Costs	Accumulated Depreciation and Amortization	Total Investment in Real Estate Property, Net
Accredo Health	Orlando, FL	6/15/2016	Office	$9,855,847	$1,269,351	$(2,221,380)	$8,903,818
Dollar General	Litchfield, ME	11/4/2016	Retail	1,281,812	116,302	(166,006)	1,232,108
Dollar General	Wilton, ME	11/4/2016	Retail	1,543,776	140,653	(212,451)	1,471,978
Dollar General	Thompsontown, PA	11/4/2016	Retail	1,199,860	106,730	(159,501)	1,147,089
Dollar General	Mt. Gilead, OH	11/4/2016	Retail	1,174,188	111,847	(152,925)	1,133,110
Dollar General	Lakeside, OH	11/4/2016	Retail	1,112,872	100,857	(156,949)	1,056,780
Dollar General	Castalia, OH	11/4/2016	Retail	1,102,086	86,408	(152,492)	1,036,002
Dana	Cedar Park, TX	12/27/2016	Industrial	6,802,876	531,439	(1,835,800)	5,498,515
Northrop Grumman	Melbourne, FL	3/7/2017	Office	12,382,991	1,341,199	(2,968,985)	10,755,205
exp US Services	Maitland, FL	3/27/2017	Office	6,056,668	388,248	(833,278)	5,611,638
Wyndham	Summerlin, NV	6/22/2017	Office	10,406,483	669,232	(1,170,222)	9,905,493
Williams Sonoma	Summerlin, NV	6/22/2017	Office	8,079,612	550,486	(1,058,455)	7,571,643
Omnicare	Richmond, VA	7/20/2017	Industrial	7,262,747	281,442	(832,474)	6,711,715
EMCOR	Cincinnati, OH	8/29/2017	Office	5,960,610	463,488	(604,163)	5,819,935
Husqvarna	Charlotte, NC	11/30/2017	Industrial	11,840,200	1,013,948	(1,113,651)	11,740,497
AvAir	Chandler, AZ	12/28/2017	Industrial	27,357,900	—	(2,111,134)	25,246,766
3M	DeKalb, IL	3/29/2018	Industrial	14,762,819	2,356,361	(3,476,588)	13,642,592
Cummins	Nashville, TN	4/4/2018	Office	14,465,491	1,536,998	(2,151,938)	13,850,551
Northrop Grumman Parcel	Melbourne, FL	6/21/2018	Land	329,410	—	—	329,410
Texas Health	Dallas, TX	9/13/2018	Office	6,976,703	713,221	(681,341)	7,008,583
Bon Secours	Richmond, VA	10/31/2018	Office	10,388,751	800,356	(978,335)	10,210,772
Costco	Issaquah, WA	12/20/2018	Office	27,330,797	2,765,136	(2,654,329)	27,441,604
Taylor Fresh Foods	Yuma, AZ	10/24/2019	Industrial	34,194,369	2,894,017	(1,597,022)	35,491,364
Levins	Sacramento, CA	12/31/2019	Industrial	4,429,390	221,927	(220,609)	4,430,708
Dollar General	Bakersfield, CA	12/31/2019	Retail	4,899,714	261,630	(147,132)	5,014,212
PMI Preclinical	San Carlos, CA	12/31/2019	Industrial	9,672,174	408,225	(204,321)	9,876,078
GSA (MSHA)	Vacaville, CA	12/31/2019	Office	3,112,076	243,307	(138,515)	3,216,868
PreK Education	San Antonio, TX	12/31/2019	Retail	12,447,287	447,927	(599,428)	12,295,786
Dollar Tree	Morrow, GA	12/31/2019	Retail	1,320,367	73,298	(70,911)	1,322,754
Solar Turbines	San Diego, CA	12/31/2019	Office	7,133,241	284,026	(338,232)	7,079,035
Wood Group	San Diego, CA	12/31/2019	Industrial	9,731,220	466,293	(565,017)	9,632,496
ITW Rippey	El Dorado Hills, CA	12/31/2019	Industrial	7,071,143	304,387	(303,219)	7,072,311
Dollar General	Big Spring, TX	12/31/2019	Retail	1,281,683	76,351	(50,969)	1,307,065
Gap	Rocklin, CA	12/31/2019	Office	8,378,276	360,377	(479,306)	8,259,347
L-3 Communications	Carlsbad, CA	12/31/2019	Industrial	11,631,857	454,035	(470,823)	11,615,069
Sutter Health	Rancho Cordova, CA	12/31/2019	Office	29,555,055	1,616,610	(1,080,349)	30,091,316
Walgreens	Santa Maria, CA	12/31/2019	Retail	5,223,442	335,945	(132,961)	5,426,426
				$337,755,793	$23,792,057	$(32,091,211)	$329,456,639

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Impairment Charges

During late March 2020, the Company learned that there would be a substantial impact on the commercial real estate market and specifically on fitness centers due to the COVID-19 pandemic and the requirement of an indefinite and potentially extended period of store closures. On March 31, 2020, the Company received written notice from 24 Hour Fitness USA, Inc. (“24 Hour Fitness”) that due to circumstances beyond its control, including the response to the COVID-19 pandemic and directives and mandates of various governmental authorities, the Las Vegas, Nevada 24 Hour Fitness store leased from the Company had been closed on or about March 17, 2020 and remained closed as of the date of the tenant's notice. The tenant's notice stated that it would not make the April 2020 rent payment. The Company's special purpose subsidiary, which owns the property, immediately initiated negotiations with the tenant; however, no further rent payments were received and on June 15, 2020, the Company received written notice that the lease was formally rejected in connection with 24 Hour Fitness' Chapter 11 bankruptcy proceeding and the premises were surrendered to the Company's subsidiary.

On April 1, 2020, the Company’s special purpose subsidiary initiated negotiations with the lender on the property, and requested a deferral of mortgage payments until the tenant resumed paying rent. The lender did not agree to provide any substantial mortgage relief to the Company's special purpose subsidiary, but agreed to temporarily reduce its $32,000 monthly mortgage payment by $8,000 from May 2020 through August 2020. The Company's special purpose subsidiary determined that if it was unable to secure a replacement tenant, then it would consider allowing the lender to foreclose on, and take possession of, the property. As such, the Company concluded that it was necessary to record an impairment charge to reduce the net book value of the property to its estimated fair value.

In addition, the Company determined that the effects of the COVID-19 pandemic on the overall economy and commercial real estate market would also negatively impact the Company's ability to re-lease two vacant properties, the property formerly leased to Dinan Cars through January 31, 2020 located in Morgan Hill, California and the property leased to Dana, but currently unoccupied, located in Cedar Park, Texas. Based on an evaluation of the value of these two properties, the Company determined that impairment charges were required to reflect the reduction in value due to the uncertainty regarding leasing or sale prospects. During the three months ended March 31, 2020, the Company recorded impairment charges aggregating $9,157,068 based on the estimated fair value of the real estate properties discussed above.

During the three months ended June 30, 2020 and December 31, 2020, the Company recorded additional impairment charges related to properties held for sale. As of June 30, 2020, the Company recorded an impairment charge of $349,457 related to the property located in Lake Elsinore, California and leased to Rite Aid through February 29, 2028. As of December 31, 2020, the Company recorded an aggregate of $761,100 in impairment charges related to its property located in Bedford, Texas and leased to the operator of a Harley Davidson dealership through April 12, 2032 and its property located in San Jose, California and leased to the operator of a Chevron gas station through May 31, 2025. The impairment charges related to the properties located in Lake Elsinore and San Jose, California reflect the excess of the property's carrying value over the property's sale price less estimated selling costs (see below for discussion of the property sale), while the impairment charge related to the property located in Bedford, Texas pertained to a portion of the Company's straight-line rent receivable for this property which the Company does not expect to recover as a result of the planned sale (see below for discussion of the property classification to held for sale).

The aggregated impairment charges of $10,267,625 during the year ended December 31, 2020 represented approximately 2.5% of the Company’s total investments in real estate property as of December 31, 2020.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The details of the Company's real estate impairment charges for the year ended December 31, 2020 were as follows:

Property	Location	Year Ended December 31, 2020
Dana	Cedar Park, TX	$2,184,395
24 Hour Fitness	Las Vegas, NV	5,664,517
Dinan Cars	Morgan Hill, CA	1,308,156
Rite Aid	Lake Elsinore, CA	349,457
Harley Davidson	Bedford, TX	632,233
Chevron Gas Station	San Jose, CA	128,867
		$10,267,625

Acquisitions:

The Company acquired no real estate properties during the year ended December 31, 2020.

During the year ended December 31, 2019, the Company acquired the following real estate properties:

Property	Land	Buildings and Improvements	Tenant Origination and Absorption Costs	Above- Market Lease Intangibles	Below-Market Lease Intangibles	Total
REIT I Property Portfolio:
Chevron Gas Station, San Jose	$3,787,021	$267,738	$145,577	$41,739	$—	$4,242,075
Levins	1,404,863	3,024,527	221,927	26,469	—	4,677,786
Chevron Gas Station, Roseville	2,636,663	1,011,908	136,415	24,432	—	3,809,418
Island Pacific Supermarket	676,981	1,883,330	197,495	—	(76,351)	2,681,455
Dollar General, Bakersfield	1,099,458	3,800,256	261,630	—	(41,739)	5,119,605
Rite Aid	3,939,724	2,902,365	420,441	186,297	—	7,448,827
PMI Preclinical	4,774,497	4,897,677	408,225	115,036	—	10,195,435
EcoThrift	2,300,717	3,249,509	273,846	—	(388,882)	5,435,190
GSA (MSHA)	399,062	2,713,014	243,307	—	(101,802)	3,253,581
PreK San Antonio	963,044	11,484,243	447,927	—	(28,504)	12,866,710
Dollar Tree	159,829	1,160,538	73,298	10,180	—	1,403,845
Dinan Cars	2,453,420	3,799,237	—	—	—	6,252,657
Solar Turbines	2,483,960	4,649,281	284,026	—	(108,928)	7,308,339
Wood Group	3,461,256	6,269,964	392,955	—	—	10,124,175
ITW Rippey	787,945	6,283,198	304,387	—	—	7,375,530
Dollar General, Big Spring	103,838	1,177,845	76,351	—	(127,252)	1,230,782
Gap	2,076,754	6,301,522	360,377	—	(68,207)	8,670,446
L-3 Communications	3,552,878	8,078,979	454,035	—	(174,081)	11,911,811
Sutter Health	2,443,240	27,111,815	1,616,610	87,549	—	31,259,214
Walgreens	1,832,430	3,391,012	335,945	272,829	—	5,832,216
Total REIT I Property Portfolio	41,337,580	103,457,958	6,654,774	764,531	(1,115,746)	151,099,097
Taylor Fresh Foods	4,312,016	29,882,353	2,894,017	—	(11,526,976)	25,561,410
	$45,649,596	$133,340,311	$9,548,791	$764,531	$(12,642,722)	$176,660,507

Purchase price and other acquisition costs	$176,660,507
Purchase deposit applied	(2,000,000)
Acquisition fees to affiliate related to Taylor Fresh Foods (Note 9)	(741,000)
Acquisition of real estate before financing	$173,919,507

Capitalized acquisition fee paid to the Former Advisor for a property acquired during the year ended December 31, 2019 is as follows:

Property	Amount
Taylor Fresh Foods	$741,000

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The Company also paid the Former Advisor capitalized acquisition fees of $5,459 during the year ended December 31, 2019 related to additions to real estate investments.

During the year ended December 31, 2019, the Company recognized $548,362 of total revenue related to the Taylor Fresh foods property. No revenue was recognized related to the 20 properties acquired in the Merger because the transaction closed on December 31, 2019.

The noncancellable lease terms of the properties acquired during the year ended December 31, 2019 were as follows:

Property	Lease Expiration
Chevron Gas Station	5/27/2025
Levins	8/20/2023
Chevron Gas Station	9/30/2025
Island Pacific Supermarket	5/31/2025
Dollar General	7/31/2028
Rite Aid	2/25/2028
PMI Preclinical	10/31/2025
EcoThrift	2/28/2026
GSA (MSHA)	8/24/2026
PreK San Antonio	7/31/2021
Dollar Tree	7/31/2025
Dinan Cars	4/30/2023
Solar Turbines	2/28/2021
Amec Foster	7/31/2021
ITW Rippey	8/1/2022
Dollar General Big Spring	4/30/2030
Gap	2/28/2023
L-3 Communications	4/30/2022
Sutter Health	10/31/2025
Walgreens	2/28/2031
Taylor Fresh Foods	9/30/2033

Dispositions:

The Company sold the following properties during the year ended December 31, 2020:

Property	Location	Disposition Date	Property Type	Rentable Square Feet	Contract Sale Price	Gain (Loss) on Sale
Rite Aid	Lake Elsinore, CA	8/3/2020	Retail	17,272	$7,250,000	$(422)
Walgreens	Stockbridge, GA	8/27/2020	Retail	15,120	5,538,462	1,306,768
Island Pacific Supermarket	Elk Grove, CA	9/16/2020	Retail	13,963	3,155,000	387,296
Dinan Cars	Morgan Hill, CA	10/28/2020	Industrial	27,296	6,100,000	961,836
24 Hour Fitness	Las Vegas, NV	12/16/2020	Retail	45,000	9,052,941	1,484,271
				118,651	$31,096,403	$4,139,749

On August 3, 2020, the Company completed the sale of its Lake Elsinore, California retail property which was leased to Rite Aid for $7,250,000, which generated net proceeds of $3,299,016 after repayment of the existing mortgage, commissions and closing costs. Prior to the sale, the Company evaluated the Rite Aid property for impairment and recognized a $349,457 impairment charge during the three months ended June 30, 2020 in order to reduce the carrying value of the property to its estimated net realizable value.

On August 27, 2020, the Company completed the sale of its Stockbridge, Georgia retail property which was leased to Walgreens for $5,538,462, which generated net proceeds of $5,296,356 after payment of commissions and closing costs. The mortgage for this property was previously repaid on August 10, 2020 in connection with the refinancing of the Accredo property as discussed in Note 7.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
On September 16, 2020, the Company completed the sale of its Elk Grove, California retail property which was leased to Island Pacific for $3,155,000, which generated net proceeds of $1,124,016 after repayment of the existing mortgage, commissions and closing costs.

On October 28, 2020, the Company completed the sale of its Morgan Hill, California industrial property which was formerly leased to Dinan Cars for $6,100,000, which generated net proceeds of $3,811,580 after repayment of the existing mortgage, commissions and closing costs. Prior to the sale, the Company recognized an impairment charge for $1,308,156 during the three months ended March 31, 2020.

On December 16, 2020, the Company completed the sale of its Las Vegas, Nevada retail property which was formerly leased to 24 Hour Fitness for $9,052,941, which is expected to generate net proceeds of $1,324,383 upon collection of the receivable from the buyer and after assignment of the existing mortgage to the buyer, payment of commissions and closing costs, and reserves for tenant improvements and free rent. Prior to the sale, the Company recognized an impairment charge for $5,664,517 during the three months ended March 31, 2020.

There were no disposition of properties during the year ended December 31, 2019.

Asset Concentration

The Company holds no real estate property with a net book value that is greater than 10% of its total assets as of December 31, 2020 and 2019.

Revenue Concentration

No tenants represented the source of 10% of total revenues during the year ended December 31, 2020. The Company’s revenue concentration based on tenants representing greater than 10% of total revenues for the year ended December 31, 2019 is as follows:

	2019
Property and Location	Revenue	Percentage of Total Revenue
AvAir, Chandler, AZ	$2,670,159	10.9%

Operating Leases

The Company’s real estate properties are primarily leased to tenants under net leases for which terms and expirations vary. The Company monitors the credit of all tenants to stay abreast of any material changes in credit quality. The Company monitors tenant credit by (1) reviewing the credit ratings of tenants (or their parent companies or lease guarantors) that are rated by nationally recognized rating agencies; (2) reviewing financial statements and related metrics and information that are publicly available or that are required to be provided pursuant to the lease; (3) monitoring news reports and press releases regarding the tenants (or their parent companies or lease guarantors), and their underlying business and industry; and (4) monitoring the timeliness of rent collections.

During the first four months of 2020, the Company paid an aggregate of $990,000 in lease incentives to cancel certain termination options related to two leases with Walgreens for its Santa Maria, California and Stockbridge, Georgia properties, resulting in extension of the leases for approximately 10 years each. The Stockbridge property was sold on August 27, 2020 as discussed above. These costs were capitalized and will be amortized over the period of the extension for the Santa Maria property and were charged to cost of sale for the Stockbridge property.

Effective August 1, 2020, the Company executed an amendment to accelerate the termination of the Dana lease from July 31, 2024 to July 31, 2022 in exchange for the right to receive an early termination payment of $1,381,767 due on July 31, 2022 and continued rent payments of $65,000 per month from August 1, 2020 through July 1, 2022. In the event that the Company is able to re-lease or sell the Dana property prior to July 31, 2022, Dana would be obligated to continue paying rent of $65,000 per month through July 1, 2022 or may elect to pay a cash lump sum payment to the Company equal to the net present value of the remaining rent payments. This amendment is a modification of the existing lease for accounting purposes and the revised payment stream, including the early termination payment, is reflected for the balance of the revised lease term on a straight-line basis.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
As of December 31, 2020, the future minimum contractual rent payments due under the Company’s noncancelable operating leases, including lease amendments executed subsequent to December 31, 2020 and excluding rents due related to real estate investments held for sale, are as follows:

2021	$26,761,843
2022	24,418,710
2023	20,157,378
2024	19,674,819
2025	16,456,145
Thereafter	43,827,967
$151,296,862

During the first quarter of 2021, the Company entered into additional lease extensions for the properties leased to Northrop Grumman in Melbourne, Florida and two Dollar General properties in Castalia, Ohio and Lakeside, Ohio as further discussed in Note 11- Subsequent Events. The table above reflects the extension of these leases.

Intangibles

As of December 31, 2020 and 2019, the Company’s intangible assets were as follows:

	December 31, 2020			December 31, 2019
	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles
Cost	$23,792,057	$1,128,549	$(15,163,672)	$27,266,610	$1,547,646	$(15,713,975)
Accumulated amortization	(9,695,960)	(307,707)	2,597,935	(6,005,248)	(295,912)	1,122,616
Net amount	$14,096,097	$820,842	$(12,565,737)	$21,261,362	$1,251,734	$(14,591,359)

The intangible assets acquired in connection with these real estate properties have a weighted average amortization period of approximately 9.4 years as of December 31, 2020. As of December 31, 2020, amortization of intangible assets for each year of the next five years and thereafter is expected to be as follows:

	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles
2021	$3,801,383	$129,823	$(1,462,730)
2022	2,628,700	129,823	(1,217,076)
2023	1,751,653	127,174	(921,169)
2024	1,625,159	122,543	(917,750)
2025	1,242,973	115,995	(917,750)
Thereafter	3,046,229	195,484	(7,129,262)
	$14,096,097	$820,842	$(12,565,737)

Weighted-Average Remaining Amortization Period	7.1 years	7.2 years	12.2 years

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Real Estate Investments Held For Sale

As a result of the COVID-19 pandemic discussed in Note 1, during the second quarter of 2020, the Company deemed it necessary to sell certain of its real estate investment properties to generate funds for share repurchases and to service certain debt obligations.

During the three months ended June 30, 2020, the Company identified four real estate investment properties as held for sale. These four properties consisted of three retail properties (the property leased to Island Pacific Supermarket through May 30, 2033 located in Elk Grove, California, the property leased to Rite Aid through February 29, 2028 located in Lake Elsinore, California and the property leased to Walgreens through February 28, 2031 located in Stockbridge, Georgia) and one industrial property previously leased to Dinan Cars located in Morgan Hill, California. As discussed above, these four properties were sold during the year ended December 31, 2020.

As discussed below, additional properties were identified as held for sale during the third and fourth quarters of 2020.

During the three months ended September 30, 2020, the Company determined to sell two additional retail properties (the property leased to the operator of a Harley Davidson dealership through April 12, 2032 located in Bedford, Texas and the property formerly leased to 24 Hour Fitness located in Las Vegas, Nevada). As discussed above, the property formerly leased to 24 Hour Fitness was sold during the year ended December 31, 2020.

During the three months ended December 31, 2020, the Company determined to sell three more retail properties (the property leased to Chevron through September 30, 2025 located in Roseville, California; the property leased to EcoThrift through February 26, 2026 located in Sacramento, California; and the property leased to Chevron through May 31, 2025 located in San Jose, California).

As of December 31, 2020, the Company has four retail properties held for sale, namely: the Harley Davidson property, the EcoThrift property and the two Chevron properties. The property leased to EcoThrift and the two properties leased to Chevron were sold subsequent to December 31, 2020 (see Note 11).

The following table summarizes the major components of assets and liabilities related to real estate investments held for sale as of December 31, 2020:

December 31, 2020
Assets related to real estate investments held for sale:
Land, buildings and improvements	$25,675,459
Tenant origination and absorption costs	554,788
Accumulated depreciation and amortization	(1,644,508)
Real estate investments held for sale, net	24,585,739
Other assets, net	1,079,361
Total assets related to real estate investments held for sale:	$25,665,100

Liabilities related to real estate investments held for sale:
Mortgage notes payable, net	$9,088,438
Other liabilities, net	801,337
Total liabilities related to real estate investments held for sale:	$9,889,775

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The following table summarizes the major components of rental income, expenses and impairment related to real estate investments held for sale as of December 31, 2020, which were included in continuing operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Total revenues	$2,326,058	$1,325,265
Expenses:
Interest expense	552,246	323,460
Depreciation and amortization	737,278	344,708
Other expenses	352,280	385,282
Impairment of real estate properties	761,100	—
Total expenses	2,402,904	1,053,450
Net (loss) income	$(76,846)	$271,815

As discussed in Note 3, the properties located in Roseville, Sacramento, and San Jose, California were acquired in the Merger on December 31, 2019, and therefore did not contribute to the Company's rental income or net loss for the year ended December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
NOTE 5. INVESTMENT IN UNCONSOLIDATED ENTITY

The Company’s investment in unconsolidated entity as of December 31, 2020 and 2019 is as follows:

	December 31,
	2020	2019
The TIC Interest	$10,002,368	$10,388,588

As discussed in Note 3, REIT I merged with and into the Company on December 31, 2019. The Company’s income (loss) from investments in unconsolidated entities for the years ended December 31, 2020 and 2019 is as follows:

	Years Ended December 31,
	2020	2019
The TIC Interest	$296,780	$296,691
REIT I	—	(62,643)
Total	$296,780	$234,048

The TIC Interest

During 2017, the Company, through a wholly-owned subsidiary of the Operating Partnership, acquired the approximate 72.7% TIC Interest. The remaining approximate 27.3% undivided interest in the Santa Clara property is held by Hagg Lane II, LLC (an approximate 23.4%) and Hagg Lane III, LLC (an approximate 3.9%). The manager of Hagg Lane II, LLC and Hagg Lane III, LLC became a member of the Company's board of directors in December 2019. The Santa Clara property does not qualify as a variable interest entity and consolidation is not required as the Company's TIC Interest does not control the property. Therefore, the Company accounts for the TIC Interest using the equity method. The property lease expiration date is March 16, 2026 and the lease provides for three five-year renewal options. The Company receives approximately 72.7% of the cash flow distributions and recognizes approximately 72.7% of the results of operations. During the years ended December 31, 2020 and 2019, the Company received $683,000 and $657,435 in cash distributions, respectively.

The following is summarized financial information for the Santa Clara property as of and for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Assets:
Real estate investments, net	$29,906,146	$30,858,240
Cash and cash equivalents	380,774	275,760
Other assets	164,684	228,770
Total assets	$30,451,604	$31,362,770

Liabilities:
Mortgage notes payable, net	$13,489,126	$13,746,635
Below-market lease, net	2,806,973	2,953,360
Other liabilities	92,777	68,587
Total liabilities	16,388,876	16,768,582
Total equity	14,062,728	14,594,188
Total liabilities and equity	$30,451,604	$31,362,770

MODIV INC.
Notes to Consolidated Financial Statements (continued)
	Years Ended December 31,
	2020	2019
Total revenue	$2,694,874	$2,705,126

Expenses:
Depreciation and amortization	999,929	993,564
Interest expense	565,778	574,086
Other expenses	721,279	731,044
Total expenses	2,286,986	2,298,694
Net income	$407,888	$406,432

REIT I

Prior to the Merger on December 31, 2019, the Company had an approximate 4.8% ownership interest in REIT I. The Company recorded its share of loss of REIT I based on REIT I’s results of operations for the year ended December 31, 2019. During the year ended December 31, 2019, the Company received $372,351 in cash distributions related to its investment in REIT I. The following is REIT I's summarized results of operations for the year ended December 31, 2019:

Year Ended December 31, 2019
Total revenue	$13,132,226

Expenses:
Depreciation and amortization	5,787,709
Interest expense	3,425,625
Other expenses	5,342,365
Total expenses	14,555,699
Other income:
Gain on sale of real estate investment property, net	(1,850,845)
Loss on debt restructuring	1,964,618
Total other income	113,773
Net loss	$(1,309,700)

MODIV INC.
Notes to Consolidated Financial Statements (continued)
NOTE 6. CONSOLIDATED BALANCE SHEETS DETAILS

Tenant Receivables

Tenant receivables consisted of the following:

	December 31,
	2020	2019
Straight-line rent	$4,344,388	$3,541,238
Tenant rent	204,775	420,959
Tenant reimbursements	1,979,963	1,854,883
Tenant other	136,664	407,684
Total	$6,665,790	$6,224,764

Accounts Payable, Accrued and Other Liabilities

Accounts payable, accrued and other liabilities were comprised of the following:

	December 31,
	2020	2019
Accounts payable	$1,136,954	$660,111
Accrued expenses (a)	3,068,714	5,773,214
Accrued dividends	706,106	962,615
Accrued interest payable	629,628	1,690,168
Unearned rent	2,033,065	1,963,896
Lease incentive obligation	5,157	505,157
Total	$7,579,624	$11,555,161

(a)	Includes accrued Merger expenses of $1,570,622 as of December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
NOTE 7. DEBT

Mortgage Notes Payable

As of December 31, 2020 and 2019, the Company’s mortgage notes payable consisted of the following:

Collateral	2020 Principal Balance	2019 Principal Balance	Contractual Interest Rate (1)	Effective Interest Rate (1)	Loan Maturity
Accredo/Walgreens properties (8)(11)	$8,538,000	$6,853,442	3.80%	3.80%	2025-08-01
Six Dollar General properties	3,747,520	3,819,264	4.69%	4.69%	2022-04-01
Dana property	4,466,865	4,551,250	4.56%	4.56%	2023-04-01
Northrop Grumman property	5,518,589	5,666,866	4.40%	4.40%	2022-07-02
exp US Services property	3,321,931	3,385,353	(3)	4.25%	2024-11-17
Harley Davidson property (12)	—	6,748,029	4.25%	4.25%	2024-09-01
Wyndham property (2)	5,607,000	5,716,200	One-month LIBOR + 2.05%	4.34%	2027-06-05
Williams Sonoma property (2)	4,438,200	4,530,600	One-month LIBOR + 2.05%	4.34%	2022-06-05
Omnicare property	4,193,171	4,273,552	4.36%	4.36%	2026-05-01
EMCOR property	2,811,539	2,862,484	4.35%	4.35%	2024-12-01
Husqvarna property	6,379,182	6,379,182	(4)	4.60%	2028-02-20
AvAir property (9)	19,950,000	14,575,000	3.80%	3.80%	2025-08-01
3M property	8,166,000	8,290,000	One-month LIBOR + 2.25%	5.09%	2023-03-29
Cummins property	8,332,200	8,458,600	One-month LIBOR + 2.25%	5.16%	2023-04-04
Former 24 Hour Fitness property (5)(11)	—	6,283,898	One-month LIBOR + 4.30%	4.64%	2049-04-01
Texas Health property	4,363,203	4,400,000	4.00%	4.00%	2024-12-05
Bon Secours property	5,180,552	5,250,000	5.41%	5.41%	2026-09-15
Costco property	18,850,000	18,850,000	4.85%	4.85%	2030-01-01
Taylor Fresh Foods property	12,350,000	12,350,000	3.85%	3.85%	2029-11-01
Levins property (6)(13)	2,032,332	2,079,793	One-month LIBOR + 1.93%	3.74%	2021-01-05
Island Pacific Supermarket property (6)(11)	—	1,891,225	One-month LIBOR + 1.93%	3.74%	2033-05-30
Dollar General Bakersfield property (6)(13)	2,268,922	2,324,338	One-month LIBOR + 1.48%	3.38%	2021-03-05
Rite Aid property (6)(11)	—	3,659,338	One-month LIBOR + 1.50%	3.25%	2021-05-05
PMI Preclinical property (6)(13)	4,020,418	4,118,613	One-month LIBOR + 1.48%	3.38%	2021-03-05
EcoThrift property (6)(12)	—	2,639,237	One-month LIBOR + 1.21%	2.96%	2021-07-05
GSA (MSHA) property (6)(13)	1,752,092	1,796,361	One-month LIBOR + 1.25%	3.13%	2021-08-05
PreK Education property (6)	5,037,846	5,140,343	4.25%	4.25%	2021-12-01
Dinan Cars property (6)(7)(11)	—	2,710,834	2.76%	2.76%	2022-01-05
Solar Turbines, Wood Group, ITW Rippey properties (6)	9,214,700	9,434,692	3.35%	3.35%	2026-11-01
Dollar General Big Spring property (6)	599,756	611,161	4.50%	4.50%	2022-04-01
Gap property (6)	3,569,990	3,643,166	4.15%	4.15%	2023-08-01
L-3 Communications property (6)	5,185,929	5,284,884	4.69%	4.69%	2022-04-01
Sutter Health property (6)	13,879,655	14,161,776	4.50%	4.50%	2024-03-09
Walgreens Santa Maria property (6)(10)	3,172,846	3,000,000	4.25%	4.25%	2030-07-16
Total mortgage notes payable	176,948,438	195,739,481
Plus: unamortized mortgage premium, net (14)	447,471	489,664
Less: unamortized deferred financing costs	(1,469,991)	(2,189,938)
Mortgage notes payable, net	$175,925,918	$194,039,207

(1)
Contractual interest rate represents the interest rate in effect under the mortgage note payable as of December 31, 2020. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2020, consisting of the contractual interest rate and the effect of the interest rate swap, if applicable (see Note 8 for further information regarding the Company’s derivative instruments).

MODIV INC.
Notes to Consolidated Financial Statements (continued)
(2)
The loans on each of the Williams Sonoma and Wyndham properties (collectively, the “Property”) located in Summerlin, Nevada were originated by Nevada State Bank (“Bank”). The notes are collateralized by a deed of trust and a security agreement with assignment of rents and fixture filing. In addition, the individual loans are subject to a cross collateralization and cross default agreement whereby any default under, or failure to comply with the terms of any one or both of the notes is an event of default under the terms of both notes. The value of the Property must be in an amount sufficient to maintain a loan to value ratio of no more than 60%. If the loan to value ratio is ever more than 60%, the borrower shall, upon the Bank’s written demand, reduce the principal balance of the notes so that the loan to value ratio is no more than 60%.

(3)	The initial contractual interest rate is 4.25% and starting November 18, 2022, the interest rate is the U.S. Treasury Bill index rate plus 3.25%.
(4)	The initial contractual interest rate is 4.60% through February 20, 2023 and then the greater of 4.60% or five-year Treasury Constant Maturity (“TCM”) plus 2.45% through February 20, 2028.
(5)
The interest rate adjusts in the 133rd, 253rd and 313th months. As discussed in Note 4, during the three months ended March 31, 2020, the Company recorded an impairment charge of $5,664,517 related to its investment in the 24 Hour Fitness property in Las Vegas, Nevada due to the substantial impact on fitness centers from the COVID-19 pandemic and the requirement of an indefinite and potentially extended period of store closures and the resulting inability of the tenant to make rent payments. On April 1, 2020, the Company’s special purpose subsidiary initiated negotiations with the lender on the 24 Hour Fitness property regarding the special purpose subsidiary's request for a deferral of mortgage payments until the tenant resumes paying rent. The lender on this property did not agree to provide any substantial mortgage relief to the Company's special purpose subsidiary, but rather agreed to temporarily reduce its $32,000 monthly mortgage payment by $8,000 for four monthly payments from May 2020 through August 2020. On June 15, 2020, the Company received written notice that the lease was formally rejected in connection with 24 Hour Fitness' Chapter 11 bankruptcy proceeding and the premises were surrendered to the Company's subsidiary. The 24 Hour Fitness property was sold on December 15, 2020 as described in Note 4.

(6)	The loan was acquired through the Merger on December 31, 2019.
(7)
The Company negotiated a lease termination with Dinan Cars effective January 31, 2020 in exchange for a termination payment from Dinan cars of $783,182 which was used to reduce the principal balance of this mortgage by $650,000 and establish a payment reserve with the remaining $133,182. In connection with the principal prepayment, the Company terminated the related swap agreement on February 4, 2020 at a cost of $47,000. See Note 8 for further discussion of the swap agreement termination and Note 4 for details on the sale of the property on October 28, 2020.

(8)
The mortgage note with principal balance of $6,853,442 as of December 31, 2019 with an interest rate of 3.95% was refinanced on August 10, 2020 with a new loan for $8,538,000 with an interest rate of 3.80%, secured only by the Accredo property and is scheduled to mature on August 1, 2025. In connection with this refinancing, the mortgage note balance for the Walgreens Stockbridge, Georgia property was fully repaid.

(9)
The mortgage note with original principal of $14,575,000 as of December 31, 2019 with an effective interest rate of 4.84% was refinanced on July 29, 2020 with a new loan for $19,950,000 with an interest rate of 3.80%, secured only by the AvAir property and which will mature on August 1, 2020.

(10)
The mortgage note of $3,000,000 as of December 31, 2019 with an interest rate of 7.50% was refinanced on July 22, 2020 for $3,217,500 with an interest rate of 4.25%, and is scheduled to mature on July 16, 2030.

(11)
The Rite Aid property was sold on August 3, 2020, the Walgreens property on August 27, 2020, the Island Pacific property on September 16, 2020, the Dinan Cars property on October 28, 2020 and the property formerly leased to 24 Hour Fitness was sold on December 15, 2020.

(12)	The December 31, 2020 principal amount is included in mortgage notes payable related to investments held for sale, net (see details below).
(13)	The mortgage note was refinanced on March 5, 2021 with a new note bearing an interest rate of 3.65% - 3.75%, with a five to seven year term. See Note 11 for additional information.
(14)	Represents unamortized net mortgage premium acquired through the Merger.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The following summarizes the face value, carrying amount and fair value of the Company’s mortgage notes payable (Level 3 measurement) as of December 31, 2020 and 2019, respectively:

	2020			2019
	Face Value	Carrying Value	Fair Value	Face Value	Carrying Value	Fair Value
Mortgage notes payable	$176,948,438	$175,925,918	$177,573,106	$195,739,481	$194,039,207	$200,535,334

Disclosures of the fair values of financial instruments is based on pertinent information available to the Company as of the period end and require a significant amount of judgment. The actual value could be materially different from the Company’s estimate of value.

Mortgage Notes Payable Related to Real Estate Investments Held For Sale, Net

As discussed in detail in Note 4, the Company classified four properties as real estate held for sale as of December 31, 2020. The following table summarizes the Company's mortgage notes payable related to real estate investments held for sale as of December 31, 2020:

Collateral	December 31, 2020
Harley Davidson property	$6,623,346
EcoThrift property	2,573,509
Total	9,196,855
Plus unamortized mortgage premium	1,550
Less deferred financing costs	(109,967)
Mortgage notes payable related to real estate investments held for sale, net	$9,088,438

Unsecured Credit Facility, Net

The details of the Company's unsecured credit facility as of December 31, 2020 and 2019 follow:

	December 31,
	2020	2019
Unsecured credit facility	$6,000,000	$7,740,000
Less unamortized deferred financing costs	(21,724)	(90,139)
Unsecured credit facility, net	$5,978,276	$7,649,861

On December 19, 2019, the Company, NNN LP, the Operating Partnership, Merger Sub, BrixInvest and modiv, LLC (collectively, the “Borrowers”) entered into a Loan and Security Agreement (the “Unsecured Credit Facility”) with Pacific Mercantile Bank (“PMB”). The Unsecured Credit Facility is a line of credit for a maximum principal amount of $12,000,000, and as of December 31, 2020 and 2019, the Unsecured Credit Facility had an outstanding balance of $6,000,000 and $7,740,000, respectively.

On March 13, 2020, the Company amended the Unsecured Credit Facility to extend the maturity date of $6,940,000 of the outstanding borrowings under the Unsecured Credit Facility from March 31, 2020 to July 31, 2020, and to extend the maturity date of $3,060,000 of the outstanding borrowings under the Unsecured Credit Facility from May 4, 2020 to August 31, 2020.

On August 13, 2020, the Company amended the Unsecured Credit Facility to extend the maturity date of $6,000,000 of the outstanding borrowings under the Unsecured Credit Facility to September 1, 2020 and the maturity date of the remaining $6,000,000 of the outstanding borrowings under the Unsecured Credit Facility to October 15, 2021. The Company repaid $6,000,000 of the $12,000,000 then outstanding borrowings under the Unsecured Credit Facility with proceeds generated by property refinancings and asset sales in August 2020. Under the August 13, 2020 amendment, there is a moratorium on new borrowings under the Unsecured Credit Facility until the remaining $6,000,000 is fully repaid. The Company paid PMB $25,000 in loan extension and modification fees in connection with the August 13, 2020 amendment.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
In connection with the August 13, 2020 amendment to the Unsecured Credit Facility, the Company's Chairman, Mr. Wirta and the Wirta Family Trust (the “Wirta Trust”) guaranteed the Company’s obligations under the Unsecured Credit Facility. On July 30, 2020, the Company entered into an indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of the Company’s $12,000,000 Unsecured Credit Facility with PMB pursuant to which the Company agreed to indemnify Mr. Wirta and the Wirta Trust if they are required to make payments to PMB pursuant to such guarantees.

Under the terms of the Unsecured Credit Facility, the Borrowers pay a variable rate of interest on outstanding amounts equal to one percent percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 5.50% per annum. The interest rate was 5.50% and 5.75% as of December 31, 2020 and 2019, respectively. The current interest rate is 5.50%, which is the minimum rate.

To secure the payment and performance of all obligations under the Unsecured Credit Facility, each of modiv, LLC and BrixInvest granted to PMB a security interest in all of their right, title and interest in their accounts, inventory, equipment, deposit accounts, intellectual property, general intangibles, investment property and other property.

On March 29, 2021, the Company entered into a new credit facility with Banc of California (the “New Credit Facility”) for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023, which replaced the Unsecured Credit Facility. The Company borrowed $6,000,000 under the New Credit Facility and repaid the $6,000,000 that was owed to PMB on March 31, 2021. The New Credit Facility provides the Company with a $17,000,000 revolving line of credit for real estate acquisitions (including the $6,000,000 borrowed to repay PMB) and an additional $5,000,000 revolving line of credit for working capital. Under the terms of the New Credit Facility, the Company will pay a variable rate of interest on outstanding amounts equal to one percent percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 4.75% per annum. The Company paid Banc of California origination fees of $77,000 in connection with the New Credit Facility and will pay an unused commitment fee of 0.15% per annum of the unused portion of the New Credit Facility, charged quarterly in arrears based on the average unused commitment available under the New Credit Facility. The New Credit Facility is secured by substantially all of the Company’s tangible and intangible assets, including intellectual property. The New Credit Facility requires the Company to maintain a minimum debt service coverage ratio of 1.25 to 1.00 and minimum tangible NAV (as defined in the loan agreement) of $120,000,000, measured quarterly. Mr. Wirta, the Company’s Chairman, has guaranteed the $6,000,000 initial borrowing, which guarantee will expire upon repayment of the $6,000,000 which is due by September 30, 2021. Mr. Wirta has also guaranteed the $5,000,000 revolving line of credit for working capital. On March 29, 2021, the Company entered into an updated indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of borrowings under the New Credit Facility.

The New Credit Facility contains customary representations, warranties and covenants, which are substantially similar to those in the Company's Unsecured Credit Facility. The Company’s ability to borrow under the New Credit Facility will be subject to its ongoing compliance with various affirmative and negative covenants, including with respect to indebtedness, guaranties, mergers and asset sales, liens, corporate existence and financial reporting obligations. The New Credit Facility also contains customary events of default, including, without limitation, nonpayment of principal, interest, fees or other amounts when due, violation of covenants, breaches of representations or warranties and change of ownership. Upon the occurrence of an event of default, Banc of California may accelerate the repayment of amounts outstanding under the New Credit Facility, take possession of any collateral securing the New Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Economic Relief Note Payable

On April 20, 2020, a subsidiary of the Company entered into a loan agreement and promissory note evidencing an unsecured loan in the aggregate amount of $517,000 made to this subsidiary under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP is administered by the U.S. Small Business Administration (the “SBA”). Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Modifications to the PPP by the U.S. Treasury and the Paycheck Protection Program Flexibility Act of 2020 extended the time period for loan forgiveness beyond the original eight-week period to 24 weeks, making it possible for the Company's subsidiary to apply for forgiveness of 100% of its PPP loan prior to December 31, 2020 and the deadline was later extended to February 15, 2021.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The PPP loan was made through PMB. In December 2020, the subsidiary of the Company submitted its application for forgiveness of the total amount of the loan to PMB. After PMB’s review, the Company updated its forgiveness application on February 10, 2021, PMB submitted the application to the SBA on February 10, 2021, and on February 16, 2021, the subsidiary of the Company was notified by PMB that the Company's application for forgiveness of the PPP loan had been approved by the SBA.

Short-term Notes Payable

In connection with the Self-Management Transaction, the Company assumed from BrixInvest its unsecured short-term notes payable (formerly known as “Convertible Promissory Notes”) of $4,800,000 on December 31, 2019. The notes represented private party notes and bore interest at a fixed rate of 8% with all interest and principal due on the maturity date. Except for a portion of six notes from one borrower aggregating $1,024,750 for which the maturity date was extended to April 30, 2020, all notes were repaid prior to March 31, 2020. In exchange for the maturity date extension, the Company agreed to pay 2% of the principal and accrued interest, or $24,845, as an extension fee and agreed to an increase in the interest rate from 8% to 10% per annum during the extension period. The maturity date for the $490,000 of the extended short-term notes was subsequently accelerated to April 6, 2020 in exchange for a $10,000 reduction in the extension fee to $14,845 and these notes were repaid on April 6, 2020.

Debt Maturities

The following summarizes the future principal repayments of the Company’s mortgage notes payable, unsecured credit facility and short-term notes payable as of December 31, 2020:

	Mortgage Notes Payable	Credit Facility	Total
2021	$17,091,541	$6,000,000	$23,091,541
2022	20,873,759	—	20,873,759
2023	25,642,649	—	25,642,649
2024	24,599,437	—	24,599,437
2025	30,781,473	—	30,781,473
Thereafter	57,959,579	—	57,959,579
Total principal	176,948,438	6,000,000	182,948,438
Plus: unamortized mortgage premium, net of discount	447,471	—	447,471
Less: deferred financing costs, net	(1,469,991)	(21,724)	(1,491,715)
Total	$175,925,918	$5,978,276	$181,904,194

Compliance with All Debt Agreements

Pursuant to the terms of mortgage notes payable on certain of the Company’s properties and the Unsecured Credit Facility, the Company and/or the Borrowers are subject to certain financial loan covenants. The Company and/or the Borrowers were in compliance with all terms and conditions of the applicable loan agreements as of December 31, 2020.

On March 27, 2020, the Company's conflicts committee and board of directors approved an increase in the Company's maximum leverage from 50% to 55% in order to allow the Company to take advantage of the current low interest rate environment, the relative cost of debt and equity capital, and strategic borrowing advantages potentially available to the Company.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Interest Expense

The following is a reconciliation of the components of interest expense for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Mortgage notes payable:
Interest expense	$8,470,248	$5,698,606
Amortization of deferred financing costs	937,564	601,658
Loss on interest rate swaps (1)	1,172,781	843,174
Unsecured credit facility:
Interest expense	527,047	190,130
Amortization of deferred financing costs	128,171	36,542
Other loan fees	224,936	12,500
Total interest expense	$11,460,747	$7,382,610

(1)
Includes unrealized loss on interest rate swaps of $770,898 and $820,496 for years ended December 31, 2020 and 2019, respectively (see Note 8). Accrued interest payable of $45,636 and $22,282 as of December 31, 2020 and 2019, respectively, represents the unsettled portion of the interest rate swaps for the period from origination of the interest rate swap through the respective balance sheet dates.

NOTE 8. INTEREST RATE SWAP DERIVATIVES

The Company, through its limited liability company subsidiaries, has entered into interest rate swap agreements with amortizing notional amounts relating to four of its mortgage notes payable and assumed eight additional swap agreements in conjunction with the Merger. During the year ended December 31, 2020, the Company terminated three swap agreements and classified one swap agreement to liabilities related to real estate investments assets held for sale. The reclassified swap agreement corresponds to a mortgage note payable reclassified to mortgage note payable related to a real estate investments asset held for sale as of December 31, 2020. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks.

The following table summarizes the notional amount and other information related to the Company’s interest rate swaps as of December 31, 2020 and 2019.

	December 31, 2020					December 31, 2019
Derivative Instruments	Number of Instruments	Notional Amount (i)	Reference Rate (ii)	Weighted Average Fixed Pay Rate	Weighted Average Remaining Term	Number of Instruments	Notional Amount (i)	Reference Rate (iii)	Weighted Average Fixed Pay Rate	Weighted Average Remaining Term
Interest Rate Swap Derivatives	8	$36,617,164	One-month LIBOR + applicable spread/Fixed at 3.13%-5.16%	3.35%	2.2 years	12	$48,215,139	One-month LIBOR + applicable spread/Fixed at 2.76%-5.16%	3.87%	2.9 years

(i)
The notional amount of the Company’s swaps decreases each month to correspond to the outstanding principal balance on the related mortgage. The minimum notional amounts (outstanding principal balance at the maturity date) as of December 31, 2020 and 2019 were $34,989,063 and $45,514,229, respectively.

(ii)	The reference rate was as of December 31, 2020.

(iii)	The reference rate was as of December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The following table sets forth the fair value of the Company’s derivative instruments (Level 2 measurement), as well as their classification in the consolidated balance sheets:

		December 31, 2020		December 31, 2019
Derivative Instrument	Balance Sheet Location	Number of Instruments	Fair Value	Number of Instruments	Fair Value
Interest Rate Swaps	Asset - Interest rate swap derivatives, at fair value (*)	—	$—	5	$34,567
Interest Rate Swaps	Liability - Interest rate swap derivatives, at fair value (*)	8	$(1,743,889)	7	$(1,021,724)
(*)	The fair value of the five interest rate swap derivative assets and three interest rate derivative liabilities assumed from the Merger was $34,567 and $(51,514), respectively, as of December 31, 2019.

The change in fair value of a derivative instrument that is not designated as a cash flow hedge for financial accounting purposes is recorded as interest expense in the consolidated statements of operations. None of the Company’s derivatives at December 31, 2020 or 2019 were designated as hedging instruments; therefore, the net unrealized losses recognized on interest rate swaps of $770,898 and $820,496, respectively, were recorded as increases in interest expense for year ended December 31, 2020 and 2019, respectively (see Note 7).

NOTE 9. RELATED PARTY TRANSACTIONS

The Company pays the members of its board of directors who are not executive officers for services rendered through cash payments and by issuing shares of Class C common stock to them.

During the years ended December 31, 2020 and 2019, the total fees incurred for board services were $407,083 and $372,500, respectively, of which $21,250 and $57,500 were unpaid as of December 31, 2020 and 2019, respectively. The fees paid in cash were $50,000 and $0 for the years ended December 31, 2020 and 2019, respectively. The fees paid by issuing shares of Class C common stock were $357,083 and $315,000 during the years ended December 31, 2020 and 2019, respectively. For the fees paid in Class C common stock, the Company issued 16,786 and 10,335 shares (adjusted for the 1:3 reverse stock split), respectively.

In conjunction with the Self-Management Transaction effective December 31, 2019, the Advisory Agreement was terminated. The Advisory Agreement entitled the Former Advisor to specified fees upon the provision of certain services with regard to investments in real estate and the management of those investments, among other services, and the disposition of investments, as well as entitled the Former Advisor to reimbursement of organizational and offering costs incurred by the Former Advisor or Former Sponsor on behalf of the Company, such as expenses related to the Offerings, and certain costs incurred by the Former Advisor or Former Sponsor in providing services to the Company. In addition, the Former Advisor was entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. The Former Sponsor also served as the sponsor for REIT I and BRIX REIT. Effective February 3, 2020, the Company's indirect subsidiary, modiv Advisors, LLC, became the advisor to BRIX REIT.

During the years ended December 31, 2020 and 2019, no business transactions occurred between the Company and BRIX REIT, other than minor expenses advanced and, during the year ended December 31, 2019, no business transactions occurred between the Company and REIT I, other than as described below or elsewhere herein, and those relating to the Company’s investment in REIT I before the Merger, as described in Notes 3 and 5.

On March 2, 2020, the Company borrowed a total of $4,000,000, secured by mortgages on its two Chevron properties, from the Company's Chairman, Mr. Wirta. The Company's conflicts committee approved the terms of these mortgages which bore interest at an annual rate of 8% and were scheduled to mature on June 2, 2020. On June 1, 2020, the maturity date of these mortgages was extended to September 1, 2020 on the same terms, along with an option for a further extension to November 30, 2020 at the Company’s election prior to August 18, 2020, which the Company elected not to exercise. On July 31, 2020 and August 28, 2020, the mortgages secured by the Chevron San Jose, CA property and Chevron Roseville, CA property, each for $2,000,000, were repaid along with all related accrued interest.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
There were no related party costs, including those incurred pursuant to the Advisory Agreement, for the year ended December 31, 2020 and no related party receivable and payable as of December 31, 2020. Summarized below are the related party costs incurred by the Company and related party receivable and payable as of December 31, 2019:

	Year Ended December 31, 2019	December 31, 2019
	Incurred	Receivable	Payable
Expensed:
Asset management fees (1)	$2,777,021	$—	$—
Reimbursable operating expense	528,000	—	—
Fees to affiliates	3,305,021	—	—
Property management fees*	224,922	—	—
Directors and officers insurance and other reimbursements **	250,892	—	—
Expense reimbursements from Former Sponsor (2)	(332,337)	—	—
Capitalized:
Acquisition fees	746,459	—	—
Financing coordination fees	107,500	—	—
Reimbursable organizational and offering expenses (3)	1,206,881	—	—
Other:
Due from BRIX REIT (4)	—	1,378	—
Due from TIC	—	954	—
Notes due to Chairman of the Board	—	—	$630,820
		$2,332	$630,820

*	Property management fees are classified within property expenses on the consolidated statements of operations.
**	Directors and officers insurance and other reimbursements are classified within general and administrative expenses on the consolidated statements of operations.

(1)
To the extent the Former Advisor elected, in its sole discretion, to defer all or any portion of its monthly asset management fee, the Former Advisor was deemed to have waived, not deferred, that portion up to 0.025% of the total investment value of the Company’s assets. For the year ended December 31, 2019, the Former Advisor did not waive any of the asset management fees. In addition to amounts presented in this table, the Company also incurred asset management fees to the Former Advisor of $191,933 related to the TIC Interest during the year ended December 31, 2019, which amount was reflected as reductions of income recognized from investments in unconsolidated entities (see Note 5).

(2)
Includes payroll costs related to Company employees that answer questions from prospective stockholders. See “Investor Relations Payroll Compensation Expense Reimbursements from Former Sponsor” below. The Former Sponsor agreed to reimburse the Company for these investor relations compensation costs which the Former Sponsor considered to be offering expenses in accordance with the Advisory Agreement which was terminated effective September 30, 2019. The expense reimbursements from the Former Sponsor for the year ended December 31, 2019 also include a refund of $40,915 of employment related legal fees, which the Former Sponsor agreed to reimburse the Company.

(3)
Through the termination date on September 30, 2019, the Former Sponsor incurred $9,224,997 of organizational and offering costs on behalf of the Company. However, the Company was only obligated to reimburse the Former Sponsor for such organizational and offering expenses to the extent of 3% of gross offering proceeds.

(4)
The receivables represent incidental expenses advanced to BRIX REIT, which included unpaid asset management fees of $285,818 due from BRIX REIT, which were fully reserved and the Company agreed to waive in May 2020 given the impact of the COVID-19 pandemic on BRIX REIT.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Organizational and Offering Costs

The Company was obligated to reimburse the Former Sponsor or its affiliates for organizational and offering expenses (as defined in the Advisory Agreement) paid by the Former Sponsor on behalf of the Company. The Company reimbursed the Former Sponsor for organizational and offering expenses up to 3% of gross offering proceeds. Pursuant to an amendment to the Advisory Agreement dated October 14, 2019, the Company agreed to pay all future organizational and offering costs, and to no longer be reimbursed by the Former Sponsor for investor relations personnel costs after September 30, 2019, in exchange for the Former Sponsor's agreement to terminate its right to receive 3% of all offering proceeds as reimbursement for organizational and offering costs paid by the Former Sponsor.

The Former Sponsor and its affiliates were responsible for any organizational and offering expenses to the extent they exceeded 3% of gross offering proceeds through September 30, 2019. Through September 30, 2019, the Former Sponsor had incurred organizational and offering expenses in excess of 3% of the gross offering proceeds received by the Company. Through September 30, 2019, the Company reimbursed the Former Sponsor $5,429,105 in organizational and offering costs, which was the Company’s maximum liability for organizational and offering costs.

Investor Relations Compensation Expense Reimbursements from Former Sponsor

The Company employs investor personnel to answer inquiries from potential and existing investors regarding the Company and/or its Registered Offerings. The payroll expense associated with the investor relations personnel was reimbursed by the Former Sponsor through September 30, 2019. The Former Sponsor considered these payroll costs to be offering expenses. The amount of payroll expense reimbursements from the Former Sponsor through September 30, 2019 was $373,252, which was partially offset by a refund of employment related legal costs of $40,915.

Acquisition Fees

The Company paid the Former Advisor an amount equal to 3% of the contract purchase price of the Company’s properties plus additions to real estate investments as acquisition fees. The total of all acquisition fees and acquisition expenses was required to be reasonable and was not to exceed 6% of the contract price of the property. However, a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction had the authority to approve fees in excess of these limits if they determined the transaction to be commercially competitive, fair and reasonable to the Company. Acquisition fees incurred were $746,459 during the year ended December 31, 2019.

Asset Management Fees

The Company paid the Former Advisor, as compensation for the advisory services rendered to the Company, a monthly fee in an amount equal to 0.1% of the total investment value, as defined in the Advisory Agreement (the “Asset Management Fee”), as of the end of the preceding month plus the book value of any properties acquired during the month pro-rated based on the number of days owned. The Asset Management Fee was payable monthly on the last business day of such month. The Asset Management Fee, which was required to be reasonable in the determination of the Company’s independent directors at least annually, was to be taken or waived, in whole or in part as to any year, in the sole discretion of the Former Advisor. All or any portion of the Asset Management Fee not paid as to any fiscal year was allowed to be deferred without interest and paid in such other fiscal year as the Former Advisor determined.

Additionally, to the extent the Former Advisor elected, in its sole discretion, to defer all or any portion of its monthly Asset Management Fee, the Former Advisor was deemed to have waived, not deferred, that portion of its monthly Asset Management Fee that was up to 0.025% of the total investment value of the Company’s assets. The total amount of Asset Management Fees incurred during the year ended December 31, 2019 was $2,777,021, of which none was waived.

Financing Coordination Fee

Other than with respect to any mortgage or other financing related to a property concurrent with its acquisition, if the Former Advisor or an affiliate provided a substantial amount of the services (as determined by a majority of the Company’s independent directors) in connection with the post-acquisition financing or refinancing of any debt that the Company obtained relative to a property, then the Company paid to the Former Advisor or such affiliate a financing coordination fee equal to 1% of the amount of such financing. The Company incurred and paid $107,500 of financing coordination fees related to two loans during the year ended December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Property Management Fees

If the Former Advisor or any of its affiliates provided a substantial amount of the property management services (as determined by a majority of the Company’s independent directors) for the Company’s properties, then the Company paid the Former Advisor or such affiliate a property management fee equal to 1.5% of gross revenues from the properties managed. The Company also reimbursed the Former Advisor and any of its affiliates for property-level expenses that such tenant paid or incurred to the Company, including salaries, bonuses and benefits of persons employed by the Former Advisor, except for the salaries, bonuses and benefits of persons who also served as one of the Company’s executive officers. The Former Advisor or its affiliate were entitled to subcontract the performance of its property management duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracted for these services. The Former Advisor provided property management services for 10 properties in the Company's portfolio during the year ended December 31, 2019 for which the Company incurred and paid $224,922 of property management fees.

Disposition Fees

For substantial assistance in connection with the sale of properties, the Company paid the Former Advisor or one of its affiliates 3.0% of the contract sales price, as defined in the Advisory Agreement, of each property sold; provided, however, that if, in connection with such disposition, commissions were paid to third parties unaffiliated with the Former Advisor or its affiliates, the disposition fees paid to the Former Advisor, the Former Sponsor, their affiliates and unaffiliated third parties could not exceed the lesser of the competitive real estate commission or 6% of the contract sales price. There were no disposition fees incurred during the year ended December 31, 2019.

Subordinated Participation Fees

The Company incurred a subordinated participation fee calculated as of December 31 of each year through 2018, payable to the Former Advisor or an affiliate thereof, which was paid (if at all) in the immediately following January. The subordinated participation fee was only due if the Preferred Return, as defined in the Advisory Agreement, was achieved and was equal to the sum of (using terms as defined in the Advisory Agreement):

(i)
30% of the product of (a) the difference of (x) the Preliminary NAV per share minus (y) the Highest Prior NAV per share, multiplied by (b) the number of shares outstanding as of December 31 of the relevant annual period, but only if this resulted in a positive number, plus

(ii)
30% of the product of: (a) the amount by which aggregate distributions to stockholders during the annual period, excluding return of capital distributions, divided by the weighted average number of shares outstanding for the annual period, exceeded the Preferred Return, multiplied by (b) the weighted average number of shares outstanding for the annual period calculated on a monthly basis.

The Company calculated a subordinated participation fee of $839,050 which was accrued as of December 31, 2018 and paid in cash during the three months ended March 31, 2019. On August 9, 2019, the Advisory Agreement was amended to eliminate the Subordinated Participation Fee.

Leasing Commission Fees

If a property or properties of the Company became unleased and the Former Advisor or any of its affiliates provided a substantial amount of the services (as determined by a majority of the Company’s independent directors) in connection with the Company’s leasing of a property or properties to unaffiliated third parties, then the Company paid the Former Advisor or such affiliate leasing commissions equal to 6% of the rents due pursuant to such lease for the first ten years of the lease term; provided, however (i) if the term of the lease was less than ten years, such commission percentage was applied to the full term of the lease and (ii) any rents due under a renewal of a lease of an existing tenant upon expiration of the initial lease agreement (including any extensions provided for thereunder) accrued a commission of 3% in lieu of the aforementioned 6% commission. There were no leasing commission fees incurred during the year ended December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Other Operating Expense Reimbursement

Under the Company's charter, prior to December 31, 2019, total operating expenses of the Company were limited to the greater of 2% of average invested assets or 25% of net income for the four most recently completed fiscal quarters (the “2%/25% Limitation”). If the Company exceeded the 2%/25% Limitation, the Former Advisor was required to reimburse the Company the amount by which the aggregate total operating expenses exceeded the limitation, or the Company was required to obtain a waiver from the Company's conflicts committee. For purposes of determining the 2%/25% Limitation amount, “average invested assets” meant the average monthly book value of the Company’s assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, reserves for bad debts or other non-cash reserves. “Total operating expenses” meant all expenses paid or incurred by the Company, as determined by GAAP, that were in any way related to the Company’s operation including asset management fees, but excluding (a) the expenses of raising capital such as organizational and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, listing and registration of shares of the Company’s common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based upon increases in NAV per share; (f) acquisition fees and acquisition expenses (including expenses, relating to potential investments that the Company does not close); and (g) disposition fees on the sale of real property and other expenses connected with the acquisition, disposition and ownership of real estate interests or other property (other than disposition fees on the sale of assets other than real property), including the costs of insurance premiums, legal services, maintenance, repair and improvement of real property. The total reimbursable operating expenses incurred was $528,000 during the year ended December 31, 2019. The Company was in compliance with the 2%/25% Limitation for operating expenses for the four fiscal quarters ended December 31, 2019.

Due to Affiliates

In connection with the Self-Management Transaction, the Company assumed two notes payable aggregating $630,820 on December 31, 2019 owed to Mr. Wirta, the Company's Chairman, which were presented under due to affiliates in the Company's consolidated balance sheet as of December 31, 2019. The notes payable had identical terms including a fixed interest rate of 10% paid semi-monthly and a maturity date of April 23, 2020. The remaining principal amount of $218,931 due for each note, aggregating $437,862, was paid on the maturity date.

Related Party Transactions with Unconsolidated Entities

The Company’s portion of asset management fees paid to a subsidiary of the Company in 2020 and the Former Advisor in 2019 relating to the TIC Interest for the years ended December 31, 2020 and 2019 was as follows:

	Years Ended December 31,
	2020	2019
Asset management fees	$191,933	$191,907

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The advisory agreement with the entity that owns the TIC Interest property was assigned to the Company's taxable REIT subsidiary following the Self-Management Transaction and the Company earns a monthly management fee equal to 0.1% of the total investment value of the property from this entity, which resulted in a fee of $263,971 for the year ended December 31, 2020, of which the Company's portion was $191,933. The Company’s portion of Former Advisor fees paid relating to REIT I for the year ended December 31, 2019 was as follows:

Year Ended December 31, 2019
Expensed:
Asset management fees	$34,968
Other	16,800
Total	$51,768

Acquisition of Intellectual Property From the Former Sponsor and Website Hosting Agreement With BRIX REIT

Effective October 28, 2019, the Operating Partnership acquired certain software and related assets of the Former Sponsor in order for the Operating Partnership to develop and operate a new online platform for BRIX REIT. The Operating Partnership entered into a website hosting services agreement with BRIX REIT effective October 28, 2019, pursuant to which the Operating Partnership hosted the online platform at http://www.brix-reit.com for BRIX REIT. In connection with such hosting services, BRIX REIT paid the Operating Partnership service fees equal to the direct cost paid by the Operating Partnership to third parties for services related to the Operating Partnership’s hosting of the online platform, plus the then-current time and materials rates charged by the Operating Partnership for the services of its personnel. The website hosting services agreement had a term of three years following its effective date and would have automatically renewed for successive one-year periods unless either party notified the other of termination on or before 90 days prior to the end of the term, or unless the agreement was terminated earlier due to a material breach by either party of the agreement, either party became insolvent or the Operating Partnership transferred or assigned all of its right, title and interest in the online platform to a third party that was not a direct or indirect subsidiary of the Operating Partnership. Since BRIX REIT paid all of the direct costs of third parties that developed and hosted the BRIX REIT online platform, the Operating Partnership did not receive any fees under the website hosting services agreement. On January 31, 2020, the Company's taxable REIT subsidiary entered into an advisory agreement to provide services to BRIX REIT including website hosting services, and the website hosting services agreement was terminated. In May 2020, the Company's taxable REIT subsidiary agreed to waive all unpaid asset management fees totaling $285,818 due from BRIX REIT and to no longer charge BRIX REIT for its asset management services given the impact of the COVID-19 pandemic on BRIX REIT.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

Tenant Improvements

Pursuant to lease agreements, as of December 31, 2020 and 2019, the Company had obligations to pay $60,598 and $98,329, respectively, for in site and tenant improvements to be incurred by tenants, including a 72.7% share of the tenant improvements for the Santa Clara, California TIC Interest. As of both December 31, 2020 and 2019, the Company had $92,684 of restricted cash held to fund other tenant improvements.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Operating Lease

As a result of the Self-Management Transaction, on December 31, 2019, a subsidiary of the Company assumed the operating lease of the corporate office in Costa Mesa, California from BrixInvest. The office lease had a remaining term of 4.5 years, ending on June 30, 2024. During the second quarter of 2020, the Company's subsidiary re-evaluated its physical office space requirement given the effect of the COVID-19 pandemic, commenced negotiations with the landlord in May 2020 and vacated the premises to the landlord on June 1, 2020. Effective October 29, 2020, the Company’s subsidiary entered into a lease amendment for early termination of the lease in exchange for a lease termination fee of $1,350,000 and as such, the Company derecognized the right of use asset and the corresponding lease liability as of September 30, 2020. The termination fee was paid by the Company's subsidiary by releasing its $135,544 security deposit and a cash payment of $1,214,456. As a result of this transaction, the operating lease liability of $2,087,713 and the amount of accrued but unpaid lease payments of $242,216 which were previously included in accounts payable, accrued and other liabilities were partially offset by the elimination of the right of use asset of $2,019,577 and the release of the security deposit, resulting in a lease termination expense of $1,039,648 which is included in other expense in the accompanying statement of operations for the year ended December 31, 2020.

Because the rate implicit in the subsidiary's lease was not readily determinable, the Company used an incremental borrowing rate to account for the lease as of December 31, 2019. In determining the Company's incremental borrowing rate for the lease, the Company considered the rate on its unsecured borrowings, observable risk-free interest rates and credit spreads correlating to the Company's creditworthiness and the term of the subsidiary's lease agreement. The discount rate used was 5.75%.

Redemption of Common Stock

The Company has a share repurchase program that enables qualifying stockholders to sell their stock to the Company in limited circumstances. The maximum amount of common stock that may be repurchased per month is limited to no more than 2% of the Company’s most recently determined aggregate NAV. Repurchases for any calendar quarter are limited to no more than 5% of its most recently determined aggregate NAV. The foregoing repurchase limitations are based on “net repurchases” during a quarter or month, as applicable. Thus, for any given calendar quarter or month, the maximum amount of repurchases during that quarter or month will be equal to (1) 5% or 2% (as applicable) of the Company’s most recently determined aggregate NAV, plus (2) proceeds from sales of new shares in the current offering (including purchases pursuant to its Registered DRP Offering) since the beginning of a current calendar quarter or month, less (3) repurchase proceeds paid since the beginning of the current calendar quarter or month. As of December 31, 2020 and 2019, the Company's share repurchases payable were $2,980,559 and $0, respectively. In connection with the Company's entry into the Merger Agreement, the Company's share repurchase program was temporarily suspended on September 19, 2019 and was reopened on January 2, 2020.

The Company has the discretion to repurchase fewer shares than have been requested to be repurchased in a particular month or quarter, or to repurchase no shares at all, in the event that it lacks readily available funds to do so due to market conditions beyond the Company’s control, its need to maintain liquidity for its operations or because the Company determines that investing in real property or other illiquid investments is a better use of its capital than repurchasing its shares. In the event that the Company repurchases some but not all of the shares submitted for repurchase in a given period, shares submitted for repurchase during such period will be repurchased on a pro-rata basis, subject to any Extraordinary Circumstance Repurchase (defined below).

The Company has the discretion, but not the obligation, under extraordinary market or economic circumstances, to make a special repurchase in equal, nominal quantities of shares from all stockholders who have submitted share repurchase requests during the period (“Extraordinary Circumstance Repurchase”). Extraordinary Circumstance Repurchases will precede any pro rata share repurchases that may be made during the period.

In addition, the Company’s board of directors may amend, suspend or terminate the share repurchase program without stockholder approval upon 10 days’ notice if its directors believe such action is in the Company's and its stockholders’ best interests. The Company’s board of directors may also amend, suspend or terminate the share repurchase program due to changes in law or regulation, or if the board of directors becomes aware of undisclosed material information that the Company believes should be publicly disclosed before shares are repurchased.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Legal Matters

From time-to-time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Other than as described below, the Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that could have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

On September 18, 2019, a lawsuit was filed in the Superior Court of the State of California, County of Los Angeles (the “State Court Action”), against the Former Advisor by “John Doe,” a fictitiously-named individual who was one of the Former Advisor's former employees. The Former Advisor understands that the plaintiff was its former Chief Digital Officer, who along with six other employees was subject to a reduction in force, communicated to all in advance, that was a result of financial constraints of the Former Advisor which necessitated the elimination of numerous job positions in May 2019. In the lawsuit, the former employee claims he was terminated in retaliation for his purported whistleblowing with respect to alleged misleading statements made by the Former Advisor and fraudulently induced arbitration requirements applicable to employees and investors. The complaint seeks to enjoin and rescind the enforcement of the arbitration agreement signed by the former employee and the arbitration requirements related to this complaint. In September 2020, the State Court Action was removed to the United States District Court, Central District of California (“U.S. District Court”). On February 11, 2021, the U.S. District Court ruled in favor of the Former Advisor’s motion to compel arbitration and denied plaintiff’s motions to enjoin the arbitration and file a third amended complaint. The Company is not a party to the lawsuit. The Former Advisor has denied all the accusations and allegations in the complaint and the Former Advisor intends to vigorously defend against the claims made by the plaintiff.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
NOTE 11. SUBSEQUENT EVENTS

The Company evaluates subsequent events until the date the consolidated financial statements are issued. Significant subsequent events are described below:

Name Change of the Company

Effective January 22, 2021, the Company filed Articles of Amendment in the State of Maryland solely to change the Company’s name to Modiv Inc. and also amended and restated its Bylaws solely to reflect such name change.

Reverse Stock Split

Effective February 1, 2021, with the authorization of the board of directors, the Company filed Articles of Amendment to the Company’s charter in the State of Maryland in order to effect a 1:3 reverse stock split of the Company’s Class C common stock and Class S common stock and, following the implementation of the reverse stock split, to decrease the par value of each share of the Company’ s Class C common stock and Class S common stock to $0.003 per share from $0.001 per share.

Termination of Public Offering

Effective January 27, 2021, the Company, with the approval of the board of directors, terminated the Company’s public offering of up to $800,000,000 of the Company’s shares which was being conducted pursuant to the Follow-on Offering. In connection with the termination of the Follow-on Offering, the Company stopped accepting investor subscriptions on January 22, 2021. As of January 27, 2021, the Company had $600,547,672 of unsold shares in the Follow-on Offering, which were deregistered with the SEC.

2021 DRP Offering

On January 22, 2021, the Company filed a registration statement on Form S-3 (File No. 333-252321) to register a maximum of $100,000,000 of additional shares of Class C common stock to be issued pursuant to the amended and restated DRP. The Company commenced offering shares of Class C common stock pursuant to the 2021 DRP Offering upon termination of the Follow-on Offering.

Offering Status

Through February 28, 2021, the Company had sold 6,748,695 shares (adjusted for the 1:3 reverse stock split) of Class C common stock for aggregate gross offering proceeds of $199,861,618, which included 817,355 shares (adjusted for the 1:3 reverse stock split) of Class C common stock sold under its DRP for gross proceeds of $23,093,575. As of February 28, 2021, the Company had sold 63,876 shares (adjusted for the 1:3 reverse stock split) of Class S common stock in the Class S Offering, for aggregate gross offering proceeds of $1,935,770, which included 2,172 shares (adjusted for the 1:3 reverse stock split) of Class S common stock sold under its DRP for gross proceeds of $58,606.

Distributions

The Company paid the December 2020 distribution of $705,596 on January 22, 2021, based on the daily distribution rate of $0.00287670 per share per day (adjusted for the 1:3 reverse stock split) of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share (adjusted for the 1:3 reverse stock split) or 5% per share based on the Company's estimated NAV per share of $21.01 (unaudited and adjusted for the 1:3 reverse stock split). The Company generally pays distributions on the 25th day following the end of each month, or the next business day if the 25th day falls on a weekend or holiday. Of the December 2020 distribution, $391,866 was reinvested through the Company’s DRP.

The Company paid the January 2021 distribution of $695,768 on February 25, 2021, based on the daily distribution rate of $0.00287670 per share per day of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share or 5% per share (adjusted for the 1:3 reverse stock split) based on the Company's estimated NAV per share of $21.01 (unaudited and adjusted for the 1:3 reverse stock split). Of the January 2021 distribution, $386,841 was reinvested through the Company’s DRP.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
The Company paid the February 2021 distribution of $620,788 on March 25, 2021, based on the daily distribution rate of $0.00287670 per share per day of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share (adjusted for the 1:3 reverse stock split) or 4.56% per share based on the Company's estimated NAV per share of $23.03 (unaudited and adjusted for the 1:3 reverse stock split). Of the February 2021 distribution, $352,525 was reinvested through the Company’s DRP.

On March 25, 2021, the Company’s board of directors declared distributions based on daily record dates for the period April 1, 2021 through June 30, 2021 at rate of $0.00287670 per share per day of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share (adjusted for the 1:3 reverse stock split) or 4.56% per share based on the Company's estimated NAV per share of $23.03 (unaudited and adjusted for the 1:3 reverse stock split), on the outstanding shares of the Company's common stock which will be determined for each month. The Company is scheduled to aggregate these daily distributions at the end of each month and pay them on May 25, 2021, June 25, 2021 and July 26, 2021, respectively.

Redeemable Common Stock

From January 1, 2021 to March 3, 2021, the Company repurchased 481,939 shares (adjusted for the 1:3 reverse stock split) of Class C common stock for $10,375,064 and no shares of Class S common stock.

Extension of Leases

Effective January 21, 2021, the Company extended the lease terms of its Dollar General properties located in Lakeside, Ohio and in Castalia, Ohio from June 1, 2030 to May 31, 2035 for minimum annual rents increasing annually in exchange for one month of free rent, which amounted to $6,753 and $6,610 for the Lakeside and Castalia properties, respectively.

Effective March 1, 2021, the Company also extended the lease term of its Northrop Grumman property located in Melbourne, Florida from May 31, 2021 to May 31, 2026 for minimum annual rents increasing annually. The Company paid a leasing commission of $128,538 to the tenants' brokers and $128,538 to Northrop Grumman as a credit for additional tenant improvement costs in connection with this extension of the Northrop Grumman lease term. The Company also agreed to provide tenant improvements (including roof, HVAC and other improvements) that it estimates will cost approximately $1,150,000 in connection with this extension.

Sale of Real Estate Investments

On January 7, 2021, the Company completed the sale of its Roseville, California retail property which was leased to the operator of a Chevron gas station for $4,050,000, which generated net proceeds of $3,914,909 after payment of commissions and closing costs.

On January 29, 2021, the Company completed the sale of its Sacramento, California retail property which was leased to EcoThrift for $5,375,300, which generated net proceeds of $2,684,225 after repayment of the existing mortgage, commissions and closing costs.

On February 12, 2021, the Company completed the sale of its San Jose, California retail property which was leased to the operator of a Chevron gas station for $4,288,888, which generated net proceeds of $4,055,657 after payment of commissions and closing costs.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Mortgage Notes Payable

On March 5, 2021, the Company refinanced the following mortgage notes:

	December 31, 2020	New			Original	New
Properties	Principal Amount	Principal Amount	Prior Interest Rate	New Interest Rate	Maturity Date	Maturity Date
Levins	$2,032,332	$2,700,000	3.74%	3.75%	3/5/2021	3/16/2026
Dollar General Bakersfield	$2,268,922	$2,280,000	3.38%	3.65%	3/5/2021	3/16/2028
PMI Preclinical	$4,020,418	$5,400,000	3.38%	3.75%	3/5/2021	3/16/2026
GSA (MSHA)	$1,752,092	$1,756,000	3.13%	3.65%	8/5/2021	3/16/2026

The maturity date for the loan on the Levins property was extended from its original date of January 5, 2021 to March 5, 2021 prior to the refinancing described above.

Termination of Swap Agreement

On March 5, 2021, the Company terminated the swap agreement related to the Company's GSA (MSHA) property mortgage loan at a cost of $9,900 in connection with the refinancing of this property described above.

New Revolving Credit Facility

On March 29, 2021, the Company entered into the New Credit Facility for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023 which replaced the Unsecured Credit Facility. The Company borrowed $6,000,000 under the New Credit Facility and repaid the $6,000,000 that was owed to PMB on March 31, 2021. The New Credit Facility provides the Company with a $17,000,000 revolving line of credit for real estate acquisitions (including the $6,000,000 borrowed to repay PMB) and an additional $5,000,000 revolving line of credit for working capital. Under the terms of the New Credit Facility, the Company will pay a variable rate of interest on outstanding amounts equal to one percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 4.75% per annum. The Company paid Banc of California origination fees of $77,000 in connection with the New Credit Facility and will pay an unused commitment fee of 0.15% per annum of the unused portion of the New Credit Facility, charged quarterly in arrears based on the average unused commitment available under the New Credit Facility. The New Credit Facility is secured by substantially all of the Company’s tangible and intangible assets, including intellectual property. The New Credit Facility requires the Company to maintain a minimum debt service coverage ratio of 1.25 to 1.00 and minimum tangible NAV (as defined in the loan agreement) of $120,000,000, measured quarterly. Mr. Wirta, the Company’s Chairman, has guaranteed the $6,000,000 initial borrowing, which guarantee will expire upon repayment of the $6,000,000 which is due by September 30, 2021. Mr. Wirta has also guaranteed the $5,000,000 revolving line of credit for working capital. On March 29, 2021, the Company entered into an updated indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of borrowings under the New Credit Facility.

Distribution Reinvestment Plan Amendment

On January 22, 2021, with the authorization of the board of directors, the Company amended and restated its DRP with respect to the Company's shares of Class C common stock in order to reflect its name change to Modiv Inc. and to remove the ability of the Company’s stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the amended and restated DRP must reinvest all cash distributions in shares. In addition, the amended and restated DRP provides for determinations by the board of directors of the NAV per share more frequently than annually. The amended and restated DRP was effective with respect to distributions paid in February 2021.

Updated Estimated NAV Per Share

On January 27, 2021, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s Class C common stock and Class S common stock of $23.03 (unaudited and adjusted for the 1:3 reverse stock split). Additional information on the determination of the Company's updated estimated NAV per share, including the process used to determine its updated estimated NAV per share, can be found in the Company's Current Report on Form 8-K filed with the SEC on January 29, 2021.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Share Repurchase Programs

On February 1, 2021, with the authorization of the board of directors, the Company amended and restated its Class C SRP in order to (i) revise the minimum holding period before a stockholder may participate in the Class C SRP from 90 days to six months, (ii) revise the limitations on the share repurchase price so that shares held for less than two years will be repurchased at 98% of the most recently published NAV per share and shares held for at least two years will be repurchased at 100% of the most recently published NAV per share (as opposed to a repurchase price of 97% of the most recently published NAV per share for shares held less than one year, 98% of the most recently published NAV per share for shares held for more than one year but less than two years, 99% of the most recently published NAV per share for shares held for more than two years but less than three years, and 100% of the most recently published NAV per share for shares held for at least three years), (iii) increase the minimum share value (based on the most recently published NAV per share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum share value, from $500 to $1,000, and (iv) include language that provides that the Class C SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange. The minimum holding period before a stockholder may participate in the Class C SRP for shares purchased prior to February 1, 2021 will remain at 90 days.

With the authorization of the board of directors, the Company also amended and restated its Class S SRP on February 1, 2021 in order to (i) allow the Company to waive the minimum one year holding period before a holder of Class S shares may participate in the Class S SRP in the event of extraordinary circumstances which would place undue hardship on a stockholder, (ii) increase the minimum Class S share value (based on the most recently published NAV per Class S share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum Class S share value, from $500 to $1,000, and (iii) include language that provides that the Class S SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange.

Grant of Partnership Interest to Employees

On January 25, 2021, the compensation committee of the Company's board of directors recommended, and the board of directors approved, the grant of 120,000 Class R OP Units to Mr. Halfacre for his 2020 compensation and 512,000 Class R OP Units to Mr. Halfacre as equity incentive compensation for the next three years, and the grant of 100,000 Class R OP Units to Mr. Pacini as equity incentive compensation for the next three years. An additional 348,000 Class R OP Units were granted to the rest of the employees of the Company. The Class R OP Units vest on March 31, 2024 and are then convertible into Class C OP Units at a conversion ratio of 1:1, which conversion ratio can increase to 1:2.5 Class C OP Units if the Company generates funds from operations of $1.05, or more, per weighted average fully-diluted share outstanding for the year ending December 31, 2023. As a result of the Company’s 1:3 reverse stock split on February 1, 2021, Mr. Halfacre’s, Mr. Pacini’s and the remaining employees’ Class R OP Units were adjusted to 210,667 Class R OP Units, 33,333 Class R OP Units and 116,000 Class R OP Units, respectively, for a total of 360,000 Class R OP Units outstanding after adjustment for the 1:3 reverse stock split on February 1, 2021.

Broker-Dealer

Effective January 31, 2021, the Company and NCPS terminated their Dealer Manager Agreement, dated January 2, 2020, pursuant to which NCPS had agreed to act as dealer manager in connection with the Follow-on Offering. Effective January 31, 2021, NCPS and the Company entered into a new Dealer Manager Agreement pursuant to which NCPS has agreed to act as dealer manager in connection with investments in the Company by accredited investors.

MODIV INC.
Notes to Consolidated Financial Statements (continued)
Special Purpose Acquisition Company

To further the Company’s mission of being the leading provider of alternative real estate-related products, and to capitalize on the current opportunity in today’s public marketplace, the Company is sponsoring Modiv Acquisition Corp. (“MACS”), a special purpose acquisition company (“SPAC”). Modiv Venture Fund, LLC (“MVF”), an indirect subsidiary of Modiv TRS, LLC, the Company’s taxable REIT subsidiary, is the sponsor of MACS. MVF formed MACS on January 15, 2021 with the intention of completing an initial public offering (“IPO”) of MACS as a SPAC. On January 29, 2021, MVF subscribed for 2,875,000 shares of common stock of MACS for $25,000, with 375,000 shares being cancellable if the underwriters’ over-allotment option is not exercised, which will result in MVF owning 20% of MACS upon completion of the IPO.

MACS publicly filed its registration statement on Form S-1 with the SEC on March 24, 2021 and plans to raise $100,000,000, or $115,000,000 if the over-allotment option is exercised, in its IPO. In connection with the public filing of the Form S-1, MVF deposited $4,500,000 in escrow with the attorneys for MACS. The $4,500,000 will be released from escrow upon completion of the IPO and used to purchase 9,000,000 warrants to purchase additional shares of MACS. Each warrant has the right to purchase 0.5 share of MACS common stock and can be exercised at a strike price of $11.50 per share.

MACS was formed for the purpose of entering into a business combination with one or more businesses or entities, and intends to focus on targets located in North America that are focused on fintech and proptech, with a focus on companies whose core purpose is related to the real estate industry. Within those parameters, MACS intends to pursue a business combination with companies that use technology driven platforms and solutions to disrupt or revolutionize the real estate capital markets, transactional marketplaces and investment management industry.

MODIV INC.
(f/k/a RW HOLDINGS NNN REIT, INC.)
Schedule III
Real Estate Assets and Accumulated Depreciation and Amortization
December 31, 2020

					Initial Cost to Company				Gross Amount at Which Carried at Close of Period
Description	Location	Original Year of Construction	Date Acquired	Encumbrances	Land	Buildings & Improvements (1)	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings & Improvements (1)	Total	Accumulated Depreciation and Amortization	Net
Accredo Health	Orlando, FL	2006	2016-06-15	$8,538,000	$1,706,641	$9,003,859	$10,710,500	$414,698	$1,706,641	$9,418,557	$11,125,198	$(2,221,380)	$8,903,818
Dollar General	Litchfield, ME	2015	2016-11-04	622,884	293,912	1,104,202	1,398,114	—	293,912	1,104,202	1,398,114	(166,006)	1,232,108
Dollar General	Wilton, ME	2015	2016-11-04	627,992	212,036	1,472,393	1,684,429	—	212,036	1,472,393	1,684,429	(212,451)	1,471,978
Dollar General	Thompsontown, PA	2015	2016-11-04	627,992	217,912	1,088,678	1,306,590	—	217,912	1,088,678	1,306,590	(159,501)	1,147,089
Dollar General	Mt. Gilead, OH	2015	2016-11-04	622,884	283,578	1,002,457	1,286,035	—	283,578	1,002,457	1,286,035	(152,925)	1,133,110
Dollar General	Lakeside, OH	2015	2016-11-04	622,884	176,515	1,037,214	1,213,729	—	176,515	1,037,214	1,213,729	(156,949)	1,056,780
Dollar General	Castalia, OH	2015	2016-11-04	622,884	154,676	1,033,818	1,188,494	—	154,676	1,033,818	1,188,494	(152,492)	1,036,002
Dana	Cedar Park, TX	2013	2016-12-27	4,466,865	1,290,863	8,312,917	9,603,780	(1,946,609)	968,007	6,366,308	7,334,315	(1,835,800)	5,498,515
Northrop Grumman	Melbourne, FL	1986	2017-03-07	5,518,589	1,191,024	12,533,166	13,724,190	—	1,191,024	12,533,166	13,724,190	(2,968,985)	10,755,205
exp US Services	Maitland, FL	1985	2017-03-27	3,321,931	785,801	5,522,567	6,308,368	136,548	785,801	5,659,115	6,444,916	(833,278)	5,611,638
Wyndham	Summerlin, NV	2001	2017-06-22	5,607,000	4,144,069	5,972,433	10,116,502	959,213	4,144,069	6,931,646	11,075,715	(1,170,222)	9,905,493
Williams-Sonoma	Summerlin, NV	1996	2017-06-22	4,438,200	3,546,744	4,028,821	7,575,565	1,054,532	3,546,745	5,083,353	8,630,098	(1,058,455)	7,571,643
Omnicare	Richmond, VA	2004	2017-07-20	4,193,171	800,772	6,523,599	7,324,371	219,818	800,772	6,743,417	7,544,189	(832,474)	6,711,715
EMCOR	Cincinnati, OH	2010	2017-08-29	2,811,539	427,589	5,996,509	6,424,098	—	427,589	5,996,509	6,424,098	(604,163)	5,819,935
Husqvarna	Charlotte, NC	2010	2017-11-30	6,379,182	974,663	11,879,485	12,854,148	—	974,663	11,879,485	12,854,148	(1,113,651)	11,740,497
AvAir	Chandler, AZ	2015	2017-12-28	19,950,000	3,493,673	23,864,227	27,357,900	—	3,493,673	23,864,227	27,357,900	(2,111,134)	25,246,766
3M	DeKalb, IL	2007	2018-03-29	8,166,000	758,780	16,360,400	17,119,180	—	758,780	16,360,400	17,119,180	(3,476,588)	13,642,592
Cummins	Nashville, TN	2001	2018-04-04	8,332,200	3,347,960	12,654,529	16,002,489	—	3,347,960	12,654,529	16,002,489	(2,151,938)	13,850,551
Northrop Grumman Parcel	Melbourne, FL	—	2018-06-21	—	329,410	—	329,410	—	329,410	—	329,410	—	329,410
Texas Health	Dallas, TX	1978	2018-09-13	4,363,203	1,827,914	5,862,010	7,689,924	—	1,827,914	5,862,010	7,689,924	(681,341)	7,008,583
Bon Secours	Richmond, VA	2001	2018-10-31	5,180,552	1,658,659	9,184,248	10,842,907	346,200	1,658,659	9,530,448	11,189,107	(978,335)	10,210,772
Costco	Issaquah, WA	1987	2018-12-20	18,850,000	8,202,915	21,825,853	30,028,768	67,165	8,202,915	21,893,018	30,095,933	(2,654,329)	27,441,604
Taylor Fresh Foods	Yuma, AZ	2001	2019-10-24	12,350,000	4,312,016	32,776,370	37,088,386	—	4,312,016	32,776,370	37,088,386	(1,597,022)	35,491,364
Levins	Sacramento, CA	1970	2019-12-31	2,032,332	1,404,863	3,204,715	4,609,578	41,739	1,404,863	3,246,454	4,651,317	(220,609)	4,430,708
Dollar General	Bakersfield, CA	1952	2019-12-31	2,268,922	1,099,458	3,824,688	4,924,146	237,198	1,099,458	4,061,886	5,161,344	(147,132)	5,014,212

The following table summarizes the Company’s real estate assets and accumulated depreciation and amortization as of December 31, 2020 and 2019:

MODIV INC.
(f/k/a RW HOLDINGS NNN REIT, INC.)
Schedule III
Real Estate Assets and Accumulated Depreciation and Amortization
December 31, 2020 and 2019

					Initial Cost to Company				Gross Amount at Which Carried at Close of Period
Description	Location	Original Year of Construction	Date Acquired	Encumbrances	Land	Buildings & Improvements (1)	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings & Improvements (1)	Total	Accumulated Depreciation and Amortization	Net
PMI Preclinical	San Carlos, CA	1974	2019-12-31	$4,020,418	4,774,497	$5,243,803	$10,018,300	$62,099	$4,774,497	$5,305,902	$10,080,399	$(204,321)	$9,876,078
GSA (MSHA)	Vacaville, CA	1987	2019-12-31	1,752,092	399,062	2,869,790	3,268,852	86,531	399,062	2,956,321	3,355,383	(138,515)	3,216,868
PreK Education	San Antonio, TX	2014	2019-12-31	5,037,846	963,044	11,411,964	12,375,008	520,206	963,044	11,932,170	12,895,214	(599,428)	12,295,786
Dollar Tree	Morrow, GA	1997	2019-12-31	—	159,829	1,020,053	1,179,882	213,783	159,829	1,233,836	1,393,665	(70,911)	1,322,754
Solar Turbines	San Diego, CA	1985	2019-12-31	2,777,552	2,483,960	4,722,578	7,206,538	210,729	2,483,960	4,933,307	7,417,267	(338,232)	7,079,035
Wood Group	San Diego, CA	1985	2019-12-31	3,397,371	3,461,256	6,662,918	10,124,174	73,339	3,461,256	6,736,257	10,197,513	(565,017)	9,632,496
ITW Rippey	El Dorado Hills, CA	1998	2019-12-31	3,039,777	787,945	6,392,126	7,180,071	195,459	787,945	6,587,585	7,375,530	(303,219)	7,072,311
Dollar General	Big Spring, TX	2015	2019-12-31	599,756	103,838	1,114,728	1,218,566	139,468	103,838	1,254,196	1,358,034	(50,969)	1,307,065
Gap	Rocklin, CA	1998	2019-12-31	3,569,990	2,076,754	5,715,144	7,791,898	946,755	2,076,754	6,661,899	8,738,653	(479,306)	8,259,347
L-3 Communications	Carlsbad, CA	1984	2019-12-31	5,185,929	3,552,878	8,099,339	11,652,217	433,675	3,552,878	8,533,014	12,085,892	(470,823)	11,615,069
Sutter Health	Rancho Cordova, CA	2009	2019-12-31	13,879,655	2,443,240	26,690,356	29,133,596	2,038,069	2,443,240	28,728,425	31,171,665	(1,080,349)	30,091,316
Walgreens	Santa Maria, CA	2001	2019-12-31	3,172,846	1,832,430	3,512,156	5,344,586	214,801	1,832,430	3,726,957	5,559,387	(132,961)	5,426,426
				176,948,438	65,681,176	289,524,113	355,205,289	6,665,416	65,358,321	296,189,529	361,547,850	(32,091,211)	329,456,639

(1)	Building and improvements include tenant origination and absorption costs.

Notes:
•	The aggregate cost of real estate for U.S. federal income tax purposes was approximately $328,029,000 (unaudited) as of December 31, 2020.
•
Real estate investments (excluding land) are depreciated over their estimated useful lives. Their useful lives are generally 10-48 years for buildings, the shorter of 15 years or remaining lease term for site/building improvements, the shorter of 15 years or remaining contractual lease term for tenant improvements and the remaining lease term with consideration as to above- and below-market extension options for above- and below-market lease intangibles for tenant origination and absorption costs.

•	The real estate assets are 100% owned by the Company.

The following table summarizes the Company’s real estate assets and accumulated depreciation and amortization as of December 31, 2020 and 2019:

MODIV INC.
(f/k/a RW HOLDINGS NNN REIT, INC.)
Schedule III
Real Estate Assets and Accumulated Depreciation and Amortization
December 31, 2020 and 2019

	2020	2019
Real estate investments:
Balance at beginning of year	$423,947,488	$235,212,009
Acquisitions	—	185,446,483
Improvements to real estate	673,631	3,288,996
Dispositions	(26,575,397)	—
Held for sale	(26,230,247)	—
Impairment of real estate	(10,267,625)	—
Balance at end of year	$361,547,850	$423,947,488

Accumulated depreciation and amortization:
Balance at beginning of year	$(20,411,794)	$(10,563,664)
Depreciation and amortization	(15,759,199)	(9,848,130)
Dispositions	2,435,274	—
Held for sale	1,644,508	—
Balance at end of year	$(32,091,211)	$(20,411,794)

Modiv Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Real estate investments:
Land	$65,510,507	$65,358,321
Buildings and improvements	278,389,463	272,397,472
Tenant origination and absorption costs	23,570,335	23,792,057
Total investments in real estate property	367,470,305	361,547,850
Accumulated depreciation and amortization	(38,377,298)	(32,091,211)
Total investments in real estate property, net	329,093,007	329,456,639
Investment in unconsolidated entity	9,987,703	10,002,368
Total real estate investments, net	339,080,710	339,459,007
Real estate investments held for sale, net	5,375,746	24,585,739
Total real estate investments	344,456,456	364,044,746
Cash and cash equivalents	7,865,974	8,248,412
Restricted cash	2,508,471	129,118
Receivable from sale of real estate property	—	1,824,383
Tenant receivables	7,155,823	6,665,790
Above-market lease intangibles, net	755,929	820,842
Prepaid expenses and other assets	4,506,724	2,171,717
Other assets related to real estate investments held for sale	671,265	1,079,361
Goodwill, net	17,320,857	17,320,857
Intangible assets, net	4,313,799	5,127,788
Total assets	$389,555,298	$407,433,014
Liabilities and Equity
Mortgage notes payable, net	$181,576,606	$175,925,918
Mortgage notes payable related to real estate investments held for sale, net	4,381,426	9,088,438
Total mortgage notes payable, net	185,958,032	185,014,356
Credit facility, net	2,889,303	5,978,276
Economic relief note payable	—	517,000
Accounts payable, accrued and other liabilities	7,953,386	7,579,624
Share repurchases payable	1,001,243	2,980,559
Below-market lease intangibles, net	11,830,587	12,565,737
Interest rate swap derivatives	1,240,336	1,743,889
Other liabilities related to real estate investments held for sale	227,433	801,337
Total liabilities	211,100,320	217,180,778

Commitments and contingencies (Note 10)

Redeemable common stock	10,413,691	7,365,568

Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Class C common stock $0.001 par value, 300,000,000 shares authorized, 7,490,414 and 7,874,541 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	7,490	7,874
Class S common stock $0.001 par value, 100,000,000 shares authorized, 63,331 and 62,860 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	63	63
Additional paid-in-capital	215,317,098	224,288,417
Cumulative distributions and net losses	(97,886,364)	(92,012,686)
Total Modiv Inc. equity	117,438,287	132,283,668
Noncontrolling interests in the Operating Partnership	50,603,000	50,603,000
Total equity	168,041,287	182,886,668
Total liabilities and equity	$389,555,298	$407,433,014

See accompanying notes to condensed consolidated financial statements.

Modiv Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Rental income	$9,173,000	$9,277,020	$18,213,863	$20,331,429

Expenses:
General and administrative	2,875,869	2,369,358	6,158,753	4,924,363
Depreciation and amortization	3,978,323	4,480,262	8,003,026	9,115,786
Interest expense	2,098,649	2,558,877	3,879,785	6,463,533
Property expenses	1,697,886	1,854,637	3,452,833	3,803,356
Impairment of real estate investment properties	(400,999)	349,457	(400,999)	9,506,525
Impairment of goodwill and intangible assets	—	—	—	34,572,403
Reserve for loan guarantee	—	(4,253)	—	3,125,037
Total expenses	10,249,728	11,608,338	21,093,398	71,511,003

Other operating income:
Gain on sale of real estate investments	—	—	289,642	—
Real estate operating loss	(1,076,728)	(2,331,318)	(2,589,893)	(51,179,574)

Other income:
Interest income	51	605	100	4,822
Income from investment in unconsolidated entity	74,834	125,658	147,302	146,411
Gain on forgiveness of economic relief note payable	—	—	517,000	—
Other	—	(4,855)	20,000	(4,855)
Total other income	74,885	121,408	684,402	146,378
Net loss	$(1,001,843)	$(2,209,910)	$(1,905,491)	$(51,033,196)

Net loss per share, basic and diluted (Note 2)	$(0.13)	$(0.28)	$(0.25)	$(6.39)

Weighted-average number of common shares outstanding, basic and diluted	7,614,196	8,032,467	7,630,401	7,992,108

Distributions declared per common share	$0.2625	$0.4080	$0.5250	$0.9330

See accompanying notes to condensed consolidated financial statements.

Modiv Inc.
Condensed Consolidated Statements of Equity
Three Months Ended June 30, 2021 and 2020
(Unaudited)

	Common Stock					Cumulative		Noncontrolling
	Class C		Class S		Additional	Distributions	Total	Interests in
	Shares	Amounts	Shares	Amounts	Paid-in Capital	and Net Losses	Stockholders' Equity	the Operating Partnership	Total Equity
Balance, March 31, 2021	7,524,210	$7,524	63,101	$63	$216,444,117	$(94,908,010)	$121,543,694	$50,603,000	$172,146,694
Issuance of common stock	75,600	76	230	—	1,804,469	—	1,804,545	—	1,804,545
Stock compensation expense	4,470	4	—	—	109,996	—	110,000	—	110,000
Class OP Units compensation expense	—	—	—	—	657,087	—	657,087	—	657,087
Offering costs	—	—	—	—	(400,788)	—	(400,788)	—	(400,788)
Reclassification to redeemable common stock	—	—	—	—	(626,133)	—	(626,133)	—	(626,133)
Repurchase of common stock	(113,866)	(114)	—	—	(2,671,650)	—	(2,671,764)	—	(2,671,764)
Distributions declared	—	—	—	—	—	(1,976,511)	(1,976,511)	—	(1,976,511)
Net loss	—	—	—	—	—	(1,001,843)	(1,001,843)	—	(1,001,843)
Balance, June 30, 2021	7,490,414	$7,490	63,331	$63	$215,317,098	$(97,886,364)	$117,438,287	$50,603,000	$168,041,287

	Common Stock					Cumulative		Noncontrolling
	Class C		Class S		Additional	Distributions	Total	Interests in the
	Shares	Amounts	Shares	Amounts	Paid-in Capital	and Net Losses	Stockholders' Equity	Operating Partnership	Total Equity
Balance, March 31, 2020	7,886,899	$7,887	62,547	$63	$224,865,187	$(84,181,336)	$140,691,801	$50,603,000	$191,294,801
Issuance of common stock	185,182	185	648	1	4,850,857	—	4,851,043	—	4,851,043
Stock compensation expense	2,272	2	—	—	69,998	—	70,000	—	70,000
Class OP Units compensation expense	—	—	—	—	88,784	—	88,784	—	88,784
Offering costs	—	—	—	—	(265,270)	—	(265,270)	—	(265,270)
Repurchase of common stock	(28,641)	(29)	(645)	(1)	(896,598)	—	(896,628)	—	(896,628)
Distributions declared	—	—	—	—	—	(3,270,291)	(3,270,291)	—	(3,270,291)
Net loss	—	—	—	—	—	(2,209,910)	(2,209,910)	—	(2,209,910)
Balance, June 30, 2020	8,045,711	$8,045	62,550	$63	$228,712,958	$(89,661,537)	$139,059,529	$50,603,000	$189,662,529

See accompanying notes to condensed consolidated financial statements.

Modiv Inc.
Condensed Consolidated Statements of Equity
Six Months Ended June 30, 2021 and 2020
(Unaudited)

	Common Stock					Cumulative		Noncontrolling
	Class C		Class S		Additional	Distributions	Total	Interests in the
	Shares	Amounts	Shares	Amounts	Paid-in Capital	and Net Losses	Stockholders' Equity	Operating Partnership	Total Equity
Balance, December 31, 2020	7,874,541	$7,874	62,860	$63	$224,288,417	$(92,012,686)	$132,283,668	$50,603,000	$182,886,668
Issuance of common stock	203,157	203	471	—	4,561,408	—	4,561,611	—	4,561,611
Stock compensation expense	8,521	9	—	—	201,241	—	201,250	—	201,250
Class OP Units compensation expense	—	—	—	—	1,191,732	—	1,191,732	—	1,191,732
Offering costs	—	—	—	—	(810,632)	—	(810,632)	—	(810,632)
Reclassification to redeemable common stock	—	—	—	—	(1,068,807)	—	(1,068,807)	—	(1,068,807)
Repurchase of common stock	(595,805)	(596)	—	—	(13,046,261)	—	(13,046,857)	—	(13,046,857)
Distributions declared	—	—	—	—	—	(3,968,187)	(3,968,187)	—	(3,968,187)
Net loss	—	—	—	—	—	(1,905,491)	(1,905,491)	—	(1,905,491)
Balance, June 30, 2021	7,490,414	$7,490	63,331	$63	$215,317,098	$(97,886,364)	$117,438,287	$50,603,000	$168,041,287

	Common Stock					Cumulative		Noncontrolling
	Class C		Class S		Additional	Distributions	Total	Interests in the
	Shares	Amounts	Shares	Amounts	Paid-in Capital	and Net Losses	Stockholders' Equity	Operating Partnership	Total Equity
Balance, December 31, 2019	7,882,489	$7,882	62,202	$62	$220,730,566	$(31,168,948)	$189,569,562	$50,603,000	$240,172,562
Issuance of common stock	486,043	486	993	1	14,091,752	—	14,092,239	—	14,092,239
Stock compensation expense	4,227	4	—	—	129,579	—	129,583	—	129,583
Class OP Units compensation expense	—	—	—	—	177,567	—	177,567	—	177,567
Offering costs	—	—	—	—	(822,921)	—	(822,921)	—	(822,921)
Reclassification to redeemable common stock	—	—	—	—	4,393,863	—	4,393,863	—	4,393,863
Repurchase of common stock	(327,047)	(327)	(645)	—	(9,987,448)	—	(9,987,775)	—	(9,987,775)
Distributions declared	—	—	—	—	—	(7,459,393)	(7,459,393)	—	(7,459,393)
Net loss	—	—	—	—	—	(51,033,196)	(51,033,196)	—	(51,033,196)
Balance, June 30, 2020	8,045,711	$8,045	62,550	$63	$228,712,958	$(89,661,537)	$139,059,529	$50,603,000	$189,662,529

See accompanying notes to condensed consolidated financial statements.

Modiv Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
Cash Flows from Operating Activities:
Net loss	$(1,905,491)	$(51,033,196)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,003,026	9,115,786
Stock compensation expense	1,371,732	350,900
Deferred rents	(702,978)	(631,054)
Amortization of deferred lease incentives	105,541	30,602
Amortization of deferred financing costs and premium/discount	199,693	298,283
Amortization of above-market lease intangibles	64,913	98,966
Amortization of below-market lease intangibles	(735,150)	(774,589)
Impairment of real estate investment properties	(400,999)	9,506,525
Impairment of goodwill and intangible assets	—	34,572,403
Reserve for loan guarantee	—	3,125,037
Gain on forgiveness of economic relief note payable	(517,000)	—
Gain on sale of real estate investments	(289,642)	—
Unrealized (gain) loss on interest rate swap valuation	(517,719)	1,292,752
Income from investment in unconsolidated entity	(147,302)	(146,411)
Distributions from investment in unconsolidated entity	161,967	334,189
Change in operating assets and liabilities:
Decrease (increase) in tenant receivables	569,375	(16,688)
Increase in prepaid and other assets	(229,695)	(606,696)
Decrease in accounts payable, accrued and other liabilities	(1,946,918)	(1,515,624)
Decrease in due to affiliate	—	(631,702)
Operating lease right-of-use asset/operating lease liability, net	—	13,399
Net cash provided by operating activities	3,083,353	3,382,882

Cash Flows from Investing Activities:
Additions to existing real estate investments	(309,717)	(2,170,913)
Additions to intangible assets	(111,750)	(533,041)
Collection of receivable from sale of real estate property	1,824,383	—
Net proceeds from sale of real estate investments	13,221,509	—
Lease incentives	—	(990,000)
Net cash provided by (used in) investing activities	14,624,425	(3,693,954)

Cash Flows from Financing Activities:
Borrowings from credit facilities	6,000,000	4,260,000
Repayments of credit facilities	(9,000,000)	—
Proceeds from mortgage notes payable	25,436,000	4,000,000
Principal payments on mortgage notes payable	(24,399,915)	(2,003,558)
Proceeds from economic relief notes payable	—	527,000
Principal payments on short-term notes payable	—	(4,800,000)
Refundable loan deposits	(81,196)	—
Payments of deferred financing costs to third parties	(381,076)	(56,997)
Proceeds from issuance of common stock and investor deposits	2,299,380	9,427,526
Payments of offering costs	(810,632)	(822,921)
Repurchases of common stock	(13,046,857)	(9,987,775)
Distributions paid to common stockholders	(1,726,567)	(3,090,265)
Net cash used in financing activities	(15,710,863)	(2,546,990)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,996,915	(2,858,062)
Cash, cash equivalents and restricted cash, beginning of period	8,377,530	6,936,930
Cash, cash equivalents and restricted cash, end of period	$10,374,445	$4,078,868

Modiv Inc.
Condensed Consolidated Statements of Cash Flows (continued)
(Unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$4,147,114	$4,678,783

Supplemental Schedule of Noncash Investing and Financing Activities:
Reclassification (to) from redeemable common stock	$(1,068,807)	$4,393,863
Reinvested distributions from common stockholders	$2,262,231	$4,664,713
(Decrease) increase in share repurchases payable	$(1,979,316)	$750,684
Deferred lease incentive	$(2,128,538)	$—
Accrued distributions	$23,256	$295,585
Supplemental disclosure related to real estate investment held for sale, net:
Real estate investments held for sale, net	$19,209,993	$17,926,407
Other assets related to real estate investments held for sale	$408,096	$725,990
Increase in above-market lease intangibles, net	$(50,549)	$(198,517)
Mortgage notes payable related to real estate investments held for sale, net	$(4,707,012)	$(9,549,467)
Other liabilities related to real estate investments held for sale	$(573,904)	$(196,938)
Increase in below-market lease intangibles, net	$324,734	$73,505
Increase in interest swap derivatives	$14,166	$—

See accompanying notes to condensed consolidated financial statements.

Modiv Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1. BUSINESS AND ORGANIZATION

Modiv Inc. (the “Company”) was incorporated on May 15, 2015 as a Maryland corporation. The Company has the authority to issue 450,000,000 shares of stock, consisting of 50,000,000 shares of preferred stock, $0.001 par value per share, 300,000,000 shares of Class C common stock, $0.001 par value per share, and 100,000,000 shares of Class S common stock, $0.001 par value per share. Effective February 1, 2021, with the authorization of the board of directors, the Company filed Articles of Amendment to the Company’s charter in the State of Maryland in order to effect a 1:3 reverse stock split of the Company’s Class C common stock and Class S common stock and, following the implementation of the reverse stock split, to decrease the par value of each post-split share of the Company’s Class C common stock and Class S common stock from $0.003 per share to $0.001 per share.

Since December 31, 2019, the Company has been internally managed following its December 31, 2019 acquisition of the business of BrixInvest, LLC, a Delaware limited liability company and the Company’s former sponsor (“BrixInvest”), and the Company’s merger with Rich Uncles Real Estate Investment Trust I (“REIT I”) on December 31, 2019 pursuant to an Agreement and Plan of Merger dated September 19, 2019 whereby REIT I merged with and into Katana Merger Sub, LP (“Merger Sub”), a Delaware limited partnership and wholly-owned subsidiary of the Company, with Merger Sub surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”). Through the Merger and acquisitions, the Company has created one of the largest non-listed real estate investment funds to be raised via crowdfunding technology and the first real estate crowdfunding platform to be completely investor-owned. The Company plans to expand beyond its traditional single-tenant portfolio of triple-net leased properties to provide individual investors access to a diversified portfolio of real estate and real estate-related investments designed to provide both income and long-term growth. The Company will continue to seek opportunities to be an aggregator within the non-listed real estate product industry, utilizing the combination of its deep understanding of both the crowdfunding and real estate markets and the strength of its stockholder-owned, self-managed business model.

The Company holds its investments in real property through special purpose limited liability companies which are wholly-owned subsidiaries of Modiv Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”). The Operating Partnership was formed on January 28, 2016. The Company is the sole general partner of and owned an 83% partnership interest in the Operating Partnership on June 30, 2021. The Operating Partnership limited partners include holders of several classes of ownership with various vesting and enhancement terms as further described in Note 11.

As of June 30, 2021, the Company's portfolio of approximately 2.3 million square feet of aggregate leasable space consisted of investments in 38 real estate properties, comprised of: 12 retail properties, 14 office properties and 12 industrial properties, including one industrial property which is classified as held for sale as of June 30, 2021 and an approximate 72.7% tenant-in-common interest in a Santa Clara, California industrial property (the “TIC Interest”). The Company's investments in 38 real estate properties includes 14 of the original 20 operating properties which were acquired from REIT I through the Merger on December 31, 2019 (see Note 3 for additional discussion).

Self-Management Transaction and Merger on December 31, 2019

The Company was externally managed through December 31, 2019 by its former external advisor, Rich Uncles NNN REIT Operator, LLC, a Delaware limited liability company. On December 31, 2019, the Company merged with REIT 1 and a self-management transaction was completed, whereby the Company effectuated a contribution agreement dated September 19, 2019 (the “Contribution Agreement”) pursuant to which the Company acquired substantially all of the assets and assumed certain liabilities of its former external advisor and former sponsor in exchange for units of limited partnership interest in the Operating Partnership (the “Self-Management Transaction”). As a result of the completion of the Self-Management Transaction, the Company became self-managed and eliminated all fees for acquisitions, dispositions and management of its properties, except for third-party property management fees. Following completion of the Self-Management Transaction and the issuance of various other tranches of limited partnership interests, the Company owned an approximately 83% partnership interest in the Operating Partnership as of June 30, 2021.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Offerings

On July 15, 2015, the Company filed a registration statement on Form S-11 (File No. 333-205684) with the SEC to register an initial public offering of a maximum of 30,000,000 (adjusted for the 1:3 reverse stock split) of its shares of common stock for sale to the public (the “Primary Offering”). The Company also registered a maximum of 3,333,333 (adjusted for the 1:3 reverse stock split) of its shares of common stock pursuant to the Company's distribution reinvestment plan (the “DRP”) (the “Initial DRP Offering” and together with the Primary Offering, the “Initial Registered Offering”). During 2016, the SEC declared the Company's registration statement effective and the Company began offering shares of common stock to the public. Pursuant to the Initial Registered Offering, the Company sold shares of Class C common stock directly to investors, with a minimum investment in shares of $500. Commencing in August 2017, the Company began selling shares of its Class C common stock only to U.S. persons as defined under Rule 903 promulgated under the Securities Act, and began selling shares of its Class S common stock as a result of the commencement of the Class S Offering (as defined below) to non-U.S. Persons.

In August 2017, the Company began offering up to 33,333,333 shares (adjusted for the 1:3 reverse stock split) of Class S common stock exclusively to non-U.S. Persons as defined under Rule 903 promulgated under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act and in accordance with Regulation S of the Securities Act (the “Class S Offering” and, together with the Registered Offerings (as defined below) and the Private Offering (as defined below, the “Offerings”). The Class S common stock has similar features and rights as the Class C common stock, including with respect to voting and liquidation, except that the Class S common stock offered in the Class S Offering may be sold only to non-U.S. Persons and may be sold through brokers or other persons who may be paid upfront and deferred selling commissions and fees.

On December 23, 2019, the Company commenced a follow-on offering pursuant to a new registration statement on Form S-11 (File No. 333-231724) (the “Follow-on Offering” and, together with the Initial Registered Offering and the 2021 DRP Offering (as defined below), the “Registered Offerings”), which registered the offer and sale of up to $800,000,000 in share value of Class C common stock, including $725,000,000 in share value of Class C common stock pursuant to the primary portion of the Follow-on Offering and $75,000,000 in share value of Class C common stock pursuant to the Company's DRP. The Company ceased offering shares pursuant to the Initial Registered Offering concurrently with the commencement of the Follow-on Offering.

In response to the significant economic impacts of the COVID-19 pandemic, effective as of the close of business on May 7, 2020, the Company's board of directors temporarily suspended the primary portion of the Company's Follow-on Offering and Class S Offering until such time as the board of directors approved and established an updated estimated net asset value (“NAV”) per share of the Company’s common stock and determined to resume such primary offerings. On May 20, 2020, the Company's board of directors approved and established an updated estimated NAV per share of the Company's common stock of $21.01 (unaudited and adjusted for the 1:3 reverse stock split) to reflect the valuation of the Company's real estate assets, debt and other assets and liabilities as of April 30, 2020.

Commencing on June 1, 2020, the Company's board of directors resumed the primary portions of the Follow-on Offering and the Class S Offering. The purchase price per share in the primary portion of the Follow-on Offering was decreased from $30.81 (unaudited and adjusted for the 1:3 reverse stock split) to $21.01 (unaudited and adjusted for the 1:3 reverse stock split), and the purchase price per share in the primary portion of the Class S Offering was decreased to $21.01 (unaudited and adjusted for the 1:3 reverse stock split) plus the amount of any applicable upfront commissions and fees. The NAV per share used for purposes of future repurchases pursuant to the share repurchase programs was also decreased from $30.81 (unaudited and adjusted for the 1:3 reverse stock split) to $21.01 (unaudited and adjusted for the 1:3 reverse stock split).

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
On January 22, 2021, with the authorization of the board of directors, the Company amended and restated its DRP with respect to the Company's shares of Class C common stock in order to reflect its corporate name change and to remove the ability of the Company's stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the DRP must reinvest all cash distributions in shares. In addition, the amended and restated DRP provides for determinations of the NAV per share by the board of directors more frequently than annually. The amended and restated DRP was effective with respect to distributions that were paid in February 2021.

On January 22, 2021, the Company filed a registration statement on Form S-3 (File No. 333-252321) to register a maximum of $100,000,000 in share value of Class C common stock to be issued pursuant to the amended and restated DRP (the “2021 DRP Offering” and, collectively with the Initial DRP Offering, the “Registered DRP Offering”). The Company commenced offering shares of Class C common stock pursuant to the 2021 DRP Offering upon termination of the Follow-on Offering.

Effective January 27, 2021, the board of directors terminated the Company’s Follow-on Offering. In connection with the termination of the Follow-on Offering, the Company stopped accepting investor subscriptions on January 22, 2021. As of January 27, 2021, the Company had $600,547,672 in share value of unsold shares in the Follow-on Offering, which were deregistered with the SEC. On February 1, 2021, the Company commenced a private offering of Class C common stock under Regulation D promulgated under the Securities Act (the “Private Offering”) and accepted investor subscriptions from only accredited investors until the Company terminated the Private Offering on August 12, 2021.

On February 1, 2021, with the authorization of the board of directors, the Company amended and restated its Class C common stock share repurchase program (the “Class C SRP”) in order to (i) revise the minimum holding period before a stockholder may participate in the Class C SRP from three months to six months, (ii) revise the limitations on the share repurchase price so that shares held for less than two years will be repurchased at 98% of the most recently published NAV per share and shares held for at least two years will be repurchased at 100% of the most recently published NAV per share (as opposed to a repurchase price of 97% of the most recently published NAV per share for shares held less than one year, 98% of the most recently published NAV per share for shares held for more than one year but less than two years, 99% of the most recently published NAV per share for shares held for more than two years but less than three years, and 100% of the most recently published NAV per share for shares held for at least three years), (iii) increase the minimum share value (based on the most recently published NAV per share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum share value, from $500 to $1,000, and (iv) include language that provides that the Class C SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange. On July 28, 2021, the board of directors approved a further amendment and restatement of the Class C SRP to eliminate the holding period for shares of Class C common stock purchased prior to February 1, 2021, which is no longer applicable.

With the authorization of the board of directors, the Company also amended and restated its Class S common stock share repurchase program (“Class S SRP”) on February 1, 2021 in order to (i) allow the Company to waive the minimum one year holding period before a holder of shares of Class S common stock may participate in the Class S SRP in the event of extraordinary circumstances which would place undue hardship on a stockholder, (ii) increase the minimum Class S share value (based on the most recently published NAV per Class S share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum Class S share value, from $500 to $1,000, and (iii) include language that provides that the Class S SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange.

Since December 31, 2020, the Company’s board of directors has approved and established an updated estimated NAV per share of the Company’s Class C common stock and Class S common stock as follows:

Valuation Date	Effective Date	NAV Per Share
December 31, 2020	January 27, 2021	$23.03 (unaudited and adjusted for the 1:3 reverse stock split on February 1, 2021)
March 31, 2021	May 5, 2021	$24.61 (unaudited)
June 30, 2021	August 4, 2021	$26.05 (unaudited)

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Additional information on the determination of the Company's most recent estimated NAV per share, including the process used to determine its estimated NAV per share, can be found in the Company's Current Report on Form 8-K filed with the SEC on August 4, 2021. Effective August 4, 2021, the purchase price per share of the Company’s Class C common stock in the Private Offering was increased from $24.61 (unaudited) to $26.05 (unaudited). Also, commencing August 4, 2021, the purchase price per share in the primary portion of the Class S Offering was increased to $26.05 (unaudited) plus the amount of any applicable upfront commissions and fees, and the NAV per share used for purposes of the share repurchase programs was increased to $26.05 (unaudited) for repurchase requests made starting on August 1, 2021. Beginning with distributions scheduled to be paid to stockholders on August 25, 2021, the purchase price per share of the Company’s common stock in the Class C and the Class S DRPs was increased from $24.61 (unaudited) to $26.05 (unaudited).

The Company filed with the SEC a Regulation A Offering Statement on Form 1-A, including its preliminary offering circular, for a $75,000,000 offering of its Class C common stock on June 29, 2021 and plans to file an amended Form 1-A promptly after filing its Quarterly Report on Form 10-Q for the period ended June 30, 2021. Once the SEC qualifies the Regulation A Offering Statement on Form 1-A that was initially filed with the SEC on June 29, 2021, the Regulation A offering will allow the Company to once again accept investor subscriptions from investors who are not accredited and provide access to commercial real estate investments to a much larger audience.

Special Purpose Acquisition Company

To further the Company’s mission of being the leading provider of alternative real estate-related products, and to capitalize on opportunities in the public marketplace, the Company is sponsoring Modiv Acquisition Corp. (“MACS”), a special purpose acquisition company (“SPAC”). MACS was formed for the purpose of entering into a business combination with one or more businesses or entities focusing on fintech and proptech targets located in North America whose core purpose is related to the real estate industry.

MACS publicly filed its registration statement on Form S-1 with the SEC on March 24, 2021 for a proposed initial public offering (“IPO”) that would raise $100,000,000, or $115,000,000 if the over-allotment option is exercised. In connection with the public filing of the Form S-1, the Company deposited $4,500,000 of risk capital to be invested in MACS in escrow with the attorneys for MACS in March 2021. However, there has been significant disruption in the IPO market for SPACs during the second quarter of 2021 and there can be no assurance that MACS can complete an IPO. The Company is continuing to evaluate how to respond to the changes in the market and may decide to either modify MACS’s IPO or not proceed with the IPO. Since the timing of an IPO, if any, by MACS is uncertain, the $4,500,000 deposit was released from escrow and returned to the Company in June 2021.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial statements and the rules and regulations of the SEC. Accordingly, they do not contain all information and footnotes required by GAAP for annual financial statements pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Such unaudited condensed consolidated financial statements and accompanying notes are the representations of the Company’s management, which is responsible for their integrity and objectivity. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021.

The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which are normal and recurring, necessary to fairly state the Company's financial position, results of operations and cash flows. All significant intercompany balances and transactions are eliminated in consolidation. The unaudited condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited financial statements.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Reverse Stock Split

On February 1, 2021, the Company effected a 1:3 reverse stock split of its Class C common stock and Class S common stock and, following the implementation of the reverse stock split, decreased the par value of each share of the Company’s Class C common stock and Class S common stock from $0.003 per share to $0.001 per share. The Company has reflected the effect of the reverse stock split in the accompanying unaudited condensed consolidated financial statements and related notes as if it had occurred at the beginning of the earliest period presented.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements and the accompanying notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. These estimates are based on historical experience and, in some cases, assumptions based on current and future market experience, including considerations related to the COVID-19 pandemic (see Notes 3 and 5 for the prior year's impairment charges related primarily to COVID-19). Actual results may differ from those estimates.

Noncontrolling Interests in the Operating Partnership

The Company accounts for the noncontrolling interests in its Operating Partnership in accordance with the related accounting guidance. Due to the Company's control of the Operating Partnership through its general partnership interest therein and the limited rights of the limited partners, the Operating Partnership, including its wholly-owned subsidiaries, are consolidated with the Company, and the limited partner interests not held by the Company are reflected as noncontrolling interests in the accompanying unaudited condensed consolidated balance sheets and statements of equity. The noncontrolling interests were issued on December 31, 2019 and represent non-voting, non-dividend accruing interests with no allocation of profits or losses. As described in Note 11, the interests were not able to be converted or exchanged prior to (i) December 31, 2020, the one-year anniversary of the closing of the Self-Management Transaction (in the case of the units of Class M limited partnership interest (“Class M OP Units”) in the Operating Partnership), or (ii) the expiration of the Lockup Period (as defined in Note 11) (in the case of the units of Class P limited partnership interest (“Class P OP Units”) in the Operating Partnership). As of June 30, 2021, no interests have been converted or exchanged.

Business Combinations

The Company accounts for business combinations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”) and applicable Accounting Standards Updates (each, an “ASU”), whereby the total consideration transferred is allocated to the assets acquired and liabilities assumed, including amounts attributable to any non-controlling interests, when applicable, based on their respective estimated fair values as of the date of acquisition. Goodwill represents the excess of consideration transferred over the estimated fair value of the net assets acquired in a business combination.

ASC 805 defines a business as an integrated set of activities and assets (collectively, a “set”) that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants. To be considered a business, the set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. ASC 805 provides a practical screen to determine when a set would not be considered a business. If the screen is not met and further assessment determines that the set is not a business, then the set is an asset acquisition. The primary difference between a business combination and an asset acquisition is that an asset acquisition requires cost accumulation and allocation at relative fair value. Acquisition costs are capitalized for an asset acquisition and expensed for a business combination.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Revenue Recognition

The Company adopted FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”), effective January 1, 2018. The Company’s revenue impacted by ASU No. 2014-09 included revenue generated by sales of real estate, other operating income and tenant reimbursements for substantial services earned at the Company’s properties. Such revenues are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements, consisting of amounts due from tenants for common area maintenance, property taxes and other recoverable costs, are recognized in rental income subsequent to the adoption of Topic 842, as discussed below, in the period the recoverable costs are incurred. Tenant reimbursements, for which the Company pays the associated costs directly to third-party vendors and is reimbursed by the tenants, are recognized and recorded on a gross basis.

The Company adopted FASB ASU No. 2016-02, Leases (Topic 842), and the related FASB ASU Nos. 2018-10, 2018-11, 2018-20 and 2019-01 effective January 1, 2019, which provide practical expedients, technical corrections and improvements for certain aspects of ASU 2016-02, on a modified retrospective basis (collectively, “Topic 842”). Topic 842 establishes a single comprehensive model for entities to use in accounting for leases. Topic 842 applies to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting has largely remained unchanged; however, certain refinements were made to conform with revenue recognition guidance, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. Topic 842 impacts the Company's accounting for leases primarily as a lessor. However, Topic 842 also impacts the Company's accounting as a lessee but is considered not material.

As a lessor, the Company's leases with tenants generally provide for the lease of real estate properties, as well as common area maintenance, property taxes and other recoverable costs. To reflect recognition as one lease component, rental income and tenant reimbursements and other lease related property income that meet the requirements of the practical expedient provided by ASU No. 2018-11 have been combined under rental income in the Company's unaudited condensed consolidated statements of operations. For the three months ended June 30, 2021 and 2020, tenant reimbursements included in rental income amounted to $1,703,974 and $1,538,586, respectively, and for the six months ended June 30, 2021 and 2020, tenant reimbursements included in rental income amounted to $3,395,361 and $3,899,505, respectively.

The Company recognizes rental income from tenants under operating leases on a straight-line basis over the noncancelable term of the lease when collectability of such amounts is reasonably assured. Recognition of rental income on a straight-line basis includes the effects of rental abatements, lease incentives and fixed and determinable increases in lease payments over the lease term. If the lease provides for tenant improvements, management of the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by the Company.

When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred and presented gross if the Company is the primary obligor and, with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk. In instances where the operating lease agreement has an early termination option, the termination penalty is based on a predetermined termination fee or based on the unamortized tenant improvements and leasing commissions.

The Company evaluates the collectability of rents and other receivables on a regular basis based on factors including, among others, payment history, credit rating, the asset type, and current economic conditions. If the Company’s evaluation of these factors indicates it may not recover the full value of the receivable, it provides an allowance against the portion of the receivable that it estimates may not be recovered. This analysis requires the Company to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected.

Gain or Loss on Sale of Real Estate Property

The Company recognizes gain or loss on sale of real estate property when the Company has executed a contract for sale of the property, transferred controlling financial interest in the property to the buyer and determined that it is probable that the Company will collect substantially all of the consideration for the property. The Company's real estate property sale transactions for the six months ended June 30, 2021 met these criteria at closing. There were no sales transactions for the three months ended June 30, 2021. When properties are sold, operating results of the properties remain in continuing operations, and any associated gain or loss from the disposition is included in gain or loss on sale of real estate investments in the Company’s accompanying unaudited condensed consolidated statements of operations.

Bad Debts and Allowances for Tenant and Deferred Rent Receivables

The Company's determination of the adequacy of its allowances for tenant receivables includes a binary assessment of whether or not the amounts due under a tenant’s lease agreement are probable of collection. For such amounts that are deemed probable of collection, revenue continues to be recorded on a straight-line basis over the lease term. For such amounts that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental income in the period of the change in the collectability determination. In addition, for tenant and deferred rent receivables deemed probable of collection, the Company also may record an allowance under other authoritative GAAP depending upon the Company's evaluation of the individual receivables, specific credit enhancements, current economic conditions, and other relevant factors. Such allowances are recorded as increases or decreases through rental income in the Company's unaudited condensed consolidated statements of operations.

With respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt allowance for the tenant’s receivable balance and generally will not recognize subsequent rental income until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Leasing Costs

Internal leasing costs and third-party legal fees and leasing commissions are charged to expense as incurred. These expenses are included in legal leasing costs under property expenses in the Company's unaudited condensed consolidated statements of operations.

Impairment of Investment in Real Estate Properties

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of real estate assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, the Company does not believe that it will be able to recover the carrying value of the asset, the Company records an impairment charge to the extent the carrying value exceeds the estimated fair value of the asset. As more fully discussed in Note 3, the Company recorded impairment charges of $349,457 and $9,506,525 related to one and four of its real estate properties, respectively, during the three and six months ended June 30, 2020, respectively. The Company did not incur any impairment charges for its real estate properties during the three and six months ended June 30, 2021. However, the Company recognized a reversal of a previously recognized impairment charge of $400,999 in June 2021 related to a real estate property that is no longer classified as held for sale (see Note 3 for more details).

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Other Comprehensive Loss

For all periods presented, other comprehensive loss is the same as net loss.

Per Share Data

The Company reports a dual presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic EPS excludes dilution and is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted EPS uses the treasury stock method or the if-converted method, where applicable, to compute for the potential dilution that would occur if dilutive securities or commitments to issue common stock were exercised. Diluted EPS is the same as Basic EPS for the three and six months ended June 30, 2021 and 2020 as the Company had a net loss for all reported periods. As of June 30, 2021, there were 657,949.5 Class M OP Units, 56,029 Class P OP Units and 358,670 units of Class R limited partnership interest (“Class R OP Units”), net of forfeiture of 1,330 units (adjusted for the 1:3 reverse stock split) that are convertible to Class C OP Units at a conversion ratio of 1.6667 Class C OP Units for each one Class M OP Unit or Class P OP Unit, and at a conversion ratio of 1:1 of Class C OP Unit for each Class R OP Unit, as applicable, after a specified period of time (see Note 11). The holders of Class C OP Units may exchange such Class C OP Units for shares of the Company's Class C common stock on a 1-for-1 basis or, at the Company’s sole and absolute discretion, for cash. The Class M OP Units, Class P OP Units and Class R OP Units, and the shares of Class C common stock into which they may ultimately be converted, were excluded from the computation of Diluted EPS because their effect would not be dilutive. There were no other outstanding securities or commitments to issue common stock that would have a dilutive effect for the periods then ended.

The Company has presented the basic and diluted net loss per share amounts on the accompanying unaudited condensed consolidated statements of operations for Class C and Class S share classes as a combined common share class. Application of the two-class method for allocating net loss in accordance with the provisions of ASC 260, Earnings per Share, would have resulted in a net loss of $(0.13) and $(0.28) per share of Class C common stock for the three months ended June 30, 2021 and 2020, respectively, and a net loss of $(0.13) and $(0.28) per share of Class S common stock for the three months ended June 30, 2021 and 2020, respectively. The two-class method would have resulted in a net loss per share of $(0.25) and $(6.39) of Class C common stock for the six months ended June 30, 2021 and 2020, respectively, and $(0.25) and $(6.39) of Class S common stock for the six months ended June 30, 2021 and 2020, respectively. Any difference in net loss per share if allocated under this method primarily reflects the lower effective distributions per share for Class S stockholders as a result of the payment of the deferred commission to the Class S distributor of these shares, and also reflects the impact of the timing of the declaration of the distributions relative to the time the shares were outstanding.

Fair Value Disclosures

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an existing price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy, which is based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value, is as follows:

Level 1:	quoted prices in active markets for identical assets or liabilities;
Level 2:
inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash and cash equivalents, restricted cash, deposit for investment in special purpose acquisition company, receivable from sale of real estate property, tenant receivables, prepaid expenses and other assets and accounts payable, accrued and other liabilities: These balances approximate their fair values due to the short maturities of these items.

Derivative Instruments: The Company’s derivative instruments are presented at fair value in the accompanying unaudited condensed consolidated balance sheets. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.

Goodwill and Intangible Assets: The fair value measurements of goodwill and intangible assets are considered Level 3 nonrecurring fair value measurements. For goodwill, fair value measurement involves the determination of fair value of a reporting unit. The Company uses a Monte Carlo simulation model to estimate future performance, generating the fair value of the reporting unit's business. For intangible assets, fair value measurements include assumptions with inherent uncertainty, including projected offerings volumes and related projected revenues and long-term growth rates, among others. The carrying value of intangible assets is at risk of impairment if future projected offerings proceeds, revenues or long-term growth rates are lower than those currently projected.

Credit facilities and economic relief note payable: The fair values of the Company’s credit facilities and economic relief note payable approximate the carrying values of the credit facility and economic relief note payable as their interest rates and other terms are comparable to those available in the market place for a similar credit facility and short-term note, respectively.

Mortgage notes payable: The fair value of the Company’s mortgage notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Restricted Cash

Restricted cash is comprised of funds which are restricted for use as required by certain lenders in conjunction with an acquisition or debt financing or modification and for on-site and tenant improvements or property taxes. Restricted cash as of June 30, 2021 and December 31, 2020 amounted to $2,508,471 and $129,118, respectively, for the properties discussed below and other lender reserves.

Under the terms of the Company’s June 2021 refinancing of mortgages on its properties leased to Northrop Grumman and L3Harris with Banc of California as described in Note 7, the Company established restricted cash accounts at Banc of California with $1,400,000 and $1,000,000 held for the Northrop Grumman and L3Harris properties, respectively, to fund building improvements, tenant improvements and leasing commissions.

Pursuant to lease agreements, the Company had an obligation to pay for tenant improvements as of June 30, 2021 and December 31, 2020 of $189,136 and $60,598, respectively for tenant improvements to be incurred by tenants for which funds restricted by the lender were available. As of June 30, 2021 and December 31, 2020, the Company's restricted cash held to fund other improvements and leasing commissions totaled $2,210,864 and $32,086, respectively.

Real Estate Investments Held for Sale

The Company generally considers a real estate investment to be “held for sale” when the following criteria are met: (i) management commits to a plan to sell the property, (ii) the property is available for sale immediately, (iii) the property is actively being marketed for sale at a price that is reasonable in relation to its current fair value, (iv) the sale of the property within one year is considered probable and (v) significant changes to the plan to sell are not expected. Real estate that is held for sale and its related assets are classified as “real estate investment held for sale, net” and “assets related to real estate investment held for sale,” respectively, in the accompanying unaudited condensed consolidated balance sheets. Mortgage notes payable and other liabilities related to real estate investments held for sale are classified as “mortgage notes payable related to real estate investments held for sale, net” and “liabilities related to real estate investments held for sale,” respectively, in the accompanying unaudited condensed consolidated balance sheets. Real estate investments classified as held for sale are no longer depreciated and are reported at the lower of their carrying value or their estimated fair value less estimated costs to sell. Operating results of properties that were classified as held for sale in the ordinary course of business are included in continuing operations in the Company’s accompanying unaudited condensed consolidated statements of operations.

Goodwill and Other Intangible Assets

The Company records goodwill when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. The Company evaluates goodwill and other intangible assets for possible impairment in accordance with ASC 350, Intangibles–Goodwill and Other, on an annual basis, or more frequently when events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit has declined below its carrying value. If the carrying amount of the reporting unit exceeds its fair value, an impairment charge is recognized.

In assessing goodwill impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that the fair value of a reporting unit is less than its carrying amount. The Company’s qualitative assessment of the recoverability of goodwill considers various macro-economic, industry-specific and company-specific factors. These factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of the Company’s financial performance; or (iv) a sustained decrease in the Company’s market capitalization below its net book value. If, after assessing the totality of events or circumstances, the Company determines it is unlikely that the fair value of such reporting unit is less than its carrying amount, then a quantitative analysis is unnecessary.

However, if the Company concludes otherwise, or if it elects to bypass the qualitative analysis, then it is required to perform a quantitative analysis that compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired; otherwise, a goodwill impairment loss is recognized for the lesser of: (a) the amount that the carrying amount of a reporting unit exceeds its fair value; or (b) the amount of the goodwill allocated to that reporting unit.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Intangible assets consist of purchased customer-related intangible assets, marketing-related intangible assets, developed or acquired technology and other intangible assets. Intangible assets are amortized over their estimated useful lives using the straight-line method ranging from three years to five years. No significant residual value is estimated for intangible assets. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. The Company evaluates long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

Restricted Stock and Restricted Stock Unit Awards

The fair values of the Operating Partnership's units or restricted stock unit awards issued or granted by the Company are based on an estimated value per share of the Company’s common stock on the date of issuance or grant, adjusted for an illiquidity discount due to the illiquid nature of the underlying equity. Operating Partnership units issued as purchase consideration in connection with the Self-Management Transaction discussed in Note 11 are recorded in equity under noncontrolling interests in the Operating Partnership in the Company's unaudited condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020 and unaudited condensed consolidated statements of equity for the three and six months ended June 30, 2021 and 2020. For units granted to employees of the Company that are not included in the purchase consideration, the fair value of the award is amortized using the straight-line method over the requisite service period of the award, which is generally the vesting period. We have elected to record forfeitures as they occur.

The Company determines the accounting classification of equity instruments (e.g. restricted stock units) that are issued as purchase consideration or part of the purchase consideration in a business combination, as either liability or equity, by first assessing whether the equity instruments meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480-10”), and then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“ASC 815-40”). Under ASC 480-10, equity instruments are classified as liabilities if the equity instruments are mandatorily redeemable, obligate the issuer to settle the equity instruments or the underlying shares by paying cash or other assets, or must or may require an unconditional obligation that must be settled by issuing a variable number of shares.

If equity instruments do not meet liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the equity instruments do not require liability classification under ASC 815-40, in order to conclude equity classification, the Company assesses whether the equity instruments are indexed to its common stock and whether the equity instruments are classified as equity under ASC 815-40 or other applicable GAAP guidance. After all relevant assessments are made, the Company concludes whether the equity instruments are classified as liability or equity. Liability classified equity instruments are required to be accounted for at fair value both on the date of issuance and on subsequent accounting period ending dates, with all changes in fair value after the issuance date recorded in the statements of operations as a gain or loss. Equity classified equity instruments are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

Reclassifications

Certain prior year balance sheet accounts have been reclassified to conform with the current year presentation. The reclassification did not affect the balances in the prior year statement of operations.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Recent Accounting Pronouncements

New Accounting Standards Recently Issued and Not Yet Adopted

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 eases the potential burden in accounting for recognizing the effects of reference rate reform on financial reporting. Such challenges include the accounting and operational implications for contract modifications and hedge accounting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to loan and lease agreements, contracts, hedging relationships, and other transactions affected by reference rate reform. These provisions apply to contract modifications that reference the London Inter-bank Offered Rate (“LIBOR”) or another reference rate expected to be discounted because of reference rate reform.

Qualifying modifications of loan agreements should be accounted for by prospectively adjusting the effective interest rate, and the modification would be considered “minor” so that any existing unamortized deferred loan origination fees and costs would carry forward and continue to be amortized. Qualifying modifications of lease agreements should be accounted for as a continuation of the existing agreement with no reassessments of the lease classification and the discount rate or remeasurements of lease payments that otherwise would be required for modifications not accounted for as separate contracts. ASU 2020-04 also provides numerous optional expedients for hedge accounting. ASU 2020-04 is effective as of March 12, 2020 through December 31, 2022, with adoption permitted as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. Once elected, the amendments must be applied prospectively for all eligible contract modifications. The Company is currently evaluating the effect that ASU 2020-04 will have on the Company’s consolidated financial statements.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
NOTE 3. REAL ESTATE INVESTMENTS, NET

As of June 30, 2021, the Company’s real estate investment portfolio consisted of 38 operating properties located in 14 states comprised of: 12 retail properties, 14 office properties and 12 industrial properties, including one industrial property classified as held for sale and an approximate 72.7% undivided TIC Interest in an industrial property in Santa Clara, California, not reflected in the table below, but discussed in Note 4.

The following table provides summary information regarding the Company’s operating properties as of June 30, 2021:

Property		Location	Acquisition Date	Property Type	Land, Buildings and Improvements	Tenant Origination and Absorption Costs	Accumulated Depreciation and Amortization	Total Investment in Real Estate Property, Net
Accredo Health		Orlando, FL	6/15/2016	Office	$9,855,847	$1,269,350	$(2,444,918)	$8,680,279
Dollar General		Litchfield, ME	11/4/2016	Retail	1,281,812	116,302	(186,127)	1,211,987
Dollar General		Wilton, ME	11/4/2016	Retail	1,543,776	140,653	(238,203)	1,446,226
Dollar General		Thompsontown, PA	11/4/2016	Retail	1,199,860	106,730	(178,835)	1,127,755
Dollar General		Mt. Gilead, OH	11/4/2016	Retail	1,174,188	111,847	(171,462)	1,114,573
Dollar General		Lakeside, OH	11/4/2016	Retail	1,112,872	100,857	(175,973)	1,037,756
Dollar General		Castalia, OH	11/4/2016	Retail	1,102,086	86,408	(170,976)	1,017,518
Northrop Grumman		Melbourne, FL	3/7/2017	Office	12,382,991	1,469,737	(3,363,521)	10,489,207
exp US Services		Maitland, FL	3/27/2017	Office	6,056,668	388,248	(945,261)	5,499,655
Harley (1)		Bedford, TX	4/13/2017	Retail	12,947,054	—	(1,196,054)	11,751,000
Wyndham		Summerlin, NV	6/22/2017	Office	10,406,483	669,232	(1,347,468)	9,728,247
Williams Sonoma		Summerlin, NV	6/22/2017	Office	8,079,612	550,486	(1,214,232)	7,415,866
Omnicare		Richmond, VA	7/20/2017	Industrial	7,262,747	281,442	(954,774)	6,589,415
EMCOR		Cincinnati, OH	8/29/2017	Office	5,960,610	463,488	(693,863)	5,730,235
Husqvarna		Charlotte, NC	11/30/2017	Industrial	11,840,200	1,013,948	(1,292,198)	11,561,950
AvAir		Chandler, AZ	12/28/2017	Industrial	27,357,899	—	(2,458,171)	24,899,728
3	M	DeKalb, IL	3/29/2018	Industrial	14,762,819	2,356,361	(4,099,258)	13,019,922
Cummins		Nashville, TN	4/4/2018	Office	14,465,491	1,536,998	(2,549,219)	13,453,270
Northrop Grumman Parcel		Melbourne, FL	6/21/2018	Land	329,410	—	—	329,410
Texas Health		Dallas, TX	9/13/2018	Office	6,976,703	713,221	(829,997)	6,859,927
Bon Secours		Richmond, VA	10/31/2018	Office	10,388,751	800,356	(1,204,744)	9,984,363
Costco		Issaquah, WA	12/20/2018	Office	27,330,797	2,765,136	(3,305,667)	26,790,266
Taylor Fresh Foods		Yuma, AZ	10/24/2019	Industrial	34,194,369	2,894,017	(2,257,859)	34,830,527
Levins		Sacramento, CA	12/31/2019	Industrial	4,429,390	221,927	(330,913)	4,320,404
Dollar General		Bakersfield, CA	12/31/2019	Retail	4,899,714	261,630	(220,698)	4,940,646
Labcorp		San Carlos, CA	12/31/2019	Industrial	9,672,174	408,225	(306,481)	9,773,918
GSA (MSHA)		Vacaville, CA	12/31/2019	Office	3,112,076	243,307	(207,772)	3,147,611
PreK Education		San Antonio, TX	12/31/2019	Retail	12,447,287	555,767	(899,142)	12,103,912
Dollar Tree		Morrow, GA	12/31/2019	Retail	1,320,367	73,298	(106,366)	1,287,299
Solar Turbines		San Diego, CA	12/31/2019	Office	7,133,241	284,026	(507,486)	6,909,781
Wood Group		San Diego, CA	12/31/2019	Industrial	9,731,220	539,633	(742,040)	9,528,813
ITW Rippey		El Dorado, CA	12/31/2019	Industrial	7,071,143	304,387	(456,010)	6,919,520
Dollar General		Big Spring, TX	12/31/2019	Retail	1,281,683	76,351	(76,453)	1,281,581
Gap		Rocklin, CA	12/31/2019	Office	8,378,276	360,377	(718,960)	8,019,693
L3Harris		San Diego, CA	12/31/2019	Industrial	11,631,857	454,035	(706,233)	11,379,659
Sutter Health		Rancho Cordova, CA	12/31/2019	Office	29,555,055	1,616,610	(1,620,523)	29,551,142
Walgreens		Santa Maria, CA	12/31/2019	Retail	5,223,442	335,945	(199,441)	5,359,946
					$343,899,970	$23,570,335	$(38,377,298)	$329,093,007

(1)	Reclassified to real estate investment held for investment and use during the second quarter of 2021 from real estate held for sale beginning September 30, 2020 (see detailed discussion below).

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Impairment Charges

During late March 2020, the Company learned that there would be a substantial impact on the commercial real estate market and specifically on fitness centers such as the Company's property leased at that time to 24 Hour Fitness USA, Inc. (“24 Hour Fitness”) due to the COVID-19 pandemic and the requirement of an indefinite and potentially extended period of store closures.

On March 31, 2020, the Company received written notice from 24 Hour Fitness that due to circumstances beyond its control, including the response to the COVID-19 pandemic and directives and mandates of various governmental authorities affecting the Las Vegas, Nevada 24 Hour Fitness store leased from the Company, it would not make the April 2020 rent payment. Despite negotiations with the tenant, no further rent payments were received and on June 15, 2020, the Company received written notice that the lease was formally rejected in connection with 24 Hour Fitness' Chapter 11 bankruptcy proceeding and the premises were surrendered to the Company's subsidiary. The lender on the property agreed to temporarily reduce its $32,000 monthly mortgage payment by $8,000 from May through August 2020 and the Company's special purpose subsidiary determined that if it was unable to secure a replacement tenant, then it would consider allowing the lender to foreclose on, and take possession of, the property. As such, the Company concluded that it was necessary to record an impairment charge to reduce the net book value of the property to its estimated fair value.

In addition, the Company determined that the effects of the COVID-19 pandemic on the overall economy and commercial real estate market would also have negative impacts on the Company's ability to re-lease two vacant properties, the property formerly leased to Dinan Cars located in Morgan Hill, CA through January 31, 2020 and the property leased to Dana, but unoccupied, located in Cedar Park, Texas.

Based on an evaluation of the value of these properties, the Company determined that impairment charges were required during the three months ended March 31, 2020 to reflect the reduction in value due to the uncertainty regarding leasing or sale prospects.

During the three months ended March 31, 2020, the Company recorded impairment charges aggregating $9,157,068, based on the estimated fair values of the aforementioned real estate properties. During the three months ended June 30, 2020, the Company recorded an additional impairment charge of $349,457 related to its property located in Lake Elsinore, CA and leased to Rite Aid through February 29, 2028. The Company determined that the impairment charge was required, representing the excess of the property's carrying value over the property's estimated sale price less estimated selling costs for the subsequent sale.

The aggregate impairment charges of $9,157,068 represented approximately 2.2% of the Company’s total investments in real estate property before impairments as of March 31, 2020 and the impairment charge of $349,457 represented approximately 0.1% of the Company’s total investments in real estate property before impairments as of June 30, 2020. The properties formerly leased by Rite Aid, Dinan Cars, 24 Hour Fitness and Dana were sold in August, October and December 2020 and July 2021, respectively.

There were no impairment charges recorded during the three and six months ended June 30, 2021. The details of the Company's real estate impairment charges for the three and six months ended June 30, 2020 were as follows:

Property	Location	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Rite Aid	Lake Elsinore, CA	$349,457	$349,457
Dana	Cedar Park, TX	—	2,184,395
24 Hour Fitness	Las Vegas, NV	—	5,664,517
Dinan Cars	Morgan Hill, CA	—	1,308,156
Total		$349,457	$9,506,525

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Acquisitions

The Company did not acquire any real estate properties during the three and six months ended June 30, 2021 or during the three and six months ended June 30, 2020. See Note 12 for the description of a property leased to Raising Cane’s which the Company acquired in July 2021.

Dispositions

There were no disposals of properties during the three months ended June 30, 2021 nor during the three and six months ended June 30, 2020. The Company sold the following properties during the first quarter of 2021:

Property	Location	Disposition Date	Property Type	Rentable Square Feet	Contract Sale Price	Gain on Sale
Chevron Gas Station	Roseville, CA	1/7/2021	Retail	3,300	$4,050,000	$228,769
EcoThrift	Sacramento, CA	1/29/2021	Retail	38,536	5,375,300	51,415
Chevron Gas Station	San Jose, CA	2/12/2021	Retail	1,060	4,288,888	9,458
Total				42,896	$13,714,188	$289,642

On January 7, 2021, the Company completed the sale of its Roseville, California retail property, which was leased to the operator of a Chevron gas station, for $4,050,000, which generated net proceeds of $3,914,909 after payment of commissions and closing costs.

On January 29, 2021, the Company completed the sale of its Sacramento, California retail property, which was leased to EcoThrift, for $5,375,300, which generated net proceeds of $2,684,225 after repayment of the existing mortgage, commissions and closing costs.

On February 12, 2021, the Company completed the sale of its San Jose, California retail property, which was leased to the operator of a Chevron gas station, for $4,288,888, which generated net proceeds of $4,054,327 after payment of commissions and closing costs.

Asset Concentration

The Company held no real estate property with a net book value that is greater than 10% of its total assets as of June 30, 2021 or December 31, 2020.

Revenue Concentration

No tenant represented the source of 10% of total revenues during the three and six months ended June 30, 2021 or during the three and six months ended June 30, 2020.

Operating Leases

The Company’s real estate properties are primarily leased to tenants under net leases for which terms and expirations vary. The Company monitors the credit of all tenants to stay abreast of any material changes in credit quality. The Company monitors tenant credit by (1) reviewing the credit ratings of tenants (or their parent companies or lease guarantors) that are rated by nationally recognized rating agencies; (2) reviewing financial statements and related metrics and information that are publicly available or that are required to be provided pursuant to the lease; (3) monitoring news reports and press releases regarding the tenants (or their parent companies or lease guarantors), and their underlying business and industry; and (4) monitoring the timeliness of rent collections.

During the first four months of 2020, the Company paid an aggregate of $990,000 in lease incentives to cancel certain termination options related to two leases with Walgreens for its Santa Maria, California and Stockbridge, Georgia properties, resulting in extension of the leases for approximately 10 years each. The Stockbridge property was sold on August 27, 2020. These costs were capitalized and are amortized over the period of the extension for the Santa Maria property and were charged to cost of sale for the Stockbridge property in August 2020.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
During the three months ended June 30, 2021, the tenant in the Company's PreK Education retail property in San Antonio, Texas exercised its option to extend its lease term for eight years from the original termination of July 31, 2021 to July 31, 2029 with an increase in monthly rent. The terms of the original lease required the Company to pay a $2,000,000 term completion incentive upon exercise of the option and the tenant agreed to defer the timing of this payment to no later than January 31, 2022. The deferred lease incentive is presented under prepaid and other assets and the obligation is included in accounts payable, accrued and other liabilities in the Company's balance sheet as of June 30, 2021.

As of June 30, 2021, the future minimum contractual rent payments due to the Company under the Company’s non-cancellable operating leases, including lease amendments executed through August 13, 2021 and excluding rents due related to the real estate investments held for sale, are as follows:

July through December 2021	$13,219,545
2022	25,533,893
2023	22,070,671
2024	21,588,111
2025	18,369,437
2026	11,524,427
Thereafter	42,329,568
$154,635,652

Lease Intangible Assets, Net

As of June 30, 2021, the Company’s lease intangible assets were as follows:

	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles
Cost	$23,570,335	$1,128,549	$(15,097,132)
Accumulated amortization	(11,210,646)	(372,620)	3,266,545
Net amount	$12,359,689	$755,929	$(11,830,587)

The intangible assets acquired in connection with the acquisitions have a weighted average amortization period of approximately 9.4 years as of June 30, 2021. As of June 30, 2021, the amortization of intangible assets for the nine months ending December 31, 2021 and for each year of the next five years and thereafter is expected to be as follows:

	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles
July through December 2021	$1,609,387	$64,909	$(727,614)
2022	2,682,533	129,823	(1,217,029)
2023	1,805,532	127,174	(921,169)
2024	1,689,428	122,543	(917,750)
2025	1,311,545	115,996	(917,750)
2026	601,734	78,557	(912,347)
Thereafter	2,659,530	116,927	(6,216,928)
	$12,359,689	$755,929	$(11,830,587)

Weighted-average remaining amortization period	7.1 years	6.8 years	11.9 years

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Real Estate Investments Held For Sale

As a result of the COVID-19 pandemic discussed in Note 1, starting during the second quarter of 2020, the Company deemed it necessary to sell certain of its real estate investment properties to generate funds for share repurchases and certain debt obligations. During 2020, the Company identified nine real estate properties (eight retail properties and one industrial property) as held for sale. During the second half of 2020, five of the nine properties (four retail properties and one industrial property) were sold. Of the four remaining retail properties held for sale as of December 31, 2020, the Company sold three retail properties during the first quarter of 2021: the EcoThrift property and the two Chevron properties (see Dispositions above for more details). The Harley Davidson retail property, which was the only property held for sale as of March 31, 2021, was reclassified as held for investment and use during the second quarter of 2021 (see discussion in Change in Plan of Sale below for more details).

During the second quarter of 2021, the Company identified and reclassified the industrial property located in Cedar Park, Texas leased to Dana Incorporated as real estate investment held for sale. This unoccupied property was subsequently sold on July 7, 2021 (see Note 12 for more details).

The following table summarizes the major components of assets and liabilities related to real estate investments held for sale as of June 30, 2021 (Dana property) and December 31, 2020 (Harley Davidson, EcoThrift and two Chevron properties):

	June 30, 2021	December 31, 2020
Assets related to real estate investments held for sale:
Land, buildings and improvements	$6,802,876	$25,675,459
Tenant origination and absorption costs	531,439	554,788
Accumulated depreciation and amortization	(1,958,569)	(1,644,508)
Real estate investments held for sale, net	5,375,746	24,585,739
Other assets, net	671,265	1,079,361
Total assets related to real estate investments held for sale:	$6,047,011	$25,665,100

Liabilities related to real estate investments held for sale:
Mortgage notes payable, net	$4,381,426	$9,088,438
Other liabilities, net	227,433	801,337
Total liabilities related to real estate investments held for sale:	$4,608,859	$9,889,775

The following table summarizes the major components of rental income, expenses and impairment related to real estate investments held for sale as of June 30, 2021 (the property leased to Dana) and 2020 (the property leased to Island Pacific Supermarket located in Elk Grove, CA, the property leased to Rite Aid located in Lake Elsinore, CA, the property leased to Walgreens located in Stockbridge, GA and the property previously leased to Dinan Cars located in Morgan Hill, CA), which were included in continuing operations for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenues	$342,198	$312,060	$716,160	$1,480,909
Expenses:
Interest expense	63,207	83,658	138,629	221,022
Depreciation and amortization	49,108	185,658	122,769	375,575
Other expenses	78,857	101,131	145,797	221,811
Impairment	—	349,457	—	1,657,613
Total expenses	191,172	719,904	407,195	2,476,021
Net income (loss)	$151,026	$(407,844)	$308,965	$(995,112)

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Change in Plan of Sale

On September 30, 2020, the Company reclassified the Harley Davidson property’s net book value (“NBV”) of $12,010,919 to real estate held for sale and suspended recording depreciation for the property as of that date. On December 31, 2020, the Company recorded an impairment loss of $632,233 based on the expected net proceeds of sale of the property of $12,117,500 compared to the property's NBV combined with the outstanding straight-line rent receivable balance. Following unsuccessful efforts to sell the property at a price which would be acceptable to the Company, the Company decided to withdraw its decision to sell the property during June 2021 and reclassified the Harley Davidson property to real estate investment held for investment and use.

At the time of the decision to reclassify the property to real estate investment held for investment and use in June 2021, the carrying value of the property would have been $11,779,687 if continuously depreciated since September 30, 2020. The fair value of the property as of the June 2021 determination was $11,860,000, based on management’s value for the property in the June 30, 2021 NAV analysis (the most recent valuation).

As provided by ASC 360-10, since the adjusted carrying value of the property of $11,779,687 was lower than its fair value of $11,860,000, the Company adjusted the net book value of the property to its adjusted carrying value of $11,779,687. The recording of the property at its adjusted carrying value resulted in an adjustment to reduce the impairment loss recorded as of December 31, 2020 by $400,999 during the three months ended June 30, 2021.

NOTE 4. INVESTMENT IN UNCONSOLIDATED ENTITY

The Company’s investment in unconsolidated entity as of June 30, 2021 and December 31, 2020 is as follows:

	June 30, 2021	December 31, 2020
The TIC Interest	$9,987,703	$10,002,368

The Company’s income from investment in unconsolidated entity for the three and six months ended June 30, 2021 and 2020, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
The TIC Interest	$74,834	$125,658	$147,302	$146,411

TIC Interest

During 2017, the Company, through a wholly-owned subsidiary of the Operating Partnership, acquired an approximate 72.7% interest in an industrial property in Santa Clara, California. The remaining approximate 27.3% of undivided interest in the Santa Clara property is held by Hagg Lane II, LLC (an approximate 23.4% interest) and Hagg Lane III, LLC (an approximate 3.9% interest). The manager of both Hagg Lane II, LLC and Hagg Lane III, LLC became a member of the Company's board of directors in December 2019. The Santa Clara property does not qualify as a variable interest entity and consolidation is not required as the Company’s TIC Interest does not control the property. Therefore, the Company accounts for the TIC Interest using the equity method. The Company receives approximately 72.7% of the cash flow distributions and recognizes approximately 72.7% of the results of operations.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
During the three months ended June 30, 2021 and 2020, the Company received $82,588 and $169,158 in cash distributions, respectively, and $161,967 and $334,189 during the six months ended June 30, 2021 and 2020, respectively.

The following is summarized financial information for the Santa Clara property as of June 30, 2021 and December 31, 2020 and for the three and six months ended June 30, 2021 and 2020:

	June 30, 2021	December 31, 2020
Assets:
Real estate investments, net	$29,406,115	$29,906,146
Cash and cash equivalents	786,775	380,774
Other assets	50,041	164,684
Total assets	$30,242,931	$30,451,604
Liabilities:
Mortgage note payable, net	$13,354,714	$13,489,126
Below-market lease, net	2,733,780	2,806,973
Other liabilities	111,598	92,777
Total liabilities	16,200,092	16,388,876
Total equity	14,042,839	14,062,728
Total liabilities and equity	$30,242,931	$30,451,604

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenues	$676,936	$751,653	$1,350,912	$1,349,573
Expenses:
Interest expense	138,036	140,906	275,642	282,609
Depreciation and amortization	250,015	250,680	500,030	499,898
Other expenses	185,964	187,246	372,652	365,703
Total expenses	574,015	578,832	1,148,324	1,148,210
Net income	$102,921	$172,821	$202,588	$201,363

NOTE 5. GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill, Net

The changes in carrying value of goodwill as of June 30, 2021 and December 31, 2020 are as follows:

	June 30, 2021	December 31, 2020
Beginning balance	$17,320,857	$50,588,000
Impairment of goodwill for the three and the 12 months period ended, respectively	—	(33,267,143)
Ending balance	$17,320,857	$17,320,857

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
The current COVID-19 pandemic in the United States and globally, and the magnitude and uncertain duration of the economic impacts, have resulted in challenges in attracting investor equity during this period of economic weakness and volatility. The disruption in the Company's Offerings had a protracted impact on capital raising, and the recessionary pressures on the economy resulted in real estate market uncertainty and an approximate 14% decrease in the estimated fair value of the Company’s real estate properties as of April 30, 2020 as compared with the estimated fair value of the Company’s real estate properties as of December 31, 2019. Given these circumstances, the Company revised its capital raise projections, its projections of new investment and other factors contributing to the Company's analysis of estimated fair value of its consolidated business operations as of June 30, 2020. Since the Company is a single reporting unit, the Company performed a quantitative analysis to compare the estimated fair value of the Company’s net tangible and intangible assets to the carrying value of its net tangible and intangible assets as of June 30, 2020. Since the estimated fair value of the Company’s net tangible and intangible assets was less than the carrying amount of its net tangible and intangible assets, the Company recorded a goodwill impairment charge of $33,267,143, which was reflected in the Company’s net loss for the six months ended June 30, 2020. The Company conducted its annual impairment analysis as of December 31, 2020 using qualitative factors and concluded that no additional impairment to goodwill was necessary. Management did not identify any triggering events for the six months ended June 30, 2021 and therefore a qualitative assessment was not required.

Intangible Assets, Net

The following table sets forth the Company's intangible assets, net as of June 30, 2021 and December 31, 2020 and their related useful lives:
Intangible Assets	Weighted- Average Useful Life	June 30, 2021	December 31, 2020
Investor list, net	5.0 years	$3,494,740	$3,494,740
Web services technology, domains and licenses	3.0 years	3,577,852	3,466,102
		7,072,592	6,960,842
Accumulated amortization		(2,758,793)	(1,833,054)
Net		$4,313,799	$5,127,788

Amortization expense for the three months ended June 30, 2021 and 2020 amounted to $465,595 and $438,770, respectively, and for the six months ended June 30, 2021 and 2020 amounted to $925,739 and $925,989, respectively.

As discussed above, the COVID-19 pandemic caused significant disruptions in the economy and uncertainties in the investment markets. Based on the impacts on the Company's investors and the economy, the Company evaluated the fair value of intangibles to determine if they exceeded the respective carrying values and determined that a portion of the investor list would no longer be viable and, therefore, the Company recorded an impairment charge of $1,305,260, which was reflected in the Company’s net loss for the six months ended June 30, 2020.

The estimated amortization expense for the succeeding fiscal years is as follows: July 2021 to December 2021, $938,913; 2022, $1,877,826; 2023, $787,228; and 2024, $709,832.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
NOTE 6. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS DETAILS

Tenant Receivables, Net

Tenant receivables consisted of the following:

	June 30, 2021	December 31, 2020
Straight-line rent	$5,163,964	$4,344,388
Tenant rent	384,661	204,775
Tenant reimbursements	1,607,198	2,116,627
Total	$7,155,823	$6,665,790

Accounts Payable, Accrued and Other Liabilities

Accounts payable, accrued and other liabilities were comprised of the following:

	June 30, 2021	December 31, 2020
Accounts payable	$398,793	$1,136,954
Accrued expenses	2,505,713	3,068,714
Accrued distributions	649,812	706,106
Accrued interest payable	580,882	629,628
Unearned rent	1,684,491	2,033,065
Lease incentive obligation	2,133,695	5,157
Total	$7,953,386	$7,579,624

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
NOTE 7. DEBT

Mortgage Notes Payable, Net

As of June 30, 2021 and December 31, 2020, the Company’s mortgage notes payable consisted of the following:

Collateral	2021 Principal Amount	2020 Principal Amount	Contractual Interest Rate (1)	Effective Interest Rate (1)	Loan Maturity
Accredo property	$8,538,000	$8,538,000	3.80%	3.80%	8/1/2025
Six Dollar General properties	3,711,118	3,747,520	4.69%	4.69%	4/1/2022
Dana property	—	4,466,865	4.56%	4.56%	4/1/2023
Northrop Grumman property (8)	7,000,000	5,518,589	3.35%	3.35%	5/21/2031
exp US Services property	3,288,786	3,321,931	(4)	4.25%	11/17/2024
Harley Davidson property (2)	6,558,170	—	4.25%	4.25%	9/1/2024
Wyndham property (3)	5,551,200	5,607,000	One-month LIBOR + 2.05%	4.34%	6/5/2027
Williams Sonoma property (3)	4,392,000	4,438,200	One-month LIBOR + 2.05%	4.34%	6/5/2022
Omnicare property	4,151,386	4,193,171	4.36%	4.36%	5/1/2026
EMCOR property	2,784,868	2,811,539	4.35%	4.35%	12/1/2024
Husqvarna property	6,379,182	6,379,182	(5)	4.60%	2/20/2028
AvAir property	19,950,000	19,950,000	3.80%	3.80%	8/1/2025
3M property	8,091,800	8,166,000	One-month LIBOR + 2.25%	5.09%	3/29/2023
Cummins property	8,256,600	8,332,200	One-month LIBOR + 2.25%	5.16%	4/4/2023
Texas Health property	4,324,160	4,363,203	4.00%	4.00%	12/5/2024
Bon Secours property	5,142,425	5,180,552	5.41%	5.41%	9/15/2026
Costco property	18,850,000	18,850,000	4.85%	4.85%	1/1/2030
Taylor Fresh Foods	12,350,000	12,350,000	3.85%	3.85%	11/1/2029
Levins property (6)	2,687,293	2,032,332	3.75%	3.75%	2/16/2026
Dollar General Bakersfield property (6)	2,263,573	2,268,922	3.65%	3.65%	2/16/2028
Labcorp property (6)	5,374,587	4,020,418	3.75%	3.75%	2/16/2026
GSA (MSHA) property (6)	1,743,349	1,752,092	3.65%	3.65%	2/16/2026
PreK San Antonio property (7)	4,984,311	5,037,846	4.25%	4.25%	12/1/2021
Solar Turbines, Amec Foster, ITW Rippey properties (7)	9,101,005	9,214,700	3.35%	3.35%	11/1/2026
Dollar General Big Spring property (7)	593,851	599,756	4.50%	4.50%	4/1/2022
Gap property (7)	3,531,585	3,569,990	4.15%	4.15%	8/1/2023
L3Harris property (8)	6,300,000	5,185,929	3.35%	3.35%	5/21/2031
Sutter Health property (7)	13,739,153	13,879,655	4.50%	4.50%	3/9/2024
Walgreens property (7)	3,120,360	3,172,846	4.25%	4.25%	7/16/2030
Total mortgage notes payable	182,758,762	176,948,438
Plus unamortized mortgage premium, net (9)	390,426	447,471
Less unamortized deferred financing costs	(1,572,582)	(1,469,991)
Mortgage notes payable, net	$181,576,606	$175,925,918

(1)
Contractual interest rate represents the interest rate in effect under the mortgage note payable as of June 30, 2021. Effective interest rate is calculated as the actual interest rate in effect as of June 30, 2021, consisting of the contractual interest rate and the effect of the interest rate swap, if applicable (see Note 8 for further information regarding the Company’s derivative instruments).

(2)
Reclassified to mortgage note payable at June 30, 2021 from mortgage note payable related to real estate investments held for sale as of December 31, 2020 due to a subsequent decision not to sell the real estate investment property securing the loan which was reclassified back to assets held and used from assets held for sale (see Note 3 for details).

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
(3)
The loans on each of the Williams Sonoma and Wyndham properties (collectively, the “Property”) located in Summerlin, Nevada were originated by Nevada State Bank (“Bank”). The loans are collateralized by a deed of trust and a security agreement with assignment of rents and fixture filing. In addition, the individual loans are subject to a cross collateralization and cross default agreement whereby any default under, or failure to comply with the terms of any one or both of the loans, is an event of default under the terms of both loans. The value of the Property must be in an amount sufficient to maintain a loan to value ratio of no more than 60%. If the loan to value ratio is ever more than 60%, the borrower shall, upon the Bank’s written demand, reduce the principal balance of the loans so that the loan to value ratio is no more than 60%.

(4)	The initial contractual interest rate is 4.25% and starting November 18, 2022, the interest rate becomes the U.S. Treasury Bill index rate plus 3.25%.
(5)	The initial contractual interest rate is 4.60% through February 20, 2023 and then the greater of 4.60% or five-year Treasury Constant Maturity (“TCM”) plus 2.45% through February 20, 2028.
(6)	The mortgage note as of June 30, 2021 was refinanced on March 5, 2021 with a new lender and terms. The mortgage note as of December 31, 2020 was acquired through the Merger on December 31, 2019.
(7)	The loan was acquired through the Merger on December 31, 2019.
(8)
The loans on the Northrop Grumman and L3Harris properties were refinanced during the three months ended June 30, 2021. The initial contractual interest rate is 3.35% through June 1, 2026 and then the Prime Rate in effect as of June 1, 2026 plus 0.25% through May 21, 2031; provided that the second fixed interest rate will not be lower than 3.35% per annum.

(9)	Represents unamortized net mortgage premium acquired through the Merger.

The following summarizes the face value, carrying amount and fair value of the Company’s mortgage notes payable (Level 3 measurement) as of June 30, 2021 and December 31, 2020:

	June 30, 2021			December 31, 2020
	Face Value	Carrying Value	Fair Value	Face value	Carrying Value	Fair Value
Mortgage notes payable	$182,758,762	$181,576,606	$184,187,667	$176,948,438	$175,925,918	$177,573,106

Disclosures of the fair values of financial instruments are based on pertinent information available to the Company as of the period end and require a significant amount of judgment. The actual value could be materially different from the Company’s estimate of fair value.

Mortgage Notes Payable Related to Real Estate Investments Held For Sale, Net

As discussed in detail in Note 3, the Company classified one and two properties as real estate held for sale as of June 30, 2021 and December 31, 2020, respectively, which were collateral for mortgage notes payable. The following table summarizes the Company's mortgage notes payable related to real estate investments held for sale as of June 30, 2021 and December 31, 2020:

Collateral	June 30, 2021	December 31, 2020
Dana Property	$4,422,616	$—
Harley Davidson property	—	6,623,346
EcoThrift property	—	2,573,509
Total	4,422,616	9,196,855
Plus unamortized mortgage premium	—	1,550
Less deferred financing costs	(41,190)	(109,967)
Mortgage notes payable, net	$4,381,426	$9,088,438

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Credit Facility, Net

The details of the Company's credit facilities as of June 30, 2021 and December 31, 2020 follow:

	June 30, 2021	December 31, 2020
Credit facility	$3,000,000	$6,000,000
Less unamortized deferred financing costs	(110,697)	(21,724)
Credit facility, net	$2,889,303	$5,978,276

On March 29, 2021, the Company entered into a new credit facility with Banc of California (the “Credit Facility”) for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023 which replaced the prior credit facility provided by Pacific Mercantile Bank (“PMB”) with a balance outstanding of $6,000,000 as of December 31, 2020. The Company borrowed $6,000,000 under the Credit Facility and repaid the $6,000,000 that was owed to PMB on March 31, 2021. The Credit Facility provides the Company with a $17,000,000 revolving line of credit for real estate acquisitions (including the $6,000,000 borrowed to repay PMB) and an additional $5,000,000 revolving line of credit for working capital. Under the terms of the Credit Facility, the Company will pay a variable rate of interest on outstanding amounts equal to one percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 4.75% per annum. The Company paid Banc of California origination fees of $77,000 in connection with the Credit Facility and will pay an unused commitment fee of 0.15% per annum of the unused portion of the Credit Facility, charged quarterly in arrears based on the average unused commitment available under the Credit Facility.

The Credit Facility is secured by substantially all of the Company’s tangible and intangible assets, including intellectual property. The Credit Facility requires the Company to maintain a minimum debt service coverage ratio of 1.25 to 1.00 and minimum tangible NAV (as defined in the loan agreement) of $120,000,000, measured quarterly. Mr. Wirta, the Company’s Chairman, has guaranteed the $6,000,000 initial borrowing, which guarantee will expire upon repayment of the $6,000,000 which is due by September 30, 2021. Mr. Wirta has also guaranteed the $5,000,000 revolving line of credit for working capital. On March 29, 2021, the Company entered into an updated indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of borrowings under the Credit Facility pursuant to which the Company agreed to indemnify Mr. Wirta and the Wirta Trust if they are required to make payments to Banc of California pursuant to such guarantees. On July 9, 2021, the Company repaid $1,500,000 of the $3,000,000 which was outstanding under its Credit Facility as of June 30, 2021.

The Credit Facility contains customary representations, warranties and covenants, which are substantially similar to those in the Company's prior credit facility provided by PMB. The Company’s ability to borrow under the Credit Facility will be subject to its ongoing compliance with various affirmative and negative covenants, including with respect to indebtedness, guaranties, mergers and asset sales, liens, tangible net worth, corporate existence and financial reporting obligations. The Credit Facility also contains customary events of default, including, without limitation, nonpayment of principal, interest, fees or other amounts when due, violation of covenants, breaches of representations or warranties and change of ownership. Upon the occurrence of an event of default, Banc of California may accelerate the repayment of amounts outstanding under the Credit Facility, take possession of any collateral securing the Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Short-term Notes Payable

In connection with the Self-Management Transaction, the Company assumed from BrixInvest its unsecured short-term notes payable (formerly known as “Convertible Promissory Notes”) of $4,800,000 on December 31, 2019. All of these notes were repaid by April 6, 2020.

Economic Relief Notes Payable

On April 20, 2020, a subsidiary of the Company entered into a loan agreement and promissory note evidencing an unsecured loan in the aggregate amount of $517,000 made to this subsidiary under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP is administered by the U.S. Small Business Administration (the “SBA”). Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. In December 2020, the subsidiary of the Company submitted its application for forgiveness of the total amount of the loan to PMB. After PMB’s review, the Company updated its forgiveness application on February 10, 2021, PMB submitted the application to the SBA on February 10, 2021, and on February 16, 2021, the subsidiary of the Company was notified by PMB that the Company's application for forgiveness of the PPP loan had been approved by the SBA in the full amount of $517,000. Accordingly, the forgiveness of the PPP loan was recorded as other income in the first quarter of 2021.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Compliance with All Debt Agreements

The Company's maximum leverage, as defined and approved by the board of directors, including all of the independent directors, is 55% of the aggregate value of the Company’s tangible assets. The Company uses available leverage based on the relative cost of debt and equity capital, and to address strategic borrowing advantages potentially available to the Company.

Pursuant to the terms of mortgage notes payable on certain of the Company’s properties and the Credit Facility, the Company and/or the borrowers are subject to certain financial loan covenants. The Company and/or the borrowers were in compliance with such financial loan covenants as of June 30, 2021.

The following summarizes the future principal repayments of the Company’s mortgage notes payable, unsecured credit facility and short-term notes payable as of June 30, 2021:

	Mortgage Notes Payable	Credit Facility	Total
July through December 2021	$6,196,648	$3,000,000	$9,196,648
2022	11,171,882	—	11,171,882
2023	22,203,304	—	22,203,304
2024	31,562,644	—	31,562,644
2025	28,970,205	—	28,970,205
2026	26,484,106	—	26,484,106
Thereafter	56,169,973	—	56,169,973
Total principal	182,758,762	3,000,000	185,758,762
Plus unamortized mortgage premium, net of unamortized discount	390,426	—	390,426
Less deferred financing costs	(1,572,582)	(110,697)	(1,683,279)
Net principal	$181,576,606	$2,889,303	$184,465,909

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Interest Expense

The following is a reconciliation of the components of interest expense for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Mortgage notes payable:
Interest expense	$1,992,812	$2,129,678	$3,826,636	$4,300,183
Amortization of deferred financing costs	103,383	139,600	214,426	258,631
Prepayment penalties	—	—	23,900	47,000
(Gain) loss on interest rate swaps (1)	(92,200)	70,985	(420,243)	1,395,697
Credit facilities:
Interest expense	63,333	166,834	142,085	321,458
Amortization of deferred financing costs	22,139	42,876	43,863	75,336
Other	9,182	8,904	49,118	65,228
Total interest expense	$2,098,649	$2,558,877	$3,879,785	$6,463,533

(1)
Includes unrealized (gain) loss on interest rate swaps of $(90,600) and $7,785 for the three months ended June 30, 2021 and 2020, respectively, and $(517,719) and $1,292,752 for the six months ended June 30, 2021 and 2020, respectively (see Note 8). Accrued interest payable of $55,180 and $45,636 as of June 30, 2021 and December 31, 2020, respectively, represents the unsettled portion of the interest rate swaps for the period from origination of the interest rate swap through the respective balance sheet dates.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
NOTE 8. INTEREST RATE SWAP DERIVATIVES

The Company, through its limited liability company subsidiaries, entered into interest rate swap agreements with amortizing notional amounts relating to four of its mortgage notes payable. Four additional swap agreements assumed in conjunction with the Merger which were in place as of December 31, 2020 were terminated in due course or were terminated in connection with asset sales and refinancings during the six months ended June 30, 2021. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks.

The following table summarizes the notional amount and other information related to the Company’s interest rate swaps as of June 30, 2021 and December 31, 2020, respectively:

	June 30, 2021					December 31, 2020
Derivative Instruments	Number of Instruments	Notional Amount (i)	Reference Rate (ii)	Weighted Average Fixed Pay Rate	Weighted Average Remaining Term	Number of Instruments	Notional Amount (i)	Reference Rate (iii)	Weighted Average Fixed Pay Rate	Weighted Average Remaining Term
Interest Rate Swap Derivatives (iv)	4	$26,291,600	One-month LIBOR + applicable spread/Fixed at 4.05%-5.16%	4.55%	2.6 years	8	$36,617,164	One-month LIBOR + applicable spread/Fixed at 3.13%-5.16%	3.35%	2.2 years

•
The notional amount of the Company’s swaps decreases each month to correspond to the outstanding principal balance on the related mortgage. The minimum notional amounts (outstanding principal balance at the maturity date) as of June 30, 2021 and December 31, 2020 were $24,935,999 and $34,989,063, respectively.

•	The reference rate was as of June 30, 2021.
•	The reference rate was as of December 31, 2020.
•
The Company terminated swap agreements related to the GSA and Eco-Thrift properties during the six months ended June 30, 2021 and terminated the swap agreement related to the Dinan Cars property mortgage loan during the six months ended June 30, 2020 at aggregate costs of $23,900 and $47,000, respectively (see Note 7).

The following table sets forth the fair value of the Company’s derivative instruments (Level 2 measurement), as well as their classification in the unaudited condensed consolidated balance sheets:

		June 30, 2021		December 31, 2020
Derivative Instrument	Balance Sheet Location	Number of Instruments	Fair Value	Number of Instruments	Fair Value
Interest Rate Swaps	Asset - Interest rate swap derivatives, at fair value	—	$—	—	$—
Interest Rate Swaps	Liability - Interest rate swap derivatives, at fair value	4	$(1,240,336)	8	$(1,743,889)

The change in fair value of a derivative instrument that is not designated as a cash flow hedge for financial accounting purposes is recorded as interest expense in the unaudited condensed consolidated statements of operations. None of the Company’s derivatives at June 30, 2021 or December 31, 2020 were designated as hedging instruments; therefore, the net unrealized (gain) loss recognized on interest rate swaps of $(90,600) and $7,785 was recorded as a (decrease) increase in interest expense for the three months ended June 30, 2021 and 2020, respectively, and $(517,719) and $1,292,752 was recorded as an increase in interest expense for the six months ended June 30, 2021 and 2020, respectively.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
NOTE 9. RELATED PARTY TRANSACTIONS

The Company pays the members of its board of directors who are not executive officers for services rendered through cash payments or by issuing shares of Class C common stock to them. The total fees incurred for board services and paid by the Company for the three and six months ended June 30, 2021 and 2020, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Board of Directors Compensation	2021	2020	2021	2020
Cash paid for services rendered	$60,000	$—	$60,000	$31,250
Value of shares issued for services rendered	110,000	70,000	180,000	72,083
Total	$170,000	$70,000	$240,000	$103,333

Number of shares issued for services rendered (*)	4,470	2,272	7,510	2,355

*	Adjusted for the 1:3 reverse stock split for the three and six months ended June 30, 2020.

As of June 30, 2020, $101,250 was accrued for the second quarter of 2020 services. This amount was paid in July 2020 by paying cash of $31,250 and issuing 4,821 shares of Class C common stock (adjusted for the 1:3 reverse stock split).

Effective February 3, 2020, the Company's indirect subsidiary, modiv Advisors, LLC, became the advisor to BRIX REIT, Inc., a REIT originally sponsored by BrixInvest, LLC which also sponsored the Company until the Self-Management Transaction on December 31, 2019. During the three and six months ended June 30, 2021 and 2020, no business transactions occurred between the Company and BRIX REIT, Inc. other than minor expenses advanced.

On March 2, 2020, the Company borrowed a total of $4,000,000, secured by mortgages on its two Chevron properties, from the Company's Chairman, Mr. Wirta. The Company's conflicts committee approved the terms of these mortgages which bore interest at an annual rate of 8% and were scheduled to mature on June 2, 2020. On June 1, 2020, the maturity date of these mortgages was extended to September 1, 2020 on the same terms, along with an option for a further extension to November 30, 2020 at the Company’s election prior to August 18, 2020, which the Company elected not to exercise. On July 31, 2020 and August 28, 2020, the mortgages secured by the Chevron San Jose, CA property and Chevron Roseville, CA property, each for $2,000,000, were repaid along with all related accrued interest.

Due to Affiliates

In connection with the Self-Management Transaction, the Company assumed two notes payable aggregating $630,820 on December 31, 2019 owed to Mr. Wirta, the Company's Chairman. The notes payable had identical terms including a fixed interest rate of 10% paid semi-monthly and a maturity date of April 23, 2020. The remaining principal amount of $218,931 due for each note, aggregating $437,862, was paid on the maturity date. The repayments are reflected in the change in due to affiliates in the accompanying unaudited statement of cash flows for the six months ended June 30, 2020.

Related Party Transactions with Unconsolidated Entities

The Company's taxable REIT subsidiary serves as the asset manager of the TIC Interest property and earned asset management fees of $47,984 for both the three months ended June 30, 2021 and 2020, respectively, and $95,967 for both the six months ended June 30, 2021 and 2020, respectively.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
NOTE 10. COMMITMENTS AND CONTINGENCIES

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the property could result in future environmental liabilities.

Tenant Improvements

Pursuant to lease agreements, as of June 30, 2021 and December 31, 2020, the Company had obligations to pay $189,136 and $60,598, respectively, for on-site and tenant improvements to be incurred by tenants. As of June 30, 2021 and December 31, 2020, the Company had $2,400,000 and $92,684 of restricted cash held to fund other building improvements, tenant improvements and leasing commissions.

Redemption of Common Stock

The Company has a share repurchase program that enables qualifying stockholders to sell their stock to the Company in limited circumstances. The maximum amount of common stock that may be repurchased per month is limited to no more than 2% of the Company’s most recently determined aggregate NAV. Repurchases for any calendar quarter are limited to no more than 5% of its most recently determined aggregate NAV. The foregoing repurchase limitations are based on “net repurchases” during a quarter or month, as applicable. Thus, for any given calendar quarter or month, the maximum amount of repurchases during that quarter or month will be equal to (1) 5% or 2% (as applicable) of the Company’s most recently determined aggregate NAV, plus (2) proceeds from sales of new shares in the Registered Offerings and Class S Offering (including purchases pursuant to its Registered DRP Offering) since the beginning of a current calendar quarter or month, less (3) repurchase proceeds paid since the beginning of the current calendar quarter or month.

The Company has the discretion to repurchase fewer shares than have been requested to be repurchased in a particular month or quarter, or to repurchase no shares at all, in the event that it lacks readily available funds to do so due to market conditions beyond the Company’s control, it needs to maintain liquidity for its operations, or because the Company determines that investing in real property or other investments is a better use of its capital than repurchasing its shares. In the event that the Company repurchases some but not all of the shares submitted for repurchase in a given period, shares submitted for repurchase during such period will be repurchased on a pro-rata basis, subject to any Extraordinary Circumstance Repurchase (defined below).

The Company has the discretion, but not the obligation, under extraordinary market or economic circumstances, to make a special repurchase in equal, nominal quantities of shares from all stockholders who have submitted share repurchase requests during the period (“Extraordinary Circumstance Repurchase”). Extraordinary Circumstance Repurchases will precede any pro rata share repurchases that may be made during the period.

In addition, the Company’s board of directors may amend, suspend or terminate the share repurchase program without stockholder approval upon 10 days’ notice if its directors believe such action is in the Company and its stockholders’ best interests. The Company’s board of directors may also amend, suspend or terminate the share repurchase program due to changes in law or regulation, or if the board of directors becomes aware of undisclosed material information that the Company believes should be publicly disclosed before shares are repurchased.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Legal Matters

From time-to-time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Other than as described below, the Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that could have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

On September 18, 2019, a lawsuit was filed in the Superior Court of the State of California, County of Los Angeles (the “State Court Action”), against the former advisor by “John Doe,” a fictitiously-named individual who was one of the former advisor's former employees. The former advisor understands that the plaintiff was its former Chief Digital Officer, who along with six other employees was subject to a reduction in force, communicated to all in advance, that was a result of financial constraints of the former advisor which necessitated the elimination of numerous job positions in May 2019. In the lawsuit, the former employee claims he was terminated in retaliation for his purported whistleblowing with respect to alleged misleading statements made by the former advisor and fraudulently induced arbitration requirements applicable to employees and investors. The complaint seeks to enjoin and rescind the enforcement of the arbitration agreement signed by the former employee and the arbitration requirements related to this complaint. In September 2020, the State Court Action was removed to the United States District Court, Central District of California (“U.S. District Court”). On February 11, 2021, the U.S. District Court ruled in favor of the former advisor’s motion to compel arbitration and to stay the claim before the U.S. District Court and denied plaintiff’s motions to enjoin the arbitration and file a third amended complaint. On March 19, 2021, plaintiff filed a motion for leave to file a third amended complaint and lift the stay, in which he sought to dismiss his first two causes of action, and also sought to lift the stay imposed by the U.S. District Court's February 11, 2021 order. On April 15, 2021, the U.S. District Court granted plaintiff’s motion allowing the third amended complaint to be filed and on May 12, 2021, the U.S. District Court granted plaintiff’s motion to lift the stay. The Company is not a party to the lawsuit. The former advisor has denied all the accusations and allegations in the complaint and the former advisor intends to vigorously defend against the claims made by the plaintiff.

NOTE 11. OPERATING PARTNERSHIP UNITS

Class M OP Units

On September 19, 2019, the Company, the Operating Partnership, BrixInvest and Daisho OP Holdings, LLC, a formerly wholly owned subsidiary of BrixInvest (“Daisho”) which was spun off from BrixInvest on December 31, 2019, entered into the Contribution Agreement pursuant to which the Company agreed to acquire substantially all of the net assets of BrixInvest in exchange for 657,949.5 Class M OP Units in the Operating Partnership and assumed certain liabilities. The consideration transferred as of December 31, 2019 was determined to have a fair value of $50,603,000 based on a probability weighted analysis of achieving the requisite assets under management (“AUM”) and adjusted funds from operations (“AFFO”) hurdles.

The Class M OP Units were issued to Daisho on December 31, 2019 in connection with the Self-Management Transaction and are non-voting, non-dividend accruing, and were not able to be converted or exchanged prior to the one-year anniversary of the Self-Management Transaction. Investors holding units in BrixInvest received Daisho units in a ratio of 1:1 for an aggregate of 657,949.5 Daisho units. During 2020, Daisho distributed the Class M OP Units to its members and the Class M OP Units are convertible into units of Class C limited partnership interest in the Operating Partnership (“Class C OP Units”) at a conversion ratio of 1.6667 Class C OP Units for each one Class M OP Unit (adjusted for the 1:3 reverse stock split on February 1, 2021), subject to a reduction in the conversion ratio (which reduction will vary depending upon the amount of time held) if the exchange occurs prior to the four-year anniversary of the completion of the Self-Management Transaction. In the event that the Class M OP Units are converted into Class C OP Units prior to December 31, 2023, such Class M OP Units shall be exchanged at the rate indicated below:

Date of Exchange	Early Conversion Rate
From December 31, 2020 to December 30, 2021	50% of the Class M conversion ratio
From December 31, 2021 to December 30, 2022	60% of the Class M conversion ratio
From December 31, 2022 to December 30, 2023	70% of the Class M conversion ratio

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
The Class M OP Units are eligible for an increase in the conversion ratio (conversion ratio enhancement) if the Company achieves both of the targets for AUM and AFFO in a given year as set forth below and as adjusted for the 1:3 reverse stock split:

	Hurdles
	AUM ($ in billions)	AFFO Per Share ($)	Class M Conversion Ratio
Initial Conversion Ratio			1:1.6667
Fiscal Year 2021	$0.860	$1.77	1:1.9167
Fiscal Year 2022	$1.175	$1.95	1:2.5000
Fiscal Year 2023	$1.551	$2.10	1:3.0000

Based on the current conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class M OP Unit, if a Class M OP Unit is converted on or after December 31, 2023, and based on the NAV per share of $26.05 (unaudited) as of June 30, 2021, a Class M OP Unit would be valued at $43.42 (unaudited). This NAV does not reflect the early conversion rate or the future conversion enhancement ratio of the Class M OP Units and Class P OP Units, as discussed above.

Class P OP Units

The Company also issued a portion of the Class P OP Units described below in connection with the Self-Management Transaction. The Class P OP Units are intended to be treated as “profits interests” in the Operating Partnership, which are non-voting, non-dividend accruing, and are not able to be transferred or exchanged prior to the earlier of (1) March 31, 2024, (2) a change of control (as defined in the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Amended OP Agreement”)), or (3) the date of the recipient's involuntary termination (as defined in the relevant award agreement for the Class P OP Units) (collectively, the “Lockup Period”). Following the expiration of the Lockup Period, the Class P OP Units are convertible into Class C OP Units at a conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class P OP Unit; provided, however, that the foregoing conversion ratio shall be subject to increase on generally the same terms and conditions as the Class M OP Units, as set forth above.

The Company issued a total of 56,029 Class P OP Units to Messrs. Halfacre and Raymond J. Pacini, the Company’s Chief Financial Officer, including 26,318 Class P OP Units issued in exchange for Messrs. Halfacre's and Pacini's agreements to forfeit a similar number of restricted units in BrixInvest in connection with the Self-Management Transaction. The remaining 29,711 Class P OP Units were issued to these executives as a portion of their incentive compensation for 2020 in connection with their entry into restrictive covenant agreements. The 29,711 Class P OP Units were valued based on the estimated NAV per share of $30.48 (unaudited and adjusted for the 1:3 reverse stock split) when issued on December 31, 2019 and the expected minimum conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class P OP Unit, which resulted in a valuation of $1,509,319. This amount is amortized on a straight-line basis over 51 months through March 31, 2024, the expected vesting date of the units, as a periodic charge to stock compensation expense. During the three months ended June 30, 2021 and 2020, the Company amortized and charged $88,783 and $88,784, respectively, and during the six months ended June 30, 2021 and 2020, the Company amortized and charged $177,567 and $177,567, respectively, to stock compensation expense. The unamortized value of these units was $976,618 as of June 30, 2021.

Under the Amended OP Agreement, once the Class M OP Units or Class P OP Units are converted into Class C OP Units, they will be exchangeable for the Company’s shares of Class C common stock on a 1-for-1 basis, or for cash at the sole and absolute discretion of the Company. The Company recorded the ownership interests of the Class M OP Units and Class P OP Units as noncontrolling interests in the Operating Partnership, representing a combined total of approximately 13% of the equity in the Operating Partnership on December 31, 2019.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
Class R OP Units

On January 25, 2021, the compensation committee of the Company's board of directors recommended, and the board of directors approved, the grant of 120,000 Class R OP Units to Mr. Halfacre in recognition of his voluntary reduction in his 2020 compensation plus 512,000 Class R OP Units to Mr. Halfacre as equity incentive compensation for the next three years, and the grant of 100,000 Class R OP Units to Mr. Pacini as equity incentive compensation for the next three years. An additional 348,000 Class R OP Units were granted to the rest of the employees of the Company. All Class R OP Units granted vest on January 25, 2024 and are then mandatorily convertible into Class C OP Units on March 31, 2024 at a conversion ratio of 1:1, which conversion ratio can increase to 1:2.5 Class C OP Units if the Company generates funds from operations of $1.05, or more, per weighted average fully-diluted share outstanding for the year ending December 31, 2023. The Company initially concluded that as of March 31, 2021 and again on June 30, 2021, achieving the performance target is not deemed probable and will adjust compensation expense prospectively if achieving the enhancement is deemed probable in the future.

As a result of the Company’s 1:3 reverse stock split on February 1, 2021, Mr. Halfacre’s, Mr. Pacini’s and the remaining employees’ Class R OP Units were adjusted to 210,667 Class R OP Units, 33,333 Class R OP Units and 116,000 Class R OP Units, respectively, for a total of 360,000 Class R OP Units outstanding after adjustment for the 1:3 reverse stock split on February 1, 2021. Stock compensation expense related to the 360,000 Class R OP Units is based on the estimated value per share, including a discount for the illiquid nature of the underlying equity, and will be recognized over the three-year vesting period. During the three months ended June 30, 2021, 1,330 Class R OP Units were forfeited due to the departure of an employee. During the three and six months ended June 30, 2021, the Company amortized and charged $568,304 and $1,014,165, respectively, to stock compensation expense for the Class R OP Units since the grant date, adjusted for the reversal of the previous amortization of the forfeited units. The unamortized value of these units was $6,006,979 as of June 30, 2021.

MODIV INC.
Notes to Condensed Consolidated Financial Statements (continued) (unaudited)
NOTE 12. SUBSEQUENT EVENTS

The Company evaluates subsequent events until the date the unaudited condensed consolidated financial statements are issued. Significant subsequent events are described below:

Distributions

The Company paid the June 2021 distribution of $650,167 on July 26, 2021, based on the daily distribution rate of $0.00287670 per share per day of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share or 4.3% per share based on the Company's estimated NAV per share of $24.61 (unaudited) during June 2021. The Company generally pays distributions on the 25th day following the end of each month, or the next business day if the 25th day falls on a weekend or holiday.

Redeemable Common Stock

Subsequent to June 30, 2021, the Company redeemed 83,834 shares of Class C common stock for $2,059,527 and no shares of Class S common stock.

Updated Estimated NAV Per Share

On August 4, 2021, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s Class C common stock and Class S common stock of $26.05 (unaudited) as of June 30, 2021. Additional information on the determination of the Company's updated estimated NAV per share, including the process used to determine its updated estimated NAV per share, can be found in the Company's Current Report on Form 8-K filed with the SEC on August 4, 2021.

Sale of Real Estate Investment

On July 7, 2021, the Company completed the sale of its Cedar Park, Texas retail property that was leased to Dana Incorporated, but unoccupied, for $10,000,000, which generated net proceeds of $4,975,334 after repayment of the existing mortgage, commissions and closing costs.

Repayment of Borrowings Under Credit Facility

On July 9, 2021, the Company repaid $1,500,000 of the $3,000,000 that was outstanding under its Credit Facility as of June 30, 2021. As a result of this repayment, the Company has availability to draw up to $15,500,000 under its Credit Facility to fund potential real estate acquisitions, along with additional availability of up to $5,000,000 for working capital.

Real Estate Acquisition

On July 26, 2021, the Company, through a wholly-owned subsidiary of the Operating Partnership, completed the acquisition of an approximately 3,800-square-foot restaurant property leased to Raising Cane’s located in San Antonio, Texas. The restaurant property, which also features a drive-thru, is subject to a triple-net lease whereby the tenant is responsible for all property expenses including taxes, insurance and maintenance. The lease expires on February 28, 2028, with five, 5-year lease renewal options which allows Raising Cane’s to extend the term of its lease for up to 25 additional years. The property is expected to generate $1,600,672 in total rental revenue over the course of its remaining lease term. The contract purchase price for the property is $3,607,424 which was funded with the Company’s available cash on hand. The seller of the property was not affiliated with the Company or its affiliates.

1,400,000 Shares

MODIV Inc.
% Series A Cumulative Redeemable Perpetual Preferred Stock
(Liquidation Preference $25.00 Per Share)

PRELIMINARY PROSPECTUS

Bookrunning Managers

B. Riley Securities	Ladenburg Thalmann	William Blair

Lead Manager

Colliers Securities LLC

Co-Managers

Aegis Capital Corp.	Boenning & Scattergood	Huntington Capital Markets	InspereX LLC	Maxim Group LLC	Wedbush Securities

, 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

SEC Registration Fee	$4,582
FINRA Filing Fee	$6,800
NYSE Listing Fee	$150,000
Legal Fees and Expenses	$200,000
Accounting Fees and Expenses	$55,500
Printing fees and expenses	$20,000
Transfer Agent Fees and Expenses	$16,600
Total	$453,482

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

Unregistered Sales of Equity Securities

During the three years preceding the filing of this Registration Statement on Form S-11, we issued a total of 94,558 shares of Class C common stock to the non-employee members of our board of directors for their service as board members. Such issuances were made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.

During the three years preceding the filing of this Registration Statement on Form S-11, we also issued a total of 63,218 shares of Class S common stock for aggregate gross offering proceeds of $1,913,662. Such issuances were made in reliance on an exemption from the registration requirements of the Securities Act under and in accordance with Regulation S of the Securities Act.

Sales Pursuant to Our Private Offering

On February 1, 2021, we commenced the private offering of Class C common stock to accredited investors only under Regulation D promulgated under the Securities Act. Shares of Class C common stock were sold in the private offering at a per share offering price equal to the most recently published NAV per share determined by our board of directors. We intended to primarily use the net proceeds from the private offering to invest in a diversified portfolio of real estate and real estate-related investments, or to re-lease and reposition our properties in accordance with our investment strategy and policies, including commissions and costs associated with such investments. We also expected to use a portion of the proceeds of the private offering for general corporate purposes, including capital expenditures, tenant improvement costs and leasing costs related to our real estate investments; reserves required by financings of our real estate investments; the repayment of debt; the funding of stockholder distributions; and to provide liquidity to our common stockholders pursuant to our share repurchase program. We terminated the private offering on August 12, 2021. From February 1, 2021 to August 12, 2021, we sold 43,716 shares of Class C common stock pursuant to the private offering for aggregate net proceeds of $1,019,848.

Sales Pursuant to Our Regulation A Offering

On August 16, 2021, we commenced an offering of up to $75 million of Class C common stock pursuant to Regulation A promulgated under the Securities Act (the “Regulation A Offering”).  We intend to primarily use the net proceeds from the Regulation A Offering to invest in a diversified portfolio of real estate and real estate-related investments, or to re-lease and reposition our properties in accordance with our investment strategy and policies, including commissions and costs associated with such investments. We also expect to use a portion of the proceeds of the Regulation A Offering for general corporate purposes, including capital expenditures, tenant improvement costs and leasing costs related to our real estate investments; reserves required by financings of our real estate investments; the repayment of debt; the funding of stockholder distributions; and to provide liquidity to our common stockholders pursuant to our share repurchase program. As of August 24, 2021, we have sold 3,074.856 shares of Class C common stock for net proceeds of $80,100 pursuant to the Regulation A Offering which commenced on August 16, 2021.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter obligates us to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

We have entered into indemnification agreements with our current directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Item 35.	Treatment of Proceeds From Stock Being Registered.

Not applicable.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement.

(b) Exhibits. See Index to Exhibits below.

Item 37.	Undertakings.

The undersigned registrant hereby undertakes that:

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Index to Exhibits

Exhibit No.	Description
1.1**	Form of Underwriting Agreement by and between Modiv Inc. and B. Riley Securities, Inc.
2.1*
Agreement and Plan of Merger dated as of September 19, 2019, by and among RW Holdings NNN REIT, Inc., Rich Uncles NNN REIT Operating Partnership, LP, Rich Uncles Real Estate Investment Trust I and Katana Merger Sub (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on September 20, 2019)

2.2*
Contribution Agreement dated as of September 19, 2019 by and among Rich Uncles NNN Operating Partnership, LP, RW Holdings NNN REIT, Inc., BrixInvest, LLC and Daisho OP Holdings, LLC (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on September 20, 2019)

3.1*
Articles of Amendment and Restatement of Modiv Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on July 8, 2021)

3.2*
Amended and Restated Bylaws of Modiv Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on August 2, 2021)

3.3**	Form of Articles Supplementary designating the terms of the Series A Preferred Stock
4.1*
Amended and Restated Distribution Reinvestment Plan (Class C common stock) (incorporated by reference to Appendix A to the Company's Prospectus filed with its Registration Statement on Form S-3 (File No. 333-252321) filed with the Securities and Exchange Commission on January 22, 2021)

4.2*
Amended and Restated Share Repurchase Program (Class C common stock) (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on August 2, 2021)

4.3*
Distribution Reinvestment Plan (Class S common stock) (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on August 17, 2017)

4.4*
Amended and Restated Share Repurchase Program (Class S common stock) (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on February 1, 2021)

5.1**	Opinion of Venable LLP regarding the legality of the securities being registered
8.1**	Opinion of Morris, Manning & Martin, LLP as to tax matters
10.1.1*
Third Amended and Restated Agreement of Limited Partnership of Modiv Operating Partnership, LP, dated February 1, 2021 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on February 1, 2021)

10.1.2**	Form of First Amendment to Third Amended and Restated Agreement of Limited Partnership of Modiv Operating Partnership, LP
10.2*
Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on August 2, 2021)

10.3*
Agreement for Purchase and Sale of 2210-2260 Martin Avenue, Santa Clara, California, dated August 25, 2017, between San Tomas Income Partners LLC and Rich Uncles NNN Operating Partnership, LP (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on October 4, 2017)

10.4*
Purchase Agreement, dated December 18, 2017, between Reasons Aviation, LLC and Rich Uncles NNN Operating Partnership, LP (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K/A (File No. 000-55776) filed with the Securities and Exchange Commission on January 8, 2018)

10.5*
Business Loan Agreement, dated as of February 1, 2018 and executed on February 28, 2018, by and between RW Holdings NNN REIT, Inc., Rich Uncles NNN Operating Partnership, L.P., Rich Uncles NNN LP, LLC and Pacific Mercantile Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 5, 2018)

10.6.1*
Change in Terms Agreement dated January 15, 2019 to the Business Loan Agreement, dated as of February 1, 2018 (incorporated by reference to Exhibit 10.5.1 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 29, 2019)

Exhibit No.	Description
10.6.2*
Change in Terms Agreement dated March 26, 2019 to the Business Loan Agreement, dated as of February 1, 2018 (incorporated by reference to Exhibit 10.5.2 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 29, 2019)

10.7*
Promissory Note, dated February 1, 2018, made by RW Holdings NNN REIT, Inc., Rich Uncles NNN Operating Partnership, L.P. and Rich Uncles NNN LP, LLC and payable to the order of Pacific Mercantile Bank (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 5, 2018)

10.8*
Loan Agreement executed on April 30, 2019 by and between RW Holdings NNN REIT, Inc., Rich Uncles NNN Operating Partnership, L.P., Rich Uncles NNN LP, LLC and Pacific Mercantile Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on May 2, 2019)

10.9*
Loan and Security Agreement dated December 19, 2019 between Pacific Mercantile Bank and RW Holdings NNN REIT, Inc., Rich Uncles NNN LP, LLC, Rich Uncles NNN Operating Partnership, LP, Katana Merger Sub, LP, BrixInvest, LLC and Modiv, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on December 23, 2019)

10.10*
First Amendment to Loan Agreement dated March 13, 2020 between Pacific Mercantile Bank and RW Holdings NNN REIT, Inc., RW Holdings NNN REIT Operating Partnership, LP, Rich Uncles NNN LP, LLC, Katana Merger Sub, LP, and Modiv, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 17, 2020)

10.11*
Third Amendment to Loan Agreement dated August 13, 2020 between Pacific Mercantile Bank and RW Holdings NNN REIT, Inc., Rich Uncles NNN LP, LLC, RW Holdings NNN REIT Operating Partnership, LP, BrixInvest, LLC, Katana Merger Sub, LP, and Modiv, LLC (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q (File No. 000-55776) filed with the Securities and Exchange Commission on August 14, 2020)

10.12*
Loan and Security Agreement dated March 29, 2021 between Banc of California and Modiv Inc., Modiv Operating Partnership, LP and modiv, LLC (incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 31, 2021)

10.13*
Restricted Units Award Agreement dated as of December 31, 2019 between RW Holdings NNN REIT Operating Partnership, LP and Aaron S. Halfacre (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on December 31, 2019)

10.14*
Restricted Units Award Agreement dated as of December 31, 2019 between RW Holdings NNN REIT Operating Partnership, LP and The Raymond J. Pacini Trust u/a/d 5/3/01, Raymond J. Pacini, Trustee (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on December 31, 2019)

10.15*
Restricted Units Award Agreement dated as of January 25, 2021 between Modiv Operating Partnership, LP and Aaron S. Halfacre (incorporated by reference to Exhibit 10.15 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 31, 2021)

10.16*
Restricted Units Award Agreement dated as of January 25, 2021 between Modiv Operating Partnership, LP and the Raymond J. Pacini Trust u/a/d May 3, 2001, Raymond J. Pacini, Trustee (incorporated by reference to Exhibit 10.16 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 31, 2021)

16.1*
Letter from Squar Milner LLP dated November 2, 2020 (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on November 2, 2020)

21.1*	Subsidiaries of Modiv Inc. (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 31, 2021)
23.1**	Consent of Venable LLP (included in Exhibit 5.1)
23.2**	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.1)
23.3**	Consent of Baker Tilly US, LLP, independent registered public accounting firm
24.1*	Power of Attorney (included on the signature page to the initial filing of this Registration Statement)
101.INS**	INLINE XBRL INSTANCE DOCUMENT
101.SCH**	INLINE XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT
101.CAL**	INLINE XBRL TAXONOMY EXTENSION CALCULATION LINKBASE
101.DEF**	INLINE XBRL TAXONOMY EXTENSION DEFINITION LINKBASE
101.LAB**	INLINE XBRL TAXONOMY EXTENSION LABELS LINKBASE
101.PRE**	INLINE XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE

*	Previously filed
**	Filed herewith

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on September 13, 2021.

MODIV INC.

	By:	/s/ Raymond J. Pacini

	Name:	Raymond J. Pacini

September 13, 2021	Title:	Chief Financial Officer

This Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron S. Halfacre	Chief Executive Officer, President and Director (principal executive officer)	September 13, 2021
Aaron S. Halfacre

*	Chairman of the Board	September 13, 2021
Raymond E. Wirta

/s/ Raymond J. Pacini	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (principal financial officer)	September 13, 2021
Raymond J. Pacini

/s/ Sandra G. Sciutto	Senior Vice President and Chief Accounting Officer (principal accounting officer)	September 13, 2021
Sandra G. Sciutto

*	Independent Director	September 13, 2021
Joe F. Hanauer

*	Independent Director	September 13, 2021
Adam S. Markman

*	Independent Director	September 13, 2021
Curtis B. McWilliams

*	Independent Director	September 13, 2021
Thomas H. Nolan, Jr.

*	Independent Director	September 13, 2021
Jeffrey Randolph

* By: /s/ Raymond J. Pacini
Raymond J. Pacini
Attorney-in-fact